       AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997.
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          GENERAL COMMUNICATION, INC.

             (Exact name of registrant as specified in its charter)

           ALASKA                   92-0072737
(State or other jurisdiction     (I.R.S. Employer
             of                 Identification No.)
      incorporation or
        organization)

              2550 DENALI ST., SUITE 1000, ANCHORAGE, ALASKA 99503
                                 (907) 265-5600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JOHN M. LOWBER
                          GENERAL COMMUNICATION, INC.
                         2550 DENALI STREET, SUITE 1000
                          ANCHORAGE, ALASKA 99503-2781
                                 (907) 265-5600

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

              CHARLES Y. TANABE, ESQ.                                JOEL M. SIMON, ESQ.
              Sherman & Howard L.L.C.                       Paul, Hastings, Janofsky & Walker LLP
           First Interstate Tower North                                399 Park Avenue
        633 Seventeenth Street, Suite 3000                               31st Floor
              Denver, Colorado 80202                              New York, New York 10022
                  (303) 299-8108                                       (212) 318-6200

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. /X/
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED(1)      PER SHARE(2)     OFFERING PRICE(2)    REGISTRATION FEE
Class A Common Stock, no par value....      15,870,000           $6.78125        $107,618,437.50        $32,611.65

(1) Includes an aggregate of 2,070,000 shares that the Underwriters have the option to purchase from certain selling shareholders to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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                             SUBJECT TO COMPLETION
                                  MAY 29, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

13,800,000 SHARES

                                                              [LOGO]
GENERAL COMMUNICATION, INC.

CLASS A COMMON STOCK
(NO PAR VALUE)

Of the 13,800,000 shares of Class A common stock, no par value per share (the "Class A Common Stock"), offered hereby (the "Stock Offering"), 7,000,000 shares are being sold by General Communication, Inc. (the "Company") and 6,800,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Shareholders.

Concurrently with the Stock Offering, $150,000,000 of   % Senior Notes Due 2007
will be offered to the public by GCI, Inc., a wholly owned subsidiary of the Company (the "Debt Offering" and, together with the Stock Offering, the "Offerings"). Consummation of one Offering is not contingent upon consummation of the other Offering, and there can be no assurance that the Debt Offering will be consummated.

The Company has two classes of common stock, the Class A Common Stock and the Class B common stock, no par value per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). The rights of the Class A Common Stock and the Class B Common Stock are substantially identical, except that holders of the Class A Common Stock are entitled to one vote per share and holders of the Class B Common Stock are entitled to 10 votes per share. The Class B Common Stock is fully convertible at any time into Class A Common Stock, at the option of the holder, on a one-for-one basis. Both classes of Common Stock vote together as one class on all matters generally submitted to a vote of shareholders, including the election of directors. See "Description of Capital Stock."

The Class A Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "GNCMA." On May 20, 1997, the last reported sale price of the Class A Common Stock on Nasdaq was $6.875 per share. See "Price Range of Common Stock and Dividend Policy."

SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------------------------------------
                                                                                              PROCEEDS TO
                                        PRICE TO          UNDERWRITING      PROCEEDS TO       SELLING
                                        PUBLIC            DISCOUNT (1)      COMPANY (2)       SHAREHOLDERS (2)

Per Share.............................  $                 $                 $                 $
Total(3)..............................  $                 $                 $                 $
--------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting offering expenses payable by the Company, estimated at
    $        .

(3) Certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an aggregate of 2,070,000 additional shares of Class A Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discount and
    Proceeds to Selling Shareholders will be $        , $        and $        ,
    respectively. See "Underwriting."

The shares of Class A Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Class A Common Stock offered hereby will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The Depository
Trust Company, on or about          , 1997.

SALOMON BROTHERS INC

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                                                         SCHRODER WERTHEIM & CO.

The date of this Prospectus is                , 1997.

                                     [LOGO]

                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING PURCHASES OF THE CLASS A COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE CLASS A COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                           --------------------------

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                           --------------------------

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," including statements regarding the anticipated development and expansion of the Company's business, the markets in which the Company's services are offered, anticipated capital expenditures and regulatory reform, the intent, belief or current expectations of the Company, its directors or its officers, primarily with respect to the future operating performance of the Company, and other statements contained in this Prospectus regarding matters that are not historical facts, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, the factors set forth in "Risk Factors" and "Business."

    MAP OF ALASKA SHOWING (1) THE CITIES AND AREAS SERVICED BY THE COMPANY AND NATURE OF SERVICE, E.G., LONG DISTANCE, CABLE, PROPOSED LOCAL EXCHANGE AND PCS,
(2) A STYLIZED LINK TO AND OUTLINE OF THE LOWER 48 STATES, (3) FIBER OPTIC OCEAN CABLE ROUTE, AND (4) USE OF SATELLITES FOR COMMUNICATIONS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS TO GENERAL COMMUNICATION, INC. AND, WHERE APPLICABLE, ITS DIRECT AND INDIRECT SUBSIDIARIES. SEE "GLOSSARY" FOR DEFINITIONS OF CERTAIN OTHER TERMS USED IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE OVER-ALLOTMENT OPTION OFFERED TO THE UNDERWRITERS IN THE STOCK OFFERING. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS."

                                  THE COMPANY

    The Company is a diversified telecommunications provider with a leading position in facilities-based long distance service in the State of Alaska and, as a result of recent acquisitions, has become Alaska's leading cable television service provider. The Company seeks to become the first significant provider in Alaska of an integrated package of telecommunications and cable television services. Complementing its long distance, cable and cellular resale operations, the Company has announced plans to provide facilities-based competitive local exchange and wireless communications services in Alaska's major population centers. The Company expects to launch local exchange services in the second half of 1997 initially in Anchorage where it has received a local exchange certificate of authority and entered into an interconnection agreement with the incumbent local exchange carrier ("LEC") which has been approved by the Alaska Public Utilities Commission (the "APUC"). The Company also acquired a state-wide 30 MHz B-block personal communication service ("PCS") license in June 1995 for approximately $1.65 million (or about $3.00 per population equivalent or "pop") and is currently evaluating various technologies for a proposed wireless PCS network.

    The Alaskan voice, video and data markets are unique within the United States. Alaska is physically distant from the rest of the United States and is characterized by large geographical size and relatively small, dense population clusters (with the exception of major population centers such as Anchorage, Fairbanks and Juneau). It lacks a well-developed terrestrial transportation infrastructure, and the majority of Alaska's communities are accessible only by air or water. As a result, Alaska's telecommunications networks are different from those found in the lower 49 states. Alaska today relies extensively on satellite-based transmission for intrastate calling between remote communities where investment in a terrestrial network would be uneconomic or impractical. Also, given the remoteness of Alaska's communities and, in many cases, the lack of major civic institutions such as hospitals, libraries and universities, Alaskans are dependent on telecommunications to access the resources and information of large metropolitan areas in the rest of the U.S. and elsewhere.

    The Company believes that historical distinctions between telephony, wireless communications and cable television services are disappearing as a result of regulatory and technological changes. Upon becoming the first significant integrated provider of such services in Alaska, the Company believes that it will benefit from a number of advantages that would be difficult and costly for a competitor to replicate. By providing multiple telecommunications and cable services, the Company will be able to (i) expand the Company's addressable market in Alaska and increase the Company's share of its customers' voice, video and data expenditures, (ii) leverage the Company's existing customer base by cross-selling its services, (iii) attract new customers and improve customer retention rates by offering its customers a package of services, a single bill and a single point-of-contact for customer service, (iv) reduce capital spending requirements by sharing facilities, equipment and rights-of-way, (v) contain administrative and personnel costs by combining functional areas and (vi) reduce local access costs by bypassing some or all of the incumbent LECs' facilities.

    The Company began providing interstate long distance service in 1982 and began providing intrastate long distance service in 1991. The Company provides a full range of long distance services, including direct dial, 800, message toll, private line, private network, operator and calling and debit card services, to residential, commercial and governmental customers and to other common carriers. In addition, the Company sells data communication equipment and offers technical services.

    The Company operates a state-of-the-art, competitive telecommunications network employing the latest digital transmission technology based upon fiber optic and digital microwave facilities within and between Anchorage, Fairbanks and Juneau, a digital fiber optic cable linking Alaska to the contiguous 48 states and providing access to other carriers' networks for communication around the world, and the use of satellite transmission to remote areas of Alaska (and for certain interstate traffic as well). As of March 31, 1997, the Company's long distance services were available, through the Company's network, to approximately 90% of total Alaskan access lines. As of March 31, 1997, the Company's residential customers were served by approximately 81,150 access lines, representing approximately 41% of all Alaskan residential presubscribed access lines. In addition, the Company had over 11,000 commercial, governmental and other common carrier customers who were served by approximately 57,600 access lines, representing approximately 48% of all non-residential presubscribed access lines in the State. The Company believes its network costs are significantly lower than those of its principal competitor, AT&T Alascom (the other leading long distance provider in Alaska), which, until it was acquired by AT&T Corp. ("AT&T") in August 1995, had benefitted from an annual direct subsidy from AT&T of approximately $80 million.

    In 1993, the Company entered into a significant business relationship with MCI Telecommunications Corp., a subsidiary of MCI Communications Corporation (together with its subsidiaries, "MCI"), pursuant to which, among other things, the Company agreed to provide transmission services for substantially all Alaska-bound MCI long distance traffic and MCI agreed to provide transmission services for substantially all of the Company's long distance traffic terminating in the lower 49 states (excluding Washington, Oregon and Hawaii). As of May 15, 1997, MCI owned 22.6% of the total combined outstanding Common Stock, and 19.4% after giving effect to the Stock Offering, the majority of which was acquired concurrently with entering into the 1993 agreements. MCI presently controls nominations to two seats on the Company's board of directors (the "Board") pursuant to a voting agreement among MCI and certain other shareholders (the "Voting Agreement") that was entered into in connection with the Company's acquisition of cable television systems (the "Cable Systems") from several unrelated sellers. In 1993, the Company also entered into an agreement with an affiliate of Sprint Corp. ("Sprint"), pursuant to which the Company agreed to provide transmission services for all Alaska-bound Sprint long distance traffic and Sprint agreed to handle substantially all of the Company's international traffic.

    The Company's telecommunications services revenues for the three months ended March 31, 1997 were $39.2 million and operating cash flow or EBITDA (as defined below) was $3.4 million (including $0.6 million of start-up losses from the Company's local exchange and PCS operations), or approximately 8.7% of telecommunications services revenues for the period. The Company's telecommunications services revenues for the year ended December 31, 1996 were $155.4 million and EBITDA was $21.4 million (including $0.9 million of start-up losses from the Company's local exchange and PCS operations), or approximately 13.8% of telecommunications services revenues for the period. In the five-year period ended December 31, 1996, the Company's telecommunications services revenues grew at a compounded annual rate of approximately 15.5%.

    Effective October 31, 1996, the Company became the leading cable television services provider in Alaska upon its acquisition of the Cable Systems for total consideration of approximately $280.1 million. The Cable Systems serve 21 communities and areas in Alaska, including the state's three largest urban areas, Anchorage, Fairbanks and Juneau. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. As of March 31, 1997, the Cable Systems consisted of approximately 1,765 miles of installed cable plant having between 300 and 450 MHz of channel capacity. See "Business--Cable Television." The Cable

Systems generated combined revenues for the year ended December 31, 1996 of $55.3 million and combined EBITDA before management fees of $27.0 million, or 48.8% of cable revenues. On a pro forma basis, assuming the Cable Systems had been acquired by the Company as of January 1, 1996, revenues and EBITDA from cable services would have represented 26.3% and 55.7%, respectively, of the Company's pro forma consolidated revenues and EBITDA for 1996. During the five-year period ended December 31, 1996, the Cable Systems achieved compounded annual revenue growth of approximately 4.1% on a pro forma historical combined basis.

    In connection with its acquisition of the Cable Systems, the Company entered into a management agreement (the "Prime Management Agreement") with Prime II Management, L.P. ("Prime Management"), a Delaware limited partnership affiliated with certain sellers of the Cable Systems serving Anchorage and other areas (the "Prime Sellers") to manage the Cable Systems. Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998. Certain of the Prime Sellers, which are parties to the Voting Agreement (the "Voting Prime Sellers"), have the right to nominate two Board members pursuant to the Voting Agreement and will own approximately 18.0% of the total outstanding Common Stock after giving effect to the Stock Offering.

    In providing cable service, the Company competes principally with traditional television broadcasters, direct broadcast satellite television ("DBS") and wireless cable or multichannel, multipoint distribution service ("MMDS") providers. The receipt of DBS signals in Alaska currently has the disadvantage of requiring subscribers to install larger satellite dishes (generally three to six feet in diameter) than are generally required in the lower 48 states because of the weaker satellite signals available in northern latitudes. In addition, existing satellites (situated over the equator) have a relatively low altitude above the horizon when viewed from Alaska, making their signals subject to interference from mountains, buildings and other structures. MMDS also requires that customers' receiving antennas have line-of-sight access to transmitting radio towers, and both MMDS and DBS signals are subject to interference from rain, snow, and wind.

BUSINESS STRATEGY

    The Company's goal is to become the first significant provider of integrated voice, video and data services in Alaska while maximizing growth in its revenues and net income. The Company's strategies to achieve this objective fall generally into four broad categories: (i) integrate the Company's telecommunications and cable operations, (ii) expand the scope of the Alaskan voice, video and data markets that the Company will address, (iii) increase the Company's penetration of these markets, and (iv) improve the Company's consolidated operating margins and utilization of the Company's capital resources. These broad strategies are discussed below. The Company's strategic focus over the next several years will be on Alaska. On a longer term basis, the Company may consider growth opportunities outside Alaska, especially in areas of the world with demographics and infrastructure characteristics similar to those of Alaska.

    INTEGRATE TELECOMMUNICATIONS AND CABLE OPERATIONS

    The Company has begun integrating the Cable Systems into its preexisting operations. As part of this integration, the Company plans to combine the marketing and sales organizations, the billing systems, management information systems ("MIS") and customer service organizations of the Cable Systems with those of the Company's historical operations. This integration will enable the Company to coordinate the marketing of its telecommunications and cable services to the full range of the Company's customers, promote introduction of new products and services, leverage consumer awareness of the GCI brand name and provide its customers with a single bill and point-of-contact for customer service. The Company estimates that the essential elements of this integration will be completed by late 1997.

    EXPAND ADDRESSABLE MARKET

    As a result of its acquisition of the Cable Systems, the Company has expanded its addressable market in Alaska to include both long distance and cable services, which markets generated approximately $450 million in revenues in 1996 for all providers of such services in Alaska. Following its introduction of local exchange and wireless services, the Company's addressable market will expand to approximately $800 million in total.

    The Company intends to offer local exchange services in Anchorage and other major Alaskan population centers principally using its own network facilities. The Company expects to provide local exchange services initially in Anchorage in the second half of 1997. The Company has installed 38 miles of a planned 130-mile fiber optic network in Anchorage, has installed a Lucent 5ESS switch with both local and long distance capabilities and has entered into an agreement with the incumbent LEC, Anchorage Telephone Utility ("ATU"), to interconnect the Company's network with that of ATU and to purchase unbundled local loops necessary to provide local service. The Alaskan local service market generated approximately $320 million in revenues in 1996, approximately 32% of which were attributable to Anchorage. The Company anticipates expanding its local service to the Fairbanks and Juneau markets during 1998 and to other markets during 1999, subject to negotiating acceptable interconnection arrangements with the LECs serving those markets and to obtaining the necessary regulatory approvals.

    The Company plans to enter the facilities-based wireless communications market through development of a PCS network. The Company believes that PCS technology, if successfully implemented, will offer advantages over existing analog cellular technology, such as superior audio quality, additional features, better compatibility with wireline services, and longer battery life. PCS technology is particularly suited for use in Alaska, which has relatively small, dense population clusters in many geographically remote areas. The Company estimates that the Alaskan cellular services market generated approximately $35 million in total revenues in 1996.

    INCREASE PENETRATION OF ALL MARKET SEGMENTS

    The Company believes that by offering a variety of branded telecommunications and cable services, by increasing consumer awareness and leveraging brand equity, and by emphasizing customer service and rewarding consumer loyalty, it will be well-positioned to improve customer retention rates and to increase market share in all service categories. The Company believes that substantially all of its long distance and cable television customers are potential wireless and local service customers. Cross-selling opportunities also exist between the Company's long distance customers and its cable customers. The Company estimates that, as of March 31, 1997, approximately 59% of the Company's residential cable subscribers did not obtain long distance service from the Company and that approximately 23% of the Company's total long distance customers and 27% of the Company's residential long distance customers were passed by the Cable Systems but did not buy cable service.

    The Company plans significant upgrades to the existing cable plant in order to expand channel capacity, add new services, improve network quality and reliability and reduce theft. The Company expects that, by expanding customers' service options, it will attract new customers, increase average revenue per subscriber and reduce customer attrition rates. Currently, the Cable Systems have between 300 and 450 MHz of channel capacity, or enough capacity to carry between 36 and 60 channels. Over the next two years, the Company plans to increase the capacity of the Cable Systems to between 450 and 550/750 MHz of channel capacity, or enough capacity to carry between 60 and 76 channels.

    The Company plans to begin offering cable modems in the fourth quarter of 1997. Cable modems represent a new technology which offers significantly faster access to the Internet and other on-line data services than other currently available technologies. The Company believes that Alaskans have a greater propensity to access the Internet than consumers in other states for a variety of reasons. Alaskans on average have completed more years of formal education and have a higher per capita income and mean household income than the U.S. average. Purchasing power is also enhanced by the lack of a state income tax and the annual Permanent Fund dividend that each resident, regardless of age, receives from the State (over $1,100 per person in 1996). In markets outside of Anchorage, Fairbanks and Juneau, the limited availability of traditional sources of information such as libraries, universities and museums contribute to heavy use of the Internet as an information, education and communication resource. In addition to offering cable modems, the Company plans to offer certain specialized telecommunications services to support distance education and telemedicine in rural areas of the State. Rural Alaskans often do not have access to medical professionals within their community and the use of a communication network to deliver a wide range of telemedical services (voice, video and data) enhances the quality and timeliness of the services delivered while concurrently reducing the overall cost of delivery. Likewise, the educational infrastructure is limited in many areas of rural Alaska and distance education services are being deployed to provide specialized curricula to smaller village schools. Like telemedical services, distance education services both improve the quality of education and reduce the cost of delivery.

    IMPROVE CONSOLIDATED OPERATING MARGINS AND CAPITAL UTILIZATION

    The Company believes that the combination of its long distance, local, wireless communications and cable operations will enable it to achieve better overall operating margins than would be possible if these operations were managed as stand-alone enterprises. The Company expects to achieve certain efficiencies by combining the marketing, sales, customer service, MIS and administrative organizations of the Cable Systems with each other and with those of the Company's preexisting operations. The Company also expects that its planned provision of local services, while a potentially significant source of revenues, will coincidentally result in a significant reduction in the Company's local access fees paid to Alaskan LECs. Access fees charged to the Company by incumbent Alaskan LECs for the use of their local networks to originate or terminate long distance calls totaled $36.4 million in 1996, or approximately 28.2% of the Company's long distance revenues for this period. The Company estimates that the average access charge payable by it to Alaskan LECs for originating or terminating interstate access is approximately $0.043 per minute of traffic and for originating or terminating intrastate access is approximately $0.07 per minute of traffic (or a total of $0.14 for both originating and terminating access).

    In addition, the Company expects to leverage its investment in existing cable plant and rights-of-way by, in some cases, overlaying (or using existing) fiber optic cable for telephony or PCS applications. The incremental cost of such network enhancements, especially when combined with planned upgrades to the existing cable plant, is significantly less than the cost of building entirely new network facilities.

                                  THE OFFERING

Class A Common Stock offered by
  the Company.....................  7,000,000 shares

Class A Common Stock offered by
  the Selling Shareholders........  6,800,000 shares

Total Class A Common Stock offered
  hereby..........................  13,800,000 shares

Common Stock outstanding after the
  Offering (1) ...................  45,164,553 shares of Class A Common Stock; 4,071,490 shares of Class B Common Stock.

Use of Proceeds...................  The net proceeds of the Stock Offering to the Company will be used to reduce borrowings outstanding under the
                                    Company's credit facilities. The Company expects to
                                    reborrow funds under its credit facilities in the future
                                    to fund capital expenditures and for other general
                                    corporate purposes. The Company will not receive any of
                                    the proceeds from the sale of shares by the Selling
                                    Shareholders. See "Use of Proceeds" and "Description of
                                    Credit Facilities."

Nasdaq Symbol.....................  GNCMA

Concurrent Offerings..............  Concurrently with the Stock Offering, GCI, Inc., a wholly owned subsidiary of the Company, is offering
                                    $150,000,000 aggregate principal amount of its   %
                                    Senior Notes due 2007 (the "Notes"). The Debt Offering
                                    and the Stock Offering are not conditioned upon one
                                    another and, therefore, one Offering may be consummated
                                    without the other Offering being consummated. See "Risk
                                    Factors--Significant Capital Requirements; Concurrent
                                    Offerings" and "Use of Proceeds."

------------------------

(1) Based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of May 15, 1997 plus the number of shares offered in the Stock Offering. Excludes the following: 2,593,790 shares of Class A Common Stock issuable upon the exercise of stock options granted to directors, officers and employees of the Company; and 202,768 shares of Class A Common Stock held as treasury stock. See "Capitalization."

                                  RISK FACTORS

    See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Class A Common Stock.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE, PER MINUTE AND PER SUBSCRIBER DATA)

    The following table summarizes certain summary consolidated financial and operating data of the Company and should be read in conjunction with, and is qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements of the Company, the notes thereto and other financial data included elsewhere in this Prospectus. The unaudited pro forma financial information reflects the acquisition of the Cable Systems as if such acquisition had been consummated as of January 1, 1996. See the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus. The unaudited pro forma information should be read in conjunction with the financial statements of Prime Cable of Alaska, L.P., Alaska Cablevision, Inc. and the three corporations comprising "Alaskan Cable" (Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., and Alaskan Cable Network/Ketchikan-Sitka, Inc.) and the notes thereto included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                                                           THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,                                  MARCH 31,
                                       -----------------------------------------------------  PRO FORMA   --------------------
                                         1992       1993       1994       1995       1996      1996 (1)     1996       1997
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                                                                                        (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues
  Telecommunications services........  $  96,499  $ 102,213  $ 116,981  $ 129,279  $ 155,419  $  155,419  $  37,969  $  39,225
  Cable services.....................         --         --         --         --      9,475      55,343         --     13,656
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Total revenues.......................     96,499    102,213    116,981    129,279    164,894     210,762     37,969     52,881
Operating income.....................      5,269      8,804     12,997     13,504     16,409      26,874      3,947      3,292
Net earnings (loss) before income
  taxes..............................      1,524      6,715     11,681     12,601     12,690      11,395      3,687       (657)
Net earnings (loss)..................        890      3,951      7,134      7,502      7,462       6,700      2,137       (525)
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
Net earnings (loss) per share........  $    0.02  $    0.17  $    0.30  $    0.31  $    0.27  $     0.16  $     .09  $   (0.01)
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------

OTHER FINANCIAL DATA:

Capital expenditures.................  $   4,396  $   5,744  $  10,604  $   8,938  $  38,642  $   45,718  $   6,950  $   9,529
Depreciation and amortization........      7,486      6,978      6,639      5,993      9,409      20,553      1,887      6,120
Cable operating income...............         --         --         --         --      2,196      12,660         --      2,528
Cable EBITDA (2).....................         --         --         --         --      4,416      26,025         --      6,025
Consolidated EBITDA (2)..............     12,755     15,782     19,636     19,497     25,818      47,427      5,834      9,412

OTHER OPERATING DATA:

Long distance (minutes in thousands)
  Interstate minutes of use..........    333,009    364,906    406,751    458,131    562,084     562,084    131,621    147,568
  Intrastate minutes of use..........     64,387     70,107     79,641     93,370    121,208     121,208     28,910     31,537
  International minutes of use.......      4,304      4,251      5,318      6,385      7,524       7,524      1,890      1,738
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
  Total minutes of use...............    401,700    439,264    491,710    557,886    690,816     690,816    162,421    180,843
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------  ----------  ---------  ---------
  Average revenue per minute.........  $   0.184  $   0.182  $   0.186  $   0.188  $   0.179  $    0.179  $   0.184  $   0.173
Cable (period-end data)
  Homes passed (3)...................         --         --         --         --    162,395     162,395         --    162,711
  Equivalent basic subscribers (4)...         --         --         --         --     93,391      93,391         --     92,940
  Basic penetration (5)..............         --         --         --         --      57.5%       57.5%         --      57.1%
  Premium service units (6)..........         --         --         --         --     77,609      77,609         --     75,521
  Premium penetration (7)............         --         --         --         --      83.1%       83.1%         --      81.3%
  Average monthly revenue per
    equivalent basic
    subscriber (8)...................         --         --         --         --  $   50.73  $    50.73         --  $   48.98

                                                                      AS OF MARCH 31, 1997
                                                -----------------------------------------------------------------
                                                              AS ADJUSTED         AS ADJUSTED       AS ADJUSTED
                                                                FOR DEBT           FOR STOCK          FOR BOTH
                                                 ACTUAL      OFFERING ONLY       OFFERING ONLY       OFFERINGS
                                                ---------  ------------------  ------------------  --------------
                                                                           (UNAUDITED)
BALANCE SHEET DATA:
Total assets..................................   $442,878      $  447,878          $  442,878        $  447,878
Short-term debt and capital leases (including
  current maturities).........................     32,012           1,721               1,721             1,721
Long-term debt and capital leases (excluding
  current maturities).........................    181,528         216,819             166,819           171,819
Total stockholders' equity....................   $159,095  $      159,095      $      204,095      $    204,095

------------------------------

(1) The Cable Systems were acquired effective October 31, 1996. Pro forma data reflect the acquisition of the Cable Systems as if it had occurred on January 1, 1996. See the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus.

(2) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). EBITDA is a measure commonly used in the telecommunications and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

(3) Dwellings and commercial establishments that are or can be connected to the distribution system of a cable system without further extension of the transmission lines of that cable system.

(4) A number representing the sum of (a) residential customers receiving at least the entry level of cable television service offered by a system ("Basic Service") at the system's standard residential rate for Basic Service plus (b) for customers receiving Basic Service under bulk billing arrangements at a rate less than the system's standard residential rate for Basic Service (including multi-unit residential complexes, hotels, motels and hospitals), the number derived by dividing the monthly amount billed to all such subscribers for Basic Service by the monthly standard residential rate for Basic Service.

(5) Equivalent basic subscribers divided by homes passed.

(6) Premium programming services selected by and sold to subscribers on an a la carte or packaged basis for monthly fees in addition to the fee for Basic Service. All customers who are listed as "premium service units" are also included in "equivalent basic subscribers."

(7) Premium service units divided by equivalent basic subscribers.

(8) Total subscriber revenues for the year from the sale of cable television services divided by average total equivalent basic subscribers divided by 12.

                   SUMMARY UNAUDITED COMBINED HISTORICAL AND
            PRO FORMA CABLE SYSTEM FINANCIAL AND OPERATING DATA (1)
               (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)

    The following table sets forth summary unaudited combined historical and pro forma financial and operating data of Prime Cable of Alaska, L.P., the three corporations comprising "Alaskan Cable" (Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., and Alaskan Cable Network/Ketchikan-Sitka, Inc.) and Alaska Cablevision, Inc. (collectively, the "Cable Companies") on an aggregate basis for the periods indicated. The data does not include financial information for McCaw/ Rock Homer Cable Systems, J.V. and McCaw/Rock Seward Cable Systems, J.V., as the Cable Systems acquired from them together accounted for approximately 0.1% of the Company's assets and 0.6% of the Company's revenues as of and for the year ended December 31, 1996, and audited financial statements are not available for them. As discussed more fully in note (1) to this table, the data below have not been prepared in accordance with generally accepted accounting principles. Prior to their acquisition effective October 31, 1996 by the Company, the Cable Companies were owned and operated by various unrelated persons. The results of operations had the Cable Companies actually been combined during the periods presented might have differed materially from those presented on a combined basis below. Moreover, the results of operations for those periods are not necessarily indicative of the results of operations of the Cable Companies after their acquisition by the Company. The summary unaudited combined historical data has been derived from the separate audited financial statements of each of the Cable Companies. The following data should be read in conjunction with the audited financial statements, related notes thereto, management's discussion and analysis of the financial condition and results of operations of the individual Cable Companies and the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                    YEARS ENDED DECEMBER 31,
                                                              -------------------------------------   PRO FORMA
                                                                 1993         1994         1995       1996 (2)
                                                              -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:

Revenues....................................................  $    48,903  $    50,191  $    53,029  $    55,343
Operating, selling, general and administrative
  expenses (3)(4)...........................................       50,235       50,992       52,465       42,683
Operating income (loss) (3)(4)..............................  $    (1,332) $      (801) $       564  $    12,660

OTHER FINANCIAL DATA:

Total assets (period-end)...................................  $   133,648  $   121,346  $   101,941  $   --     (5)
Capital expenditures........................................        9,156        6,309        6,659        7,925
EBITDA (before management fees) (6).........................  $    25,037  $    25,024  $    25,946  $    27,025

OTHER PERIOD-END OPERATING DATA: (7)

Homes passed................................................      154,645      157,278      159,486      162,395
Equivalent basic subscribers................................       87,780       92,623       94,052       93,391
Basic penetration...........................................        56.8%        58.9%        59.0%        56.9%
Average monthly revenue per equivalent basic subscriber.....  $     46.63  $     45.16  $     46.76  $     50.73

------------------------------

(1) The unaudited combined data set forth above have not been prepared in accordance with generally accepted accounting principles ("GAAP,") which do not allow for the combination of financial data for entities that are not under common ownership. The Company believes that such unaudited combined information is meaningful because: (i) the Company's cable operations will constitute a separate industry segment pursuant to Statement of Financial Accounting Standard No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, (ii) analysis of the combined cable operations on a historical basis will serve as a bridge between historical results and future disclosures which will be required of the Company and (iii) the acquired cable operations will represent a significant percentage of consolidated revenues and, more importantly, will contribute approximately half of the Company's operating cash flow. The Company believes that potential investors should understand the significance of the cable operations to future operating results and would therefore benefit from a presentation of cable operating data on a combined basis.

(2) Represents pro forma data for the Cable Companies as if they had been combined at January 1, 1996. This column includes certain adjustments primarily relating to intangible assets, depreciation, amortization, interest expense and management fees. See "Selected Unaudited Combined Historical and Pro Forma Cable System Financial and Operating Data" and the Unaudited Pro Forma Combined Statement of Operations.

(3) Includes management fees paid by the Cable Companies in the amounts of $2,311,000, $2,475,000, $2,299,000 and $2,166,000 in 1993, 1994, 1995 and
    1996 under management agreements in existence prior to the Company's acquisition of the Cable Systems. These fees will not be relevant to the Company's ongoing cable operating results. Under the Prime Management Agreement, the Company will pay Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998 and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. See "Business--Cable Television."

(4) Includes depreciation and amortization.

(5) Not applicable.

(6) As used herein, EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense). EBITDA is a measure commonly used in the cable industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity. However, EBITDA does not purport to represent cash flows from operating activities in related Statements of Cash Flows and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. EBITDA as presented does not include any adjustments for selling, general and administrative cost savings that management anticipates achieving, compared to predecessors' costs, from the combination of the Cable Companies. There can be no assurance that the expected cost savings will be achieved.

(7) All statistics are approximate.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION AND FINANCIAL DATA SET FORTH ELSEWHERE IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE CLASS A COMMON STOCK OFFERED HEREBY.

DEVELOPMENT AND EXPANSION RISKS

    The Company's ability to become the first significant provider in Alaska of an integrated package of telecommunications and cable television services will depend in large part on its ability to enter into and succeed in the local exchange service market, to establish PCS networks in Alaska, and to upgrade or convert the Cable Systems from their present coaxial distribution system to a hybrid fiber optic/coaxial distribution system so that additional cable and telecommunications services can be offered and can be integrated with the Company's existing telecommunications services. The entry into local exchange service, the implementation of its PCS networks and the upgrade of the Cable Systems are critical to the Company's ability to provide new services and products to its customers. See "Business--Overview,"
"--Business Strategy" and "--PCS."

    The successful implementation of the Company's expansion strategy is subject to a variety of risks, including changes in the competitive climate in which the Company operates, technological changes and compatibility risks, and legal and regulatory risks (including possible delays in the full implementation of deregulation under the federal Telecommunications Act of 1996 (the "1996 Telecom Act")). The Company's expansion plans also depend on factors such as its ability to obtain and maintain required governmental licenses and authorizations, its ability to enter into interconnection agreements with established LECs, and its ability to obtain financing, all in a timely manner, at reasonable costs and on terms and conditions acceptable to the Company. There can be no assurance that the Company's contemplated expansion of services will take place as planned or that the expanded services will become profitable or generate positive cash flows. See "Business--Business Strategy" and
"--Competition."

ABILITY TO MANAGE GROWTH

    The Company's aggressive growth in telecommunication services, its acquisition of a state-wide license for development of PCS services, and its acquisition of cable television systems in Alaska have placed, and may continue to place, a significant strain on the Company's administrative, operational and financial resources and have increased demands on the Company's systems and controls. The Company's ability to continue to manage its growth successfully will require the Company to further enhance its operational, management, financial and information systems and controls and to expand, train and manage its employee base. In addition, as the Company increases its service offerings and expands its targeted markets, there will be additional demands on the Company's customer support, sales, marketing, and administrative resources and infrastructure. There can be no assurance that the Company's administrative, operating and financial resources, systems and controls will be adequate to effectively manage the Company's growth. The inability of the Company to manage its growth successfully could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Business Strategy."

SIGNIFICANT CAPITAL REQUIREMENTS; CONCURRENT OFFERINGS

    Development and expansion of the Company's telecommunications and cable operations will require substantial capital. The Company estimates that its aggregate capital requirements for the next five years will be approximately $480 million, including approximately $170 million for the purchase of new satellite transponders and the construction of new undersea fiber optic cable facilities. The Company's estimated capital requirements include, among other things, the estimated costs (i) to continue the expansion of the Company's long distance facilities and services; (ii) to develop and deploy the Company's entry into local exchange services and its PCS network; and (iii) to upgrade, expand and integrate the Cable Systems into its telecommunications services business. The Company expects that the net proceeds from the Offerings, together with internally generated cash flows and borrowings under the Credit Facility (as defined below) and its separate committed financing facility for GCI Transport Company, will provide sufficient funds for the Company to expand its business as currently planned. The amount of the Company's future capital requirements will depend upon many factors, however, including regulatory, technological and competitive developments in the telecommunications and cable television industries, and may differ materially from the Company's estimates.

    Concurrently with the Company's offering of the Class A Common Stock, GCI, Inc., a wholly owned subsidiary of the Company is separately offering
$150,000,000 aggregate principal amount of its    % Senior Notes due 2007.
Consummation of one Offering is not contingent upon consummation of the other Offering, and there can be no assurance that the Debt Offering will be consummated and, if so, on what terms. Without the proceeds from the Debt Offering, the Company will have to seek alternative financing for a portion of its business plan. In particular, if the Debt Offering is not consummated, the Company will need to obtain additional financing for its planned construction of the new undersea fiber optic cable facilities and certain elements of its planned local exchange and PCS networks. In addition, the Company may be required to seek additional capital if its actual capital requirements exceed its estimates and it is unable to generate sufficient funds internally or borrow sufficient funds under the Credit Facility. If the Company were to require additional financing, there can be no assurance that additional financing would be available to the Company or, if available, that it would be on terms acceptable to the Company. The Debt Offering is contingent upon the Company refinancing its Existing Credit Facilities. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Business Strategy" and "Description of Credit Facilities."

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Company has substantial leverage. As of March 31, 1997, on an as adjusted basis after giving effect to the Offerings and the application of the net proceeds therefrom, the total consolidated indebtedness of the Company would have been $173.5 million (or 46.0% of the total capitalization of the Company). As of March 31, 1997, after giving effect to the Stock Offering only and the application of the net proceeds therefrom, the total consolidated indebtedness of the Company would have been $168.5 million (or 45.2% of the total capitalization of the Company). See "Capitalization." The degree to which the Company is leveraged may adversely affect the Company's ability to finance its future operations, to compete effectively against better capitalized companies and to withstand downturns in its business or the economy generally, and could limit its ability to pursue business opportunities that may be in the best interests of the Company and its security holders. If the Debt Offering is not consummated, the Company will retain its Existing Credit Facilities at least through 1997. If both Offerings are consummated, on or prior to the closing of the Debt Offering, the Company will replace its existing $62.5 million senior credit facility (the "Telephony Credit Facility") and its existing $205 million senior credit facility (the "Cable Credit Facility" and, together with the Telephony Credit Facility, the "Existing Credit Facilities") with a new and enlarged bank credit facility (the "Credit Facility") under which approximately
$      million will be available for borrowing, subject to compliance with restrictive covenants. As of March 31, 1997, the Company had $68.1 million available under the Existing Credit Facilities, subject to compliance with restrictive covenants. In either case, the Company expects to continue to borrow funds and the applicable credit facility will be secured by substantially all of the assets of the Company. See "Description of Credit Facilities."

    The Existing Credit Facilities, the Credit Facility and the Notes impose restrictions on the operations and activities of the Company. Generally, the most significant restrictions relate to debt incurrence, investments, capital expenditures, sales of assets and the use of proceeds therefrom and cash distributions from the Company. These restrictions require the Company to comply with certain financial covenants including financial ratios. The restrictions in the indenture to be entered into in connection with the Notes (the "Indenture") will be subject to a number of important qualifications and exceptions. As long as the Company and its subsidiaries comply with specified leverage ratios, the Company and its subsidiaries are permitted to incur an unlimited amount of additional indebtedness to finance the acquisition of telecommunications and cable assets, equipment and inventory and for capital expenditures and working capital for the telecommunications and cable businesses and up to $90.0 million of other indebtedness. The Indenture also permits the Company to secure any such indebtedness. The ability of the Company to comply with the restrictions and covenants in the Existing Credit Facilities, the Credit Facility and the Indenture will be dependent upon the Company's future performance and various other factors, including factors beyond its control. If the Company fails to comply with the restrictions and covenants in the Indenture and the Existing Credit Facilities or the Credit Facility, the Company's obligation to repay the Notes and its indebtedness under the Existing Credit Facilities or the Credit Facility may be accelerated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," and "Description of Credit Facility."

RELIANCE ON SIGNIFICANT CUSTOMERS

    For the year ended December 31, 1996, the Company provided services to MCI and to Sprint resulting in substantial revenues to the Company of approximately 29% of total revenues for 1996. These two customers are free to seek out long distance communication services from competitors of the Company upon expiration of their contracts (in 2001 in the case of MCI and in 1999 in the case of Sprint) or earlier upon a default or the occurrence of certain other specified conditions under the applicable contract. Loss of one or both of these major customers, or a considerable number of other customers, would have a material adverse effect on the financial condition and results of operations of the Company. See "Business--Long Distance Operations."

RAPID CHANGES IN TECHNOLOGY AND CUSTOMER REQUIREMENTS

    The telecommunications and cable television industries have been characterized by rapid technological changes, frequent new service introductions and evolving industry standards. The Company believes that its future success will depend on its ability to anticipate such changes and to offer services that meet these standards on a timely basis. There can be no assurance that the Company will have sufficient resources to make necessary investments or to introduce new services that would satisfy its customers. See "Business--Competition."

GEOGRAPHIC CONCENTRATION AND ALASKAN ECONOMY

    The Company offers a variety of voice, video and data services to residential, commercial and governmental customers in the State of Alaska. As a result of this geographic concentration, the Company's growth and operations depend in part upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, in particular oil production, as well as tourism, government and United States military spending. Any deterioration in these markets could have an adverse impact on the demand for telecommunications and cable television services and on the Company's results of operations and financial condition. In addition, the customer base in Alaska is limited. Alaska has a population of approximately 600,000 people, approximately one-half of whom are located in the Anchorage area. No assurance can be given that the Alaskan economy will continue to grow and to generate increased demand for the Company's services. See "Business--Alaskan Voice, Video and Data Markets" and "--Alaskan Economy."

RECENT CABLE SYSTEM ACQUISITIONS

    As of October 31, 1996, the Company acquired the Cable Systems for a total purchase price of $280.1 million. On a pro forma basis, giving effect to the acquisition of the Cable Systems as if it had occurred on January 1, 1996, the Cable Systems' revenues and EBITDA before management fees would have comprised 26.3% of the Company's consolidated revenues and 55.7% of the Company's operating cash flow for the year ended December 31, 1996. In acquiring the Cable Systems, the Company obtained a substantial portion of the existing cable television distribution systems in Alaska and gained entry into the cable television business, in which it had no prior operating experience. In connection with the acquisition, the Company entered into the Prime Management Agreement with Prime Management to assist in the management of the Cable Systems. The Company currently relies on Prime Management, which had managed the Prime cable television systems prior to their acquisition by the Company, to assist in the management of the Cable Systems, and there can be no assurance that the Company's cable television business would not be adversely affected should Prime Management's services become unavailable. Either party may terminate the Prime Management Agreement in its discretion after October 31, 1998. In addition, given the Company's lack of experience in the cable television industry, there can be no assurance that the Company will achieve improved operating results, synergies and other benefits expected as a result of the acquisition of the Cable Systems. See "Business--Cable Television."

COMPETITION

    The long distance telecommunications industry is highly competitive. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. The Company's principal competitor in long distance service, AT&T Alascom (the other leading long distance provider in Alaska), has substantially greater resources than the Company and its interstate rates are integrated with those of a nationwide communications firm, AT&T. While the Company initially competed in long distance services based upon offering substantial discounts, those discounts have been eroded in recent years due to lowering of prices by AT&T Alascom. If competition for long distance services forces the Company to offer its services at greater discounts, the consequent loss of revenues could have a material adverse effect on the Company's financial condition and results of operations.

    Recent changes in the regulation of the telecommunications industry may affect the Company's competitive position as a provider of long distance services. The 1996 Telecom Act effectively opened the local and long distance markets to competition. Incumbent local exchange carriers may enter the market for long distance services. In fact, the incumbent LEC in Anchorage has, as of April 1997, begun providing long distance services in the Anchorage area on a non-facilities-based basis. The Company is unable to predict the extent to which this may have an adverse effect on the Company's financial condition and results of operations.

    The cable television industry is also highly competitive. In certain areas of the United States, cable television systems face competition from other cable operators offering cable television services in the same areas. Cable television systems also face competition from alternative methods of receiving and distributing television signals such as traditional broadcast television, direct broadcast satellite systems, satellite master antennae television systems and wireless cable systems, and from other sources of news, information and entertainment. The extent to which a cable television system is competitive depends, in part, upon the cable system's ability to provide quality programming and other services at competitive prices. Recent published reports indicate that there has been a substantial increase in the number of DBS subscribers in the United States in recent years. Thus, although it is difficult to assess the ultimate impact that DBS will have on the cable industry or the Company's financial condition and results of operations, DBS services may pose a significant competitive threat to cable television systems.

    Regulatory changes may also make it easier for LECs and others, including utility companies, to provide video services competitive with services provided by cable systems and to provide cable services directly to subscribers. Prior to the 1996 Telecom Act, LECs were statutorily barred from providing video services to subscribers in their service areas, with certain exceptions. The 1996 Telecom Act repealed this statutory telephone/cable cross-ownership prohibition, and recognizes several multiple entry options for telephone companies to provide competitive video programming. LECs, including the Regional Bell Operating Companies ("RBOCs"), generally will be allowed to compete with cable operators both inside and outside the LECs' telephone service areas with certain limitations.

    The local exchange services market is also likely to become competitive. AT&T has announced plans to enter the local exchange services market in Alaska on a non-facilities-based basis. The 1996 Telecom Act mandates that states allow local exchange competition and requires LECs, among other things, to take steps to ensure local competition by allowing adequate interconnection and network access to competing carriers. In addition, in the PCS industry, the Company may face competition from other PCS providers as well as other providers offering similar services, such as cellular carriers.

    Management of the Company has no control over the possible future entry into the Alaskan telecommunications or cable television markets of other potential competitors, many of whom may be much larger than the Company and have much greater resources than the Company. Aggressive competition for customers in communities served by the Company could also result in increased marketing expenditures by the Company. Resulting reductions in the Company's customer base and rates and increases in the Company's costs could have a material adverse effect on the Company's financial condition and results of operation. Because of the high level of competition, the Company's ability to expand its operations and increase market share is uncertain. Therefore, no assurance can be given that the Company can achieve growth in products or revenues or that the Company will not lose market share due to competitive pricing, greater resources of its competitors or other factors. See "Business--Competition."

REGULATION

    The Company is subject to regulation by the Federal Communications Commission ("FCC") and by the APUC as a non-dominant provider of long distance services. Among other regulatory requirements, the Company is required to file tariffs with the FCC for interstate and international service, and with the APUC for intrastate services, but such tariffs routinely become effective without intervention by the FCC, APUC or other third parties since the Company is a non-dominant carrier. The Company received approval from the APUC in February 1997 to provide local exchange services in and around Anchorage and Hope, Alaska.

    Military franchise requirements also affect the Company in its provision of telecommunications and cable television services to military bases. Substantial changes in the federal regulation of the telecommunications and the cable television industries were accomplished through the 1996 Telecom Act which became law in February 1996. Certain provisions of the 1996 Telecom Act could materially affect the growth and operation of the telecommunications and cable television industries and the services provided by the Company. Although the 1996 Telecom Act is expected to reduce regulatory burdens, the telecommunications and cable television industries may be subject to additional competition as a result thereof. There are numerous rulemakings that have been and that will be undertaken by the FCC, which will interpret and implement the 1996 Telecom Act's provisions. In addition, certain provisions of the 1996 Telecom Act are not immediately effective. Furthermore, certain of the 1996 Telecom Act's provisions have been, and are likely to continue to be, judicially challenged. The Company is unable to predict the outcome of such rulemakings or litigation or the substantive effect (financial or otherwise) of the 1996 Telecom Act and the rulemakings on the Company. See "Business--Regulation." The Company is also subject to federal and state regulation as a cable television operator pursuant to the Communications Act of 1934 (the "Communications Act"), the Cable Communications Policy Act of

1984 (the "1984 Cable Act") and the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and, together with the 1984 Cable Act, the "Cable Acts"), all as amended by the 1996 Telecom Act. The 1992 Cable Act significantly expanded the scope of cable television regulation on an industry-wide basis by imposing rate regulation, carriage requirements for local broadcast stations, customer service obligations and other requirements. The 1992 Cable Act and the FCC's rules implementing the 1992 Cable Act generally have increased the administrative and operational expenses, and in certain instances required rate reductions for cable television systems, and have resulted in additional regulatory oversight by the FCC and state or local (depending on the regulatory scheme) authorities.

    As an authorized local exchange service provider in parts of Alaska, the Company is regulated as a LEC by the APUC. The APUC's February 1997 order requires all Alaskan LECs, including the Company, to comply with several regulatory requirements, including the filing of a local exchange service tariff and the filing of certain annual and quarterly reports. In addition, the Company is subject to other regulatory requirements, including certain obligations imposed by the 1996 Telecom Act on all LECs, which requirements include permitting resale of LEC services, number portability, dialing parity, interconnection and reciprocal compensation. See "Business--Regulation."

    As a PCS licensee, the Company is subject to regulation by the FCC and must comply with certain buildout and other conditions of the license, as well as with the FCC's regulations governing the PCS service. On a more limited basis, the Company may be subject to certain regulatory oversight by the APUC (E.G., in the areas of consumer protection and transfer of its license), although states are not permitted to regulate the rates of PCS and other commercial mobile service providers. PCS licensees may also be subject to regulatory requirements of local jurisdictions pertaining to, among other things, the siting of tower facilities. As a cellular reseller, the Company is deemed to be a common carrier and is subject to the requirements of Title II of the Communications Act. In light of the non-dominant market position of resellers, many of the obligations traditionally imposed on common carriers are relaxed with respect to resellers. Resellers are required to contribute to the Telecommunications Relay Services Fund and to remit annual regulatory fees to the FCC. Cellular resellers may also be subject to certain state requirements, although state regulation of mobile service providers is limited in several respects by federal law. See "Business--Regulation."

    Other existing federal regulations, including copyright licensing rules, are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings, nor their impact upon the cable television industry in general or the Company's entry into that industry, can be predicted at this time. There can be no assurance that future regulatory actions taken by Congress, the FCC or other federal, state or local governmental authorities will not have an adverse effect on the business, financial condition or results of operations of the Company. See "Business-- Regulation."

CONCENTRATION OF STOCK OWNERSHIP

    As of May 15, 1997, executive officers and directors of the Company and their affiliates owned approximately 60.9% of the combined outstanding Common Stock, representing 68.9% of the combined voting power of the Common Stock (45.4% and 59.9%, respectively, after giving effect to the Stock Offering). Certain of these shareholders are subject to the Voting Agreement pursuant to which eight of the Company's ten directors are currently elected (two nominations by the Voting Prime Sellers, two nominations by MCI, two nominations by TCI-GCI, Inc., a wholly owned subsidiary of Tele-Communications, Inc. (together with its subsidiaries, "TCI") and one nomination by each of Mr. Duncan and Mr. Walp who currently serve as their own nominees). MCI owns 22.6% of the combined outstanding Common Stock as of May 15, 1997, representing 26.6% of the combined voting power of the Common Stock (19.4% and 24.5% after giving effect to the Stock Offering). The Voting Prime Sellers collectively own 25.7% of the combined outstanding Common Stock,representing 13.8% of the combined voting power of the Common Stock (18.0% and 10.3% after giving effect to the Stock Offering). TCI expects to sell all of its shares of Common Stock in the Stock Offering and, if it does so, it will thereafter no longer be a party to the Voting Agreement. If TCI ceases to be a party to the Voting Agreement, each other party to the Voting Agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties, although the Company does not anticipate that any party will exercise that right.

    Following the Stock Offering and assuming that TCI is the only shareholder that ceases to be a party to the Voting Agreement, the percentage of the combined outstanding Common Stock subject to the Voting Agreement will decrease from 54.0% to 40.7% (or from 56.3% to 44.6% of the combined voting power of the Common Stock). Notwithstanding the withdrawal of TCI, the shareholders who are party to the Voting Agreement will collectively be able to control the management policy of the Company and all fundamental corporate actions, including mergers, substantial acquisitions and dispositions and election of directors to the Company's Board. This concentration of ownership may have the effect of delaying or preventing a change of control of the Company, although the Voting Agreement does not currently cover any matters other than the election of directors. See "Principal and Selling Shareholders" and "Management--Voting Agreement."

ANTI-TAKEOVER CONSIDERATIONS

    The Company has an authorized class of 1,000,000 shares of preferred stock that may be issued by the Board on such terms and with such rights, preferences and designations as the Board may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. In addition, the Company's Restated Articles of Incorporation and revised Bylaws provide that the Board of Directors be divided into three classes, each of which is elected for a term of three years.

    Such anti-takeover effects may deter a third party who would propose to acquire the Company or to engage in a similar transaction affecting control of the Company in which the Company's shareholders might receive a premium for their shares over the then current market value. See "Description of Capital Stock--Preferred Stock" and "--Potential Anti-Takeover Effect of the Restated Articles of Incorporation and Bylaws of the Company."

THINLY TRADED STOCK; VOLATILITY OF STOCK PRICE

    The Class A Common Stock is traded on Nasdaq. As of May 21, 1997, there were approximately 1,771 shareholders of record of Class A Common Stock. The Class A Common Stock has historically experienced moderate levels of trading. As of May 15, 1997, there were 22 market makers in the Class A Common Stock, only three of whom on the average had trading volumes in excess of 100,000 shares per month during the year ended December 31, 1996. During 1996, the average daily trading volume in Class A Common Stock was approximately 38,253 shares per day and there can be no assurance that a broader based market will develop. Even if the market for the Class A Common Stock were to expand, there can be no assurance that the price of the Class A Common Stock will not decline below the price to the public set forth on the cover of this Prospectus. The Class B Common Stock is traded in the over-the-counter market on a more limited basis than the Class A Common Stock. As of May 21, 1997, there were approximately 695 shareholders of record of Class B Common Stock. The market price of the Common Stock has historically fluctuated significantly and may be subject to fluctuations in the future in response to various factors and events, including the liquidity of the market for the Common Stock, variations in the Company's quarterly operating results, regulatory or other changes affecting the telecommunications industry generally or the Company specifically, announcements of business developments by the Company and its competitors, changes in operating results and changes in market conditions. See "--Substantial Leverage; Ability to Service Debt," "--Competition," "--Regulation" and "Price Range of Common Stock and Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of a substantial amount of Common Stock, or the perception that such sales may occur, could adversely affect the market price of the Common Stock. Several of the Company's principal shareholders hold a significant portion of Common Stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of the Common Stock.

    Upon completion of the Offerings, the Company will have approximately 45,164,553 shares of Class A Common Stock and 4,071,490 shares of Class B Common Stock outstanding. Upon completion of the Stock Offering, all of the Company's outstanding Common Stock will be freely tradeable under the Securities Act of 1933 (the "Securities Act"), except shares of Common Stock held by affiliates of the Company and shares of Common Stock which are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"), which the Company estimates to be as many as 19,403,018 shares, and shares of Common Stock held by former affiliates of the Cable Systems within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145"), which could be as many as 10,534,982 shares (or 8,464,982 shares if the Underwriters' over-allotment option is exercised in full). The Rule 145 restrictions that are applicable to shares of Class A Common Stock received by affiliates of the owners of the Cable Systems in connection with the Company's acquisition of the Cable Systems expire on October 31, 1997. Shares of Common Stock acquired directly or indirectly from the issuer or an affiliate of the issuer in transactions not involving any public offering are "restricted securities" within the meaning of Rule 144. See "Shares Eligible For Future Sale" for a description of the restrictions on resale under Rule 144. Although shares of Common Stock held by MCI, the Prime Sellers and the shareholders of Alaska Cablevision, Inc. may be subject to restrictions on resale under Rule 144 or Rule 145, these parties have been granted registration rights with respect to such shares which, if exercised by them, would permit them to sell those shares free of the restrictions imposed by Rule 144 and Rule 145. See "Principal and Selling Shareholders" and "Certain Transactions--Registration Rights Agreements."

    The Company and each of its directors and executive officers and certain Selling Shareholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period of 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Class A Common Stock or any securities convertible into, or exchangeable for, shares of Class A Common Stock, provided that the Company may issue and sell shares of Class A Common Stock pursuant to the Stock Purchase Plan. See "Underwriting."

    As of May 15, 1997, there were outstanding options to purchase 2,593,790 shares of Class A Common Stock, 2,408,600 of which were granted under the Stock Option Plan. All of the 2,408,600 shares of Class A Common Stock issuable upon the exercise of options granted under the Stock Option Plan have been registered by the Company under the Securities Act on Form S-8.

DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

                                  THE COMPANY

CORPORATE BACKGROUND

    The Company was founded in 1979 by Robert M. Walp and the Company's current President and Chief Executive Officer, Ronald A. Duncan. From 1980 to 1987, the Company was a wholly owned subsidiary of WestMarc Communications, Inc. ("WestMarc"). The Company was spun off in 1987 from WestMarc, a subsidiary of TCI that was itself spun off by TCI in 1984. As a result of that spin off from WestMarc, the Company became an independent publicly held company.

    TCI acquired its stock in the Company through its ownership of WestMarc, which was reacquired by TCI in 1990. In 1991, WestMarc provided financing to the Company in exchange for convertible preferred stock of the Company on which dividends were paid in shares of Class B Common Stock. That preferred stock and an outstanding warrant were retired in 1993 in exchange for $3.8 million. Certain major shareholders, including TCI and MCI, are parties to the Voting Agreement which permits each of TCI and MCI to nominate two persons to the Board. TCI expects to sell all of its shares of Common Stock in the Stock Offering and, if it does so, it will thereafter no longer be a party to the Voting Agreement. The Company currently expects, however, that TCI's nominees to the Board will continue as directors of the Company following the Stock Offering, notwithstanding that TCI would no longer have the right to nominate two directors. See "Management--Voting Agreement" and "Principal and Selling Shareholders."

    The Class A Common Stock is designated as a national market system stock on Nasdaq, and trades under the symbol "GNCMA." The Class B Common Stock is quoted in the over-the-counter market and is traded on a more limited basis. The Debt Offering and the Stock Offering will be the Company's first public offerings of securities. Consummation of the Debt Offering and the Stock Offering are not contingent on each other.

    The executive offices of the Company are located at 2550 Denali Street, Suite 1000, Anchorage, Alaska 99503-2781, and its telephone number is (907) 265-5600.

CORPORATE STRUCTURE

    The following chart depicts the corporate structure of the Company:

                              [CHART]

    The Company's telecommunications operations are conducted primarily through GCI Communication Corp., to which the Company transferred substantially all of its assets and liabilities in 1990. The Company's telecommunications operations are also conducted through two other subsidiaries. GCI Communication Services, Inc. provides private network point-to-point data and voice transmission services between Alaska, Hawaii and certain western states, and GCI Leasing Co. Inc. is the owner of the Company's existing undersea fiber optic cable capacity. The Company's cable operations are conducted through GCI Cable, Inc. and its subsidiaries. GCI Transport Company and its subsidiaries were recently formed to finance the acquisition of seven transponders on the Galaxy X satellite that is expected to be launched in mid-1998, and to finance the construction of new undersea fiber optic cable facilities linking Anchorage and Juneau to the lower 48 states at Seattle, Washington, with a terrestrial connection to Fairbanks.

    GCI, Inc. was recently formed to be the obligor on the Notes to be issued in the Debt Offering, while GCI Holdings, Inc. was recently formed to be the borrower under the Credit Facility. If the Debt Offering is not consummated, the Company will not refinance the Existing Credit Facilities, under which GCI

Communication Corp. and GCI Cable, Inc. are, and will remain, the obligors. See "Description of Credit Facility."

RECAPITALIZATION

    During the last several years, the Company has financed the development, construction and expansion of its business principally through internally generated funds and borrowings under bank credit facilities. In order to finance a portion of the improvements to its long distance facilities and cable television systems, as well as its entry into wireless services and local exchange services, and to improve its operating and financial flexibility, the Company (i) concurrently with the Offerings will refinance the Existing Credit Facilities with the Credit Facility (provided, that if the Debt Offering is not consummated, the Existing Credit Facilities will not be refinanced); (ii) is offering pursuant to this Prospectus 13.8 million shares of Class A Common Stock, of which approximately 7.0 million shares will be for the account of the Company and approximately 6.8 million shares will be for the account of the Selling Shareholders; and (iii) concurrently with the Stock Offering, is offering $150,000,000 in aggregate principal amount of the Notes (collectively, the "Recapitalization"). The Company believes that its internally generated cash flow, combined with the net proceeds of the Offerings and borrowings under the Credit Facility and its separate committed financing facility for GCI Transport Company, will provide sufficient funds for the Company to satisfy its working capital requirements and capital expenditures for the foreseeable future. However, consummation of one Offering is not contingent upon consummation of the other Offering and there can be no assurance that the Debt Offering will be consummated. Without the proceeds from the Debt Offering, the Company may have to seek alternative financing for a portion of its business plan. In particular, if the Debt Offering is not consummated, the Company will need to obtain additional financing for its planned construction of the new undersea fiber optic cable facilities and certain elements of its planned local exchange and PCS networks. If the Company were to require additional financing, there can be no assurance that additional financing would be available to the Company or, if available, that it would be on terms acceptable to the Company. The Debt Offering (but not the Stock Offering) is contingent upon the Company refinancing its Existing Credit Facilities. See "Risk Factors--Significant Capital Requirements; Concurrent Offerings," "Business--Business Strategy," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Use of Proceeds" and "Description of Credit Facilities."

RECENT ACQUISITION OF CABLE SYSTEMS

    As of October 31, 1996, the Company acquired the Cable Systems from the following unrelated cable television companies: (i) Prime Cable of Alaska, L.P., a Delaware limited partnership ("Prime"); (ii) three corporations comprising "Alaskan Cable"; Alaskan Cable Network/Fairbanks, Inc.; Alaskan Cable Network/Juneau, Inc.; and Alaskan Cable Network/Ketchikan-Sitka, Inc.; (iii) Alaska Cablevision, Inc., a Delaware corporation; (iv) McCaw/Rock Homer Cable Systems, J.V., an Alaska joint venture; and (v) McCaw/Rock Seward Cable Systems, J.V., an Alaska joint venture.

    The total purchase price for the acquisition of the Cable Systems was $280.1 million, which included certain transaction and financing costs. The purchase price included the issuance of approximately 14.7 million shares of Class A Common Stock valued at $86.7 million, $72.8 million of cash, $110.6 million of debt assumption and the issuance of $10.0 million in subordinated convertible notes. The convertible notes were converted in accordance with their terms into approximately 1.5 million shares of Class A Common Stock in January 1997. Financing for the transactions consisted of a new $205 million bank credit facility and additional capital provided by the sale of 2.0 million shares of Class A Common Stock to MCI for $6.50 per share, a 30% premium to the $5.00 per share market price immediately preceding the announcement of the Company's acquisition of the Cable Systems. See "Business--Cable Television."

                                USE OF PROCEEDS

    The net proceeds to the Company from the Stock Offering are estimated to be approximately $45.0 million, assuming an initial public offering price of $6.875 per share (the closing sale price of the Class A Common Stock as of May 20, 1997), and after deducting estimated underwriting discounts and commissions and other estimated offering expenses payable by the Company. The net proceeds from the sale of shares being offered by the Selling Shareholders are estimated to be approximately $44.2 million (approximately $57.6 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions payable by the Selling Shareholders. All other expenses of the offering of shares on behalf of the Selling Shareholders will be paid by the Company. The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Shareholders. The net proceeds to the Company from the Debt Offering are estimated to be approximately $145.0 million, after deducting estimated underwriting discounts and commissions and other offering expenses payable by the Company.

    Substantially all of the proceeds of the Offerings will initially be used to pay down the outstanding balance under the Existing Credit Facilities, if only the Stock Offering is consummated, or under the Credit Facility, if both Offerings are consummated. In either case, amounts under the applicable credit facilities will be redrawn as needed to implement the Company's five-year business plan. The Existing Credit Facilities consist of the Telephony Credit Facility which matures on July 24, 1997 and bears interest at Libor plus 1.75% to 3.00% depending on the leverage ratio (7.33% weighted average at December 31,
1996) and the Cable Credit Facility which matures on September 30, 2005 and bears interest at Libor plus 1.125% to 2.875% depending on the leverage ratio.
The Credit Facility will mature on           and will bear interest at     . If
both Offerings are consummated, initial borrowings under the Credit Facility will be used to refinance the Existing Credit Facilities. The Company's ability to reborrow under the Existing Credit Facilities or the Credit Facility is subject to certain conditions and there can be no assurance that the Company will be able to satisfy such conditions at the time it desires to reborrow. See "Description of Credit Facilities." Under the Company's current five-year business plan, the Company expects to invest between $245 and $265 million to fund expansion of long distance facilities (including approximately $40 million for satellite transponders and approximately $130 million for new undersea fiber optic cable facilities); between $140 and $160 million to fund development, construction and operating costs of its local exchange and PCS networks and businesses; and between $65 and $85 million to upgrade its cable television plant and to purchase equipment for new cable television services. The precise allocation of funds for these purposes will depend on the level and timing of the Company's internally generated cash flow, future technological, regulatory and other developments in or affecting the Company's business, the competitive climate and the emergence of future opportunities.

    Consummation of one Offering is not contingent upon consummation of the other Offering and there can be no assurance that the Debt Offering will be consummated. Without the proceeds from the Debt Offering, the Company may have to seek alternative financing for a portion of its business plan. In particular, if the Debt Offering is not consummated, the Company will need to obtain additional financing for its planned construction of the new undersea fiber optic cable facilities and certain elements of its planned local exchange and PCS networks. If the Company were to require additional financing, there can be no assurance that additional financing would be available to the Company or, if available, that it would be on terms acceptable to the Company. The Debt Offering (but not the Stock Offering) is contingent upon the Company refinancing its Existing Credit Facilities. See "Risk Factors-- Significant Capital Requirements; Concurrent Offerings," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Business Strategy" and "Description of Credit Facilities."

    The Company may also evaluate potential joint ventures, strategic alliances and acquisitions. Although the Company is not currently a party to any understandings or agreements regarding any of the foregoing, the Company may use the Credit Facility to finance in whole or in part such joint ventures, strategic alliances or acquisitions should attractive opportunities arise.

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

    The following table sets forth the consolidated capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the Offerings and refinancing of the Company's Existing Credit Facilities (except for the As Adjusted for Stock Offering Only column). This table should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and the other financial information included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                           AS OF MARCH 31, 1997
                                                           -----------------------------------------------------
                                                                        AS ADJUSTED   AS ADJUSTED
                                                                          FOR DEBT     FOR STOCK    AS ADJUSTED
                                                                          OFFERING      OFFERING      FOR BOTH
                                                             ACTUAL       ONLY (1)        ONLY      OFFERINGS (1)
                                                           -----------  ------------  ------------  ------------
Short-term debt:
Current maturities of long-term debt.....................  $    31,938   $    1,647    $    1,647    $    1,647
Current portion of obligations under capital leases......           74           74            74            74
                                                           -----------  ------------  ------------  ------------
    Total short-term debt................................       32,012        1,721         1,721         1,721
                                                           -----------  ------------  ------------  ------------

Long-term debt (excluding current maturities):
Existing Credit Facilities...............................      175,709           --       161,000            --
New Credit Facility......................................           --       61,000            --        16,000
Notes....................................................           --      150,000            --       150,000
Obligations under capital leases.........................          655          655           655           655
Other long-term debt.....................................        5,164        5,164         5,164         5,164
                                                           -----------  ------------  ------------  ------------
    Total long-term debt (excluding current
      maturities)........................................      181,528      216,819       166,819       171,819
                                                           -----------  ------------  ------------  ------------

Stockholders' equity:
Class A Common Stock 50,000,000 shares authorized;
  38,159,468 shares issued and outstanding; 45,159,468 as
  adjusted for Stock Offering............................      123,498      123,498       168,498       168,498
Class B Common Stock 10,000,000 shares authorized;
  4,071,490 shares issued and outstanding................        3,432        3,432         3,432         3,432
Less cost of 202,768 shares of Class A Common Stock held
  in treasury............................................       (1,039)      (1,039)       (1,039)       (1,039)
Paid-in capital..........................................        4,247        4,247         4,247         4,247
Retained earnings........................................       28,957       28,957        28,957        28,957
                                                           -----------  ------------  ------------  ------------
    Total stockholders' equity...........................      159,095      159,095       204,095       204,095
                                                           -----------  ------------  ------------  ------------
    Total capitalization.................................  $   372,635   $  377,635    $  372,635    $  377,635
                                                           -----------  ------------  ------------  ------------
                                                           -----------  ------------  ------------  ------------

------------------------------

(1) Assumes refinancing of the Company's Existing Credit Facilities. See "Description of Credit Facilities."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    The Class A Common Stock and the Class B Common Stock were registered under
Section 12(g) of the Exchange Act in February 1987. The Class A Common Stock is traded on Nasdaq under the symbol "GNCMA" and the Class B Common Stock is traded on the over-the-counter market. The Class B Common Stock is convertible into Class A Common Stock on a share for share basis at any time at the option of the holder. The following table sets forth high and low sales prices for the Class A Common Stock for the periods indicated as reported by Nasdaq and high and low sales prices for the Class B Common Stock for the periods indicated as reported by IDSI, a service provided by Interactive Data Corp.

                                                  CLASS A               CLASS B
                                             ------------------    ------------------
                                              HIGH        LOW       HIGH        LOW
                                             -------    -------    -------    -------
          1995:
            First Quarter.................     4 6/8      3 3/4      3          3
            Second Quarter................     4 1/4      3 7/8      3          3
            Third Quarter.................     4 1/8      3 1/4      4          3
            Fourth Quarter................     5 1/8      3 3/4      6          3
          1996:
            First Quarter.................     6 13/16    4 1/2      5          4 1/4
            Second Quarter................     9 1/4      5 15/16    8 1/2      5
            Third Quarter.................     8 3/8      5 3/4      6 1/2      5
            Fourth Quarter................     8 1/4      5 3/4      7 1/2      5 1/8
          1997:
            First Quarter.................     8 1/8      6          6 7/8      5 1/8
            Second Quarter (to May 20,
              1997).......................     7 1/2      6 1/4      6 5/8      5 3/4

    The last reported sale price of the Class A Common Stock as reported by Nasdaq on May 20, 1997 was $6.875 per share and the last reported bid quotation for the Class B Common Stock as reported by the over-the-counter market on May 20 was $6.525 per share. As of May 21, 1997 there were approximately 1,771 holders of record of Class A Common Stock and approximately 695 holders of record of Class B Common Stock. These amounts do not include the number of shareholders whose shares are held of record by brokers, but do include the brokerage house as one shareholder.

    The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying dividends in the foreseeable future. Future dividends, if any, will be at the discretion of the Board and will depend upon, among other things, the Company's operations, capital requirements and surplus, general financial condition, contractual restrictions in financing agreements (such as the Credit Facility, the Existing Credit Facilities and the Indenture entered into in connection with the Debt Offering, all of which restrict the ability of the Company's subsidiaries to make upstream payments or loans, including dividend payments) and such other factors as the Board may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Description of Credit Facilities" and Note 6 to the Company's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected consolidated financial data presented below under the captions "Statement of Operations Data," "Other Financial Data," and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1996, excluding pro forma data, are derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The Consolidated Financial Statements of the Company as of December 31, 1995 and 1996, and for each of the years in the three-year period ended December 31, 1996, and the report thereon (which is based partially upon the report of other auditors), are included elsewhere in this Prospectus. The selected unaudited data presented below for the three-month periods ended March 31, 1996 and 1997, and as of March 31, 1997, are derived from the unaudited Consolidated Financial Statements of the Company as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997, which are included elsewhere in this Prospectus. The pro forma data are derived from the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                                                                       THREE
                                                                                                                      MONTHS
                                                                                                                       ENDED
                                                                 YEARS ENDED DECEMBER 31,                            MARCH 31,
                                                   -----------------------------------------------------  PRO FORMA  ---------
                                                     1992       1993       1994       1995       1996     1996 (1)     1996
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications services....................  $  96,499  $ 102,213  $ 116,981  $ 129,279  $ 155,419  $ 155,419  $  37,969
  Cable services.................................         --         --         --         --      9,475     55,343         --
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total revenues...................................     96,499    102,213    116,981    129,279    164,894    210,762     37,969
  Cost of sales and services.....................     55,576     56,437     63,877     72,091     92,664    104,180     21,302
  Selling, general and administrative expenses...     28,168     29,994     33,468     37,691     46,412     59,155     10,833
  Depreciation and amortization..................      7,486      6,978      6,639      5,993      9,409     20,553      1,887
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Operating income.................................      5,269      8,804     12,997     13,504     16,409     26,873      3,947
  Interest expense (net).........................      3,745      2,089      1,316        903      3,719     15,512        260
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) before income taxes..........      1,524      6,715     11,681     12,601     12,690     11,395      3,687
Income tax expense (benefit).....................        634      2,764      4,547      5,099      5,228      4,695      1,550
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss)..............................        890      3,951      7,134      7,502      7,462      6,700      2,137
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) per share....................  $    0.02  $    0.17  $    0.30  $    0.31  $    0.27  $    0.16  $    0.09
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------

OTHER FINANCIAL DATA:
Capital expenditures.............................  $   4,396  $   5,744  $  10,604  $   8,938  $  38,642  $  45,718  $   6,950
Cable operating income...........................         --         --         --         --      2,196     12,660         --
Cable EBITDA.....................................         --         --         --         --      4,416     26,025         --
Consolidated EBITDA..............................  $  12,755  $  15,782  $  19,636  $  19,497  $  25,818  $  47,426  $   5,834


                                                     1997
                                                   ---------

STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications services....................  $  39,225
  Cable services.................................     13,656
                                                   ---------
Total revenues...................................     52,881
  Cost of sales and services.....................     27,168
  Selling, general and administrative expenses...     16,301
  Depreciation and amortization..................      6,120
                                                   ---------
Operating income.................................      3,292
  Interest expense (net).........................      3,949
                                                   ---------
Net earnings (loss) before income taxes..........       (657)
Income tax expense (benefit).....................       (132)
                                                   ---------
Net earnings (loss)..............................       (525)
                                                   ---------
                                                   ---------
Net earnings (loss) per share....................  $   (0.01)
                                                   ---------
                                                   ---------
OTHER FINANCIAL DATA:
Capital expenditures.............................  $   9,529
Cable operating income...........................      2,528
Cable EBITDA.....................................      6,025
Consolidated EBITDA..............................  $   9,412

                                                                                                   AS OF MARCH 31, 1997
                                                                                          ---------------------------------------
                                                    AS OF DECEMBER 31,                                AS ADJUSTED    AS ADJUSTED
                                   -----------------------------------------------------             FOR THE DEBT   FOR THE STOCK
                                     1992       1993       1994       1995       1996      ACTUAL    OFFERING ONLY  OFFERING ONLY
                                   ---------  ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                                                                                        (UNAUDITED)
BALANCE SHEET DATA:
Total assets.....................  $  72,351  $  71,610  $  74,249  $  84,765  $ 447,335  $ 442,878    $ 447,878      $ 442,878
Short-term debt and capital
  leases (including current
  maturities)....................     24,080      2,582      1,834      1,971     32,040     32,012        1,721          1,721
Long-term debt and capital leases
  (excluding current
  maturities)....................     14,875     19,763     12,017      9,056    191,948    181,528      216,819        166,819
Total stockholders' equity.......  $  13,870  $  27,210  $  35,093  $  43,016  $ 149,554  $ 159,095    $ 159,095      $ 204,095


                                   AS ADJUSTED
                                    FOR BOTH
                                    OFFERINGS
                                   -----------

BALANCE SHEET DATA:
Total assets.....................   $ 447,878
Short-term debt and capital
  leases (including current
  maturities)....................       1,721
Long-term debt and capital leases
  (excluding current
  maturities)....................     171,819
Total stockholders' equity.......   $ 204,095

------------------------------
(1) The Cable Systems were acquired effective October 31, 1996. Pro forma data reflect the acquisition of the Cable Systems as if the acquisition had occurred on January 1, 1996. See the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus.

                   SELECTED UNAUDITED COMBINED HISTORICAL AND
            PRO FORMA CABLE SYSTEM FINANCIAL AND OPERATING DATA (1)
               (DOLLARS IN THOUSANDS, EXCEPT PER SUBSCRIBER DATA)

    The following table sets forth selected unaudited combined historical and pro forma financial and operating data of Prime Cable of Alaska, L.P., the three corporations comprising "Alaskan Cable" (Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc., and Alaskan Cable Network/Ketchikan-Sitka, Inc.) and Alaska Cablevision, Inc. (collectively, the "Cable Companies") on an aggregate basis for the periods indicated. The data does not include financial information for McCaw/ Rock Homer Cable Systems, J.V. and McCaw/Rock Seward Cable Systems, J.V., as the Cable Systems acquired from them together accounted for approximately 0.1% of the Company's assets and 0.6% of the Company's revenues as of and for the year ended December 31, 1996 and audited financial statements are not available for them. As discussed more fully in note (1) to this table, the data below have not been prepared in accordance with GAAP. Prior to the acquisition of the Cable Systems by the Company effective October 31, 1996, the Cable Companies were owned and operated by various unrelated persons. The results of operations had the Cable Companies actually been combined during the periods presented might have differed materially from those presented on a combined basis below. Moreover, the results of operations for those periods are not necessarily indicative of the results of operations of the Cable Companies after their acquisition by the Company. The selected unaudited combined historical data have been derived from the separate audited financial statements of each of the Cable Companies included elsewhere in this Prospectus. The following data should be read in conjunction with the audited financial statements, related notes thereto, management's discussion and analysis of the financial condition and results of operations of the individual Cable Companies and the Unaudited Pro Forma Combined Statement of Operations, in each case included elsewhere in this Prospectus. See "Index to Financial Statements."

                                                                     YEARS ENDED DECEMBER 31,
                                                               -------------------------------------   PRO FORMA
                                                                  1993         1994         1995       1996 (2)
                                                               -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:

Revenues.....................................................  $    48,903  $    50,191  $    53,029  $    55,343
Operating, selling, general and administrative
  expenses (3)(4)............................................       50,235       50,992       52,465       42,683
Operating income (loss) (3)..................................  $    (1,332) $      (801) $       564  $    12,660

OTHER FINANCIAL DATA:

Total assets (period-end)....................................  $   133,648  $   121,346  $   101,941  $   --     (5)
Capital expenditures.........................................        9,156        6,309        6,659        7,925
EBITDA (before management fees) (3)..........................  $    25,037  $    25,024  $    25,946  $    27,025

OTHER PERIOD-END OPERATING DATA: (6)

Homes passed.................................................      154,645      157,278      159,486      162,395
Equivalent basic subscribers.................................       87,780       92,623       94,502       93,391
Basic penetration............................................        56.8%        58.9%        59.3%        57.5%
Average monthly revenue per equivalent basic subscriber......  $     46.63  $     45.16  $     46.76  $     50.73

------------------------------

(1) The unaudited combined data set forth above have not been prepared in accordance with GAAP, which do not allow for the combination of financial data for entities that are not under common ownership. The Company believes that such unaudited combined information is meaningful because: (i) the Company's cable operations will constitute a separate industry segment pursuant to Statement of Financial Accounting Standard No. 14, FINANCIAL REPORTING FOR SEGMENTS OF A BUSINESS ENTERPRISE, (ii) analysis of the combined cable operations on a historical basis will serve as a bridge between historical results and future disclosures which will be required of the Company and (iii) the acquired cable operations will represent a significant percentage of consolidated revenues and, more importantly, will contribute approximately half of the Company's operating cash flow. The Company believes that potential investors should understand the significance of the cable operations to future operating results and would therefore benefit from a presentation of cable operating data on a combined basis.

(2) Represents pro forma data for the Cable Companies as if they had been combined at January 1, 1996. This column includes certain adjustments primarily relating to intangible assets, depreciation, amortization, interest expense and management fees. For more information regarding the pro forma financial results and related adjustments, see the Unaudited Pro Forma Combined Statement of Operations included elsewhere in this Prospectus.

(3) Includes management fees paid by the Cable Companies in the amounts of $2,311,000, $2,475,000, $2,299,000 and $2,166,000 in 1993, 1994, 1995 and
    1996, respectively, under management agreements in existence prior to the Company's acquisition of the Cable Systems. These fees will not be relevant to the Company's ongoing cable operating results. Under the Prime Management Agreement, the Company will pay Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998 and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. See "Business-- Cable Television."

(4) Includes depreciation and amortization.

(5) Not applicable.

(6) All statistics are approximate.

                     SELECTED CABLE COMPANY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

    The following tables set forth selected historical financial data separately for the Cable Companies: (i) for, and as of the end of, each of the years in the five-year period ended December 31, 1995 and (ii) for the six-month periods ended June 30, 1995 and June 30, 1996. The data for the six-month periods ended June 30, 1995 and June 30, 1996 have been derived from the unaudited financial statements of the Cable Companies appearing elsewhere in this Prospectus. The unaudited financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results for the unaudited periods. The following information is qualified in its entirety by, and should be read in conjunction with, the accompanying financial statements and notes thereto for the corresponding Cable Company and the Company. See "Index to Financial Statements."

                          PRIME CABLE OF ALASKA, L.P.

                                                                                                               SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                      -----------------------------------------------------  --------------------
                                                        1991       1992       1993       1994       1995       1995       1996
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (UNAUDITED)                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues............................................  $  25,951  $  27,677  $  29,101  $  30,599  $  32,594  $  16,100  $  17,276
Operating, selling, general and administrative
  expenses (1)......................................     29,871     31,373     32,615     33,561     34,425     17,175     18,002
Operating income (loss) (1).........................  $  (3,920) $  (3,696) $  (3,514) $  (2,962) $  (1,831) $  (1,075) $    (726)

OTHER OPERATING DATA:

Total assets (period-end)...........................  $ 120,397  $ 111,179  $  98,322  $  85,303  $  74,141  $  80,061  $  61,224
EBITDA (before management fees).....................  $  13,968  $  14,699  $  15,289  $  15,653  $  16,330  $   7,950  $   8,608

                          ALASKAN CABLE COMPANIES (2)

                                                                    YEARS ENDED DECEMBER 31,                   SIX MONTHS ENDED
                                                      -----------------------------------------------------        JUNE 30,
                                                        1991       1992       1993       1994       1995       1995       1996
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                          (UNAUDITED)                                            (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues............................................  $  13,761  $  13,914  $  14,142  $  13,883  $  14,515  $   7,224  $   7,442
Operating, selling, general and administrative
  expenses (3)......................................     13,221     14,013     13,775     13,367     13,883      6,858      7,113
Operating income (loss) (3).........................  $     540  $     (99) $     367  $     516  $     632  $     366  $     329

OTHER OPERATING DATA:

Total assets (period-end)...........................  $  38,242  $  35,167  $  33,115  $  33,380  $  24,494  $  24,106  $  19,209
EBITDA (before management fees).....................  $   6,666  $   6,208  $   6,931  $   6,841  $   7,033  $   3,513  $   3,598

                            ALASKA CABLEVISION, INC.

                                                                                                               SIX MONTHS ENDED
                                                                    YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                      -----------------------------------------------------  --------------------
                                                        1991       1992       1993       1994       1995       1995       1996
                                                      ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

Revenues............................................  $   5,488  $   5,626  $   5,660  $   5,709  $   5,920  $   2,969  $   3,007
Operating, selling, general and administrative
  expenses (4)......................................      3,614      3,603      3,845      4,064      4,157      2,037      2,119
Operating income (loss) (4).........................  $   1,874  $   2,023  $   1,815  $   1,645  $   1,763  $     932  $     888

OTHER OPERATING DATA:

Total assets (period-end)...........................  $   2,212  $   2,076  $   2,211  $   2,663  $   3,306  $   3,184  $   3,446
EBITDA (before management fees).....................  $   2,847  $   2,981  $   2,817  $   2,530  $   2,583  $   1,359  $   1,309

------------------------------

(1) Includes management fees paid by Prime in the amounts of $1,542,000, $1,671,000 and $1,674,000 in 1993, 1994 and 1995, respectively, and $817,000 and $924,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of Prime. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

(2) Combined for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan Cable/Ketchikan-Sitka.

(3) Includes management fees paid by Alaskan Cable in the amounts of $202,000, $233,000 and $225,000 in 1993, 1994 and 1995, respectively, and $113,000 and
    $156,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaskan Cable. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

(4) Includes management fees paid by Alaska Cablevision in the amounts of $567,000, $517,000 and $400,000 in 1993, 1994 and 1995, respectively, and
    $217,000 and $184,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaska Cablevision. These fees will not be relevant to the Company's ongoing cable operating results. See "Business--Cable Television."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO AND THE OTHER FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company has historically reported revenues principally from the provision of interstate and intrastate long distance telecommunications services to residential, commercial and governmental customers and to other common carriers (principally MCI and Sprint). These services accounted for approximately 86.5% of the Company's telecommunications services revenues in 1996 and 92.6% of the Company's telecommunications services revenues during the first quarter of 1997. The balance of telecommunications services revenues have been attributable to corporate network management contracts, telecommunications equipment sales and service and other miscellaneous revenues (including revenues from prepaid and debit calling cards, the installation and leasing of customers' VSAT equipment and fees charged to MCI and Sprint for certain billing services). Factors that have the greatest impact on year-to-year changes in telecommunications services revenues include the rate per minute charged to customers and usage volumes, usually expressed as minutes of use. These factors in turn depend in part upon economic conditions in Alaska. The economy of Alaska is dependent upon the natural resource industries, in particular oil production, as well as tourism, government and United States military spending. See "Business--Alaskan Economy."

    The Company's telecommunications cost of sales and services has consisted principally of the direct costs of providing services, including local access charges paid to LECs for the origination and termination of long distance calls in Alaska, fees paid to other long distance carriers to carry calls that terminate in areas not served by the Company's network (principally the lower 49 states, most of which calls are carried over MCI's network, and international locations, which calls are carried principally over Sprint's network), and the cost of equipment sold to the Company's customers. In 1996, local access charges accounted for 49.8% of telecommunications cost of sales and services, fees paid to other long distance carriers represented 34.7%, satellite transponder lease and undersea fiber maintenance costs represented 9.1%, and telecommunications equipment accounted for 5.2% of telecommunications cost of sales and services. During the three months ended March 31, 1997, local access charges accounted for 45.7% of telecommunications cost of sales and services, fees paid to other long distance carriers represented 32.1%, satellite transponder lease and undersea fiber maintenance costs represented 9.4% and telecommunications equipment accounted for 2.9% of telecommunications cost of sales and services.

    The Company's selling, general, and administrative expenses have consisted of operating and engineering, service, sales and marketing, general and administrative, legal and regulatory expenses. Most of these expenses consist of salaries, wages and benefits of personnel and certain other indirect costs (such as rent, travel, utilities and certain equipment costs). A significant portion of selling, general, and administrative expenses, 28.6% in 1996 and 17.9% during the three months ended March 31, 1997, represents the cost of the Company's advertising and promotion programs.

    Following the acquisition of the Cable Systems effective October 31, 1996, the Company now reports a significant level of revenues and EBITDA from the provision of cable services. During the first quarter of 1997, cable revenues and EBITDA represented 25.8% and 64.0%, respectively, of consolidated revenues and EBITDA. On a pro forma basis, assuming the Cable Systems had been acquired by the Company as of January 1, 1996, revenues and EBITDA from cable services would have represented 26.3% and 55.7%, respectively, of the Company's consolidated revenues and EBITDA for 1996.

    The Company expects to commence offering local exchange services initially in Anchorage during the second half of 1997, and expects that local exchange services will represent less than 2.0% of revenues in 1997 and less than 8.0% of revenues in 1998. The Company expects that it may generate moderately negative EBITDA from local exchange services during this time period.

    The Company began developing plans for PCS wireless communications service deployment in 1995 and is currently evaluating various technologies for a proposed PCS network. The Company expects to launch PCS service in Anchorage as early as 1999.

RESULTS OF OPERATIONS

    The following table sets forth selected financial data of the Company as a percentage of total revenues for the periods indicated and the percentage changes in such data as compared to the corresponding prior year period:

                                                                                                PERCENTAGE CHANGE
                                                                        THREE MONTHS ENDED    ----------------------
                                       YEAR ENDED DECEMBER 31,              MARCH 31,            1995        1996
                                  ----------------------------------  ----------------------     VS.         VS.
                                     1994        1995        1996        1996        1997        1994        1995
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------
STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications services...      100.0%      100.0%       94.2%      100.0%       74.2%       10.5%       20.2%
  Cable services                         --          --         5.8          --        25.8          --          --
                                      -----       -----       -----       -----       -----       -----         ---
Total revenues..................      100.0%      100.0%      100.0%      100.0%      100.0%       10.5%       27.5%
  Cost of sales and services....       54.6        55.8        56.2        56.1        51.4        12.9        28.5
  Selling, general and
    administrative expenses.....       28.6        29.2        28.1        28.5        30.8        12.6        23.1
  Depreciation and
    amortization................        5.7         4.6         5.7         5.0        11.6        (9.7)       57.0
Operating income................       11.1        10.4        10.0        10.4         6.2         3.9        21.5
Net earnings (loss) before
  income taxes..................       10.0         9.7         7.7         9.7        (1.2)        7.9         0.7
Net earnings (loss).............        6.1%        5.8%        4.5%        5.6%       (1.0%)       5.2%       (0.5%)

OTHER OPERATING DATA:
Cable operating income (1)......         --          --        23.2%         --        18.5%         --          --
Cable EBITDA (1)(2).............         --          --        48.4          --        46.1          --          --
Consolidated EBITDA.............       16.8%       15.1%       15.7%       15.4%       17.8%       (0.7%)      32.4%


                                    THREE MONTHS
                                      1997 VS.
                                    THREE MONTHS
                                        1996
                                  ----------------
STATEMENT OF OPERATIONS DATA:
Revenues
  Telecommunications services...           3.3%
  Cable services                            --
                                         -----
Total revenues..................          39.2%
  Cost of sales and services....          27.5
  Selling, general and
    administrative expenses.....          50.5
  Depreciation and
    amortization................         224.3
Operating income................         (16.6%)
Net earnings (loss) before
  income taxes..................            --
Net earnings (loss).............            --
OTHER OPERATING DATA:
Cable operating income (1)......            --
Cable EBITDA (1)(2).............            --
Consolidated EBITDA.............          61.3%

------------------------------

(1) Computed as a percentage of total cable services revenues.

(2) Computed before deducting management fees. Under the Prime Management Agreement, the Company will pay Prime Management a net annualized fee for managing all of the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998 and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. See "Business--Cable Television."

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

    REVENUES. Total revenues increased 39.2% from $38.0 million for the three months ended March 31, 1996 to $52.9 million for the three months ended March 31, 1997. Long distance transmission revenues from commercial, residential, governmental, and other common carrier customers increased 6.5% from $34.1 million for the three months ended March 31, 1996 to $36.3 million for the three months ended March 31, 1997. This increase in revenues resulted in part from a 12% increase in minutes of interstate and international traffic carried, which traffic totaled 149.3 million minutes, and a 9.4% increase in minutes of intrastate traffic, which traffic totaled 31.5 million minutes during the quarter. The increases in traffic resulted from growth in the underlying economy, usage stimulation resulting from reductions in rates, an increase in the number of presubscribed lines assigned to the Company, and an expansion of the Company's service area resulting from the turn-up of a number of new satellite earth station facilities located in rural Alaska. Revenue and minutes growth were also driven by an increase in services provided to other common carriers (principally MCI and Sprint), which other common carrier revenues increased from $10.7 million for the three months ended March 31, 1996 to $13.4 million for the three months ended March 31, 1997. System sales and network service revenues decreased 20.7% from $2.9 million for the three months ended March 31, 1996 to $2.3 million for the three months ended March 31, 1997, principally due to the temporary increase in the level of activity in the prior year related to the provision of services under a new outsourcing contract with National Bank of Alaska. Private line and private network transmission revenues increased 5.9% from $3.4 million for the three months ended March 31, 1996 to $3.6 million for the three months ended March 31, 1997. The Company reported three months of cable services revenues in 1997 following its acquisition of the Cable Systems effective October 31, 1996. The Company estimates that its facilities passed 162,711 homes in Alaska and that it had approximately 104,400 basic subscribers (92,940 equivalent basic subscribers) as of March 31, 1997. There was little change in the number of subscribers, the rates charged those subscribers, or the number of homes passed by the Cable Systems during the three-month period ended March 31, 1997.

    The increases in telecommunication services revenues were offset in part by a 6.0% reduction in the Company's average revenue per minute on long distance traffic from $0.184 per minute for the three months ended March 31, 1996 to $0.173 per minute for the three months ended March 31, 1997. The decrease in the average revenue per minute resulted from the Company's promotion of, and customers' greater than anticipated acceptance of new calling plans offering discounted rates and length of service rebates.

    COST OF SALES AND SERVICES. Cost of sales and services totaled $21.3 million for the three months ended March 31, 1996 and $27.2 million for the three months ended March 31, 1997. Of this increase, $3.2 million resulted from cable services programming and copyright charges incurred during the first quarter of 1997. Long distance transmission services costs increased from $19.2 million for the three months ended March 31, 1996 to $21.7 million for the three months ended March 31, 1997. The increase in transmissions costs was approximately proportional to the increase in the number of minutes carried in the first quarter of 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 50.9% from $10.8 million for the three months ended March 31, 1996 to $16.3 million for the three months ended March 31, 1997, and, as a percentage of revenues, increased from 28.5% for the three months ended March 31, 1996 to 30.7% for the three months ended March 31, 1997. Selling, general and administrative expenses increased as a result of increased sales and customer service volumes and bad debt expense totaling $523,000 for the three months ended March 31, 1997 compared to $397,000 for the three months ended March 31, 1996 (directly associated with increased revenues), and was offset by a reduction in sales, advertising and telemarketing costs which totaled $3.1 million for the three months ended March 31, 1996 as compared to $2.9 million for the three months ended March 31, 1997. Selling, general and administrative expenses also increased for the three months ended March 31, 1997 due to increased costs totaling $1.1 million in sales, engineering, operations, accounting, human resources, legal and regulatory, and management information services. Such costs were associated with the development and introduction, or planned introduction, of new products and services including local exchange services, PCS services, and Internet services. Cable services selling, general and administrative costs totaled $4.4 million during the quarter ended March 31, 1997.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased $4.2 million from $1.9 million for the three months ended March 31, 1996 to $6.1 million for the three months ended March 31, 1997. Of this increase, $3.5 million resulted from the Company's acquisition of the Cable Systems effective October 31, 1996, with the balance of the increase attributable to the Company's $38.0 million investment in facilities during 1996.

    INTEREST EXPENSE, NET. Interest expense, net of interest income, increased from $260,000 for the three months ended March 31, 1996 to $3.9 million for the three months ended March 31, 1997. This increase resulted primarily from increases in the Company's average outstanding indebtedness incurred in connection with its acquisition of the Cable Systems and investment in new facilities during 1996, offset in part by increases in the amount of interest capitalized during 1997.

    INCOME TAX EXPENSE. Income tax expense decreased from $1.6 million for the three months ended March 31, 1996 to a benefit of $132,000 for the three months ended March 31, 1997 due to the Company incurring a net loss before income taxes for the three months ended March 31, 1997 as compared to net earnings for the three months ended March 31, 1996. The Company's effective income tax rate decreased from 42.0% for the three months ended March 31, 1996 to 20.1% for the three months ended March 31, 1997 due to the net loss and the proportional amount of items that are nondeductible for tax purposes.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

    REVENUES. Total revenues increased 27.5% from $129.3 million in 1995 to $164.9 million in 1996. Long distance transmission revenues from commercial, residential and governmental customers increased 18.8% from $120.0 million in 1995 to $142.6 million in 1996. This increase reflected a 22.6% increase in interstate and international minutes of use to 570 million minutes and a 29.8% increase in intrastate minutes of use to 121.2 million minutes, principally due to a new marketing program which the Company launched during the third quarter of 1995. This program consisted of the introduction of a new flat-rate calling plan coupled with telemarketing, direct sales, and the promotion of a $1.0 million sweepstakes. Revenue growth in 1996 was also due to a 23.7% increase in revenues from other common carriers (principally MCI and Sprint), from $38.8 million in 1995 to $48.0 million in 1996, and a 23.7% increase in private line and private network transmission services revenues, from $11.4 million in 1995 to $14.1 million in 1996. Systems sales and services revenues also increased 44.4% from $7.2 million in 1995 to $10.4 million in 1996, primarily due to the commencement in the first quarter of 1996 of services provided under a new outsourcing contract with National Bank of Alaska. The Company also reported two months' of cable services revenues in 1996 following its acquisition of the Cable Systems effective October 31, 1996.

    The above increases in revenues were offset in part by a 4.8% reduction in the Company's average revenue per minute on long distance traffic from $0.188 per minute in 1995 to $0.179 per minute in 1996. The decrease in revenues resulted from the Company's promotion of and customers' enrollment in new calling plans offering discounted rates and length of service rebates.

    COST OF SALES AND SERVICES. Cost of sales and services was $72.1 million in 1995 and $92.7 million in 1996. As a percentage of total revenues, cost of sales and services increased from 55.8% in 1995 to 56.2% in 1996. The increase in cost of sales and services as a percentage of revenues during 1996 as compared to 1995 resulted primarily from the reduced average revenue per minute billed to customers in 1996 as compared to 1995 without an offsetting reduction in the revenue per minute billed to the Company for the local access and interstate termination services it obtains from third parties. These increases were offset in part by refunds in the first two quarters of 1996 aggregating approximately $960,000 from a LEC and the National Exchange Carriers Association in respect of earnings by them which exceeded regulatory requirements.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 23.1% from $37.7 million in 1995 to $46.4 million in 1996. As a percentage of total revenues, selling, general and administrative expenses decreased from 29.2% in 1995 to 28.1% in 1996. Selling, general and administrative expenses increased as a result of increased sales and customer service volumes, additional bad debt expense totaling $1.7 million in 1996 compared to $1.5 million in 1995 (directly associated with increased revenues), and increased sales, advertising and telemarketing costs totaling $13.3 million in 1996 compared to $9.9 million in 1995, due to the introduction of various marketing plans and other proprietary rate plans. Additionally, selling, general and administrative expenses increased in 1996 due to an increase of approximately $2.7 million in sales, engineering, operations, accounting, human resources, legal and regulatory, and management information services expenses. Such costs were associated with the development and introduction, or planned introduction, of new products and services including local services, cable television services, rural message and data telephone services, PCS services, and Internet services.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased 56.7% from $6.0 million in 1995 to $9.4 million in 1996. This increase resulted primarily from the Company's acquisition of the Cable Systems effective October 31, 1996.

    INTEREST EXPENSE, NET. Interest expense, net of interest income, increased 309.7% from $903,000 in 1995 to $3.7 million in 1996. This increase resulted primarily from increases in the Company's average outstanding indebtedness resulting primarily from its acquisition of the Cable Systems and construction of new facilities in rural Alaska, offset in part by increases in the amount of interest capitalized during 1996.

    INCOME TAX EXPENSE. Income tax expense increased 2.0% from $5.1 million in 1995 to $5.2 million in 1996 due to an increase in net earnings before income taxes and a slightly higher effective income tax rate from 40.5% in 1995 to 41.2% in 1996.

    As a result of its acquisition of the Cable Systems, the Company acquired net operating loss carryforwards ("NOL carryforwards") for income tax purposes totaling $58.5 million which begin to expire in 2004 if not utilized. However, the Company's utilization of these NOL carryforwards is subject to certain limitations pursuant to Section 382 of the Internal Revenue Code. Because of the limitation on the NOL carryforwards, the Company established an $8.1 million valuation allowance to offset the gross amount of the deferred tax asset. The amount of the valuation allowance was based on an estimate of the amount of the NOL carryforwards that will not be utilized, and the effective income tax rate. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforwards period are reduced.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

    REVENUES. Total revenues increased 10.5% from $117.0 million in 1994 to $129.3 million in 1995. Revenue growth was primarily attributable to increases in minutes of use and the average revenue per minute for long distance traffic. The Company's average revenue per minute increased 1.1% from $0.186 in 1994 to $0.188 in 1995. Interstate minutes of use increased 12.7% to 464.5 million minutes and intrastate minutes of use increased 17.3% to 93.4 million minutes. Revenue growth was also attributable to a 21.6% increase in revenues derived from other common carriers (principally MCI and Sprint), from $31.9 million in 1994 to $38.8 million in 1995, and a 7.6% increase in private line and private network transmission services revenues, from $10.6 million in 1994 to $11.4 million in 1995.

    These increases in revenues were partially offset by a 20.9% decline in system sales and services revenues from $9.1 million in 1994 to $7.2 million in 1995. This decline was due to fewer large-dollar equipment sales orders received during 1995 as well as a temporary reduction in the level of the Company's outsourcing services provided to the oil field services industry.

    COST OF SALES AND SERVICES. Cost of sales and services was $63.9 million in 1994 and $72.1 million in 1995. Cost of sales and services as a percentage of total revenues increased from 54.6% of revenues in 1994 to 55.8% in 1995. The increase in cost of sales and services as a percentage of revenues resulted primarily from increases in costs associated with the Company's lease of transponder capacity. The two wideband transponders the Company owned reached the end of their expected useful life in August 1994, at which time the Company leased replacement capacity. The cost of the leased capacity contributed to an increase in distribution costs during 1995 as compared to 1994. During 1995 the Company incurred approximately $450,000 for nonrecurring costs related to breaks in the undersea fiber optic cable and costs associated with its new DAMA technology. The Company also experienced reduced margins associated with equipment sales and service contracts.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased 12.5% from $33.5 million in 1994 to $37.7 million in 1995. As a percentage of total revenues, selling, general and administrative expenses increased from 28.6% in 1994 to 29.2% in 1995. Increases in selling, general and administrative expenses for the period were primarily due to increased personnel necessary to support the Company's expansion efforts and the increase in minutes of traffic carried. Additional costs were incurred during the fourth quarter of 1995 attributable to the promotion of the Company's calling plans.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense decreased 9.1% from $6.6 million in 1994 to $6.0 million in 1995. The decrease was attributable primarily to the Company's retirement of two owned wideband transponders in August 1994 that were replaced with leased rather than owned capacity.

    INTEREST EXPENSE, NET. Interest expense, net of interest income, decreased 30.5% from $1.3 million in 1994 to $903,000 in 1995. This decrease resulted primarily from a reduction in the Company's average outstanding indebtedness.

    INCOME TAX EXPENSE. Income tax expense increased 13.3% from $4.5 million in 1994 to $5.1 million in 1995 due to an increase in net earnings before income taxes and a higher effective income tax rate from 38.9% in 1994 to 40.5% in 1995.

SEASONALITY; FLUCTUATIONS IN QUARTERLY RESULTS OF OPERATIONS

    The following chart provides selected unaudited statement of operations data from the Company's quarterly results of operations during 1995 and 1996 and for the three months ended March 31, 1997:

                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                          FIRST     SECOND      THIRD     FOURTH
1995                                                     QUARTER    QUARTER    QUARTER    QUARTER   TOTAL YEAR
------------------------------------------------------  ---------  ---------  ---------  ---------  -----------
Revenues
  Telecommunications services.........................  $  29,693  $  31,860  $  33,363  $  34,363  $   129,279
  Cable services......................................         --         --         --         --           --
                                                        ---------  ---------  ---------  ---------  -----------
Total revenues........................................     29,693     31,860     33,363     34,363      129,279
Operating income......................................      2,958      3,337      4,108      3,101       13,504
Net earnings..........................................      1,607      1,836      2,252      1,807        7,502
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Net earnings per share................................  $    0.07  $    0.08  $    0.09  $    0.07  $      0.31
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Consolidated EBITDA...................................  $   4,538  $   4,897  $   5,716  $   4,346  $    19,497


                                                          FIRST     SECOND      THIRD     FOURTH
1996                                                     QUARTER    QUARTER    QUARTER    QUARTER   TOTAL YEAR
------------------------------------------------------  ---------  ---------  ---------  ---------  -----------
Revenues
  Telecommunications services.........................  $  37,969  $  37,199  $  38,664  $  41,587  $   155,419
  Cable services......................................         --         --         --      9,475        9,475
                                                        ---------  ---------  ---------  ---------  -----------
Total revenues........................................     37,969     37,199     38,664     51,062      164,894
Operating income......................................      3,947      3,970      4,017      4,475       16,409
Net earnings..........................................      2,137      2,150      2,140      1,035        7,462
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Net earnings per share................................  $    0.09  $    0.09  $    0.09  $    0.02  $      0.27
                                                        ---------  ---------  ---------  ---------  -----------
                                                        ---------  ---------  ---------  ---------  -----------
Cable EBITDA..........................................  $      --  $      --  $      --  $   4,416  $     4,416
Consolidated EBITDA...................................  $   5,834  $   5,888  $   5,829  $   8,267  $    25,818

                                                          FIRST
1997                                                     QUARTER
------------------------------------------------------  ---------
Revenues
  Telecommunications services.........................  $  39,225
  Cable services......................................     13,656
                                                        ---------
Total revenues........................................     52,881
Operating income......................................      3,292
Net earnings (loss)...................................       (525)
                                                        ---------
                                                        ---------
Net earnings (loss) per share.........................  $   (0.01)
                                                        ---------
                                                        ---------
Cable EBITDA..........................................  $   6,025
Consolidated EBITDA...................................  $   9,412

    Total revenues in the quarter ended March 31, 1997 were $52.9 million, representing a 3.6% increase over total revenues in the fourth quarter of 1996 of $51.1 million. This increase in revenues resulted in part from an increase in cable services revenues to $13.7 million in the first quarter of 1997 from $9.5 million in the fourth quarter of 1996 because the Company reported three months of cable services revenues in the first quarter of 1997 and only two months of such revenues during the fourth quarter of 1996. This revenue increase was partially offset by a 5.7% decrease in telecommunications services revenues to $39.2 million in the first quarter of 1997 from $41.6 million during the fourth quarter of 1996. This decrease is attributable in part to a reduction in the average revenues per minute reported by the Company, which resulted from the Company's promotion of, and customers' greater than anticipated acceptance of, new calling plans offering discounted rates and length of service rebates.

    Operating expenses increased during the first quarter of 1997 as compared to the fourth quarter of 1996 principally as a result of (i) turn-up costs, including rent and utilities, of the Company's new rural DAMA satellite earth-station facilities, (ii) personnel, sales, engineering, operations, accounting, human resources, legal and regulatory expenses associated with the development and introduction, or planned introduction, of new products and services including local services, PCS services and Internet services and (iii) increases in cable programming costs and copyright charges effective January 1, 1997.

    The Company expects that its EBITDA and EBITDA margins during 1997 may improve due to (i) increasing average long-distance revenues per minute, (ii) cable service rate increases beginning in April 1997 and (iii) revenue generation from the Company's rural telephony expansion and new service and product offerings to offset expenses already generated by these endeavors.

    The Company reported a net loss of $0.5 million for the first quarter of 1997 as compared to net earnings of $1.0 million during the fourth quarter of 1996. In addition to the margin compression experienced by the Company in the first quarter of 1997 discussed above, the net loss was attributable to higher depreciation and amortization and interest expenses associated with reporting a full three months of cable services operations in the first quarter of 1997 and only two months of such costs in the fourth quarter of 1996.

    Long distance revenues have historically been highest in the summer months as a result of temporary population increases attributable to tourism and increased seasonal economic activity such as construction, commercial fishing, and oil and gas activities. Cable television revenues, on the other hand, are higher in the winter months because consumers tend to watch more television, and spend more time at home, during these months. The Company's ability to implement construction projects is also reduced during the winter months because of cold temperatures, snow and short daylight hours.

LIQUIDITY AND CAPITAL RESOURCES

    The Company reported cash flows from operating activities during the three months ended March 31, 1997 of $1.8 million, net of changes in the components of working capital. Additional sources of cash during the three months ended March 31, 1997 included long-term borrowings of $10.0 million. The Company's expenditures for property and equipment, including construction in progress, totaled $7.0 million and $9.5 million during the three months ended March 31, 1996 and 1997, respectively. Uses of cash during the first quarter of 1997 included repayment of $10.4 million of long-term borrowings and capital lease obligations and an increase in notes receivable of $330,000.

    The Company reported cash flows from operating activities in 1996 of $22.4 million, net of changes in the components of working capital. Additional sources of cash in 1996 included long-term borrowings of $208.0 million, sales of additional Common Stock to MCI of $13.0 million, and payments on notes receivable of $288,000. The Company's uses of cash included payment of the cash portion of the consideration for the acquisition of the Cable Systems. The total purchase price for the acquisition of the Cable Systems was $280.1 million and was financed by the Company through the issuance to the sellers of the Cable Systems of approximately 14.7 million shares of Class A Common Stock (valued at $86.7 million), the payment of $78.2 million in cash, the assumption of approximately $110.6 million in existing indebtedness, and the issuance to one seller of $10.0 million in subordinated convertible notes. The notes were converted into approximately 1.5 million shares of Class A Common Stock in January 1997. Other uses of cash during 1996 included payment of a $9.1 million transponder purchase deposit, repayment of $5.0 million of long-term borrowings and capital lease obligations, purchase of $621,000 of Common Stock held by an officer, which stock is held in treasury to satisfy a deferred compensation obligation in lieu of satisfying the obligation in cash, payment of loan fees totaling $764,000, and investment in other assets.

    The Company's expenditures for property and equipment, including construction in progress, totaled $38.6 million and $8.9 million during 1996 and 1995, respectively. The Company anticipates that its capital expenditures in 1997 will be between $60 million and $65 million. Planned capital expenditures over the next five years include $245.0 million to $265.0 million to fund expansion of long distance facilities, (including approximately $40.0 million for satellite transponders and approximately $130.0 million for new undersea fiber optic cable facilities which will be financed by GCI Transport Company) between $140.0 million and $160.0 million to fund development, construction and operating costs of its local exchange and PCS networks and businesses; and between $65.0 million and $85.0 million to upgrade its cable television plant and to purchase equipment for new cable television services. Sources of funds for these planned capital expenditures include net proceeds of the Offerings, internally generated cash flows and borrowings under the Company's Credit Facility and its separate committed financing for GCI Transport Company, all of which funds will be necessary to complete the Company's planned capital expenditures. Consummation of one Offering is not contingent upon consummation of the other Offering and there can be no assurance that the Debt Offering will be consummated. The Debt Offering is contingent upon the Company refinancing its Existing Credit Facilities. Without the proceeds from the Debt Offering, the Company may have to seek alternative financing for a portion of its business plan. In particular, if the Debt Offering is not consummated, the Company will need to obtain additional financing for its planned construction of the new undersea fiber optic cable facilities and certain elements of its planned local exchange and PCS networks. See "Risk Factors--Significant Capital Requirements; Concurrent Offerings," "Use of Proceeds" and "Business--Business Strategy."

    Net receivables increased $7.1 million from December 31, 1995 to December 31, 1996 and $5.0 million from March 31, 1996 to March 31, 1997 resulting from:
(i) increased MTS revenues in 1996 as compared to 1995 and in 1997 as compared to 1996; (ii) increased amounts due from other common carriers attributed to growth in their traffic carried by the Company; (iii) increased private line sales activity in 1996 as compared to 1995 and in 1997 as compared to 1996; and
(iv) increases in receivables resulting from the Cable Systems acquisition.

    The Company reported a working capital deficit of $27.3 million as of March 31, 1997. During April 1997 the Company extended the maturity of its Telephony Credit Facility from April 1997 to July 1997. Since the entire facility matures within the twelve-month period ending March 31, 1998, the outstanding balance as of March 31, 1997 was included in current maturities of long-term debt. Except for the classification of the Company's senior indebtedness as current, working capital at March 31, 1997 totaled $4.6 million, a $4.6 million decrease from working capital similarly recomputed at December 31, 1996.

INFLATION

    The Company does not believe that inflation has a significant effect on its operations.

  SUPPLEMENTAL DISCUSSION OF HISTORICAL OPERATING RESULTS OF THE CABLE SYSTEMS

OVERVIEW

    The Cable Systems were acquired effective October 31, 1996. The Cable Systems serve 21 communities and areas in Alaska, including the state's three largest population centers, Anchorage, Fairbanks and Juneau. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems.

    The Company generates cable services revenues from three primary sources:
(i) programming services, including monthly basic or premium subscriptions and pay-per-view movies or other one-time events, such as sporting events; (ii) equipment rentals or installation; and (iii) advertising sales. In 1996, on a historical combined basis, programming services generated 86.0% of total cable services revenues, equipment rental or installation accounted for 8.0% of such revenues, advertising sales accounted for 4.0% of such revenues, and other services accounted for the remaining 2.0% of total cable services revenues. The primary factors that contribute to year-to-year changes in cable services revenues are average monthly subscription and pay-per-view rates, the mix among basic, premium and pay-per-view services, and the average number of subscribers during a given reporting period.

    The Cable Systems' operating, selling, general and administrative expenses have consisted principally of programming and copyright expenses, labor, maintenance and repairs, marketing and advertising, rental expense, property taxes and depreciation and amortization. In 1996, on an historical combined basis, programming and copyright expenses represented approximately 25.8% of total operating, selling, general and administrative expenses. Marketing and advertising costs represented approximately 2.2% of such total expenses and depreciation and amortization represented 41.8% of such expenses.

    Management fees paid by the Cable Systems in the amount of $2,475,000, $2,229,000, and $2,166,000 in 1994, 1995 and 1996 (on an historical combined basis), respectively, under management agreements in existence prior to the Company's acquisition of the Cable Systems will not be relevant to the Company's ongoing cable operating results. The Company has entered into a new management agreement with Prime Management, pursuant to which Prime Management will oversee all of the Company's cable operations. In exchange, the Company will pay Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Either party may terminate the management agreement after October 31, 1998.

    Due to the adjustment in the carrying value of the tangible and intangible assets and a change in the tangible and intangible depreciation and amortization lives of those assets following the Company's acquisition of the Cable Systems, historical depreciation and amortization will not be directly comparable to depreciation and amortization for the Cable Systems in the future. Depreciation and amortization expense attributable to the Cable Systems was $22.0 million on a combined historical basis for the year ended December 31, 1996, as compared to $13.3 million on a pro forma basis as if the acquisition of the Cable Systems had occurred January 1, 1996. Although the carrying value of the assets increased, depreciation and amortization decreased due to the longer depreciation and amortization lives.

RESULTS OF OPERATIONS--PRIME

    The following table sets forth certain financial data of Prime expressed as a percentage of revenues for the periods indicated and the percentage changes in such data as compared to the corresponding prior year period:

                                                                                                      PERCENTAGE CHANGE
                                                                               SIX MONTHS ENDED     ----------------------
                                             YEARS ENDED DECEMBER 31,
                                                                                   JUNE 30,            1994        1995
                                        ----------------------------------  ----------------------     VS.         VS.
                                           1993        1994        1995        1995        1996        1993        1994
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
Revenues..............................      100.0%      100.0%      100.0%      100.0%      100.0%        5.1%        6.5%
Operating, selling, general and
  administrative expenses (1).........      112.1       109.7       105.6       106.7       104.2         2.9         2.6
Operating income (loss) (1)...........      (12.1)       (9.7)       (5.6)       (6.7)       (4.2)       15.7        38.2
EBITDA (before management fees).......       52.5%       51.2%       50.1%       49.4%       49.8%        2.3%        4.3%


                                          SIX MOS.
                                          1996 VS.
                                          SIX MOS.
                                            1995
                                        -------------
Revenues..............................         7.3%
Operating, selling, general and
  administrative expenses (1).........         4.8
Operating income (loss) (1)...........        32.5
EBITDA (before management fees).......         8.3%

------------------------------

(1) Includes management fees paid by Prime in the amounts of $1,542,000, $1,671,000, and $1,674,000 in 1993, 1994 and 1995, respectively, and
    $817,000 and $924,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of Cable Systems from Prime. These fees will not be relevant to the Company's ongoing cable operating results. Also includes depreciation and amortization.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    The Cable Systems owned by Prime served subscribers in Anchorage and surrounding areas (including Eagle River, Chugiak, Fort Richardson and Elmendorf Air Force Base), in the Kenai and Soldotna area and in Bethel, Alaska. As of June 30, 1996, the Prime cable systems passed more than 107,000 homes and served more than 52,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwelling units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 51,000 subscriptions to premium service units.

    REVENUES. Revenues totaled $17.3 million for the six months ended June 30, 1996 and $16.1 million for the six months ended June 30, 1995. The 7.3% increase resulted primarily from subscriber growth as a result of additional homes passed and a rate increase implemented effective December 15, 1995. Average revenue per account per month was approximately $42.17 for the six-month period ended June 30, 1996 and $40.67 for the six month period ended June 30, 1995. This represents an increase of approximately 3.7% for the six months ended June 30, 1996 compared to the corresponding period of 1995.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, selling, general and administrative expenses (excluding depreciation and amortization), representing costs directly attributable to providing cable services to customers, increased 6.4% for the six months ended June 30, 1996 compared to the corresponding period of 1995, primarily as a result of subscriber growth and higher programming costs. Depreciation and amortization expense was $8.4 million and $8.2 million for the six months ended June 30, 1996 and 1995, respectively. The increase resulted from additional purchases of property, plant and equipment.

THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, the Prime cable systems passed more than 106,000 homes and served more than 53,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwelling units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 63,000 subscriptions to premium service units.

    REVENUES. Revenues totaled $32.6 million, $30.6 million and $29.1 million during the years ended December 31, 1995, 1994 and 1993, respectively. The 6.5% increase in 1995 as compared to 1994 and the 5.2% increase in 1994 as compared to 1993 resulted primarily from subscriber growth due to an increase in the number of homes passed. Approximately $356,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented in January 1995. No rate increases were implemented during 1994. Average monthly revenue per account was approximately $40.17, $39.92 and $40.75 in 1995, 1994 and 1993,
respectively, representing an increase (decrease) of approximately 0.6% and (2.0%) in 1995 and 1994, respectively.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, selling, general and administrative expenses (excluding depreciation and amortization), representing costs directly attributable to providing cable services to customers, increased 9.1% in 1995 as compared to 1994 and increased 8.0% in 1994 as compared to 1993, primarily as a result of subscriber growth and higher programming costs. Depreciation and amortization expense was $16.5 million and $16.9 million for the years ended December 31, 1995 and 1994, respectively. The 1995 decrease as compared to 1994 resulted from certain intangible assets becoming fully amortized.

RESULTS OF OPERATIONS - ALASKAN CABLE

    The following table sets forth certain financial data of Alaskan Cable expressed as a percentage of revenues for the periods indicated and the percentage changes in such data as compared to the corresponding prior year period:

                                                                                                      PERCENTAGE CHANGE
                                                                                                    ----------------------
                                                                                SIX MONTHS ENDED
                                                       YEAR ENDED
                                                      DECEMBER 31,                  JUNE 30,          1994        1995
                                             -------------------------------  --------------------     VS.         VS.
                                               1993       1994       1995       1995       1996       1993        1994
                                             ---------  ---------  ---------  ---------  ---------  ---------     -----
Revenues...................................      100.0%     100.0%     100.0%     100.0%     100.0%     (1.8)%        4.6%
Operating, selling, general and
  administrative expenses (1)..............       97.4       96.3       95.6       94.9       95.6      (3.0)         3.9
Operating income (1).......................        2.6        3.7        4.4        5.1        4.4     (40.6)        22.5
EBITDA (before management fees)............       49.0%      49.3%      48.5%      48.6%      48.4%     (1.3)%        2.8%


                                              SIX MOS.
                                                1996
                                                VS.
                                              SIX MOS.
                                                1995
                                             ----------
Revenues...................................        3.0%
Operating, selling, general and
  administrative expenses (1)..............        3.7
Operating income (1).......................     (10.1)
EBITDA (before management fees)............        2.4%

------------------------------

(1) Includes management fees paid by Alaskan Cable in the amounts of $202,000, $233,000 and $225,000 in 1993, 1994 and 1995, respectively, and $113,000 and
    $156,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaskan Cable. These fees will not be relevant to the Company's ongoing cable operating results. Also includes depreciation and amortization.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    The Cable Systems owned by Alaskan Cable served subscribers in the Fairbanks area, including Fort Wainwright and Eielson Air Force Base and in Juneau, Ketchikan and Sitka. As of June 30, 1996, the Alaskan Cable cable systems (combined for all three corporations comprising Alaskan Cable throughout this Alaskan Cable discussion) passed more than 42,720 homes and served more than 25,426 residential subscribers. Alaskan Cable had approximately 20,310 subscriptions to premium service units.

    REVENUES. Revenues totaled $7.4 million and $7.2 million during the six-month periods ended June 30, 1996 and 1995, respectively. The revenue growth in 1996 as compared to 1995 resulted primarily from rate increases for services. Average monthly revenue per account for the six month periods ended June 30, 1996 and June 30, 1995 was approximately $48.83 and $46.17, respectively, representing an increase of 5.8%.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, selling, general and administrative expenses (excluding depreciation and amortization), representing costs directly attributable to providing cable services to customers, increased 4.7% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995, primarily as a result of increased business activity from additional services and higher programming costs. Selling, general and administrative expenses increased 4.5% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995, primarily as a result of increased business activity from additional services. Depreciation and amortization expense totaled $3.1 million and $3.0 million for the six-month periods ended June 30, 1996 and 1995, respectively. The increase is primarily the result of the amortization of deferred loan expenses pertaining to the line of credit reported in the first six months of 1996.

THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, Alaskan Cable's cable systems passed more than 42,300 homes and served more than 25,900 residential subscribers. Alaskan Cable had approximately 15,780 subscriptions to premium service units.

    REVENUES. Revenues totaled $14.5 million, $13.9 million and $14.1 million during the years ended December 31, 1995, 1994 and 1993, respectively. The 4.6% growth in 1995 as compared to 1994 resulted primarily from increases in regulated service rates implemented January 1, 1995. The 1.8% decrease in 1994 as compared to 1993 resulted primarily from subscriber rate reductions implemented September 1, 1993. Average monthly revenue per account was approximately $48.00, $45.75 and $47.75 in 1995, 1994 and 1993, respectively, representing an increase (decrease) of approximately 4.9% and (4.2%), respectively.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, selling, general and administrative expenses (excluding depreciation and amortization), representing costs directly attributable to providing cable services to customers increased 5.3% in 1995 as compared to 1994 and increased 2.7% in 1994 as compared to 1993, primarily as a result of subscriber growth and higher programming costs. Depreciation and amortization expense was $6.2 million, $6.1 million and $6.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 resulted from continued cable television build-out expenditures, and the amortization of line of credit deferred loan expenses. The 1994 decrease as compared to 1993 resulted from disposal of old cable television systems in 1993 whose original construction costs were higher than the expenditures made to rebuild the system.

RESULTS OF OPERATIONS - ALASKA CABLEVISION

    The following table sets forth certain financial data of Alaska Cablevision expressed as a percentage of revenues for the periods indicated and the percentage changes in such data as compared to the corresponding prior year period:

                                                                                                        PERCENTAGE CHANGE
                                                                                                      ----------------------
                                                                                  SIX MONTHS ENDED
                                                         YEAR ENDED
                                                        DECEMBER 31,                  JUNE 30,          1994        1995
                                               -------------------------------  --------------------     VS.         VS.
                                                 1993       1994       1995       1995       1996       1993        1994
                                               ---------  ---------  ---------  ---------  ---------  ---------     -----
Revenues.....................................      100.0%     100.0%     100.0%     100.0%     100.0%       0.1%        3.7%
Operating, selling, general and
  administrative expenses (1)................       67.9       71.2       70.2       68.6       70.5        5.7         2.3
Operating income (1).........................       32.1       28.8       29.8       31.4       29.5      (9.4)         7.2
EBITDA (before management fees)..............       49.8%      44.3%      43.6%      45.8%      42.1%    (10.2)%        2.1%


                                                SIX MOS.
                                                  1996
                                                   VS.
                                                SIX MOS.
                                                  1995
                                               -----------
Revenues.....................................        1.3%
Operating, selling, general and
  administrative expenses (1)................        4.0
Operating income (1).........................      (4.7)
EBITDA (before management fees)..............      (6.8)%

------------------------------

(1) Includes management fees paid by Alaska Cablevision in the amounts of $567,000, $517,000, and $400,000 in 1993, 1994 and 1995, respectively, and
    $217,000 and $184,000 for the six months ended June 30, 1995 and 1996, respectively, under management agreements in existence prior to the Company's acquisition of cable systems from Alaska Cablevision. These fees will not be relevant to the Company's ongoing cable operating results. Also includes depreciation and amortization.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    The Cable Systems owned by Alaska Cablevision served subscribers in Kodiak, Valdez, Cordova, Petersburg, Wrangell, Kotzebue and Nome. As of June 30, 1996, Alaska Cablevision's cable systems passed more than 11,000 homes and served more than 7,500 residential subscribers and over 1,500 business subscribers. Alaska Cablevision had approximately 7,650 residential subscriptions to premium service units.

    REVENUES. Revenues totaled $3.0 million during each of the six-month periods ended June 30, 1996 and 1995. Average monthly revenue per account was approximately $62.00 and $61.17 during the six-month periods ended June 30, 1996 and 1995, respectively, representing an increase of approximately 1.4%.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, selling, general and administrative expenses (exluding depreciation and amortization), representing costs directly attributable to providing cable services to customers, increased 4.0% during the six-month period ended June 30, 1996, compared to the six-month period ended June 30, 1995. Programming and copyright costs increased 2.8% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995 due to increases in the number of subscribers, program offerings and programming rates. Depreciation and amortization expense was approximately $237,000 and $210,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The increase in the six-month period ended June 30, 1996 as compared to the same period of 1995 resulted from additional depreciation on capital expenditures made during 1996 and a full year of depreciation in 1996 on 1995 capital expenditures as compared to a partial year of depreciation in 1995.

THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, Alaska Cablevision's cable systems passed more than 10,860 homes and served more than 7,735 residential subscribers and over 100 business subscribers. Alaska Cablevision had approximately 7,875 residential subscriptions to premium service units.

    REVENUES. Revenues totaled $5.9 million, $5.7 million and $5.7 million during the years ended December 31, 1995, 1994 and 1993, respectively. The 3.7% increase in 1995 as compared to 1994 resulted primarily from modest growth in the number of subscribers and increases in regulated service rates. Approximately $171,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented November 1, 1994 and November 1, 1995. The 0.9% increase in 1994 as compared to 1993 resulted primarily from a 4.6% increase in the number of subscribers offset by the subscriber rate reductions implemented in September 1993 and July 1994. Average annual revenue per account per month was approximately $60.83, $61.17 and $64.75 in 1995, 1994 and 1993,
respectively, representing decreases of approximately 0.5% and 5.5%, respectively.

    OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, selling, general and administrative expenses (excluding depreciation and amortization), representing costs directly attributable to providing cable services to customers, increased 2.3% in 1995 as compared to 1994 and increased 5.7% in 1994 as compared to 1993. Programming and copyright costs directly attributable to providing cable services to customers increased 4.6% in 1995 as compared to 1994 and increased 11.5% in 1994 as compared to 1993. The increases resulted primarily from subscriber growth, increased program offerings and higher programming rates. Depreciation and amortization expense was $420,000, $314,000 and $435,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 resulted from additional depreciation on increased capital expenditures in 1995 as compared to 1994. The 1994 decrease as compared to 1993 result from certain tangible and intangible assets becoming fully amortized.

                                    BUSINESS

OVERVIEW

    The Company is a diversified telecommunications provider with a leading position in facilities-based long distance service in the State of Alaska and, as a result of recent acquisitions, has become Alaska's leading cable television service provider. The Company seeks to become the first significant provider in Alaska of an integrated package of telecommunications and cable television services. Complementing its long distance, cable and cellular resale operations, the Company has announced plans to provide facilities-based competitive local exchange and wireless communications services in Alaska's major population centers. The Company expects to launch local exchange services in Anchorage in the second half of 1997. The Company also acquired a state-wide 30 MHz B-block PCS license in June 1995 for approximately $1.65 million (or about $3.00 per pop) and is currently evaluating various technologies for a proposed wireless PCS network.

    The Company believes that the size and growth potential of the voice, video and data markets, the increasing deregulation of telecommunications services, and the increased convergence of telephony, wireless and cable services offer the Company considerable opportunities to integrate its telecommunications and cable services and expand into communications markets both within and, over the longer-term, outside of Alaska. The Company expects the rate of growth in industry-wide telecommunications revenues to increase as the historical dominance of monopoly providers is challenged as a result of deregulation. Considerable deregulation has already taken place in the United States as a result of the 1996 Telecom Act, with the barriers to competition between telecommunications, local exchange and cable providers being lowered. The Company believes that its acquisition of the Cable Systems and its development of local exchange service and PCS leave it well-positioned to take advantage of this deregulation process in telecommunications markets.

    The Company began providing interstate long distance service in 1982 and began providing intrastate long distance service in 1991. The Company provides a full range of long distance services, including direct dial, 800, message toll, private line, private network, operator and calling and debit card services, to residential, commercial and governmental customers and to other common carriers. In addition, the Company sells data communication equipment and offers technical services.

    The Company operates a state-of-the-art, competitive telecommunications network employing the latest digital transmission technology based upon fiber optic and digital microwave facilities within and between Anchorage, Fairbanks and Juneau, a digital fiber optic cable linking Alaska to the contiguous 48 states and providing access to other carriers' networks for communication around the world, and the use of satellite transmission to remote areas of Alaska (and for certain interstate traffic as well). As of March 31, 1997, the Company's long distance services were available, through the Company's network, to approximately 90% of total Alaskan access lines. As of March 31, 1997, the Company's residential customers were served by approximately 81,150 access lines, representing approximately 41% of all Alaskan residential presubscribed access lines. In addition, the Company had over 11,000 commercial, governmental and other common carrier customers who were served by approximately 57,600 access lines, representing approximately 48% of all presubscribed non-residential access lines in the State.

    Effective October 31, 1996, the Company became the leading cable television services provider in Alaska upon its acquisition of the Cable Systems from several unrelated sellers for total consideration of approximately $280.1 million. The Cable Systems serve 21 communities and areas in Alaska, including the state's three largest urban areas, Anchorage, Fairbanks and Juneau. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. As of March 31, 1997, the Cable Systems consisted of approximately 1,765 miles of installed cable plant having between 300 and 450 MHz of channel capacity.

BUSINESS STRATEGY

    The Company's goal is to become the first significant provider of integrated voice, video and data services in Alaska while maximizing growth in its revenues and net income. The Company's strategies to achieve this objective fall generally into four broad categories: (i) integrate the Company's telecommunications and cable operations, (ii) expand the scope of the Alaskan voice, video and data markets that the Company will address, (iii) increase the Company's penetration of these markets, and (iv) improve the Company's consolidated operating margins and utilization of the Company's capital resources. These broad strategies are discussed below. The Company's strategic focus over the next several years will be on Alaska. On a longer-term basis, the Company may consider growth opportunities outside Alaska, especially in areas of the world with demographics and infrastructure characteristics similar to those of Alaska.

    INTEGRATE TELECOMMUNICATIONS AND CABLE OPERATIONS

    The Company has begun integrating the Cable Systems into its preexisting operations. As part of this integration, the Company plans to combine the marketing and sales organizations, the billing systems, MIS and customer service organizations of the Cable Systems with those of the Company's historical operations. This integration will enable the Company to coordinate the marketing of its telecommunications and cable services to the full range of the Company's customers, promote introduction of new products and services, leverage consumer awareness of the GCI brand name and provide its customers with a single bill and point-of-contact for customer service. The Company estimates that the essential elements of this integration will be completed by late 1997.

    EXPAND ADDRESSABLE MARKET

    As a result of its acquisition of the Cable Systems, the Company has expanded its addressable market in Alaska to include both long distance and cable services, which markets generated approximately $450 million in revenues in 1996 for all providers of such services in Alaska. Following its introduction of local exchange and wireless services, the Company's addressable market will expand to approximately $800 million in total.

    The Company intends to offer local exchange services in Anchorage and other major Alaskan population centers principally using its own network facilities. The Company expects to provide local exchange services initially in Anchorage in the second half of 1997. The Company has installed 38 miles of a planned 130-mile fiber optic network in Anchorage, installed a Lucent 5ESS switch with both local and long distance capabilities and has entered into an agreement with the encumbent LEC, ATU, to interconnect the Company's network with that of ATU and to purchase unbundled local loops necessary to provide local service. The Company's agreement with ATU has been approved by the APUC. The Alaskan local service market generated approximately $320 million in revenues in 1996, approximately 32% of which were attributable to Anchorage. The Company anticipates expanding its local service to the Fairbanks and Juneau markets during 1998 and to other markets during 1999, subject to negotiating acceptable interconnection arrangements with the LECs serving those markets and to obtaining the necessary regulatory approvals.

    The Company plans to enter the facilities-based wireless communications market through development of a PCS network. The Company believes that PCS technology, if successfully implemented, will offer advantages over existing analog cellular technology, such as superior audio quality, additional features, better compatibility with wireline services, and longer battery life. PCS technology is particularly suited for use in Alaska, which has relatively small, dense population clusters in many geographically remote areas. The Company estimates that the Alaskan cellular services market generated approximately $35 million in total revenues in 1996.

    INCREASE PENETRATION OF ALL MARKET SEGMENTS

    The Company believes that by offering a variety of branded telecommunications and cable services, by increasing consumer awareness and leveraging brand equity, and by emphasizing customer service and rewarding consumer loyalty, it will be well-positioned to improve customer retention rates and to increase its market share in all service categories. The Company believes that substantially all of its long distance and cable television customers are potential wireless and local service customers. Cross-selling opportunities also exist between the Company's long distance customers and its cable customers. The Company estimates that, as of March 31, 1997, approximately 59% of the Company's residential cable subscribers did not obtain long distance service from the Company and that approximately 23% of the Company's total long distance customers and 27% of the Company's residential long distance customers were passed by the Cable Systems but did not buy cable service.

    The Company plans significant upgrades to the existing cable plant in order to expand channel capacity, add new services, improve network quality and reliability and reduce theft. The Company expects that, by expanding customers' service options, it will attract new customers, increase average revenue per subscriber and reduce customer attrition rates. Currently, the Cable Systems have between 300 and 450 MHz of channel capacity, or enough capacity to carry between 36 and 60 channels. Over the next two years, the Company plans to increase the capacity of the Cable Systems to between 450 and 550/750 MHz of channel capacity, or enough capacity to carry between 60 and 76 channels.

    The Company plans to begin offering cable modems in the fourth quarter of 1997. Cable modems represent a new technology which offers significantly faster access to the Internet and other on-line data services than other currently available technologies. The Company believes that Alaskans have a greater propensity to access the Internet than consumers in other states for a variety of reasons. Alaskans on average have completed more years of formal education and have a higher per capita income and mean household income than the U.S. average. Purchasing power is also enhanced by the lack of a state income tax and the annual Permanent Fund dividend that each resident, regardless of age, receives from the State (over $1,100 per person in 1996). In markets outside of Anchorage, Fairbanks and Juneau, the limited availability of traditional sources of information such as libraries, universities and museums contribute to heavy use of the Internet as an information, education and communication resource. In addition to offering cable modems, the Company plans to offer certain specialized telecommunications services to support distance education and telemedicine in rural areas of the State. Rural Alaskans often do not have access to medical professionals within their community and the use of a communication network to deliver a wide range of telemedical services (voice, video and data) enhances the quality and timeliness of the services delivered while concurrently reducing the overall cost of delivery. Likewise, the educational infrastructure is limited in many areas of rural Alaska and distance education services are being deployed to provide specialized curricula to smaller village schools. Like telemedical services, distance education services both improve the quality of education and reduce the cost of delivery.

    IMPROVE CONSOLIDATED OPERATING MARGINS AND CAPITAL UTILIZATION

    The Company believes that the combination of its long distance, local, wireless communications and cable operations will enable it to achieve better overall operating margins than would be possible if these operations were managed as stand-alone enterprises. The Company expects to achieve certain efficiencies by combining the marketing, sales, customer service, MIS and administrative organizations of the Cable Systems with each other and with those of the Company's preexisting operations. The Company also expects that its planned provision of local services, while a potentially significant source of revenues, will coincidentally result in a significant reduction in the Company's local access fees paid to Alaskan LECs. Access fees charged to the Company by incumbent Alaskan LECs for the use of their local networks to originate or terminate long distance calls totaled $36.4 million in 1996, or approximately 28.2% of the Company's long distance revenues for this period. The Company estimates that the average access charge payable by it to Alaskan LEC's for originating or terminating interstate access is approximately $0.043 per minute of traffic and for originating or terminating intrastate access is approximately $0.07 per minute of traffic (or a total of approximately $0.14 for originating and terminating access).

    In addition, the Company expects to leverage its investment in existing cable plant and rights-of-way by, in some cases, overlaying (or using existing) fiber optic cable for telephony or PCS applications. The incremental cost of such network enhancements, especially when combined with planned upgrades to the existing cable plant, is significantly less than the cost of building entirely new network facilities.

ALASKAN VOICE, VIDEO AND DATA MARKETS

    The Alaskan voice, video and data markets are unique within the United States. Alaska is physically distant from the rest of the United States and is characterized by large geographical size and relatively small, dense population clusters (with the exception of major population centers such as Anchorage, Fairbanks and Juneau). It lacks a well-developed terrestrial transportation infrastructure, and the majority of Alaska's communities are accessible only by air or water. As a result, Alaska's telecommunications networks are different from those found in the lower 49 states. Alaska today relies extensively on satellite-based transmission for intrastate calling between remote communities where investment in a terrestrial network would be uneconomic or impractical. Also, given the remoteness of Alaska's communities and, in many cases, lack of major civic institutions such as hospitals, libraries and universities, Alaskans are dependent on telecommunications to access the resources and information of large metropolitan areas in the rest of the U.S. and elsewhere. In addition to satellite-based communications, the telecommunications infrastructure in Alaska includes traditional copper wire, digital microwave links between Anchorage and Fairbanks and Juneau and fiber optic cable. For interstate and international communication, Alaska is currently connected to the lower 48 states by undersea fiber optic cable with a capacity of nine DS3s and is backed-up by additional satellite capacity. Calls to Hawaii and international calls are routed from the lower 48 states by various means.

    Prior to 1982, Alascom, Inc. ("Alascom") was the sole long distance carrier in Alaska. Alascom was required to maintain a number of low bandwidth links and expand service to remote or less developed areas of the state. Interstate rates initially charged for Alaskan telecommunications services were substantially higher than interstate rates in the contiguous states. In 1972, the FCC established a policy of rate integration intended to equalize all domestic interstate rates based on distances of calls. This policy was used to support a subsidy mechanism to help Alascom cover higher costs associated with rural operations. When the Company began providing interstate long distance service in 1982, AT&T provided almost all of the telecommunications services in the lower 49 states, and Alascom provided almost all of the long distance telecommunications services in Alaska and between Alaska and the lower 49 states and foreign countries. Although Alascom's business was highly subsidized, the Company competed in long distance services against Alascom without the advantage of a subsidy. In 1983, the State of Alaska petitioned the FCC to initiate a rulemaking to determine how to rationalize the policies of rate integration and competition in the Alaskan market in light of the rapid changes in the telecommunications industry brought on by the AT&T divestiture and changing FCC competition policies. This action ultimately led to a negotiated buyout of Alascom from Pacific Telecom, Inc. ("PTI") by AT&T in August 1995 for consideration of approximately $290 million. After the buyout, Alascom changed its name to AT&T Alascom. See "--Competition" and "--Regulation."

    The Alaskan telecommunications business today comprises three distinct markets: long distance services (interstate and intrastate), local exchange services and wireless communications services (cellular and, eventually, PCS). In the long distance market, the Company competes against AT&T Alascom and ATU, and may in the future compete against other new market entrants. In the local exchange market, the Company will compete against various incumbent local exchange carriers, including ATU in the Anchorage area and PTI in Juneau. PTI is also expected to be the local exchange carrier in Fairbanks by the end of 1997. In the wireless communications market, the Company's PCS business expects to compete against the cellular subsidiaries of AT&T and ATU in the Anchorage market and the cellular subsidiaries of PTI and others outside of Anchorage. Other PCS providers may compete against the Company as well, although the Company is unable to determine the extent of this competition at the present time. For calendar year 1996, the aggregate telecommunications market in Alaska generated revenues of approximately $738 million. Of this amount, approximately $383 million was attributable to interstate and intrastate long distance service, approximately $320 million was attributable to local exchange services, and approximately $35 million was attributable to wireless communications services. Over the five-year period ended December 1996, these markets have grown, in aggregate, at a compounded annual rate of approximately 8%.

    The market for programmed video services in Alaska includes traditional broadcast television, cable television, wireless cable, and direct broadcast satellite ("DBS") systems. The urban centers in Alaska are served by broadcast television stations including network affiliates and independent stations. Anchorage, Fairbanks and Juneau are served by seven, four and two broadcast stations, respectively. In addition, several smaller communities such as Bethel are served by one local television station. Approximately 240 rural communities receive a single state-sponsored channel of television by a satellite dish and a low power transmitter. Anchorage and Fairbanks are served by a UHF subscription television operator that has been successful in gaining customers, particularly in areas not served by cable. Additionally, Anchorage is served by a MMDS operator that has made minor inroads into the Company's cable customer base.

    In Alaska, cable television was introduced in the 1970s to provide television signals to communities with few or no available off-air television signals and to communities with poor reception or other reception difficulties caused by terrain interference. Since that time, as on the national level, the cable television providers in Alaska have added non-broadcast programming, utilized improved technology to increase channel capacity and expanded service markets to include more densely populated areas and those communities in which off-air reception is not problematic.

    Recently, both broadcast television and cable operators have had to compete against new entrants to the market including wireless cable and DBS operators. In cities with higher population densities, MMDS or wireless cable operators can now deliver video signals to homes with line-of-sight access to the transmitting location. In both urban and rural locations, DBS operators offer satellite-based programming packages to subscribers. Because of Alaska's high latitude, DBS signals are not as strong as they are in the lower 48 states and currently require the use of receiving dishes that are substantially larger (ranging generally from three feet to six feet in diameter) than those required in the lower 48 states. In addition, the relatively low altitude above the horizon of DBS satellites in the eastern portion of the satellite arc when viewed from Alaska makes their signals subject to blockage from mountains, buildings and other structures. MMDS also requires that customers' receiving antennas have line-of-sight access to transmitting radio towers, and both MMDS and DBS signals are subject to interference from rain, snow and wind. Future satellite launches may provide enhanced service and signal quality to DBS providers operating in Alaska. Recent published reports indicate that there has been a substantial increase in the number of DBS subscribers in the United States in recent years. Thus, although it is difficult to assess the ultimate impact that DBS will have on the cable industry or upon the Company's financial condition and results of operations, DBS services may pose a significant competitive threat to cable television systems.

    At present, 21 communities and areas in Alaska, including the state's three largest urban areas (Anchorage, Fairbanks and Juneau) are served by the Cable Systems. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. It is difficult if not impossible to determine the exact number of homes passed by cable in Alaska because many rural communities served by cable are very small and the cable systems are independently owned and operated. A number of cable operators other than the Company provide cable service in Alaska. All of these companies are relatively small, with the largest having fewer than 6,000 subscribers. Aggregate revenues for all providers in the Alaskan cable television market are estimated to be $62.0 million for 1996, a 4.0% increase over the prior year.

LONG DISTANCE OPERATIONS

    SERVICES

    The Company commenced providing interstate long distance service in November 1982 and commenced providing intrastate long distance service in May 1991. The Company provides a full range of long distance services, including direct dial, 800 message toll, private line, private network, operator, and calling and debit card services, to residential, commercial and government customers and to other common carriers. The Company also sells data communication equipment and offers technical services.

    As of March 31, 1997, approximately 90% of total Alaskan access lines were accessible through the Company's satellite, fiber optic or leased digital microwave networks. As of March 31, 1997, the Company's residential customers were served by approximately 81,150 access lines, representing approximately 41% of all Alaskan residential presubscribed access lines. In addition, the Company had over 11,000 commercial, governmental and other common carrier customers who were served by approximately 57,600 access lines, representing approximately 48% of all non-residential presubscribed access lines in the State. All service areas constructed prior to January 1, 1996 in which the Company has facilities have completed the equal access balloting process (which permits customers to designate their preferred long distance carrier). Among these communities, the Company carries 33% to 49% of the southbound interstate message toll service ("MTS") traffic and 21% to 48% of the intrastate MTS traffic originating in these service areas. Among the sites constructed in 1996, the communities of Barrow, Bethel, Nome, Togiak and Unalakleet have completed the equal access balloting process. The communities of Ekwak, New Stuyahok, Kollganek and Levelock also completed the equal access balloting process in 1997. The Company is currently negotiating equal access conversion with the LECs in the remainder of the sites constructed in western Alaska during 1996.

    The Company provides interstate and intrastate switched MTS and private line and private network communication services between the major communities in Alaska, and to and from the lower 49 states and foreign countries. The Company's message toll services include intrastate, interstate and international direct dial, 800, calling and debit card, operator and enhanced conference calling, as well as termination of northbound toll service for MCI, Sprint and several resellers who do not have facilities of their own in Alaska. The Company also provides origination of southbound calling card and 800 toll services for MCI and Sprint customers. Regulated telephone relay services for the deaf, hard-of-hearing and speech-impaired are provided through the Company's operator service center. The Company offers its message toll services to commercial, residential, government and other common carrier customers. Subscribers may generally cancel service at any time. Toll related services accounted for approximately 82.7% of the Company's total telecommunications services revenues in 1996. Private line and private network services utilize voice and data transmission circuits, dedicated to particular subscribers, which link an office in one location to another in a different location. The Company provided private line and private network communication products and services to approximately 769 commercial and government accounts in 1996. Private line and private network communication products and services generated $14.9 million in revenue in 1996 or approximately 9.6% of total telecommunications services revenues.

    Although the Company has several agreements to facilitate the origination and termination of international toll traffic, it has neither foreign operations nor export sales. Revenues associated with international toll traffic were $6.3 million in 1996.

    The following table summarizes the Company's switched MTS traffic minutes for the periods indicated:

                          INTERSTATE MINUTES
                 -------------------------------------
                  SOUTHBOUND    NORTHBOUND                             INTER-
FOR YEAR ENDED   (TO LOWER 49  (FROM LOWER    CALLING   INTRASTATE    NATIONAL
 DECEMBER 31,      STATES)      49 STATES)     CARD       MINUTES      MINUTES      TOTAL
---------------  ------------  ------------  ---------  -----------  -----------  ---------
                                           (AMOUNTS IN THOUSANDS)
        1993         203,729       144,994      16,260      70,220        4,251     439,454
        1994         231,226       158,059      17,466      79,641        5,318     491,710
        1995         263,023       176,893      18,215      93,370        6,385     557,886
        1996         326,471       209,154      26,459     121,208        7,524     690,816

    In addition to providing communication services, the Company designs, sells, services and operates, on behalf of certain customers, dedicated communication and computer networking equipment and provides field/depot, third party, technical support, consulting and outsourcing services through its systems sales and service business. The Company's equipment sales and services revenue was $9.8 million in the year ended December 31, 1996, or approximately 6.3% of total telecommunications services revenues. The Company has expanded its technical services business to include outsourcing, onsite technical contract services and telecommunications consulting. The Company manages substantially all of the telecommunications and computer networking assets of BP Exploration (Alaska), the largest oil company presently operating in Alaska, pursuant to a contract that expires on December 31, 1997. The Company is currently negotiating a three-year extension of such contract and expects to finalize the extension shortly. The Company was also awarded a five-year contract, effective October 31, 1995, to assume management responsibility for all of the telecommunications and computer networking assets of National Bank of Alaska.

    SIGNIFICANT CUSTOMERS

    In 1993, the Company entered into a significant business relationship with MCI which includes the following agreements: (i) the Company agreed to terminate all Alaska-bound MCI long distance traffic and MCI agreed to terminate all of the Company's long distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii (the "MCI Traffic Carriage Agreement");
(ii) MCI licensed certain service marks to the Company for use in Alaska; (iii) MCI, in connection with providing to the Company credit enhancement to permit the Company to purchase a portion of an undersea cable linking Seward, Alaska, with Pacific City, Oregon, leased from the Company all of the capacity owned by the Company on the undersea fiber optic cable and the Company leased such capacity back from MCI; (iv) MCI purchased certain service marks of the Company; and (v) the parties agreed to share some communications network resources and various marketing, engineering and operating resources. The Company also handles MCI's 800 traffic originating in Alaska and terminating in the lower 49 states and handles traffic for MCI's calling card customers when they are in Alaska, while MCI originates calls for the Company's calling card customers when they are in the lower 49 states. Concurrently with entering into the MCI Traffic Carriage Agreement, MCI purchased approximately 31% of the then outstanding Class A Common Stock and approximately 31% of the then outstanding Class B Common Stock and presently controls nominations to two seats on the Board pursuant to the Voting Agreement. Concurrently with the Company's acquisition of the Cable Systems, MCI purchased an additional 2.0 million shares of Class A Common Stock for $13.0 million or $6.50 per share, a 30% premium to the market price of $5.00 per share immediately preceding the announcement of the Company's acquisition of the Cable Systems. As of May 15, 1997, MCI owned 22.6% of the outstanding combined Common Stock, representing 26.6% of the total voting power of the Common Stock. After giving effect to the Stock Offering, MCI will own 19.4% of the outstanding combined Common Stock, representing 24.5% of the total voting power of the Common Stock. See "--Cable Television" and "Principal and Selling Shareholders."

    Revenues attributed to the MCI Traffic Carriage Agreement, which expires in 2001, were approximately $29.2 million in 1996, or approximately 17.7% of total revenues. The contract was amended in 1996 to reduce the rate to be charged by the Company for southbound MCI traffic for the period April 1, 1996 through July 1, 1999 and thereafter. The rate reduction, if applied to the number of southbound minutes carried by the Company in all of 1996, would have been approximately $570,000.

    In 1993, the Company entered into a long-term agreement with Sprint pursuant to which the Company agreed to terminate all Alaska-bound Sprint long distance traffic and Sprint agreed to handle substantially all of the Company's international traffic. Services provided to Sprint pursuant to the contract, which expires in 1999, resulted in revenues in 1996 of $18.8 million, or 11.4% of total revenues.

    NETWORK

    The Company operates a state-of-the-art, competitive telecommunications network employing the latest digital transmission technology based upon fiber optic and digital microwave facilities within and between Anchorage, Fairbanks and Juneau, a digital fiber optic cable linking Alaska to the lower 48 states and providing access to other carriers' networks for communication around the world, and the use of satellite transmission to remote areas of Alaska (and for certain interstate traffic as well).

    The Company's C-band satellite network currently uses six leased C-band transponders on the Galaxy IX satellite and will transition to six owned C-band transponders on the Galaxy X satellite that is expected to be launched in mid-1998. The Company's MTS services and private line and network services (excluding VSAT services) are distributed primarily via its C-band satellite network which is also used for transmissions to remote areas of Alaska. In connection with its C-band distribution network, the Company owns and operates five 13-meter earth stations in Anchorage, Fairbanks and Juneau, Alaska, Issaquah, Washington and Dallas, Texas. In addition, the Company owns and operates six 9-meter and three 7-meter earth stations throughout the State. The Company also owns 49% of a 13-meter earth station on Adak Island, providing MTS and private line services. During 1996, the Company installed its six 9-meter earth stations in Barrow, Kotzebue, Nome, Bethel, Dillingham, and King Salmon, Alaska.

    The Company also uses its C-band satellite capacity to operate a Demand Assigned Multiple Access ("DAMA") satellite network to serve rural communities in Alaska, which includes features of both a toll switch and a satellite transmission network. Most existing satellite technology relies on fixed channel assignments to a central hub. The Company's DAMA communication technology, developed in 1994, assigns satellite capacity on an as needed basis. The digital DAMA system allows calls to be made between remote villages using only one satellite hop, thereby reducing satellite delay and capacity requirements while improving quality. The Company has obtained the necessary APUC and FCC approvals waiving current prohibitions against construction of competitive facilities in rural Alaska. A four-module demonstration system was constructed in 1994 and was integrated into the Company's telecommunications network in 1995. The Company's 56-site DAMA project in rural communities of Alaska is substantially complete, and half of the sites are currently providing service. The DAMA system is currently capable of interfacing with LECs using standard toll to local office signaling protocols. A signaling system number 7 ("SS7") interface to DAMA signaling capabilities is currently under development, as is an integrated services digital network ("ISDN") rate interface capability.

    The Company's Ku-band satellite network uses one leased Ku-band transponder on the Hughes SBS5 satellite and will transition to an owned Ku-band transponder on the Galaxy X satellite once that satellite is successfully launched. The Ku-band network is higher power and is used primarily for point-to-point data communications. The Company's Ku-band network comprises an 8.1-meter hub station located in Anchorage and a 7.3-meter hub station located near Seattle, Washington from which the Company provides services to 98 VSAT earth stations located throughout the state of Alaska, 95 VSAT earth stations in Hawaii and 6 VSAT earth stations in the lower 48 states. Substantially all of these VSAT earth stations are owned by the Company's customers.

    The majority of the Company's interstate long distance traffic is carried to and from the contiguous 48 states over the Seward, Alaska branch of the undersea fiber optic cable that connects Pacific City, Oregon to Miura, Japan. Of the nine DS3s of capacity between Seward and Pacific City in this undersea cable, the Company owns one and leases 28% of another DS3 channel.

    The Company utilizes leased digital microwave facilities to carry long distance traffic within and between Anchorage, Fairbanks and Juneau. These facilities are leased from AT&T Alascom under agreements that provide for annual lease payments of approximately $2.4 million in 1997, $2.5 million in 1998 and decreasing to approximately $662,000 in 1999. The Company's business plan anticipates a reduction in its use of leased digital microwave facilities from AT&T Alascom as it expands its own facilities.

    The Company's switched network consists of three medium capacity Digital Switch Corp. DEX digital toll switches located in Anchorage, Fairbanks and Juneau, the three main urban centers in Alaska. The Company owns and operates these switching centers as well as a fourth digital toll switch in Seattle, Washington. The Company leases switching capacity in Dallas, Texas from GTE Telecom. These switches provide a wide range of toll services including routing of direct dial, calling card, toll free and operator assisted calls.

    Since 1990, the Company has utilized SS7 in its main toll switched network to speed call setup and provide enhanced service. In 1993, the Company began SS7 interconnection with other interexchange carriers and local exchange carriers so that approximately half of the state's interstate direct dial and toll free (800 and 888) traffic is currently processed using SS7 signaling. The Company leases and operates a toll tandem switch located in Anchorage that provides the Company's first intelligent network service for routing of toll free calls.

    The Company's future switched network plans call for consolidating its network on new combined long distance and local switches. Such a switch (a Lucent 5ESS switch) was installed in Anchorage for activation in April 1997 and was interconnected with the incumbent LEC's network in May 1997 for the exchange of local access traffic. Additional 5ESS combined long distance/local switches are planned for installation in Fairbanks and Juneau in 1998 and in Seattle, Washington in 2000. These new switching systems will enable the Company to offer local and long distance traffic, as well as operator assisted calls, via a single switching platform. The switches will be service switching point ("SSP") functional, allowing the removal of the Company's current leased toll tandem switch. In early 1998, the Company plans to add enhanced SS7 signaling capabilities and to introduce advanced intelligent network switched services.

    The Company plans to construct a state-of-the-art undersea fiber optic network connecting Anchorage, Alaska to Seattle, Washington, with a spur to Juneau and a terrestrial connection to Fairbanks. The system will use optical amplifiers and is designed to accommodate growth from an initial equipped capacity of OC-48 on each city-pair segment to at least OC-192 by the addition of terminal equipment at the landing stations. The physical configuration will include a cable extending from the Seattle, Washington landing station to the Whittier, Alaska landing station with an offshore branching unit connected to the Juneau landing station. Redundant, ring-protected inland extensions will be constructed from the Whittier and Seattle landing stations to their adjacent primary cities. At Juneau, the Company's existing fiber network will provide the inland extension. The submarine cable portion of the project will be constructed on a turn-key basis by the Company's supplier. The Company has completed the necessary marine survey and expects to enter into a supply contract in time to allow the beginning of commercial service in late 1998. The anticipated service life of the cable is 25 years.

    The traffic patterns experienced by the Company in the Alaskan market vary by location. The majority of interstate traffic is carried to and from the lower 49 states by undersea fiber optic cable, with some traffic carried by leased digital microwave facilities and satellite. In Anchorage, 93% of interstate long distance traffic is routed to and from the lower 49 states via undersea fiber and 7% of interstate traffic is routed via satellite. In Fairbanks, interstate traffic is split 50% on a combined route of leased digital microwave facilities and undersea fiber and 50% routed via satellite. Juneau's interstate traffic is routed entirely by satellite. Anchorage's intrastate traffic to Fairbanks is routed via leased digital microwave facilities and intrastate traffic to Juneau is routed 52% by leased digital microwave facilities and 48% by satellite. Intrastate traffic between Juneau and Fairbanks is carried by leased digital microwave facilities. In addition, the Company carries some traffic between Juneau and Ketchikan and Sitka via leased digital microwave facilities. All other intrastate traffic is carried predominantly by satellite.

    The Company recently installed a new network monitoring and control center in Anchorage, Alaska. The new control center enables the Company to centralize its network personnel and to remotely monitor and reconfigure the network as needed. This capability will result in more efficient use of the Company's personnel for maintenance of the Company's facilities.

CABLE TELEVISION

    The Cable Systems serve 21 communities and areas in Alaska including Anchorage, Fairbanks and Juneau, the state's three largest urban areas. As of March 31, 1997, the Cable Systems passed 162,711 homes or approximately 70% of all households in Alaska and served approximately 104,400 subscribers (92,940 equivalent basic subscribers), representing 64% of households passed by the Cable Systems. As of March 31, 1997, the Cable Systems consisted of approximately 1,765 miles of installed cable plant having between 300 and 450 MHz of channel capacity (or enough capacity to carry between 36 and 60 channels). The Cable Systems generated combined revenues for the year ended December 31, 1996 of approximately $55.3 million and EBITDA before management fees of approximately $27.0 million, or 48.8% of cable revenues. On a pro forma basis, assuming the Cable Systems had been acquired by the Company as of January 1, 1996, revenues and EBITDA from cable services would have represented 26.3% and 55.7%, respectively, of the Company's consolidated revenues and EBITDA for 1996. During the five-year period ended December 31, 1996, the Cable Systems achieved compounded annual revenue growth of approximately 4.1% on an historical combined basis.

    The following table sets forth selected combined data regarding the Cable Systems as of December 31, 1994, 1995 and 1996. All data is approximate and excludes data from two immaterial cable systems.

                                                                                           AS OF MARCH
                                                                AS OF DECEMBER 31,             31,
                                                         --------------------------------  -----------
                                                           1994       1995        1996        1997
                                                         ---------  ---------  ----------  -----------
Homes passed...........................................    157,278    159,486     162,395     162,711
Equivalent basic subscribers...........................     92,623     94,502      93,391      92,940
Basic penetration......................................      58.9%      59.3%       57.5%       57.1%
Premium service units..................................       --(1)      --(1)     77,609      75,521
Premium penetration....................................       --(1)      --(1)      83.1%       83.1%
Average monthly revenue per equivalent basic
  subscriber...........................................  $   45.16  $   46.76  $    50.73   $   48.98

------------------------------

(1) Comparable information is not available.

    REGIONAL CABLE SYSTEMS

    For internal management purposes, the Company has recently divided its cable television systems into five regions, the Anchorage, Arctic, Interior, Southcentral and Southeast regions. Most of the subscribers of the Cable Systems are located in Anchorage (the largest of the systems), the Interior region (which includes Fairbanks) and the Southeast region, which includes Juneau.

    ANCHORAGE REGION. The Anchorage Region includes cable systems serving Anchorage, Eagle River, Chugiak, Fort Richardson and Elmendorf Air Force Base. As of March 31, 1997, the Anchorage cable system passed 100,926 homes and had 62,127 basic subscribers. The Anchorage cable system offers basic service that includes 18 channels. In addition, subscribers can subscribe to a cable programming service tier ("CPST") which includes 26 channels or a new product tier ("NPT") which includes TNT, CNN, Discovery, America's Talking, Outdoor Life and the Sci-/Fi Channel. Each optional tier is available at additional cost. The Anchorage system is fully addressable, with all optional services (other than broadcast basic) scrambled. Average monthly revenues per subscriber in the region for 1996 were $45.60. The Anchorage system currently has 885 miles of 450 MHz plant installed, of which 337 miles are overhead and 548 miles are underground. The Company is upgrading the Anchorage system to a 550/750 MHz hybrid fiber optic and coaxial cable network, including the installation of approximately 130 miles of fiber optic cable. As of March 31, 1997, approximately 38 miles of fiber optic cable had been installed, with completion expected in 1998. The fiber optic plant will originally support a 550 MHz analog platform with 200 MHz reserved for digital services. This fiber network will also be used in conjunction with the Company's planned local exchange and PCS operations in Anchorage.

    SOUTHEAST REGION. The Southeast Region includes cable systems serving Juneau, Sitka, Petersburg, Ketchikan and Wrangell. These systems passed 22,676 homes and had 18,416 basic subscribers as of March 31, 1997. The Juneau cable system offers an 11-channel basic service package and two CPSTs, including CPST 1 that includes basic service plus an additional four channels and CPST 2 which includes basic service plus an additional 34 channels. The Ketchikan cable system offers an eight channel basic service and a CPST 1 which includes basic service plus an additional 33 channels and a CPST 2 which includes basic service, CPST 1 and an additional four channels. The Sitka cable system offers an eight channel basic service and an expanded basic service which adds 38 additional channels to the basic service offering. The Petersburg and Wrangell cable systems offer basic service which includes three channels, one of which is a Public Broadcasting System ("PBS") channel. The CPST 1 includes basic service and either 24 or 25 channels, and the CPST 2 adds an additional eight to 14 channels. In addition, both systems offer four to five channels of premium pay service. Average monthly revenues per subscriber in the region for 1996 were $44.97. The Juneau system was recently rebuilt to support a 450 MHz platform using a fiber optic cable backbone. Sitka and Ketchikan are both also at 450 MHz , and Petersburg and Wrangell are expected to be upgraded to 450 MHz in 1997 from their current 300 and 330 MHz levels, respectively. Juneau is the only cable system that is currently subject to rate regulation by the APUC; such regulation extends only to the basic service tier.

    INTERIOR REGION. The Interior Region includes cable systems serving Fairbanks, Eielson Air Force Base, Fort Greeley, Fort Wainwright and the community of North Pole. The Fairbanks cable system offers a "limited service" tier which includes 12 channels and no pay-per-view service. In addition, a "satellite service" option is available at additional cost which includes the limited service options plus 24 additional channels. These systems passed 20,605 homes and had 9,901 basic subscribers as of March 31, 1997. Average monthly revenues per subscriber in the region for 1996 were $40.24. Fairbanks will be upgraded to a 450 MHz system in December 1997 and subsequently to 550 MHz, with the four headends in the region slated to be interconnected with fiber optic links and additional fiber optic cable to be deployed to give the primary headend a direct link to local broadcasters. This will substantially improve network feeds, especially for the area's military bases and the community of North Pole.

    SOUTHCENTRAL REGION. The Southcentral Region includes cable systems serving Cordova, Homer Kenai, Kodiak, Seward, Soldotna and Valdez. The Kodiak, Valdez and Cordova cable systems generally include basic service which includes three channels, one of which is a PBS channel. The CPST 1 in these markets includes basic service and either 24 or 25 channels and the CPST 2 adds an additional eight to 14 channels. In addition, the Valdez and Cordova systems offer four to five channels of premium pay service and the Kodiak system is capable of eight channels of premium pay services and three channels of pay-per-view programming. In 1994, the Kodiak system was rebuilt to add addressability and the additional channel capacity. The Kenai cable system offers a basic service including 32 channels as well as pay-per-view services. The Seward cable system includes 39 channels packaged into two levels of service. The basic service includes three channels, one of which is a PBS channel. The CPST 1 includes basic service and 30 additional channels and five channels of premium pay services are also offered. All of the channels, with the exception of local origination programming, are received via satellite. In addition, the system provides 12 channels to 300 outlets in a State of Alaska correctional facility through a separate receive and headend site. The Homer cable system offers a basic service consisting of seven channels, including three local translator channels. A CPST, available at additional cost, adds an incremental 29 channels. All of the channels, with the exception of the local translator channels and local origination programming, are received via satellite. The Homer system is fully addressable and five channels of premium pay services are available. These systems passed 14,858 homes and had 10,992 basic subscribers as of March 31, 1997. Average monthly revenues per subscriber in the region for 1996 were $43.01. Bandwidths for cable plant in the region vary from 300 to 450 MHz. The Company plans to upgrade all cable plant in the region to 450 MHz during the second half of 1998.

    ARCTIC REGION. The Arctic Region includes cable systems serving Bethel, Kotzebue and Nome. The Bethel cable system offers a basic service package consisting of 14 channels and a CPST which adds 13 channels at an additional cost per month. The Kotzebue and Nome cable systems offer basic service which includes three channels, one of which is a PBS channel. The CPST 1, which includes basic service, also includes either 22 or 24 channels and CPST 2 provides an additional eight or nine channels. In addition, both systems offer four to five channels of premium service. All of the channels, with the exception of one local translator and the local origination programming, are received via satellite. These systems passed 3,646 homes and had 2,987 basic subscribers as of March 31, 1997. Average monthly revenues per subscriber in the region for 1996 were $61.31. Bandwidths for cable plant in the region vary from 300 to 450 MHz. The Company plans to upgrade all cable plant in the region to 450 MHz during the second half of 1998.

    INTEGRATION WITH TELECOMMUNICATIONS OPERATIONS

    In early 1997, the Company began integrating various telecommunications and cable functions, including sales and marketing, customer service, public relations, MIS, accounting and finance, human resources, and purchasing. In connection with this functional integration, the Company intends to create a billing system which will provide customers the option of receiving a single bill for all services provided by the Company and to provide a single point of contact for customer service. The Company believes that integration of these functions will help maintain consistent policies and procedures within the Company, will increase efficiency by reducing duplicative effort and expense, and will enhance the Company's ability to cooperatively brand, market and promote its telecommunications and cable services. The Company estimates that the essential elements of this integration will be completed by late 1997.

    PRIME MANAGEMENT AGREEMENT

    In connection with its acquisition of the Cable Systems, the Company entered into the Prime Management Agreement with Prime Management to manage the Cable Systems. Assuming the Stock Offering is completed, the Voting Prime Sellers will own 18.0% of the total outstanding combined Common Stock and will control nominations to two seats on the Board pursuant to the Voting Agreement. See "Management--Voting Agreements" and "Principal Selling Shareholders."

    Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Any portion of the management fee which is past due shall bear interest at a rate per annum equal to 17.5% until paid. In addition, the Company is required to reimburse Prime Management for any costs and expenses incurred by it in connection with the Cable Systems, including travel and entertainment expenses. The contract states that such costs and expenses are not anticipated to exceed $200,000 on an annualized basis. The Prime

Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998. In addition, the agreement may be terminated earlier under the following circumstances: (i) with respect to the Cable Systems acquired from Prime, by the Company upon the termination or revocation of the Company's cable television certificate of public convenience and necessity or franchise for a cable system; (ii) upon the sale of all or substantially all of the assets of the Cable Systems or the sale of all of the equity interests in the Cable Systems; (iii) upon Prime Management's material breach of the agreement and failure to cure within 30 days; (iv) by Prime Management upon the Company's material breach of the agreement and failure to cure within 30 days; or (v) by either party upon 30 days written notice if the other party shall enter into certain events involving bankruptcy, insolvency or reorganization.

LOCAL EXCHANGE SERVICES

    The Company intends to offer local exchange services in Anchorage and other major Alaskan population centers principally over its own network facilities and resold local loops beginning in Anchorage in the second half of 1997. The Company's entry into the local exchange services market will enable it to cross-sell its long distance, wireless communications, cable and Internet services. By offering cross-program discounts, the Company believes it can attract a larger market share and improve customer retention rates. The Company believes it can also save access costs it would otherwise pay to incumbent LECs. The Company intends to provide a full-featured competitive local service, including basic dialtone, custom local access signaling, centrex, voice mail, ISDN, directory listing, directory assistance, inside wire and equipment maintenance, and local private line services. The Company plans to offer local exchange services initially in Anchorage to its existing long distance customers and then to Internet service providers and other businesses, including large business accounts.

    The Company estimates that statewide 1996 local exchange service revenues totaled approximately $320 million, inclusive of local access revenues of approximately $174 million. The current local access market in Anchorage comprises over 160,000 access lines. Fairbanks and Juneau have approximately 31,000 and 19,000 access lines, respectively. Total incumbent local exchange revenues in Anchorage for 1996 were in excess of $102 million, including approximately $28.9 million in dialtone, $8.8 million in enhanced services, $25.2 million in access charges, $7.6 million in subscriber line charges, $17.5 million in yellow page revenue, and about $14 million in other revenues.

    ATU, the incumbent LEC in Anchorage, and the Company have entered into an interconnection agreement which was arbitrated and approved by the APUC. The APUC, as part of the arbitration and approval process, established an immediate effective date for the interconnection agreement, as of January 14, 1997. While some initial delays have occurred and unexpected delays may occur in the future, interconnection implementation with ATU is currently proceeding. The interconnection agreement provides for the interconnection and exchange of local traffic between the Company and ATU under the provisions of the 1996 Telecom Act, and has set rates for wholesale service, unbundled network element resale and colocation.

    On May 20, 1997, the Company filed an action requesting preliminary and permanent injunctive relief against ATU in the U.S. District Court at Anchorage. The suit seeks immediate implementation of transitional local number portability. The Company believes that the obligation on the part of ATU to provide number portability is explicit in Section 251(b)(2) of the 1996 Telecom Act, and the method for implementation is contained in the interconnection agreement between the parties. The Company alleged that ATU repudiated its obligation to immediately implement local number portability, citing the need for additional regulatory adjudication on an ancillary issue. The Company contends that the technical solutions for implementing local number portability and interconnections are currently in place and have been tested, and the suit seeks immediate implementation. No damages are sought.

    The Company plans to provide local exchange service through one or more of loop resale, facilities-based service and total system resale. Loop resale would involve the use by the Company of only the incumbent LEC's local loop, the copper wire pair that interconnects the subscriber's telephone equipment to the LEC's central office. In connection with loop resale, the Company would colocate or virtually colocate switching equipment at the LEC's wire center to enable interconnection of these local loops to the Company's switches and transmission network. In this case, with the exception of the use of the passive copper loop, the Company could then offer its own switch and network-based services independently from the incumbent LEC. Facilities-based service would include service provided over the Company's fiber optic metropolitan area network ("MAN") and microwave radio facilities, and potentially through the use of wireless local loop equipment and the coaxial cable television network. Total system resale would involve the purchase of discounted retail end-to-end service from the incumbent LEC, which provides all physical facilities for switching and transmission of the call.

    In 1996, the Company commenced construction of its Anchorage MAN. The MAN will enable the Company to provide facilities-based local exchange services to the full range of the Company's customers, as well as local access services to AT&T Alascom or other interexchange carriers. The MAN will also permit the Company to provide high speed data services for large commercial customers. As of March 1997, the Company had installed approximately 38 miles of fiber optic cable and expects to complete construction of the planned 130 mile Anchorage MAN in 1998. The Company has installed a new host local switch, a Lucent Technologies 5ESS, in Anchorage and expects to complete system acceptance testing and interconnection of that switch to the Anchorage MAN during the second quarter of 1997. The Company also plans to install six remote switches at six of ATU's eight end-offices beginning in the second quarter of 1997, and intends to complete these installations in the second half of 1997. At a seventh ATU end-office, the Company intends to install subscriber line carrier (SLC) equipment. As part of the MAN, the Company will extend new fiber optic cable facilities into large multi-tenant commercial buildings and into Anchorage's largest multiple dwelling residential units.

    The Anchorage fiber optic MAN will benefit the Company's cable television transmission infrastructure because it can be used to reduce the cascade depth of a portion of the existing coaxial cable trunk plant between the cable headend facilities and various neighborhood distribution feeder networks. This hybrid fiber-coaxial architecture will provide increased bandwidth and improved noise and distortion suppression in the trunk plant through the reduction of coaxial cable trunk amplifier cascade depth. The system is being designed to provide up to 750 MHz of usable bandwidth for a combination of 550 MHz analog and 200 MHz digital cable video services.

    The Company is currently planning the initial phase of construction for a Fairbanks MAN, with construction of approximately 35 miles of fiber optic cable expected to commence in late 1997. In connection with the acquisition of the Cable Systems, the Company has also acquired fiber optic networks in Juneau and Kodiak. These comprise an additional 52 miles of fiber optic cable plant. Plans to interconnect long distance/local switches to the Fairbanks and Juneau MANs are currently under development.

PCS

    The Company plans to develop a wireless PCS network. PCS allows reception and initiation of calls from any location within the area serviced by the PCS network. The Company's PCS business segment will compete against traditional cellular service providers and may, depending on the technology selected and deployed, become an effective alternative to incumbent LEC facilities for local exchange services in certain areas. The Company is reviewing various PCS technologies and plans to settle on one technology by the end of 1997. The Company's planned MAN networks will provide the fiber optic cable backbone to link PCS cell sites in major population centers. The Company expects to launch its PCS service in Anchorage in 1999 and in Fairbanks and Juneau in 2000.

    In March 1995, the FCC completed a nationwide auction of A- and B-block PCS licenses, each having 30 MHz of radio spectrum in the 1900 MHz band for private development of PCS networks. In the FCC auction, Alaska was assigned two such 30 MHz bandwidths, designated statewide A-block PCS and statewide B-block PCS. The A and B PCS licenses include build-out requirements which require that the licensee provide service to one-third of licensed pops within five years (by June 2000) and to two-thirds of licensed pops within ten years (by June 2005). The FCC subsequently auctioned 30 MHz

C-block licenses and 10 MHz D-, E- and F-block licenses. The Company was the successful bidder for a 30 MHz statewide B-block PCS license and paid approximately $1.65 million or about $3.00 per pop.

    The small cell architecture of PCS systems and the nature of radio propagation in PCS frequencies mean that PCS users will not be able to roam or use their handsets outside of areas covered by PCS cells unless the PCS units are also able to function as analog cellular handsets or consumers use a separate analog handset when roaming. Although the Company is aware of several suppliers with plans to manufacture such units, none are currently available. In addition, the Company would be required to enter into interconnection agreements with cellular suppliers or obtain licenses for use of cellular spectrum to permit in-state roaming. Although the Company expects to enter into such arrangements, none has as yet been made. The inability of PCS customers to use their handsets outside of the areas covered by PCS cells may reduce the attractiveness of PCS technology to potential customers. However, in Alaska, the Company intends to cover all urban areas with PCS cells, reducing or eliminating roaming for the vast majority of the population.

MARKETING AND SALES

    The Company's marketing and sales strategy hinges on its ability to leverage
(i) its unique position as an integrated provider of multiple telecommunications and cable services, (ii) its well-recognized and respected brand name in the Alaskan marketplace and (iii) its leading market positions in long distance and cable television services. By pursuing a marketing strategy that takes advantage of these characteristics, the Company believes it can increase its market penetration, improve customer retention rates, increase its share of its customers' aggregate voice, video and data services expenditures and achieve continued growth in revenues and operating cash flow.

    The Company's marketing and sales organization is comprised of approximately 295 people. This organization is subdivided into four subsidiary marketing groups, each having responsibility for marketing all relevant telecommunications or cable services to the Company's four principal customer groups, which include consumer, commercial, other common carrier and rural customers. The four customer-group heads and the director, customer operations (customer service and operator services) all report to the Senior Vice President--Sales and Marketing.

    The Company's consumer marketing group consists of 24 employees. The marketing team is supported by a customer service group staffed by approximately 129 sales or customer service representatives. The Company historically competed in the residential market primarily on the basis of price. However, as price competition intensified in recent years, the Company has shifted to a strategy that places increased emphasis on strong customer service, that rewards consumers for their loyalty to the Company and that focuses on the development of value-added services. In this regard, the Company has expanded its customer service group, adopted creative promotions that offer rebates to customers on the basis of usage volumes and length of service with the Company, and introduced innovative billing solutions. The Company further intends to provide residential customers with a package of high-quality diversified telecommunications and cable services that will entice consumers to purchase multiple services from the Company by offering package discounts, and will offer a single bill and point of contact for customer service. The Company's advertising strategy for this segment has relied, and will continue to rely, heavily on television, radio and print media.

    The Company's commercial marketing group consists of 71 employees. Commercial customers for telecommunications services have a wide variety of experiences and needs. Many smaller businesses do not have the staff or technical expertise to select from among the many alternatives available to them, and respond well to a consultative approach from telecommunications providers. The Company believes that by offering customers such as these a diversified package of services from a single source, along with the technical expertise to help them evaluate which service combinations will best fit their individual requirements, the Company can provide significant value added resources in implementing their telecommunications decisions. Similarly, large businesses which have the resources and volume of telecommunications usage to justify in house expertise frequently outsource these functions as a means of increasing productivity and reducing expenses. These functions can effectively be addressed by the Company.

    The Company's marketing and sales organization has five employees that focus on other common carrier marketing and sales. The group is responsible for managing the Company's business with MCI and Sprint as well as other common carriers and resellers purchasing services from the Company.

    The unique characteristics of communities in rural Alaska have led the Company to designate a separate group of eight employees to focus exclusively on marketing to this segment of the Alaskan population, which comprises approximately 23.1% of Alaska's total population. Because the large number of small communities in rural Alaska have relatively little exposure to mass media, and because these communities tend to be very tight-knit, the Company's marketing approach to these communities emphasizes the development of trust between the Company and community members through direct personal involvement by Company employees in local business or community organizations and events.

COMPETITION

    TELECOMMUNICATIONS. The telecommunications industry is intensely competitive, rapidly evolving and subject to constant technological change. Competition is based upon pricing, customer service, billing services and perceived quality. Certain of the Company's competitors are substantially larger and have greater financial, technical and marketing resources than the Company. Although the Company believes it has the human and technical resources to pursue its strategy and compete effectively in this competitive environment, its success will depend upon its continued ability to profitably provide high quality, high value services at prices generally competitive with, or lower than, those charged by its competitors.

    The Company's principal competitor in long distance services, AT&T Alascom, has substantially greater resources than the Company. This competitor's interstate rates are integrated with those of AT&T Corp. and are regulated in part by the FCC. While the Company initially competed based upon offering substantial discounts, those discounts have been eroded in recent years due to the lowering of prices by AT&T Alascom. Under the terms of AT&T's acquisition of Alascom, AT&T Alascom rates and services must "mirror" those offered by AT&T, so changes in AT&T prices indirectly affect the rates and services of the Company. AT&T's and AT&T Alascom's prices are regulated under a price cap plan whereby their rate of return is no longer directly regulated or restricted. AT&T and AT&T Alascom are allowed to raise and lower prices for three groups of services within pre-established floor and ceiling levels with little regulatory oversight. These services include products offered to the following: (i) small businesses or residential customers; (ii) users of 800 services; and (iii) large business and governmental customers. Price increases by AT&T and AT&T Alascom generally improve the Company's ability to raise its prices while price decreases pressure the Company to follow. The Company has, so far, successfully adjusted its pricing and marketing strategies to respond to AT&T pricing practices. However, if AT&T Alascom significantly lowers its rates, the Company may be forced to reduce its rates, which could have a material adverse effect on the Company's financial condition and results of operations.

    In the local exchange market, the Company believes that the 1996 Telecom Act and state legislative regulatory initiatives and developments, as well as a recent series of transactions and proposed transactions between telephone companies, long distance carriers and cable companies, increase the likelihood that barriers to local exchange competition will be substantially reduced or removed. These initiatives include requirements that LECs negotiate with entities such as the Company to provide interconnection to the existing local telephone network, to allow the purchase, at cost-based rates, of access to unbundled network elements, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the incumbent LECs. Certain pricing provisions of the FCC's decision implementing the interconnection portions of the 1996 Telecom Act (the "Interconnection Decision") have been challenged and are currently stayed by the U.S. Court of Appeals for the Eighth Circuit, on a jurisdictional basis. While the stay may affect the level of prices in the near term, it does not appear that it will limit or delay the development of competition in the Alaskan local exchange switched services market. In addition, the 1996 Telecom Act expressly prohibits any legal barriers to competition in intrastate or interstate communications service under state and local laws. The 1996 Telecom Act further empowers the FCC, after notice and an opportunity for comment, to preempt the enforcement of any statute, regulation or legal requirement that prohibits, or has the effect of prohibiting, the ability of any entity to provide any intrastate or interstate telecommunications service. See "--Regulation."

    The 1996 Telecom Act provides incumbent LECs with new competitive opportunities. The 1996 Telecom Act removes previous restrictions concerning the provision of long distance service by LECs and also provides them with increased pricing flexibility. Under the 1996 Telecom Act, the RBOCs will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach used by the Company. The Company believes that it has certain advantages over these companies in providing its telecommunications services, including the Company's brand awareness by Alaskan customers, its owned telecommunications network, and management's prior experience in, and knowledge of, the Alaskan market. The 1996 Telecom Act provides that rates charged by incumbent LECs for interconnection to the incumbent carrier's network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the incumbent LECs charge alternative providers such as the Company unreasonably high fees for interconnection to the LECs' networks, or significantly lower their retail rates for local exchange services, the Company's local service business could be placed at a significant competitive disadvantage. See "--Regulation."

    In May 1996, ATU filed an application with the APUC to provide long distance telecommunications services as a reseller of intrastate telecommunications services throughout the State of Alaska. The application was acted upon favorably in September 1996 and ATU began in April 1997 offering interstate and intrastate long distance services in the Anchorage area on a non-facilities-based basis.

    Competition for the Company's PCS services will come primarily from traditional cellular providers and new PCS entrants. Anchorage has mature cellular systems in both the wireline (ATU) and non-wireline (AT&T Wireless) license blocks that together have achieved approximately 20% penetration of potential subscribers based on the number of existing wireline access lines. Cellular service has not penetrated Fairbanks and Juneau to the same degree as Anchorage. Cellular pricing has been high in Alaska compared to the lower 48 states, but rates in Anchorage have become more competitive since the Company entered the cellular resale market two years ago.

    Of the five other Alaskan PCS licensees, none have announced plans for service in Alaska. The high cost of a PCS system infrastructure may deter some license owners from building a system. PCS has the potential disadvantage when compared to cellular service of requiring the licensee to enter into interconnection agreements with cellular providers in order to permit PCS subscribers with dual-mode handsets to continue to receive service once they stray from the PCS service area. However, the Company believes that the portion of the Alaskan population which will need to operate outside the Company's planned PCS service areas is small.

    CABLE COMPETITION. Cable television systems face competition from alternative methods of receiving and distributing television signals and from other sources of news, information and entertainment such as off-air television broadcast programming, radio, newspapers, movie theaters, live sporting events, interactive computer services and home video products, including videotape cassettes and laser disks. The extent to which a cable television system is competitive depends, in part, upon the cable system's ability to provide quality programming and other services at competitive prices.

    The 1996 Telecom Act authorizes LECs and others to provide a wide variety of video services competitive with services provided by cable systems and to provide cable services directly to subscribers. See "--Regulation." Certain LECs in Alaska may seek to provide video services within their telephone service areas through a variety of distribution methods. The Cable Systems could be placed at a competitive disadvantage if the delivery of video services by LECs becomes widespread since LECs may not be required, under certain circumstances, to obtain local franchises to deliver such video services or to comply with the variety of obligations imposed upon cable systems under such franchises. Issues of cross-subsidization by LECs of video and telephony services also pose strategic disadvantages for cable operators seeking to compete with LECs who provide video services.

    Cable television systems generally operate pursuant to franchises granted on a non-exclusive basis. The 1992 Cable Act gives local franchising authorities jurisdiction over basic cable service rates and equipment in the absence of "effective competition," prohibits franchising authorities from unreasonably denying requests for additional franchises and permits franchising authorities to operate cable systems. Well-financed businesses from outside the cable industry (such as the public utilities that own certain of the poles on which cable is attached) may become competitors for franchises or providers of competing services. See "--Regulation."

    The Cable Systems face limited additional competition from private satellite master antenna television ("SMATV") systems that serve condominiums, apartment and office complexes and private residential developments. The operators of these SMATV systems often enter into exclusive agreements with building owners or homeowners' associations. Due to the widespread availability of reasonably-priced earth stations, SMATV systems now can offer both improved reception of local television stations and many of the same satellite-delivered program services offered by franchised cable systems. The ability of the Cable Systems to compete for subscribers in residential and commercial developments served by SMATV operators is uncertain. The 1996 Telecom Act gives cable operators greater flexibility with respect to pricing of cable television services provided to subscribers in multi-dwelling unit residential and commercial developments. However, it also broadens the definition of SMATV systems not subject to regulation as a franchised cable television service.

    The availability of reasonably-priced home satellite dish earth stations ("HSDs") enables individual households to receive many of the satellite-delivered program services formerly available only to cable subscribers. Furthermore, the 1992 Cable Act contains provisions, which the FCC has implemented with regulations, to enhance the ability of cable competitors to purchase and make available to HSD owners certain satellite-delivered cable programs at competitive costs.

    In recent years, the FCC and the Congress have adopted policies providing a more favorable operating environment for new and existing technologies that provide, or have the potential to provide, substantial competition to cable systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on the premises of subscribers. Programming is currently available to the owners of HSDs through conventional, medium and high-powered satellites. Primestar Partners L.P., a consortium comprised of cable operators and a satellite company, commenced operation in 1990 of a medium-power DBS satellite system using the Ku portion of the frequency spectrum and, as of December 31, 1996, provided service consisting of approximately 95 channels of programming, including broadcast signals and pay-per-view services. DirecTV, which has entered into a marketing alliance with AT&T, began offering nationwide high-power DBS service in 1994 accompanied by extensive marketing efforts. Several other major companies are preparing to develop and operate high-power DBS systems, including MCI and News Corp. DBS systems use video compression technology to increase the channel capacity of their systems to provide movies, broadcast stations and other program services competitive with those of cable systems. The extent to which DBS systems are competitive with the service provided by cable systems depends, among other things, on the availability of reception equipment at reasonable prices and on the ability of DBS operators to provide competitive programming. DBS services generally do not currently provide local programming and DBS signals are subject to degradation from atmospheric conditions such as rain, snow and wind. The receipt of DBS service in Alaska currently has the disadvantage of requiring subscribers to install larger satellite dishes (generally three to six feet in diameter) than are generally required in the lower 48 states because of the weaker satellite signals available in northern latitudes. In addition, existing satellites have a relatively low altitude above the horizon when viewed from Alaska, making their signals subject to interference from mountains, buildings and other structures. Recent published reports indicate that there has been a substantial increase in the number of DBS subscribers in the United States in recent years. Thus, although it is difficult to assess the ultimate impact that DBS will have on the cable industry or the Company's financial condition and results of operations, DBS services may pose a significant competitive threat to cable television systems.

    Cable television systems also compete with wireless program distribution services such as MMDS providers which use low-power microwave frequencies to transmit video programming over-the-air to subscribers. There are MMDS operators who are authorized to provide or are providing broadcast and satellite programming to subscribers in areas served by several of the Cable Systems, including Anchorage and Fairbanks. ATU recently purchased a 30% interest in one such wireless operator that operates in the Anchorage and Fairbanks areas. Additionally, the FCC has allocated frequencies in the 28 GHz band for a new multichannel wireless video service similar to MMDS. MMDS operations have the disadvantage of requiring that customers' receiving antennas have line-of-sight access to transmitting radio towers, making their signals subject to interference from mountains, buildings and other structures, and are subject to interference from rain, snow and wind. The Company is unable to predict whether competition from wireless video services will have a material impact on its financial condition or results of operations.

    Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful to both consumers and businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services including data transmissions. The FCC established an over-the-air interactive video and data service that will permit two-way interaction with commercial and educational programming along with informational and data services. LECs and other common carriers also provide facilities for the transmission and distribution to homes and businesses of interactive computer-based services, including the Internet, as well as data and other non-video services. The FCC has conducted spectrum auctions for licenses to provide PCS. PCS will enable license holders, including cable operators, to provide voice and data services. The Company recently acquired a state-wide PCS license. See "--PCS."

    Advances in communications technology as well as changes in the marketplace are constantly occurring. The Company cannot predict the effect that ongoing or future developments might have on the telecommunications and cable television industries or on the Company.

PROPERTIES

    The Company's executive offices and operating facilities for its telecommunications operations are located in leased office space in Anchorage, Fairbanks and Juneau, Alaska, and Seattle, Washington. The facilities in Fairbanks and Juneau, Alaska, and Seattle, Washington are occupied under short-term operating lease agreements while one of the Anchorage properties is leased pursuant to a 15-year capital lease agreement that expires in 2007. The Company also owns or leases various earth station, microwave and distribution sites used in its telecommunications operations and owns or leases various local office, headend and tower sites used in its cable television operations.

    The Company's other properties consist mainly of equipment, including a portion of the undersea fiber optic cable linking Alaska and Oregon that is owned subject to an outstanding mortgage, cable television plant, head-end distribution equipment, switches, microwave facilities and other electronic equipment. Substantially all of the Company's properties and equipment are subject to a security interest in favor of the Company's lenders. The Company believes that its properties and equipment are in good condition and are adequate for the Company's present needs.

ALASKAN ECONOMY

    The Company offers voice, video and data services to customers primarily throughout Alaska. As a result of this geographic concentration, the Company's growth and operations depend upon economic conditions in Alaska. Alaska has a population of approximately 600,000 people, approximately one-half of whom are located in the Anchorage area. The economy of Alaska is dependent upon the natural resource industries, and in particular oil production, as well as tourism, mining, government, and United States military spending. Any deterioration in these markets could have an adverse impact on the Company's financial condition and results of operations. The oil industry over the past several years has contributed in excess of 75% of unrestricted State government revenues received from all segments of the Alaskan economy and is believed to be directly or indirectly responsible for over one-third of Alaska's economic base. Unrestricted State revenues are available for any legitimate governmental purpose. The volume of oil transported by the TransAlaska Oil Pipeline System over the past 20 years has been as high as 2.0 million barrels per day in 1988. Over the past several years, it has begun to decline and is expected to average approximately 1.4 million barrels per day in 1997. The volume of oil transported by that pipeline is expected to decrease to 1.0 million barrels per day in less than ten years, based upon available data regarding presently developed oil fields using the pipeline for transport. The two largest producers of oil in Alaska independently resolved in 1996 to redouble their efforts to explore, develop and produce new oil fields in Alaska and to enhance recovery from existing fields to offset the decline in production from the Prudhoe Bay field, a major Alaskan oil field. Both companies have invested large sums of money in developing and implementing enhanced oil recovery techniques at the Prudhoe Bay field and other nearby fields. Effective March 1997, the State of Alaska passed new legislation relaxing state oil royalties with respect to marginal oil fields that the oil companies claim would not be economic to develop otherwise. No assurance can be given that these two oil companies or other oil companies doing business in Alaska will be successful in discovering new fields or further developing existing fields which are economic to develop and produce oil with access to the pipeline or other means of transport to market, even with the reduced level of taxation. Should the oil companies not be successful in these discoveries or developments, the trend of continued decline in oil production from the Prudhoe Bay field area is inevitable with a corresponding adverse impact on the economy of the State, in general, and on demand for telecommunications and cable television services and, therefore, on the Company, in particular.

    The growth rate of the Alaskan economy was generally higher during the 11-year period of initial operation of the pipeline (1977-1988) both in the private sector and in government spending as compared to the eight-year period of operations since the downturn in oil throughput began in 1989. While other Alaskan industries have experienced growth since 1988, including mining, tourism, international air freight transportation, and retail sales, and while state and federal government spending remain significant factors in the Alaskan economy, revenues generated from oil production and oil support industry operations have remained the most significant segments of the Alaskan economy. As such, the Alaskan economy is closely tied to the price of oil in the international marketplace.

    The Alaskan economy is also supported by the United States armed services and the United States Coast Guard which maintain bases in Anchorage, Fairbanks, Adak, Kodiak, and other communities in Alaska. The military presence in the State of Alaska provides a significant source of revenues to the economy of the State. The Company provides message toll services in a variety of ways to the United States government and its armed forces personnel. The Company also provides private lines for secured point-to-point data and voice transmission services to military personnel. A reduction in federal military spending or closure of a major facility in Alaska could have a substantial adverse impact on the State and would both directly and indirectly affect the Company. Since 1994, several minor military bases have closed or been scheduled for closure or are operating at reduced strength. While troop strength in Alaska and the military's share of the Alaskan labor force are at historically low levels, the military remains one of the most significant contributors to Alaska's economy.

REGULATION

    THE FOLLOWING SUMMARY OF REGULATORY DEVELOPMENTS AND LEGISLATION DOES NOT PURPORT TO DESCRIBE ALL PRESENT AND PROPOSED FEDERAL, STATE, AND LOCAL REGULATION AND LEGISLATION AFFECTING THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES. OTHER EXISTING FEDERAL AND STATE REGULATIONS ARE CURRENTLY THE SUBJECT OF JUDICIAL PROCEEDINGS, LEGISLATIVE HEARINGS AND ADMINISTRATIVE PROPOSALS WHICH COULD CHANGE, IN VARYING DEGREES, THE MANNER IN WHICH THESE INDUSTRIES OPERATE. NEITHER THE OUTCOME OF THESE PROCEEDINGS NOR THEIR IMPACT UPON THE TELECOMMUNICATIONS AND CABLE TELEVISION INDUSTRIES OR THE COMPANY CAN BE PREDICTED AT THIS TIME. THIS SECTION ALSO SETS FORTH A BRIEF DESCRIPTION OF REGULATORY AND TARIFF ISSUES PERTAINING TO THE OPERATIONS OF THE COMPANY.

    The federal government regulates interstate telecommunications through various laws administered by the FCC. The 1996 Telecom Act, the most comprehensive reform of the nation's telecommunications laws since the Communications Act, was signed into law in February 1996. The 1996 Telecom Act will result in changes in the marketplace for cable television, telephone and other telecommunications services. In addition, cable television operators are subject to the 1984 Cable Act, the 1992 Cable Act and the 1996 Telecom Act, as well as the rules and regulations of the FCC, and, where applicable, state and local regulations.

    FEDERAL REGULATION OF TELEPHONY. The 1996 Telecom Act promotes local exchange competition as a national policy by eliminating legal barriers to competition in the local telephone business and setting standards to govern the relationships among telecommunications providers. The 1996 Telecom Act expressly prohibits any legal barriers to competition in intrastate or interstate communications service under state and local laws. The 1996 Telecom Act further empowers the FCC, after notice and an opportunity for comment, to preempt the enforcement of any statute, regulation or legal requirement that prohibits, or has the effect of prohibiting, any entity from providing any intrastate or interstate telecommunications service. Subject to this limitation, however, the state and local governments retain a significant amount of their existing regulatory authority. The 1996 Telecom Act imposes a variety of new duties on incumbent local exchange carriers in order to promote competition in local exchange and access services. Certain duties are also imposed on all LECs, including new market entrants such as the Company. Some smaller telephone companies may seek suspension or modification of these duties, and some companies serving rural areas are exempt from these duties. The duties created by the 1996 Telecom Act include the following:

Reciprocal Compensation        Requires all LECs to complete calls originated by
                               competing carriers under reciprocal arrangements at
                               prices based on a reasonable approximation of long-run
                               incremental cost or through mutual exchange of traffic
                               without explicit payment.

Resale                         Requires all LECs to permit resale of their
                               telecommunications services without unreasonable
                               restrictions or conditions. In addition, incumbent LECs
                               are required to offer wholesale versions of all retail
                               services to other telecommunications carriers for resale
                               at discounted rates, based on the costs avoided by the
                               incumbent LEC in the wholesale offering.

Interconnection                Requires incumbent LECs to permit all telecommunications
                               carriers including their competitors to interconnect
                               with their facilities. Such interconnection must be
                               provided to competitors at any technically feasible
                               point within their networks, on nondiscriminatory terms,
                               at prices based on cost (which may include a reasonable
                               profit). At the option of the carrier seeking
                               interconnection, physical colocation of the requesting
                               carrier's equipment in the incumbent LEC's premises must
                               be offered, except where the incumbent LEC can
                               demonstrate space limitations or other technical
                               impediments to colocation.

Unbundled Access               Requires incumbent LECs to provide nondiscriminatory
                               access to unbundled network elements (including network
                               facilities, equipment, features, functions, and
                               capabilities) at any technically feasible point within
                               their networks, on reasonable, just and
                               nondiscriminatory rates, terms and conditions, at prices
                               based on long-run incremental cost (which may include a
                               reasonable profit). Such access must allow requesting
                               carriers to combine network elements to provide such
                               telecommunications services.

Number Portability             Requires all LECs to permit users of telecommunications
                               services to retain existing telephone numbers without
                               impairment of quality, reliability or convenience when
                               switching from one telecommunications carrier to another
                               to the extent technically feasible.

Dialing Parity                 Requires all LECs to provide "1+" equal access to
                               competing providers of local exchange service and toll
                               service, and to provide nondiscriminatory access to
                               telephone numbers, operator services, directory
                               assistance, and directory listing, with no unreasonable
                               dialing delays.

Access to Rights-of-Way        Requires all LECs to permit competing carriers access to
                               poles, ducts, conduits and rights-of-way at regulated
                               prices.

    Incumbent LECs are required to negotiate in good faith with telecommunications carriers requesting any or all of the above arrangements. Certain, but not all, FCC rules regarding pricing of interconnection agreements have been stayed by the U.S. Court of Appeals for the Eighth Circuit in a case challenging certain of the FCC's interconnection regulations. However, carriers still may negotiate agreements, and if the negotiating carriers cannot reach agreement within a prescribed time, either carrier may request binding arbitration of the disputed issues by the relevant state regulatory commission.

    The 1996 Telecom Act also eliminates previous prohibitions on the provision of InterLATA long distance service by the RBOCs and the GTE Operating Companies ("GTEOCs"). The RBOCs are now permitted to provide InterLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state or federal regulatory approvals that are otherwise applicable to the provision of intrastate or interstate long distance service. Under the 1996 Telecom Act, the RBOCs will be allowed to provide long distance service within the regions in which they also provide local exchange service ("in-region service") upon specific approval of the FCC and satisfaction of other conditions, including compliance with a checklist of regulations and policies, including those pertaining to interconnection, designed to enhance competition in the local marketplace. The GTEOCs are permitted to enter the long distance market without regard to limitations by region, although regulatory approvals otherwise applicable to the provision of long distance service will need to be obtained. The GTEOCs are also subject to the provisions of the 1996 Telecom Act that impose interconnection and other requirements on LECs.

    The 1996 Telecom Act imposes certain restrictions on the RBOCs in connection with the RBOCs' entry into long distance services. Among other things, the RBOCs must pursue such activities only through separate subsidiaries with separate books and records, financing, management and employees, and all affiliate transactions must be conducted on an arm's length and nondiscriminatory basis. The RBOCs are also prohibited from jointly marketing local and long distance services, equipment and certain information services unless competitors are permitted to offer similar packages of local and long distance services in their market. Further, RBOCs must obtain in-region long distance authority before jointly marketing local and long distance services in a particular state. Additionally, AT&T and other major carriers serving more than 5% of the nation's presubscribed long distance access lines are also restricted, under certain conditions, from packaging their long distance services and local services provided over RBOC facilities. These restrictions do not, however, apply to the Company because it does not serve more than 5% of the nation's presubscribed access lines.

    Prior to passage of the 1996 Telecom Act, the FCC had already established different levels of regulations for dominant and non-dominant carriers. For purposes of domestic common carrier telecommunications regulation, large LECs and the RBOCs are currently considered dominant carriers for the provision of interstate access services, while other interstate services providers, such as the Company, are considered non-dominant carriers. The FCC has recently proposed that the RBOCs offering out-of-region interstate long distance services be regulated as non-dominant carriers, as long as such services are offered by an affiliate of the RBOC that complies with certain structural separation requirements. The FCC regulates many of the rates, charges and services of dominant carriers to a greater degree than non-dominant carriers.

    As a non-dominant long distance carrier, the Company may install and operate facilities for the transmission of domestic interstate communications without prior FCC authorization, although FCC authorization is required for the provision of international telecommunications by non-dominant carriers. Services of non-dominant carriers are subject to relatively limited regulation by the FCC. Non-dominant carriers currently are required to file tariffs listing the rates, terms and conditions of interstate and international services provided by the carrier. Periodic reports concerning the carrier's interstate circuits and deployment of network facilities also are required to be filed. The FCC generally does not exercise direct oversight over cost justification and the level of charges for services of non-dominant carriers, although it has the power to do so. Among other requirements pursuant to the Communications Act, the Company must offer its interstate and international services on a nondiscriminatory basis, at just and reasonable rates, and remains subject to FCC complaint and enforcement procedures and private causes of action.

    On October 29, 1996, the FCC adopted an order in which it eliminated the requirement that non-dominant interstate carriers such as the Company maintain tariffs on file with the FCC for domestic interstate services. The FCC's order was issued pursuant to authority granted to the FCC in the 1996 Telecom Act to "forbear" from regulating any telecommunications service provider if the FCC determines that the public interest will be served. Pursuant to the order, following a nine-month transition period, relationships between carriers and their customers were to be set by contract and long distance companies were no longer to be required to file with the FCC tariffs for interstate interexchange services. Carriers also have the option to immediately cease filing tariffs. The FCC's order, however, has been stayed by a federal court and carriers must currently continue to file interstate tariffs with the FCC.

    The FCC also imposes prior approval requirements on transfers of control and assignments of operating authorizations. The FCC has the authority to generally condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations. In addition, the Company is subject to various regulatory fees and assessments, including an obligation to contribute to the Universal Service Fund.

    The FCC, through its proceedings implementing the interconnection provisions of the 1996 Telecom Act, has ordered the RBOCs and all but one of the other LECs having in excess of $100 million in gross annual revenue for regulated services to provide expanded interconnection to LEC central offices to any competitive access provider, interexchange carrier or end user seeking such interconnection for the provision of interstate access services. As a result, the Company is able to reach most business customers in its metropolitan service areas and can expand its potential customer base. The FCC has imposed mandatory virtual colocation obligations on the LECs. Virtual colocation is a service in which the LEC leases or purchases equipment designated by the interconnector and exerts compete physical control over the equipment, including central office installation, maintenance and repair. As noted above, the 1996 Telecom Act now requires most incumbent LECs to offer physical colocation. Subsequent to the enactment of the 1996 Telecom Act, the FCC has begun a series of expedited rulemaking proceedings to implement the requirements of the 1996 Telecom Act concerning interconnection with LEC facilities and other essential terms of the relationships between competing LECs. On August 8, 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale, dialing parity and numbering administration provisions of the 1996 Telecom Act. Certain provisions of these rules have been appealed to various U.S. Courts of Appeals. These appeals have been consolidated into proceedings currently pending before the U.S. Court of Appeals for the Eighth Circuit. Applications for a stay of the proposed rules were rejected by the FCC. However, the U.S. Court of Appeals for the Eighth Circuit has granted a stay of certain provisions of the Interconnection Decision, including the pricing rules and rules that would have permitted telecommunications carriers to "pick and choose" among various provisions of approved interconnection agreements. The FCC applied to the U.S. Supreme Court to vacate the judicial stay, but the U.S. Supreme Court, on November 23, 1996, refused to vacate the stay. All other provisions of the Interconnection Decision remain in effect pending resolution of the consolidated case on the merits. In a separate proceeding, the FCC implemented the number portability requirements of the 1996 Telecom Act. These FCC rules are also the subject of a court appeal.

    When ordering interconnection, the FCC granted LECs additional flexibility in pricing their interstate special and switched access services on a central office specific basis. Under this pricing scheme, LECs may establish pricing zones based on access traffic density and charge different prices for central offices in each zone. Although no assurances are possible, the Company anticipates that the FCC will grant LECs increasing pricing flexibility as the number of interconnection agreements and competitors increases. In a concurrent proceeding, the FCC enacted interim pricing rules that restructure LEC switched transport rates in order to facilitate competition for switched access.

    As a PCS licensee, the Company is subject to regulation by the FCC, and must comply with certain buildout and other conditions of the license, as well as with the FCC's regulations governing the PCS service. As a cellular reseller, the Company is deemed to be a common carrier and is subject to the requirements of Title II of the Communications Act. In light of the non-dominant market position of resellers, many of the obligations traditionally imposed on common carriers are relaxed with respect to resellers. Resellers are required to contribute to the Telecommunications Relay Services Fund and to remit annual regulatory fees to the FCC. Cellular resellers may also be subject to certain state requirements.

    Pursuant to the Communications Act, the FCC has the authority to license the use of electromagnetic spectrum for radio communication. The Company holds various FCC licenses for its satellite and microwave transmission facilities used in its provision of telecommunication services. These licenses generally have expiration dates and require applications for renewal. Moreover, the Company may require additional licenses in the future.

    FEDERAL REGULATION OF CABLE TELEVISION. The operation of cable television systems is extensively regulated by federal legislation, FCC regulations and by Alaska's state government. The discussion below summarizes the 1996 Telecom Act as it affects the cable television industry and reviews prior federal cable television regulation as revised by the 1996 Telecom Act.

    Rate regulation of the Company's cable television services is divided between the FCC and the State of Alaska. The FCC's jurisdiction extends to the CPST, which consists largely of satellite-delivered programming (excluding basic tier programming and programming offered on a per-channel or per-program basis). Depending on the regulatory schemes in the relevant states, state and local franchising authorities ("LFAs"), I.E., in Alaska the APUC, are primarily responsible for regulating rates for the basic tier of cable services ("BST"), which will typically contain at least the local broadcast stations and Public Access, Educational and Government ("PEG") channels. Equipment rates are also regulated by LFAs. The FCC retains appeal jurisdiction from LFA decisions. Cable services offered on a per-channel or per-program-only basis generally remain unregulated.

    The 1996 Telecom Act eliminates CPST rate regulation for all cable operators as of March 31, 1999. In the interim, CPST rate regulation can be triggered only by an LFA complaint to the FCC. An LFA complaint must be based upon more than one subscriber complaint. Prior to the 1996 Telecom Act, an FCC review of CPST rates could be occasioned by a single subscriber complaint to the FCC. The 1996 Telecom Act does not disturb existing or pending CPST rate settlements between the Company and the FCC. The Company's BST rates remain subject to LFA regulation under the 1996 Telecom Act, although Juneau is the only system that is currently subject to rate regulation by the APUC.

    Existing law precludes rate regulation wherever a cable operator faces "effective competition." The 1996 Telecom Act expands the definition of effective competition to include any franchise area where a local exchange carrier (or affiliate) provides video programming services to subscribers by any means other than through direct broadcast satellite. There is no statutory penetration minimum for the LEC to qualify as an effective competitor, but it must provide "comparable" programming services (12 channels including some broadcast channels) in the franchise area.

    Under the 1996 Telecom Act, the Company and all other cable operators will be allowed to aggregate on a franchise system, regional or company level, its equipment costs into broad categories, such as converter boxes, regardless of the varying levels of functionality of the equipment within each such broad category. The 1996 Telecom Act will allow the Company to average together costs of different types of converters (including non-addressable, addressable, and digital). The statutory changes will also facilitate the rationalizing of equipment rates across jurisdictional boundaries. These cost-aggregation rules do not apply to the limited equipment used by "BST-only" subscribers.

    The 1996 Telecom Act immediately relaxes the "uniform rate" requirements of the 1992 Cable Act (which required a cable operator to charge uniform rates throughout its franchise areas) by specifying that such requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about "predatory" pricing may be made to the FCC. Upon a prima facie showing that there are reasonable grounds to believe that the discounted price is predatory, the cable system operator will have the burden of proving otherwise.

    Under the 1996 Telecom Act, investor-owned utilities must make poles and conduits available to cable systems under delineated terms. Electric utilities are given the right to deny access to particular poles on a nondiscriminatory basis for lack of capacity, safety, reliability, and generally accepted engineering purposes. The current method for determining rates charged by telephone and utility companies for cable delivery of cable and non-cable services will continue for five years. However, the FCC will establish a new formula for poles used by cable operators for telecommunications services which will result in higher pole rental rates for cable operators. Any increases pursuant to this formula may not be made for five years and will be phased in equal increments over years five though ten. This new FCC formula does not apply in states which regulate pole rents. Pole owners must impute pole rentals to themselves if they offer telecommunications or cable services. Cable operators need not pay future "make-ready" on poles currently contracted if the make-ready is required to accommodate the attachments of another user, including the pole owner. The Company is still negotiating to obtain the consent to the assignment of certain pole attachment agreements by the sellers of the Cable Systems to the Company. However, the Company has been permitted to continue to use necessary poles in the operation of the Cable Systems.

    The 1996 Telecom Act declares that no state or local law or regulation may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. States are authorized to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. The 1996 Telecom Act further provides that cable operators and affiliates providing telecommunications services are not required to obtain a separate franchise from LFAs for such services. The 1996 Telecom Act prohibits LFAs from requiring cable operators to provide telecommunications service or facilities as a condition of a grant of a franchise, franchise renewal, or franchise transfer, except that LFAs can seek "institutional networks" as part of such franchise negotiations.

    The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the telephone company-cable cross-ownership ban and the FCC's video dialtone regulations. This will allow LECs, including the RBOCs, to compete with cable operators both inside and outside their telephone service areas, with certain regulatory safeguards. If a LEC provides video via radio waves, it is subject to broadcast jurisdiction. If a LEC provides common carrier channel service it is subject to common carrier jurisdiction. A LEC providing video programming to subscribers is otherwise regulated as a cable operator (including franchising, leased access, and customer service requirements), unless the LEC elects to provide its programming via an "open video system." LEC owned programming services will also be fully subject to program access requirements.

    The 1996 Telecom Act replaces the FCC's video dialtone rules with an "open video system" ("OVS") plan by which LECs can provide cable service in their telephone service area. LECs complying with the FCC OVS regulations will receive relaxed oversight. The 1996 Telecom Act requires the FCC to act on any OVS certification within ten days of its filing. Only the program access, negative option billing prohibition, subscriber privacy, Equal Employment Opportunity ("EEO"), PEG, must-carry and retransmission consent provisions of the Communications Act will apply to LECs providing OVS. Franchising, rate regulation, customer service provisions, leased access and equipment compatibility rules will not apply. Cable copyright provisions will apply to programmers using OVS. LFAs may require OVS operators to pay "franchise fees" only to the extent that the OVS provider or its affiliates provide cable services over the OVS. Such fees may not exceed the franchise fees charged to cable operators in the area, and the OVS provider may pass through the fees as a separate subscriber bill item. OVS operators will be subject to LFA general right-of-way management regulations.

    The 1996 Telecom Act requires the FCC to adopt, within six months, regulations prohibiting an OVS operator from discriminating among programmers, and ensuring that OVS rates, terms, and conditions for service are reasonable and nondiscriminatory. Further, the FCC is to adopt regulations prohibiting a LEC-OVS operator, or its affiliates, from occupying more than one-third of the system's activated channels when demand for channels exceeds supply, although there are not numeric limits. The 1996 Telecom Act also mandates OVS regulations governing channel sharing, extending the FCC's sports exclusivity, network nonduplication, and syndex regulations, and controlling the positioning of programmers on menus and program guides. The FCC has issued open video system regulations. The 1996 Telecom Act does not require LECs to use separate subsidiaries to provide incidental interLATA video or audio programming services to subscribers or for their own programming ventures.

    While there remains a general prohibition on LEC buyouts of cable systems (any ownership interest exceeding 10%) within a LEC's telephone service area, cable operator buyouts of LEC systems within a cable operator's service area, and joint ventures between cable operators and LECs in the same market, the 1996 Telecom Act provides some exceptions. A rural exemption permits buyouts where the purchased system serves an area with fewer than 35,000 inhabitants outside an urban area. Where a LEC purchases a cable system, that system plus any other system in which the LEC has an interest may not serve 10% or more of the LEC's telephone service area. Additional exceptions are also provided for such buyouts. The 1996 Telecom Act also provides the FCC with the power to grant waivers of the buyout provisions in cases where (i) the cable operator or LEC would be subject to undue economic distress, (ii) the system or facilities would not be economically viable, or (iii) the anticompetitive effects of the proposed transaction are clearly outweighed by the effect of the transaction in meeting community needs. The LFA must approve any such waiver.

    The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services (including cable television) notwithstanding the Public Utilities Holding Company Act. Electric utilities must establish separate subsidiaries known as "exempt telecommunications companies" and must apply to the FCC for operating authority. It is anticipated that large utility holding companies may become significant competitors to both cable television and other telecommunications providers. Several such utilities have been granted broad authority by the FCC to engage in activities which could include the provision of video programming.

    The 1996 Telecom Act eliminates broadcast/cable cross-ownership restrictions (including the broadcast network/cable restriction), but leaves in place FCC regulations prohibiting local cross-ownership between television stations and cable systems. The FCC is empowered by the 1996 Telecom Act to adopt rules to ensure carriage, channel positioning and nondiscriminatory treatment of non-affiliated broadcast stations by cable systems affiliated with a broadcast network. The SMATV and MMDS cable cross-ownership restrictions have been eliminated for cable operators subject to effective competition.

    The 1996 Telecom Act preserves must carry rights (which are described in greater detail below) for local television broadcasters, and clarifies that the geographic scope of must carry is to be based on commercial publications which delineate television markets based on viewing patterns. The FCC is directed to grant or deny must carry requests within 120 days of a complaint being filed with the FCC.

    The 1996 Telecom Act directs an FCC equipment comparability rulemaking emphasizing that (i) narrow technical standards, mandating a minimum degree of common design among televisions, VCRs, and cable systems, and relying heavily on the open marketplace, should be pursued; (ii) competition for all converter features unrelated to security descrambling should be maximized; and (iii) adopted standards should not affect unrelated telephone and computer features. The 1996 Telecom Act directs the FCC to adopt regulations which assure the competitive availability of converters ("navigation devices") from vendors other than cable operators. The 1996 Telecom Act provides that the FCC's rules may not impinge upon signal security concerns of theft of service protections. Waivers will be possible where the cable operator shows the waiver is necessary for the introduction of new services. Once the equipment market becomes competitive, FCC regulations in this area will be terminated.

    The 1996 Telecom Act requires cable operators, upon subscriber request, to fully scramble or block at no charge the audio and video portion of any channel not specifically subscribed to by a household. Further, the 1996 Telecom Act provides that sexually explicit programming must be fully scrambled or blocked. If the cable operator cannot fully scramble or block its signal, it must restrict transmission to those hours of the day when children are unlikely to view the programming. On March 24, 1997, the United States Supreme Court let stand a lower court ruling that allows enforcement of this provision pending a constitutional challenge. In response to this ruling, the FCC declared that its rules implementing the scrambling provision would become effective on May 18, 1997. The scrambling provision may increase operating expenses for cable television system operators, including the Company, and provide a competitive advantage to less regulated providers of video programming services.

    The 1984 Cable Act regulated to some degree and the 1992 Cable Act more extensively regulated the cable television industry and the vast majority of that regulation remains unchanged by the 1996 Telecom Act. Among other things, the 1984 Cable Act (i) requires cable television systems with 36 or more "activated" channels to reserve a percentage of such channels for commercial use by unaffiliated third parties; (ii) permits franchise authorities to require the cable operator to provide channel capacity, equipment and facilities for public educational and governmental access; and (iii) regulates the renewal of franchises.

    The 1992 Cable Act greatly expanded federal and local regulation of the cable television industry. The Company believes that the 1992 Cable Act taken as a whole has had and will continue to have a material adverse impact upon the cable industry in general and upon the Company's cable operations specifically. See related discussion under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations." Certain of the more significant areas of regulation imposed by the 1992 Cable Act are discussed below.

    The 1992 Cable Act directed the FCC to promulgate regulations regarding the sale and acquisition of cable programming between multichannel video program distributors (including cable operators) and programming services in which a cable operator has an attributable interest. The legislation and the implementation regulations adopted by the FCC preclude most exclusive programming contracts (unless the FCC first determines the contract serves the public interest) and generally prohibit a cable operator which has an attributable interest in a programmer from improperly influencing the terms and conditions of sale to unaffiliated multichannel video program distributors. Further, the 1992 Cable Act requires that such cable affiliated programmers make their programming services available to cable operators and competing video technologies such as MMDS and DBS, and to telephone company providers of video services, on terms and conditions that do not unfairly discriminate among such competitors.

    Under the 1992 Cable Act, the FCC adopted regulations prohibiting cable operators from requiring a financial interest in a program service as a condition to carriage of such service, coercing exclusive rights in a programming service or favoring affiliated programmers so as to restrain unreasonably the ability of unaffiliated programmers to compete.

    The 1992 Cable Act subjected all cable systems, including the Cable Systems, to rate regulation, except in those cases where they face "effective competition." The FCC was required to establish standards and procedures governing regulation of rates for basic cable service, equipment and installation, which were then to be implemented by the pertinent state and local franchising authorities. The 1992 Cable Act also required the FCC, upon complaint from a franchising authority or a cable subscriber, to review the "reasonableness" of rates for CPSTs. The 1996 Telecom Act circumscribed the review of CPST rates of the Cable Systems by amending the 1992 Cable Act to allow only LFAs to file complaints. Complaints by subscribers of the Cable Systems regarding CPST rates were filed with and accepted by the FCC for certain franchise areas. However, filings were made in response to those complaints relating to the period prior to July 15, 1994, and the disputed rates were approved by the FCC. Potential liability for CPST rate refunds for the Cable Systems is limited to the period after July 15, 1994. Services offered on an individual basis, such as pay television and pay-per-view services, are not generally subject to rate regulation.

    On April 1, 1993, the FCC adopted rate regulations governing virtually all cable systems. Such regulations were revised on February 22, 1994. Under such regulations, existing basic and tier service rates typically are evaluated against "benchmark" rates established by the FCC and are subject to mandatory reductions. Equipment and installation charges are regulated based on "actual costs." As noted above, the 1996 Telecom Act provides that rate regulation of the CPST automatically sunsets on March 31, 1999.

    The FCC also allowed cable operators to justify rates under "cost of service" rules, which allow "high cost" systems to establish rates in excess of the benchmark level. The FCC's interim cost of service rules allowed a cable operator to recover through rates for regulated cable services its normal operating expenses plus a rate of return equal to
11.25 percent on the rate base. However, the FCC significantly limited the inclusion in the rate base of acquisition costs in excess of the book value of tangible assets. As a result, the Company's predecessors with respect to the Cable Systems pursued cost of service justifications in only a few cases. On December 15, 1995, the FCC adopted slightly more favorable cost of service rules.

    The FCC's rate regulations generally permit cable operators to adjust rates to account for inflation and increases in certain external costs, including programming costs, to the extent such increases exceed the rate of inflation. However, a cable operator may pass through increases in the cost of programming services affiliated with such cable operator to the extent such costs exceed the rate of inflation only if the price charged by the programmer to the affiliated cable operator reflects either prevailing prices offered in the marketplace by the programmer to unaffiliated third parties or the fair market value of the programming. The FCC's revised regulations confirm that increases in pole attachment fees ordinarily will not be accorded external cost treatment. The FCC recently adopted a method for recovering external costs and inflation on an annual basis. The new method minimizes the need for frequent rate adjustments and the regulatory lag problems associated with the previous rate adjustment methodology.

    The regulations also provide mechanisms for adjusting rates when regulated tiers are affected by channel additions or deletions. Additional programming costs resulting from channel additions can be accorded the same external treatment as other program costs increases, and cable operators presently are permitted to recover a mark-up on their programming expenses. Under one option, operators were allowed a flat ($.20) fee increase per channel added to an existing CPST, with an aggregate cap of such increases ($1.20) plus a license fee reserve ($.30) through 1996. In 1997, an additional flat ($.20) fee increase is available, and the license fees for additional channels and for increases in existing channels are no longer be subject to the aggregate cap. This optional approach for adding services is scheduled to expire on December 31, 1997.

    The FCC adopted additional rules that permit channels of new programming services to be added to cable systems in a separate new product tier which the FCC has determined will not be rate regulated at this time. The FCC has also adopted rules allowing operators to raise rates based on costs incurred in connection with a substantial upgrade of the cable system.

    From time to time the Company evaluates its rates in light of market conditions. Past rate changes have not had a material adverse effect on the operating income of the Cable Systems and the changes currently being contemplated are not expected to have such an effect. Certain rate actions previously taken by the Cable Systems are subject to modification or reconsideration during the course of ongoing proceedings before the FCC.

    As required by the 1992 Cable Act, the FCC has adopted comprehensive regulations establishing minimum standards for customer service and technical system performance. Franchising authorities are allowed to enforce customer service requirements that are more strict than the FCC standards.

    The 1992 Cable Act granted broadcasters a choice of "must carry" rights or "retransmission consent" rights. By October of 1993 and every three years thereafter, cable operations were required to secure permission from broadcasters that elected retransmission consent rights before retransmitting the broadcasters' signals. Local and distant broadcasters can require cable operators to make a payment as a condition to carriage of such broadcasters' station on a cable system. Established "superstations" were not granted such rights.

    The 1992 Cable Act also imposed obligations to carry "local" broadcast stations for such stations which chose a "must carry" right, as distinguished from the "retransmission consent" right described above. The rules adopted by the FCC generally provided for mandatory carriage by cable systems of all local full-power commercial television broadcast signals selecting must carry, including the signals of stations carrying home-shopping programming and, depending on a cable system's channel capacity, non-commercial television broadcast signals. The United States Supreme Court recently upheld the must carry regulations on constitutional grounds.

    The 1992 Cable Act required the FCC to (i) promulgate rules and regulations establishing reasonable limits on the number of cable subscribers which may be served by a single multiple system cable operator or entities in which it has an attributable interest, (ii) prescribe rules and regulations establishing reasonable limits on the number of channels on a cable system that will be allowed to carry programming in which the owner of such cable system has an attributable interest, and (iii) consider the necessity and appropriateness of imposing limitations on the degree to which multichannel video programming distributors (including cable operators) may engage in the creation or production of video programming.

    Under the 1992 Cable Act and the FCC's regulations, a cable operator may not hold a license for a MMDS system within the same geographic area in which it provides cable service. The 1996 Telecom Act allows such ownership if effective competition exists in that geographic area.

    The 1992 Cable Act anti-buy-through rules require cable systems to permit subscribers to purchase video programming offered by the operator on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic cable service tier, unless the system's lack of addressable converter boxes or other technological limitations does not permit it to do so. The statutory exemption for cable systems that do not have the technological capability to offer programming in the manner required by the statute is available until a system obtains such capability, but not later than December 2002. The FCC may waive such time periods, if deemed necessary. The majority of the Company's subscribers are served by systems that have the technological capability to comply with the anti-buy-through rules. The contemplated upgrades of the Company's systems will enable all of the Cable Systems to comply with such rules by 2002.

    The 1996 Telecom Act and the 1992 Cable Act contain numerous other provisions which, together with the 1984 Cable Act, create a comprehensive regulatory framework. Violation by a cable operator of the statutory provisions or the rules and regulations of the FCC can subject the operator to substantial monetary penalties and other significant sanctions such as suspension of licenses and authorizations, issuance of cease and desist orders, and imposition of penalties that could be of severe consequence to the conduct of a cable operator's business. Many of the specific obligations imposed on the operation of cable television systems under these laws and regulations are complex and burdensome and increase the Company's cost of doing business.

    In the normal course of its business, the Company obtains licenses from the FCC for two-way communications stations, and, in certain cases, microwave relay stations and other facilities used in its cable television operation. Based upon its experience with and knowledge of the renewal process, the Company has no reason to believe that such licenses will not be renewed as they expire.

    Pursuant to lease agreements with local public utilities, the cable facilities in the Company's Cable Systems are generally attached to utility poles or are in underground ducts controlled by the utility owners. The rates and conditions imposed on the Company for such attachments or occupation of utility space are generally subject to regulation by the FCC or, in some instances, by state agencies, and are subject to change. As described above, the 1996 Telecom Act significantly revises the regulation of pole attachment rates and access.

    STATE REGULATION OF TELEPHONY AND CABLE. The State of Alaska has the authority to regulate telecommunications services that originate and terminate within the State, and it exercises that authority through the APUC. In 1990 the Alaskan legislature introduced intrastate competition in Alaska, and the Company through its subsidiary, GCI Communication Corp., began providing long distance intrastate telecommunications services on May 15, 1991, on its own facilities in the areas where it provided interstate service and through resale of others' services where it had no facilities. The APUC developed regulations that allow for the certification of additional carriers for such intrastate telecommunications services and, to varying degrees, require filing of tariffs and regulation of the rates for such services. Under the APUC's current policy and regulations, all certified carriers are required to file tariffs for the provision of intrastate services. When filing for a rate increase, the dominant carrier is required to file an accompanying rate case. Non-dominant carriers such as the Company are not rate regulated. Tariff revisions filed by non-dominant carriers routinely become effective without intervention by the APUC or third parties. Tariffs can be filed or revised on 30 days notice. The APUC currently restricts the provision of facilities-based interexchange service in certain thinly populated areas. The Company has obtained a limited waiver of this rule to allow deployment of its DAMA facilities in 56 sites in rural Alaska and has filed a petition with the APUC to preempt the rule under the 1996 Telecom Act.

    In 1992, GCI Communication Corp. obtained a Certificate of Public Convenience and Necessity from the APUC pursuant to which it provides telephone relay services ("TRS") for the deaf, hard-of-hearing and speech impaired through the Company's operator service center in Wasilla, Alaska. Intrastate TRS operating costs, capital costs and a rate of return are being funded through a universal access surcharge billed by all local telephone companies in Alaska. Under an FCC decision, commencing in 1993, a portion of the TRS operating costs have been recovered through an interstate pool administered by the National Exchange Carrier Association.

    The Company received approval from the APUC in February 1997 to provide local exchange service in Anchorage and Hope, Alaska. As an authorized local exchange service provider in parts of Alaska, the Company is regulated as a LEC by the APUC. The APUC's February 1997 Order requires the Company to comply with several regulatory requirements, including the filing of a local exchange service tariff and the filing of certain annual and quarterly reports. The Company intends to file an application with the APUC requesting approval for provision of local exchange services in Fairbanks, Juneau and other areas of Alaska. The Company intends to offer local services through its own facilities or resale of LEC facilities.

    As a PCS licensee, the Company is subject to limited regulatory oversight by the APUC (E.G., in the areas of consumer protection and transfer of its licenses), although states are not permitted to regulate the rates of PCS and other commercial mobile service providers. PCS licensees may also be subject to regulatory requirements of local jurisdictions pertaining to, among other things, the selling of tower facilities.

    Cable television systems generally are constructed and operated under the authority of nonexclusive certificates, permits or "franchises" granted by local or, as in Alaska, state governmental authorities. The Company's franchises consist of 15 certificates of public convenience issued by the APUC for the Cable Systems and several military franchise agreements required to provide cable service on military bases. Operation of the Cable Systems also requires several FCC radio-band frequency licenses.

    Federal law limits the power of the franchising authorities to impose obligations on cable television operators as a condition of the granting or renewal of a franchise. Franchises contain varying provisions relating to construction and operation of cable television systems, such as time limitations on commencement or completion of construction; quality of service, including (in certain circumstances) requirements as to the number of channels and broad categories of programming offered to subscribers; rate regulation; provision of service to certain institutions; provision of channels for public access and commercial leased-use; and maintenance of insurance and indemnity bonds. Franchises usually require the consent of the franchising authority prior to a transfer of the franchise or a transfer or change in ownership or operating control of the franchisee.

    Subject to applicable law, a cable television franchise may be terminated prior to its expiration date if the operator fails to comply with the material terms and conditions of the franchise. Under the 1984 Cable Act, if a franchise is lawfully terminated, and if the franchising authority acquires ownership of the cable television system or effects a transfer of ownership to a third party, such acquisition or transfer must be at an equitable price or, in the case of a franchise existing on the effective date of the 1984 Cable Act, at a price determined in accordance with the terms of the franchise, if any.

    The 1984 Cable Act, as supplemented by the renewal provisions of the 1992 Cable Act, establishes an orderly process for franchise renewal which protects cable operators against unfair denials of renewals when the operator's past performance and proposal for future performance meet the standards established by the 1984 Cable Act. These provisions are not generally relevant in Alaska where the certificates of public convenience granted by the APUC to operate cable systems are perpetual in duration, subject to revocation for cause. Franchises issued by the U.S. government to provide cable television service on military bases are subject to the renewal provisions of the 1992 Cable Act.

    In order for the APUC to exercise rate regulation authority over a cable system's basic service rates, 25% of the cable system's subscribers must request such regulation by filing a petition with the APUC. In July 1990, the APUC instituted rate regulation over the Company's Juneau operations pertaining to basic cable service and installation. The State of Alaska does not currently exercise rate regulation authority over the Company's other Cable Systems. Therefore, as of March 31, 1997, there was no refund liability for basic service at those other locations. Since rate regulation over the Company's Juneau operations began in 1990 and through March 31, 1997, no refund liability has existed for this location.

EMPLOYEES

    As of April 30, 1997, the Company employed a total of 796 full-time employees and 22 part-time employees, including employees involved with the operation of the Cable Systems. The Company believes that its future success will depend upon its continued ability to attract and retain highly skilled and qualified employees. The Company believes that its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

    Except as set forth in this section, the Company is not a party to or subject to, and none of its properties are subject to, any material pending legal proceedings. The Company is a party to various claims and pending litigation as part of the normal course of its business. The Company is also involved in several administrative proceedings (including informal complaint proceedings) and filings with the FCC and state regulatory authorities. In the opinion of management, the nature and disposition of these matters are considered routine and arise in the ordinary course of business. Management believes that, even if these matters were to be resolved unfavorably to the Company, they would not have a materially adverse effect on the Company's financial condition or results of operations.

    On May 20, 1997, the Company filed an action requesting preliminary and permanent injunctive relief against ATU in the U.S. District Court at Anchorage. The suit seeks immediate implementation of transitional local number portability. The Company believes that the obligation on the part of ATU to provide number portability is explicit in Section 251(b)(2) of the 1996 Telecom Act, and the method for implementation is contained in the interconnection agreement between the parties. The Company alleged that ATU repudiated its obligation to immediately implement local number portability, citing the need for additional regulatory adjudication on an ancillary issue. The Company contends the technical solutions for implementing local number portability and interconnections are currently in place and have been tested, and the suit seeks immediate implementation. No damages are sought.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about the Company's directors and executive officers as of May 15, 1997.

NAME                             AGE                                         POSITION
---------------------------      ---      ------------------------------------------------------------------------------
Carter F. Page(1)(2)                 65   Chairman and Director

Ronald A. Duncan(1)                  44   President, Chief Executive Officer and Director

Robert M. Walp(1)                    69   Vice Chairman and Director

John M. Lowber(2)                    47   Senior Vice President, Chief Financial Officer, Secretary and Treasurer

G. Wilson Hughes                     51   Executive Vice President and General Manager

William C. Behnke                    39   Senior Vice President-Marketing and Sales

Richard P. Dowling                   53   Senior Vice President-Corporate Development

Dana L. Tindall                      35   Senior Vice President-Regulatory Affairs

Donne F. Fisher(1)(2)                58   Director

Jeffery C. Garvey(1)                 48   Director

John W. Gerdelman(1)                 44   Director

William P. Glasgow(1)                38   Director

Donald Lynch(1)                      49   Director

Larry E. Romrell(1)                  57   Director

James M. Schneider(1)                44   Director

------------------------

(1) Member of Audit Committee and Compensation Committee.

(2) Member of Finance Committee.

    CARTER F. PAGE. Mr. Page has served as Chairman and a director of the Company since 1980. His term as director expires in 1999. From December 1987 to December 1989, he served as a consultant to WestMarc in matters related to the Company. Mr. Page served as President and director of WestMarc from 1972 to December 1987. Since then and to the present, he has been managing general partner of Semaphore Partners, a general partnership and investment vehicle in the communications industry.

    RONALD A. DUNCAN. Mr. Duncan is a co-founder of the Company and has been a director of the Company since 1979. His term as director expires in 1997. Mr. Duncan is his own nominee to the Board pursuant to the Voting Agreement. Mr. Duncan has served as President and Chief Executive Officer of the Company since January 1, 1989. From 1979 through December 1988 he was the Executive Vice President of the Company.

    ROBERT M. WALP. Mr. Walp is a co-founder of the Company. He has been a director of the Company since 1979, has served as Vice Chairman of the Company since January 1, 1989 and is also an employee of the Company. Mr. Walp is his own nominee to the Board pursuant to the Voting Agreement. His term as director expires in 1999. From 1979 through 1988, Mr. Walp served as President and Chief Executive Officer of the Company.

    JOHN M. LOWBER. Mr. Lowber has served as Chief Financial Officer of the Company since January 1987, as Secretary and Treasurer since July 1988 and as Senior Vice President-Administration since

December 1989. Mr. Lowber was Vice President-Administration for the Company from 1985 to December 1989. Prior to joining the Company, Mr. Lowber was a senior manager at KPMG Peat Marwick.

    G. WILSON HUGHES. Mr. Hughes has served as Executive Vice President and General Manager of the Company since June 1991. Mr. Hughes was President and a member of the board of directors of Northern Air Cargo, Inc. from March 1989 to June 1991. From June 1984 to December 1988 he was President and a member of the board of directors of Enserch Alaska Services, Inc.

    WILLIAM C. BEHNKE. Mr. Behnke has served as Senior Vice President-Marketing and Sales for the Company since January 1994. Mr. Behnke was Vice President of the Company and President of GCI Network Systems, Inc., a former subsidiary of the Company, from February 1992 to January 1994. From June 1989 to February 1992 he was Vice President of the Company and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989 Mr. Behnke was Senior Vice President for TransAlaska Data Systems, Inc.

    RICHARD P. DOWLING.  Mr. Dowling has served as Senior Vice
President-Corporate Development for the Company since December 1990. Mr. Dowling was Senior Vice President-Operations and Engineering for the Company from December 1989 to December 1990. From 1981 to December 1989 he served as Vice President-Operations and Engineering for the Company.

    DANA L. TINDALL. Ms. Tindall has served as Senior Vice President-Regulatory Affairs since January 1994. Ms. Tindall was Vice President-Regulatory Affairs for the Company from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was Director of Regulatory Affairs for the Company and she served as Manager of Regulatory Affairs for the Company from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of Telecommunications Economics at Alaska Pacific University from September through December 1995.

    DONNE F. FISHER. Mr. Fisher has served as a director of the Company since 1980 and is one of TCI's nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1998. Mr. Fisher has been a consultant to TCI since January 1996 and a director of TCI since 1980. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher serves on the boards of directors of most of TCI's subsidiaries and the boards of directors of DMX, Inc. and United Video Satellite Group, Inc. Mr. Fisher also acts as executor of the Estate of Bob Magness, one of the Company's principal shareholders.

    JEFFERY C. GARVEY. Mr. Garvey has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of the Voting Prime Sellers' nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1997. Since June 1989, Mr. Garvey has been General Partner of Austin Ventures, L.P., a shareholder of Alaska Cable, Inc. (one of the entities merged into a subsidiary of the Company as a part of the acquisition of the Cable Systems). Mr. Garvey joined Austin Ventures in 1979, and prior to that he was Senior Vice President in charge of the National and Specialized Lending Divisions of PNC Bank (formerly Provident National Bank) in Philadelphia, Pennsylvania. From 1971 to 1976 he held several positions with Pittsburgh National Bank focusing on broadcast communications.

    JOHN W. GERDELMAN. Mr. Gerdelman has served as a director of the Company since July 1994 and is one of MCI's nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1999. Mr. Gerdelman has been President, Network Services, for MCI, a wholly-owned subsidiary of MCI Communications Corporation, since September 1994. He was Senior Vice President for MCI from July 1992 to September 1994. From July 1989 to July 1992 Mr. Gerdelman was President of MCI Services, Inc., a subsidiary of MCI.

    WILLIAM P. GLASGOW. Mr. Glasgow has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of the Voting Prime Sellers' nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1998. Mr. Glasgow has been President of Prime II Management, Inc., a Delaware corporation, and sole general partner of Prime Management since July 1996. Mr. Glasgow was President of Prime Cable Fund I, Inc., a Delaware corporation and the sole general partner of Prime from July 1996 to the merger of the corporation with a subsidiary of the Company as a part of the acquisition of the Cable Systems. Prior to that he was Senior Vice President-Finance of both corporations from September 1991 and Vice President-Finance of Prime Cable Fund I, Inc. from February 1989 to September 1991. Mr. Glasgow joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987.

    DONALD LYNCH. Mr. Lynch has served as a director of the Company since his appointment by the Board in December 1996 to fill a new seat created in the expansion of the Board from seven to ten members and is one of MCI's nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1997. Mr. Lynch is a Senior Vice President of MCI and has been with MCI for over 15 years in various executive positions.

    LARRY E. ROMRELL. Mr. Romrell has served as a director of the Company since 1980 and is one of TCI's nominees to the Board pursuant to the Voting Agreement. His term as director expires in 1997. Since 1994, Mr. Romrell has been an Executive Vice President of TCI and the President and a director of TCI Technology Ventures, Inc. From 1991 to 1994, Mr. Romrell was a Senior Vice President of TCI. Mr. Romrell is also a director of Teleport Communications Group, Inc. and of United Video Satellite Group. He serves on the compensation committee of United Video Satellite Group.

    JAMES M. SCHNEIDER. Mr. Schneider has served as a director of the Company since July 1994. His term as director expires in 1998. Mr. Schneider has been the Vice President Finance for Dell Computer Corporation since September 1996. Prior to that he was Senior Vice President Finance for MCI Communications Corporation in Washington, D.C. since September 1993. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The Company's Board currently consists of ten directors, divided into three classes of directors serving staggered three-year terms. Directors of the Company are elected at the annual meeting of shareholders and serve until they resign or are removed or until their successors are elected and qualified. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of shareholders and serve at the discretion of the Board.

VOTING AGREEMENT

    Eight of the ten directors of the Company are nominated by certain shareholders (the "Voting Shareholders") of the Company who are party to the Voting Agreement that was entered into on October 31, 1996, in connection with the Company's acquisition of Prime. Pursuant to the Voting Agreement, each Voting Shareholder will vote its stock and take all actions within its power to maintain the size of the Board at eight or more directors and to cause to be elected to the Board (i) two directors nominated by MCI; (ii) one director nominated by Mr. Duncan; (iii) one director nominated by Mr. Walp; (iv) two directors nominated by TCI; and (v) two directors nominated by the Voting Prime Sellers for so long as (1) the Voting Prime Sellers (and their distributees who agree in writing to be bound by the terms of the agreement) collectively own at least 10% of the then issued and outstanding shares of Class A Common Stock and
(2) the Prime Management Agreement is in full force and effect; however, if only one of these two conditions is met, the Voting Prime Sellers are entitled to nominate only one director, and if neither of these conditions is met, the Voting Prime Sellers are not entitled to nominate any directors. The obligation of the Voting Shareholders to vote for the Voting Prime Sellers' nominees and maintain the

Board at eight or more directors exists for so long as the Voting Prime Sellers collectively own 10% of the issued and then-outstanding shares of Class A Common Stock or so long as the Prime Management Agreement is in effect. The Voting Agreement states that the shares subject to it are also to be voted on other matters to which the parties unanimously agree, but, as of the date of this Prospectus, no other matters are subject to the Voting Agreement.

    If any Voting Shareholder (other than the Voting Prime Sellers) disposes of more than 25% of the votes represented by its holdings of the Common Stock of the Company, such Voting Shareholder will cease to be subject to the Voting Agreement and such disposition triggers on behalf of each other Voting Shareholder the right to withdraw from the Voting Agreement. Unless earlier terminated, the Voting Agreement will continue until the earlier of completion of the annual shareholder meeting of the Company in June 2001 or until there is only one party to the Voting Agreement.

    TCI expects to sell all of its shares of the Company's Common Stock in the Stock Offering. If TCI does so, it will no longer be subject to the Voting Agreement and each other party to the agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties. The Company currently expects that TCI's nominees to the Board will continue as directors of the Company and that the other parties will not terminate their rights and obligations under the Voting Agreement.

COMMITTEES OF THE BOARD

    The Board currently has three Committees: the Audit Committee, the Compensation Committee, and the Finance Committee. The Audit Committee is composed of all members of the Board. The Audit Committee's duties include (i) making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries, including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the Audit Committee deems necessary, (ii) reviewing the plan or scope of an audit or review and the results of such audit or review, and (iii) carrying out other duties as delegated in writing by the Board.

    The Compensation Committee is composed of all members of the Board. The Compensation Committee establishes compensation policies regarding executive officers and directors and makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation.

    The Finance Committee is composed of Messrs. Fisher, Page and Lowber. Its duties are to review Company finance matters from time to time and provide guidance to the Chief Financial Officer regarding these matters.

DIRECTOR COMPENSATION

    In December 1996, each person who was then a director of the Company (other than the MCI representatives) received $2,000 in director fees for the period from July 1996 to June 1997. It is MCI's policy that its directors not accept remuneration for serving on a board of directors other than those of MCI and its subsidiaries. The non-MCI directors who joined the Company in December will receive a prorated fee for the July 1996 to July 1997 period. During the year ended December 31, 1996, the directors on the Board received no other direct compensation for serving on the Board, but were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

    During February 1997, the Company made a contingent grant of 25,000 options to each of Messrs. Fisher, Schneider and Page with an exercise price of $7.50 per share, such options to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The options were granted subject, among other things, to the Company obtaining shareholder approval to increase the number of shares of Class A Common Stock that it is authorized to issue.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 1994, 1995 and 1996 by the Company's Chief Executive Officer and by each of the four other most highly compensated executive officers of the Company or its subsidiaries whose individual combined salary and bonus exceeded $100,000 during the fiscal year ended December 31, 1996 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                    ANNUAL COMPENSATION                       ---------------
                                ------------------------------------------------------------    SECURITIES        ALL OTHER
                                                                          OTHER ANNUAL          UNDERLYING      COMPENSATION
 NAME AND PRINCIPAL POSITION      YEAR      SALARY($)    BONUS($)        COMPENSATION($)        OPTIONS(#)        ($)(1)(2)
------------------------------  ---------  -----------  -----------  -----------------------  ---------------  ---------------
Ronald A. Duncan                     1996    120,000(3)      3,000                -0-                  -0-         178,633
  President and Chief                1995    119,550(4)        -0-                -0-                  -0-         159,206
  Executive Officer                  1994     89,550(4)     99,960                -0-                  -0-         121,747

William C. Behnke                    1996    110,000         5,363                -0-                  -0-          22,066
  Senior Vice President--            1995    110,002           -0-                -0-               50,000          20,066
  Marketing and Sales                1994    109,168       136,194                -0-                  -0-              66

G. Wilson Hughes                     1996    150,000         6,040                -0-                  -0-         100,920
  Executive Vice President           1995    150,002           -0-                -0-              260,000          91,046
  and General Manager                1994    150,003        89,698                -0-                  -0-          75,686

John M. Lowber                       1996    125,000         5,860                -0-                  -0-          78,842
  Senior Vice President--            1995    125,000           -0-                -0-              100,000          80,321
  Administration, Chief              1994    125,514       117,757                -0-                  -0-          77,814
  Financial Officer,
  Secretary/Treasurer

Dana L. Tindall                      1996    110,000        34,630                -0-                  -0-          10,203
  Senior Vice President--            1995    103,699        24,000                -0-                  -0-          14,949
  Regulatory Affairs                 1994     93,555        99,082                -0-                  -0-          63,241(5)

------------------------------

(1) The amounts reflected in this column include accruals under deferred compensation agreements between the Company and the named individuals as follows: Mr. Duncan, $161,551, $144,470 and $110,425 in 1996, 1995 and 1994,
    respectively; Mr. Behnke, $22,000 and $20,000 in 1996 and 1995, respectively; Mr. Hughes, $85,128, $74,741 and $59,843 in 1996, 1995 and
    1994, respectively and Mr. Lowber, $65,000 in each of 1996, 1995 and 1994. See "--Employment and Deferred Compensation Agreements."

(2) The amounts reflected in this column also include matching contributions by the Company under the Stock Purchase Plan as follows: Mr. Duncan, $15,000, $10,756, and $9,240 in 1996, 1995 and 1994, respectively; Mr. Hughes,
    $14,475, $12,750, and $15,000 in 1996, 1995 and 1994, respectively; Mr.
    Lowber, $12,857, $12,852, and $11,844 in 1996, 1995 and 1994, respectively;
    and Ms. Tindall, $10,137, $12,802, and $13,190 in 1996, 1995 and 1994,
    respectively. Amounts shown for Mr. Duncan include premiums of $82 under a term life insurance policy paid in each of 1996, 1995 and 1994; $2,000 paid to Mr. Duncan in each of 1996, 1995 and 1994 for serving on the Board; and $1,898 paid to Mr. Duncan in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Behnke include premiums of $66 under a term life insurance policy paid in each of 1996, 1995 and 1994. Amounts shown for Mr. Hughes include premiums of $1,317, $1,305 and $843 under life insurance policies paid in each of 1996, 1995 and 1994, respectively; and $2,250 paid to Mr. Hughes in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Mr. Lowber include premiums of $985, $980 and $970 under life insurance policies paid in each of 1996, 1995 and 1994, respectively; and $1,489 paid to Mr. Lowber in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan. Amounts shown for Ms. Tindall include premiums of $66, $54 and $51 under a term life insurance policy paid in 1996, 1995 and 1994, respectively; and $2,093 paid to Ms. Tindall in 1995 in lieu of a contribution by the Company to the Stock Purchase Plan.

(3) Does not include $50,000 of Mr. Duncan's 1997 salary that was paid in advance during 1996.

(4) Mr. Duncan received $30,000 of his 1995 salary as an advance in 1994. The $30,000 advance payment is included in his 1995 salary.

(5) The Company and Ms. Tindall entered into a deferred compensation agreement dated August 15, 1994, which provides that, in the event Ms. Tindall exercises stock options pursuant to the Stock Option Agreement between the Company and Ms. Tindall dated June 2, 1993, the Company will pay to Ms. Tindall $1.00 per share so exercised, up to a maximum of $50,000.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information concerning each exercise of stock options during the year ended December 31, 1996 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of the Named Executive Officers.

                          AGGREGATED OPTION EXERCISES
                    IN LAST FISCAL YEAR AND FISCAL YEAR END
                                 OPTION VALUES

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                              SHARES                      OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END ($)(1)
                           ACQUIRED ON        VALUE      ----------------------------  ----------------------------
          NAME               EXERCISE       REALIZED      EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
------------------------  --------------  -------------  ----------------------------  ----------------------------
Ronald A. Duncan........         -0-       $     -0-         140,000         60,000     $  717,500    $    307,500
William C. Behnke.......         -0-             -0-         185,190         50,000      1,204,584         206,250
G. Wilson Hughes........         -0-             -0-         250,000        260,000      1,593,750       1,072,500
John M. Lowber..........         -0-             -0-         205,000        145,000      1,275,625         643,125
Dana L. Tindall.........       9,517(2)       16,357(2)      106,400         50,000        528,100         236,250

------------------------------

(1) Represents the difference between the fair market value of the securities underlying the options and the exercise price of the options based on the last trading price on December 31, 1996.

(2) The Company paid $16,357 to Ms. Tindall for cancellation of options to purchase 9,517 shares of Class A Common Stock with an exercise price per share of $2.25. The payment amount was calculated by multiplying the number of shares by the difference between the market price of the Class A Common Stock on the date of such cancellation and the exercise price of the options canceled.

EMPLOYMENT AND DEFERRED COMPENSATION AGREEMENTS

    The Company entered into a Deferred Bonus Agreement with Mr. Duncan in June 1989 (the "First Duncan Agreement"). Under the First Duncan Agreement, the Company credited $325,000 to Mr. Duncan as of June 12, 1989 as a deferred bonus for Mr. Duncan's past service to the Company. Amounts in the account were to accrue interest at 10% per annum unless there was an irrevocable investment election by Mr. Duncan to have the balance in the account treated as though it were invested in the Common Stock of the Company. In July 1989, Mr. Duncan made such election, and the Company purchased a total of 105,111 shares of Class A Common Stock in its name for the benefit of Mr. Duncan, which are held in treasury and are not voted. The full amount of the deferred bonus, including the distribution of any stock, will be due and payable to Mr. Duncan upon the termination of his employment with the Company.

    The Company entered into a Deferred Compensation Agreement with Mr. Duncan in August 1993 (as amended, the "Second Duncan Agreement"), under which the Company will pay to Mr. Duncan deferred compensation in an amount not to exceed $625,000, plus interest at the rate paid by the Company under the Telephony Credit Facility, in addition to his regular compensation. This deferred compensation is to be credited to Mr. Duncan each July 1 that he is employed by the Company in amounts as follows:

YEAR                                                             AMOUNT
-------------------------------------------------------------  -----------
1993.........................................................  $   100,000
1994.........................................................      100,000
1995.........................................................      125,000
1996.........................................................      150,000
1997.........................................................      150,000
                                                               -----------
Total........................................................  $   625,000
                                                               -----------
                                                               -----------

    All deferred compensation (including the present value of any uncredited amounts) plus accrued interest will be due and payable in ten equal annual payments to Mr. Duncan upon the termination of his employment with the Company; provided that, should he voluntarily terminate his employment or if his employment is terminated for cause, only that portion (with interest) of the deferred compensation credited as of the December 31 immediately preceding his termination will be due and payable, and the remainder of the deferred compensation will be forfeited. In September 1995, the Company agreed with Mr. Duncan that the vested and unvested portions of his deferred compensation under the Second Duncan Agreement would be payable in shares of Class A Common Stock in lieu of cash. To fund this obligation, the Company bought a total of 13,750 shares in the open market during September 1995 and October 1995 at a weighted average price of $3.48 per share. In July 1996, the Company purchased from Mr. Duncan an additional 76,470 shares of Class A Common Stock at the then market price of $8.125 per share. In lieu of the of the amount to be credited in 1997, Mr. Duncan's deferred compensation account will receive credit for 18,372 shares of Class A Common Stock. Accordingly, the balance owed Mr. Duncan pursuant to the Second Duncan Agreement is denominated in 90,220 shares of Class A Common Stock. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan.

    On April 30, 1991, the Company entered into a deferred compensation agreement with Mr. Hughes (as amended in 1996, the "Hughes Agreement"). Under the terms of the Hughes Agreement, Mr. Hughes is entitled to an annual base salary of $150,000 and customary benefits. Pursuant to the agreement, Mr. Hughes was granted stock options in 1991 for 250,000 shares of Class A Common Stock at an exercise price of $1.75 per share, all of which are fully vested and exercisable. The Hughes Agreement also provides for Mr. Hughes to receive deferred compensation, with interest compounded annually at 10%, of $50,000 in each of 1992, 1993 and 1994, $65,000 in 1995 and $75,000 in 1996 and each year thereafter, to accrue on December 31 of each year. Each contribution by the Company is accrued at the end of the year in which the contribution is made. Upon termination, Mr. Hughes may elect to have the full balance of the deferred compensation paid in cash, in a lump sum or in monthly installments for up to ten years. If the monthly installment method is chosen, the unpaid balance will continue to accrue interest at 10%. Interest accrued under the Hughes Agreement in the amounts of $9,843, $9,741 and $10,128 during the years ended December 31, 1994, 1995 and 1996, respectively. In September 1995, the Company bought 3,750 shares of Class A Common Stock in the public market at a purchase price of $3.375 per share to fund certain of the vested portions of Mr. Hughes' deferred compensation. In March 1997, the Company bought 3,687 shares of Class A Common Stock at a purchase price of $7.75 per share, again to fund certain of the vested portions of Mr. Hughes' deferred compensation. The stock is held in treasury by the Company for the benefit of Mr. Hughes, is not voted and may not be disposed of by the Company or Mr. Hughes.

    The Company entered into an employment and deferred compensation agreement with Mr. Lowber in July 1992. Under the terms of the agreement, Mr. Lowber is entitled to an annual base salary of $125,000 and customary benefits. In addition, Mr. Lowber is eligible to receive an annual cash bonus of up to $30,000 based upon the Company's and his performance. The agreement also provides for Mr. Lowber to receive deferred compensation of $450,000 ($65,000 per year from July 1992 through July 1999). If Mr. Lowber's employment or position with the Company is terminated, or if he dies, the entire $450,000 will be immediately payable. If Mr. Lowber voluntarily resigns, he will lose the unvested portion of his deferred compensation. The deferred compensation has been used to purchase a life insurance policy which has been collaterally assigned to the Company to the extent of premiums paid by the Company. The Company's deferred compensation contributions will be made each July 1 through 1999 and are fully vested when made. At the earlier of termination of employment or upon election by Mr. Lowber subsequent to the end of the seven year term of the agreement, the collateral assignment of the insurance policy will be terminated.

    In February 1995, the Company agreed to pay deferred compensation to Mr. Behnke in the amount of $20,000 per year for each of 1995 and 1996, each contribution by the Company to vest at the end of the calendar year during which the allocation was made, and accruing interest at 10% per annum. The first allocation under the plan was made in December 1995. Effective January 1, 1997, the Company and Mr. Behnke entered into a compensation agreement (the "Behnke Agreement") which provides for compensation through December 31, 2001. The Behnke Agreement provides for base compensation of $150,000 per year, increasing $5,000 annually for the years ending December 31, 1999, 2000 and 2001. The Behnke Agreement provides for target incentive compensation of $45,000 per year of which 78% will be deferred. Pursuant to the Behnke Agreement, the Company agreed to grant Mr. Behnke an option to purchase 100,000 shares of Class A Common Stock at an exercise price of $7.00 per share, which will vest in equal amounts on January 1 of 2000, 2001 and 2002, the grant of such options being contingent on, among other things, the Company obtaining shareholder approval to increase the number of shares of Class A Common Stock that it is authorized to issue. Pursuant to the Behnke Agreement, the Company will create a deferred compensation account for Mr. Behnke in the amount of $285,000, of which $40,000 was vested December 31, 1996 and the rest of which will vest as earned under the incentive compensation provision of the Behnke Agreement. Mr. Behnke may direct the Company to invest the entire $285,000 in the Company's Common Stock. The vested portions of the deferred compensation account will be paid to Mr. Behnke upon termination of his employment with the Company. The Company also agreed to cooperate with Mr. Behnke to sell in the Stock Offering 35,000 shares of Class A Common Stock that he will receive upon exercise of vested stock options.

    In February 1995, the Company established a non-qualified, unfunded deferred compensation plan to provide a means by which certain employees of the Company may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Board. The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by the Company. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed 10 years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability and change of control or insolvency of the Company. Participants are general unsecured creditors of the Company with respect to deferred compensation benefits of the plan. Mr. Lowber participated in the plan with respect to a deferral of $56,000 earned in 1995 which was paid in 1996. As of the date of this Prospectus, Mr. Lowber was the only Named Executive Officer to participate in the plan.

1997 STOCK OPTION PLAN

    During February 1997, the Company made a contingent grant of options to purchase Class A Common Stock to certain executive officers and non-employee directors of the Company, subject, among other things, to the Company obtaining shareholder approval to increase the number of shares of Class A Common Stock that it is authorized to issue. The approved contingent options include 25,000 options to each of Mr. Fisher, Mr. Schneider and Mr. Page with an exercise price of $7.50 per share, such options to vest in 25% increments for each year that the optionee participates in at least 50% of Board meetings. The contingent grant of 100,000 options at an exercise price of $7.00 per share to each of Mr. Lowber and Ms. Tindall was also approved. Mr. Lowber's options vest ratably over a three-year period beginning in December 1999 and Ms. Tindall's options vest ratably over a three-year period beginning in June 1999.

STOCK OPTION PLAN

    Under the Company's 1986 Stock Option Plan, as amended (the "Stock Option Plan"), the Company is authorized to grant non-qualified options to purchase up to 3,200,000 shares of Class A Common Stock to officers, employees, non-employee directors and other key employees of the Company. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization. As of May 15, 1997, 2,408,600 shares were subject to outstanding options, 683,062 shares had been issued upon the exercise of options under the Stock Option Plan, and 108,338 shares remained available for additional grants under the Stock Option Plan. Shares of Class A Common Stock issued under the Stock Option Plan have been registered under the Securities Act on Form S-8. The Company intends to seek shareholder approval to increase the number of options available for grant under the Stock Option Plan by 2.5 million.

    The Stock Option Plan is administered by the Board or, in certain instances, by a committee of disinterested persons which selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be from six months through up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder, and exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.

STOCK PURCHASE PLAN

    In December 1986, the Company adopted an Employee Stock Purchase Plan (as amended, the "Stock Purchase Plan"), that is qualified under Section 401 of the Internal Revenue Code of 1986, as amended. All employees of the Company have completed at least one year of service are eligible to participate in the Stock Purchase Plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 10% of such compensation up to a maximum per employee of $9,500 for 1997. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Subject to certain limitations, the Company may make matching contributions of Common Stock for the benefit of employees, which contributions vest over six years. No more than 10% of any one employee's compensation will be matched in any year. In addition, the combination of salary reductions, after-tax contributions and Company matching contributions for any employee cannot exceed the lesser of $30,000 or 25% of such employee's compensation (determined after salary reduction) for any year.

    Prior to July 1, 1995, employee and Company contributions were invested in Common Stock. On and after that date, employees could direct their contributions to be invested in Common Stock, MCI common stock, TCI common stock or various identified mutual funds. Employee contributions invested in Common Stock are eligible to receive up to 100% Company matching contributions in Common Stock as determined by the Company each year. Employee contributions that are directed into investments other than Common Stock are eligible to receive Company matching contributions of up to 50%, as determined by the Company each year. All contributions are invested in the name of the plan for the benefit of the respective participants in the plan. The participants generally do not have voting or disposition power with respect to the Company shares allocated to their accounts; such shares are voted by the plan committee. However, pursuant to the Stock Purchase Plan, the Company offered all participants the opportunity to include in the Stock Offering up to 50% of the Common Stock allocated to them under the Stock Purchase Plan.

    The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker) and a plan committee appointed by the Board. The assets of the plan are invested from time to time by the trustee at the direction of the plan committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan (although an election to invest in Common Stock is generally irrevocable). The plan administrator and members of the plan committee are all employees of the Company or its subsidiaries. The plan committee has broad administrative discretion under the terms of the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of all members of the Board, and the identity and relationships of the Board members to the Company are described elsewhere in this Prospectus. See "Management--Directors and Executive Officers," "Principal and Selling Shareholders" and "Certain Transactions." During the year ended December 31, 1996, Messrs. Walp and Duncan, both Named Executive Officers, participated in deliberations of the Compensation Committee concerning executive officer compensation other than deliberations concerning their own compensation.

                              CERTAIN TRANSACTIONS

MCI AGREEMENTS

    As of May 15, 1997, MCI owned 22.6% of the outstanding combined Common Stock, representing 26.6% of the total voting power of the Common Stock. After giving effect to the Stock Offering, MCI will own 19.4% of the outstanding combined Common Stock, representing 24.5% of the total voting power. In 1993, MCI entered into a significant business relationship with the Company which includes the following agreements: (i) under the MCI Traffic Carriage Agreement, the Company agreed to terminate all Alaska-bound MCI long distance traffic and MCI agreed to terminate all of the Company's long distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii; (ii) MCI licensed certain service marks to the Company for use in Alaska; (iii) MCI, in connection with providing to the Company credit enhancement to permit the Company to purchase a portion of an undersea cable linking Seward, Alaska, with Pacific City, Oregon, leased from the Company all of the capacity owned by the Company on the undersea fiber optic cable and the Company leased such capacity back from MCI; (iv) MCI purchased certain service marks of the Company; and (v) the parties agreed to share some communications network resources and various marketing, engineering and operating resources. The Company also handles MCI's 800 traffic originating in Alaska and terminating in the lower 49 states and handles traffic for MCI's calling card customers when they are in Alaska, while MCI originates calls for the Company's calling card customers when they are in the lower 49 states. Revenues attributed to the MCI Traffic Carriage Agreement in 1996 were approximately $29.2 million, or approximately 17.7% of total revenues. Concurrently with entering into the MCI Traffic Carriage Agreement, MCI purchased approximately 31% of the then outstanding Class A Common Stock and approximately 31% of the then outstanding Class B Common Stock and presently controls nominations to two seats on the Board pursuant to the Voting Agreement. MCI's current nominees are Mr. Gerdelman, the President of Network Services for MCI, and Mr. Lynch, a Senior Vice President of MCI. Concurrently with the Company's acquisition of the Cable Systems effective October 31, 1996, MCI purchased an additional 2.0 million shares of Class A Common Stock for $13.0 million or $6.50 per share, a 30% premium to the $5.00 per share market price immediately preceding the announcement of the Company's acquisition of the Cable Systems.

WESTMARC AGREEMENTS

    The Company purchased services and used certain facilities of WestMarc, a wholly-owned subsidiary of TCI, to allow the Company to provide its telecommunications services in certain of the lower 49 states. The total of such purchases from WestMarc by the Company during the years ended December 31, 1995 and 1996 were approximately $245,000 and $244,000, respectively. The Company expects to continue purchasing services from WestMarc at levels comparable to past purchases. TCI controls nominations to two seats on the Board pursuant to the Voting Agreement. Its current nominees are Mr. Fisher and Mr. Romrell. TCI expects to sell all of its shares of Common Stock in the Stock Offering. If it does so, it will no longer be subject to the Voting Agreement and each other party to the agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties. The Company currently expects that TCI's nominees to the Board will continue as directors of the Company and that the other parties will not terminate their rights and obligations under the Voting Agreement.

PRIME MANAGEMENT AGREEMENT

    In connection with its acquisition of the Cable Systems, the Company entered into the Prime Management Agreement with Prime Management to manage the Cable Systems. After giving effect to the Stock Offering, the Voting Prime Sellers will own 18.0% of the total outstanding combined Common Stock, representing 10.3% of the total voting power, and will control nominations to two seats on the Board pursuant to the Voting Agreement.

    Under the Prime Management Agreement, the Company will pay to Prime Management a net annualized fee for managing the Cable Systems in the amount of $1,000,000 for the year ending October 31, 1997, $750,000 for the year ending October 31, 1998, and $500,000 for each year ending October 31 thereafter that the Prime Management Agreement is in effect. Any portion of the management fee which is past due shall bear interest at a rate per annum equal to 17.5% until paid. In addition, the Company is required to reimburse Prime Management for any costs and expenses incurred by it in connection with the Cable Systems, including travel and entertainment expenses (the contract states that such costs and expenses are not anticipated to exceed $200,000 on an annualized basis). The Prime Management Agreement has a term of nine years but either party may terminate the agreement in its discretion after October 31, 1998.

DUNCAN LEASE

    The Company entered into a long-term capital lease agreement (the "Lease") in 1991 with a partnership in which Mr. Duncan, the President, CEO and a director of the Company, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse, but remained a guarantor on the note issued by National Bank of Alaska that was used to finance the acquisition of the property subject to the Lease. The property under the Lease consists of a building presently occupied by the Company (the "Property"). The Lease term is 15 years with monthly payments of $14,400, increasing in $800 increments at each two year anniversary of the Lease, beginning in 1993. If the partnership sells the Property prior to the end of the tenth year of the Lease, the partnership will pay to the Company one-half of the net proceeds in excess of $900,000. If the Property is not sold prior to the end of the tenth year of the Lease, the partnership will pay to the Company the greater of (i) one-half of the appreciated value of the Property over $900,000 and (ii) $500,000. The Property was capitalized in 1991 at the partnership's cost of $900,000 and the Lease obligation was recorded in the consolidated financial statements of the Company located elsewhere in this Prospectus.

DUNCAN AND HUGHES STOCK SALES

    In July 1996, the Company purchased 76,470 shares of Class A Common Stock from Mr. Duncan at the then market price of $8.125 per share. The shares were purchased for the purpose of funding Mr. Duncan's deferred compensation account under the Second Duncan Agreement, following his election to have the balance owed to him denominated in Class A Common Stock in lieu of cash. The Company is holding the shares in treasury until the shares are distributed to Mr. Duncan. The shares are not voted and may not be disposed of by the Company or Mr. Duncan. See "Management--Executive Compensation" and "--Employment and Deferred Compensation Agreements."

    In March 1997, the Company purchased 3,687 shares of Class A Common Stock from Mr. Hughes at the then market price of $7.75 per share. The shares were purchased for the purpose of funding Mr. Hughes's deferred compensation account under the Hughes Agreement. The Company is holding the shares in treasury until they are distributed to Mr. Hughes. The shares are not voted and may not be disposed of by the Company or Mr. Hughes. See "Management--Executive Compensation" and "--Employment and Deferred Compensation Agreements."

INDEBTEDNESS OF MANAGEMENT

    A significant portion of the compensation paid to executive officers of the Company is in the form of stock options. Because insider sales of capital stock of the Company upon exercise of such options may have a negative impact on the price of the Company's Common Stock, the Board has encouraged executive officers of the Company not to exercise stock options and sell the underlying stock to meet personal financial requirements, and has instead extended loans to such executive officers secured by their shares or options. Total indebtedness of management at May 15, 1997 was $1,742,603 (including accrued interest of $259,244), $1,073,359 in principal amount of which was secured by shares or options and $185,000 of which was otherwise secured by collateral of the borrowers.

    As of May 15, 1997, Mr. Duncan was indebted to the Company in the aggregate principal amount of $700,000 plus accrued interest of $142,357 (the "Outstanding Duncan Loans"). Mr. Duncan borrowed $500,000 of the Outstanding Duncan Loans from the Company in August 1993 to repay a portion of indebtedness to WestMarc that he assumed from others. The $500,000 loan accrues interest at the Company's variable rate under the Telephony Credit Facility and is secured by 223,000 shares of Class A Common Stock owned by Mr. Duncan pursuant to the Pledge Agreement between Mr. Duncan and the Company dated August 13, 1993. The principal becomes due and payable, together with accrued interest, on the earlier of the termination of Mr. Duncan's employment with the Company and July 30, 1998. This note is nonrecourse to Mr. Duncan.

    The Company loaned $150,000 of the Outstanding Duncan Loans to Mr. Duncan in December 1996 and an additional $50,000 in January 1997 for his personal requirements. These loans accrue interest at the Company's variable rate under the Telephony Credit Facility, are unsecured and become due and payable, together with accrued interest, on December 31, 2001.

    The largest aggregate principal amount of indebtedness owed by Mr. Duncan to the Company at any time since January 1, 1996 was $710,000, $700,000 of which remained outstanding at May 15, 1997. During 1996, Mr. Duncan borrowed from and repaid to the Company the principal amount of $210,000 for his personal requirements. The $210,000 loan accrued interest at the Company's variable rate under the Telephony Credit Facility and was secured by Class A Common Stock owned by Mr. Duncan. During 1996, Mr. Duncan also repaid the Company for $1,638 of payments made by the Company to others on behalf of Mr. Duncan during 1995. Such amounts did not accrue interest and were unsecured.

    As of May 15, 1997, Mr. Behnke, Mr. Dowling and Ms. Tindall were indebted to the Company in the respective principal amounts of $148,000, $310,359 and $70,000, plus accrued interest of $24,883, $78,992 and $6,881, respectively. The $148,000 owed by Mr. Behnke is secured by options to purchase 85,190 shares of Class A Common Stock (the "Behnke Collateral"), is due and payable, together with accrued interest, on June 30, 1997, and consists of (i) $48,000 borrowed in April 1993 for his personal requirements, which amount bears interest at 9% per annum, (ii) $50,000 borrowed in September 1995 for his personal requirements, which amount bears interest at the Company's variable rate under the Telephony Credit Facility and (iii) $50,000 borrowed in January 1997 for his personal requirements, which amount bears interest at the Company's variable rate under the Telephony Credit Facility. The $310,359 owed by Mr. Dowling bears interest at the rate of 10% per annum, is secured by 160,297 shares of Class A Common Stock and 74,028 shares of Class B Common Stock and consists of $224,359 borrowed in August 1994 and $86,000 borrowed in April 1995, each to pay income taxes due upon exercise of stock options. Mr. Dowling's loans are payable in equal installments of principal and interest each year for ten years beginning in August 1995. Payment has not yet been made on the notes, and Mr. Dowling is currently negotiating extensions of the notes with the Company. The Company loaned Ms. Tindall $70,000 for her personal requirements in January 1996, which amount bears interest at the Company's variable rate under the Telephony Credit Facility, is secured by options to purchase 156,400 shares of Class A Common Stock and is due and payable, together with accrued interest, on January 16, 1999. Ms. Tindall is required to make prepayments on the note equal to 20% of the gross amount of any incentive compensation earned by her. The largest aggregate principal amount of indebtedness owed by each of Mr. Behnke, Mr. Dowling and Ms. Tindall to the Company at any time since January 1, 1996 was $148,000, $310,359 and $70,000, respectively.

    The Company loaned $45,000 to Mr. Hughes in December 1995 for his personal requirements. The principal under the promissory note bears interest at the Company's variable rate under the Telephony Credit Facility, is secured by options to purchase 250,000 shares of Class A Common Stock and by 3,000 shares of Class A Common Stock owned by Mr. Hughes (the "Hughes Collateral") and is due, together with accrued interest, on March 31, 1997. Mr. Hughes is currently negotiating an extension of the note with the Company. Accrued interest under the note totaled $4,925 at May 15, 1997. In August 1996, Mr. Hughes received an advance of $25,000 from the Company. This indebtedness does not bear interest, is secured by the Hughes Collateral and is to be repaid from future incentive compensation payments earned by Mr. Hughes.

    The Company loaned $185,000 to Mr. Lowber during April 1997 to purchase real property. The promissory note will be secured by a deed of trust for such property, bears interest at 6.49% and will be due and payable, together with accrued interest, in three equal annual installments beginning June 30, 2000.

AGREEMENT NOT TO EXERCISE OPTIONS

    The number of authorized but unissued shares of Class A Common Stock as of the date of this Prospectus, net of shares reserved for issuance upon exercise of options and conversion of outstanding shares of Class B Common Stock, is approximately 5.2 million. Upon consummation of the Stock Offering, the Company will be required to issue approximately 7.0 million shares of Class A Common Stock. In order to make available for issuance an additional 1.8 million shares of Class A Common Stock in addition to the 5.2 million currently available, certain holders of options to acquire an aggregate of approximately 1.8 million shares of Class A Common Stock have agreed not to exercise those options until such time as the Company's shareholders have approved an increase in the amount of authorized but unissued Class A Common Stock. The foregoing agreements require the Company to use its best efforts to obtain shareholder approval to increase its authorized Class A Common Stock as promptly as practicable, but not before its next annual meeting.

REGISTRATION RIGHTS AGREEMENTS

    The Company has entered into registration rights agreements (the "Registration Rights Agreements") with TCI, MCI and the former owners of Prime, Alaskan Cable and Alaska Cablevision. Approximately 24,315,082 shares of Class A Common Stock and 1,865,834 shares of Class B Common Stock were subject to the Registration Rights Agreements as of May 15, 1997. After giving effect to the Stock Offering, 18,786,491 shares of Class A Common Stock and 1,275,791 shares of Class B Common Stock will be subject to the Registration Rights Agreements. The terms of the Registration Rights Agreements vary although they generally share several common terms.

    If the Company proposes to register any of its securities under the Securities Act for its own account or for the account of other shareholders, the Company must notify all of the holders under the Registration Rights Agreements of the Company's intent to register such common stock and allow the holders an opportunity to include their shares ("Registrable Shares") in the Company's registration. Each holder also has the right under certain circumstances to require the Company to register all or any portion of such holder's Registrable Shares under the Securities Act. The Registration Rights Agreements are subject to certain limitations and restrictions including the right of the Company to limit the number of Registrable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each registration of Registrable Shares pursuant to the Registration Rights Agreements.

    The Registration Rights Agreements between the Company and the Prime Sellers and between the Company and Alaskan Cable require the Company to effect no more than two registrations at the request of each holder; provided that each registration request by the Prime Sellers or Alaskan Cable must include Registrable Shares having an aggregate market value of not less than $2.5 million. The first demand registration under the Prime and Alaskan Cable Registration Rights Agreements may be requested only by the holders of a minimum of 25% of the Registrable Shares.

    The Registration Rights Agreement between the Company and the shareholders of Alaska Cablevision requires the Company to effect no more than 10 registrations at the request of such shareholders; provided, that each registration request must include at least 150,000 Registrable Shares. The first demand registration under the Alaska Cablevision Registration Rights Agreement may be requested only by the holders of a minimum of 10% of the Registrable Shares.

    The Registration Rights Agreement between the Company and MCI dated March 31, 1993 requires the Company to effect no more than two registrations at the request of MCI; provided, that each registration request by MCI must include Registrable Shares having an aggregate market value of more than $500,000. MCI executed a second Registration Rights Agreement with the Company dated October 31, 1996, pursuant to which the Company is required to effect no more than two registrations at the request of MCI, each request to cover Registrable Shares having an aggregate market value of at least $1.5 million.

    Under the Registration Rights Agreement between the Company and TCI (originally with WestMarc but transferred to TCI when the Registrable Shares were transferred by WestMarc), the Company is required, subject to specified limitations, to effect no more than two registrations at the request of TCI, so long as the request relates to Registrable Shares having an aggregate market value of more than $500,000.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Class A Common Stock and Class B Common Stock as of May 15, 1997, before and after giving effect to the Stock Offering, by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Class A Common Stock or Class B Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers, and (iv) all current executive officers and directors of the Company as a group. The table also reflects the number of shares to be sold by each of the selling shareholders in the Stock Offering. All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.

                                                                 SHARES BENEFICIALLY OWNED
                                                                PRIOR TO THE STOCK OFFERING
                                            --------------------------------------------------------------------    NUMBER OF
                                            AMOUNT AND NATURE                 PERCENT OF TOTAL                       CLASS A
NAME AND ADDRESS OF BENEFICIAL   TITLE OF     OF BENEFICIAL     PERCENT OF         SHARES        COMBINED VOTING      SHARES
OWNER (2)                         CLASS         OWNERSHIP          CLASS         OUTSTANDING          POWER          OFFERED
------------------------------  ----------  -----------------  -------------  -----------------  ---------------  --------------

PARTIES TO VOTING AGREEMENT:

MCI Telecommunications             Class A    8,251,509(3)           21.6%            22.6%             26.6%              --
  Corporation                      Class B    1,275,791(3)           31.3%
1801 Pennsylvania Ave., N.W.
Washington, D.C. 20006

Ronald A. Duncan                   Class A    1,011,988(3)(5)         2.6%             3.0%              4.3%              --
                                   Class B      239,929(3)(5)         5.9%

Robert M. Walp                     Class A      572,845(3)(6)         1.5%             2.1%              4.6%         200,000(6)
                                   Class B      303,457(3)(6)         7.5%

Tele-Communications, Inc.          Class A           --                --              1.4%              7.5%         590,043(18)
5619 DTC Parkway                   Class B      590,043(3)           14.5%
Englewood, CO 80111

Voting Prime Sellers:

Prime Cable Growth Partners,       Class A    7,423,569(3)           19.5%            17.6%              9.4%       1,484,713(17)
  L.P. and its affiliates (4)      Class B           --                --
3000 One American Center
600 Congress Avenue
Austin, TX 78701

William Blair Venture Partners     Class A    1,237,262(3)            3.2%             2.9%              1.6%              --
  III Limited Partnership          Class B           --                --
222 West Adams Street
Chicago, IL 60606

Austin Ventures, L.P.              Class A      791,848(3)            2.1%             1.9%              1.0%              --
114 West 7th Street                Class B           --                --
Suite 1300
Austin, TX 78701

Centennial Fund III, L.P.          Class A      742,357(3)            1.9%             1.8%                *               --
1428 15th Street                   Class B           --                --
Denver, CO 80202

BancBoston Capital, Inc.           Class A      332,323(3)              *                *                 *          257,793
100 Federal Street                 Class B           --                --
Boston, MA 02110

First Chicago NBD Corporation      Class A      301,407(3)              *                *                 *          233,810
One First National Plaza           Class B           --                --
Chicago, IL 60670

                                                       SHARES BENEFICIALLY OWNED
                                                     AFTER THE STOCK OFFERING (1)
                                -----------------------------------------------------------------------
                                                                     PERCENT OF TOTAL
NAME AND ADDRESS OF BENEFICIAL  AMOUNT AND NATURE OF   PERCENT OF         SHARES        COMBINED VOTING
OWNER (2)                       BENEFICIAL OWNERSHIP      CLASS         OUTSTANDING          POWER
------------------------------  --------------------  -------------  -----------------  ---------------
PARTIES TO VOTING AGREEMENT:
MCI Telecommunications            8,251,509(3)              18.3%            19.4%             24.5%
  Corporation                     1,275,791(3)              31.3%
1801 Pennsylvania Ave., N.W.
Washington, D.C. 20006
Ronald A. Duncan                    791,945(3)(5)(18)        1.8%             2.5%              6.3%
                                    459,972(3)(5)(18)       11.3%
Robert M. Walp                      372,845(3)(6)              *              1.4%              4.0%
                                    303,457(3)(6)            7.5%
Tele-Communications, Inc.                --                   --               --                --
5619 DTC Parkway                         --                   --
Englewood, CO 80111
Voting Prime Sellers:
Prime Cable Growth Partners,      5,938,856(3)(4)           13.1%(4)         12.1%(4)           6.9%(4)
  L.P. and its affiliates (4)            --                   --
3000 One American Center
600 Congress Avenue
Austin, TX 78701
William Blair Venture Partners    1,237,262(3)               2.7%             2.5%              1.4%
  III Limited Partnership                --                   --
222 West Adams Street
Chicago, IL 60606
Austin Ventures, L.P.               791,848(3)               1.8%             1.6%                *
114 West 7th Street                      --                   --
Suite 1300
Austin, TX 78701
Centennial Fund III, L.P.           742,357(3)               1.6%             1.5%                *
1428 15th Street                         --                   --
Denver, CO 80202
BancBoston Capital, Inc.             74,530(3)                 *                *                 *
100 Federal Street                       --                   --
Boston, MA 02110
First Chicago NBD Corporation        67,597(3)                 *                *                 *
One First National Plaza                 --                   --
Chicago, IL 60670

                                                                 SHARES BENEFICIALLY OWNED
                                                                PRIOR TO THE STOCK OFFERING
                                            --------------------------------------------------------------------    NUMBER OF
                                            AMOUNT AND NATURE                 PERCENT OF TOTAL                       CLASS A
NAME AND ADDRESS OF BENEFICIAL   TITLE OF     OF BENEFICIAL     PERCENT OF         SHARES        COMBINED VOTING      SHARES
OWNER (2)                         CLASS         OWNERSHIP          CLASS         OUTSTANDING          POWER          OFFERED
------------------------------  ----------  -----------------  -------------  -----------------  ---------------  --------------

Madison Dearborn Partners V        Class A       30,916(3)              *                *                 *           23,982
Three First National Plaza         Class B           --                --
Suite 1330
Chicago, IL 60602

Aggregate Voting Prime Sellers     Class A   10,859,682              28.5%            25.7%             13.8%       2,000,298(20)
                                   Class B           --                --

AGGREGATE SHARES SUBJECT TO        Class A   20,422,112(7)           53.5%            54.0%             56.3%       2,200,298(7)
  VOTING AGREEMENT                 Class B    2,400,591(7)           59.0%                                            590,043(18)

Jack Kent Cooke Incorporated       Class A    2,923,077               7.7%             6.9%              3.7%       2,923,077
Kent Farms Route 713               Class B           --                --
Middleburg, VA 20117

Kearns-Tribune Corporation         Class A      300,200                 *              1.2%              3.2%              --
400 Tribune Building               Class B      225,000               5.5%
Salt Lake City, UT 84111

General Communication, Inc.        Class A    2,001,566               5.2%             5.1%              4.4%         446,366
Employee Stock Purchase Plan       Class B      145,147               3.6%
  (8)
2550 Denali Street,
Suite 1000
Anchorage, AK 99503

William C. Behnke                  Class A      185,274(9)              *                *                 *           35,000(9)
                                   Class B           --                --

Donne F. Fisher (individually      Class A      287,975(10)             *              2.2%              8.6%              --
  and as Co-Personal               Class B      648,491(10)          15.9%
  Representative to the Estate
  of Bob Magness)

Jeffery C. Garvey                  Class A        8,246(11)             *                *                 *               --
                                   Class B           --                --

John W. Gerdelman                  Class A           --                --               --                --               --
                                   Class B           --                --

William P. Glasgow                 Class A           --                --               --                --               --
                                   Class B           --                --

G. Wilson Hughes                   Class A      341,670(12)             *                *                 *               --
                                   Class B        2,735(12)             *

John M. Lowber                     Class A      271,762(13)             *                *                 *           32,557
                                   Class B        6,266(13)             *

Donald Lynch                       Class A           --                --               --                --               --
                                   Class B           --                --

Carter F. Page                     Class A      197,487(14)             *                *                 *               --
                                   Class B       25,246                 *

Larry E. Romrell                   Class A           --                --                *                 *               --
                                   Class B          328                 *

James M. Schneider                 Class A           --                --               --                --               --
                                   Class B           --                --

Dana L. Tindall                    Class A      153,905(15)             *                *                 *               --
                                   Class B        3,792(15)             *

                                                       SHARES BENEFICIALLY OWNED
                                                     AFTER THE STOCK OFFERING (1)
                                -----------------------------------------------------------------------
                                                                     PERCENT OF TOTAL
NAME AND ADDRESS OF BENEFICIAL  AMOUNT AND NATURE OF   PERCENT OF         SHARES        COMBINED VOTING
OWNER (2)                       BENEFICIAL OWNERSHIP      CLASS         OUTSTANDING          POWER
------------------------------  --------------------  -------------  -----------------  ---------------
Madison Dearborn Partners V           6,934(3)                 *                *                 *
Three First National Plaza               --                   --
Suite 1330
Chicago, IL 60602
Aggregate Voting Prime Sellers    8,859,384(20)             19.6%(20)         18.0%(20)        10.3%(20)
                                         --                   --
AGGREGATE SHARES SUBJECT TO      18,001,771(7)(18)          39.9%(7)         40.7%(7)          44.6%(7)
  VOTING AGREEMENT                2,030,591(7)(18)          49.9%
Jack Kent Cooke Incorporated             --                   --               --                --
Kent Farms Route 713                     --                   --
Middleburg, VA 20117
Kearns-Tribune Corporation          300,200                    *              1.1%              3.0%
400 Tribune Building                225,000                  5.5%
Salt Lake City, UT 84111
General Communication, Inc.       1,555,200                  3.4%             3.5%              3.5%
Employee Stock Purchase Plan        145,147                  3.6%
  (8)
2550 Denali Street,
Suite 1000
Anchorage, AK 99503
William C. Behnke                   150,274(9)                 *                *                 *
                                         --                   --
Donne F. Fisher (individually       102,975(10)(18)            *              1.9%              9.8%
  and as Co-Personal                833,491(10)(18)         20.5%
  Representative to the Estate
  of Bob Magness)
Jeffery C. Garvey                     8,246(11)                *                *                 *
                                         --                   --
John W. Gerdelman                        --                   --               --                --
                                         --                   --
William P. Glasgow                       --                   --               --                --
                                         --                   --
G. Wilson Hughes                    341,670(12)                *                *                 *
                                      2,735(12)                *
John M. Lowber                      239,205(13)                *                *                 *
                                      6,266(13)                *
Donald Lynch                             --                   --               --                --
                                         --                   --
Carter F. Page                       12,487(14)(18)            *                *               2.5%
                                    210,246(18)              5.2%
Larry E. Romrell                         --                   --                *                 *
                                        328                    *
James M. Schneider                       --                   --               --                --
                                         --                   --
Dana L. Tindall                     153,905(15)                *                *                 *
                                      3,792(15)                *

                                                                 SHARES BENEFICIALLY OWNED
                                                                PRIOR TO THE STOCK OFFERING
                                            --------------------------------------------------------------------    NUMBER OF
                                            AMOUNT AND NATURE                 PERCENT OF TOTAL                       CLASS A
NAME AND ADDRESS OF BENEFICIAL   TITLE OF     OF BENEFICIAL     PERCENT OF         SHARES        COMBINED VOTING      SHARES
OWNER (2)                         CLASS         OWNERSHIP          CLASS         OUTSTANDING          POWER          OFFERED
------------------------------  ----------  -----------------  -------------  -----------------  ---------------  --------------

All Directors and Executive        Class A    3,443,464(16)           8.8%            11.0%             20.7%         292,417
  Officers As a Group (15          Class B      312,427(16)          32.2%
  Persons)

Ameritas Life Insurance            Class A        4,784                 *                *                 *            4,784
  Corp. (19)

KLANS Associates (19)              Class A        1,557                 *                *                 *            1,557

Pillsbury Master Retirement        Class A       14,333                 *                *                 *           14,333
  Trust (19)

Tribune Company Master Trust       Class A        7,107                 *                *                 *            7,107
  for Pension Plans (19)

K.D.F., a Massachusetts            Class A       17,968                 *                *                 *           17,968
  general partnership (19)

Fidelity Pension Trust (19)        Class A        7,167                 *                *                 *            7,167

Commerce BancShares, Inc. (19)     Class A       10,802                 *                *                 *           10,802

Robert G. Holman (19)              Class A          144                 *                *                 *              144

Equitable Life Assurance           Class A        9,561                 *                *                 *            9,561
  Society of the United
  States (19)

Donald Adams (19)                  Class A      107,226                 *                *                 *           60,000

Karen Evans (19)                   Class A      106,153                 *                *                 *          106,153

Samuel Evans (19)                  Class A      129,743                 *                *                 *          129,743

Jo Shepherd (19)                   Class A      235,897                 *                *                 *          235,897
                                                                                                                  --------------

TOTAL SHARES OFFERED BY
  SELLING SHAREHOLDERS:                                                                                             6,800,000

                                                       SHARES BENEFICIALLY OWNED
                                                     AFTER THE STOCK OFFERING (1)
                                -----------------------------------------------------------------------
                                                                     PERCENT OF TOTAL
NAME AND ADDRESS OF BENEFICIAL  AMOUNT AND NATURE OF   PERCENT OF         SHARES        COMBINED VOTING
OWNER (2)                       BENEFICIAL OWNERSHIP      CLASS         OUTSTANDING          POWER
------------------------------  --------------------  -------------  -----------------  ---------------
All Directors and Executive       2,561,004(16)(18)          5.7%             8.9%             25.1%
  Officers As a Group (15         1,902,470(16)(18)         46.7%
  Persons)
Ameritas Life Insurance                  --                   --               --                --
  Corp. (19)
KLANS Associates (19)                    --                   --               --                --
Pillsbury Master Retirement              --                   --               --                --
  Trust (19)
Tribune Company Master Trust             --                   --               --                --
  for Pension Plans (19)
K.D.F., a Massachusetts                  --                   --               --                --
  general partnership (19)
Fidelity Pension Trust (19)              --                   --               --                --
Commerce BancShares, Inc. (19)           --                   --               --                --
Robert G. Holman (19)                    --                   --               --                --
Equitable Life Assurance                 --                   --               --                --
  Society of the United
  States (19)
Donald Adams (19)                    47,226                    *                *                 *
Karen Evans (19)                         --                   --               --                --
Samuel Evans (19)                        --                   --               --                --
Jo Shepherd (19)                         --                   --               --                --
TOTAL SHARES OFFERED BY
  SELLING SHAREHOLDERS:

------------------------------

* Represents beneficial ownership of less than 1% of the corresponding class of common stock.

 (1) Based upon the sale of all shares offered in the Stock Offering assuming no exercise of the Underwriters' over-allotment option in the Stock Offering.

 (2) Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of Common Stock that a person has the right to acquire within 60 days of May 15, 1997 are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

 (3) Each of these persons is party to a Voting Agreement dated as of October 31, 1996 (the "Voting Agreement") and may be deemed to be the beneficial owner of all of the 20,442,112 shares of Class A Common Stock (18,001,771 shares after the Stock Offering) and 2,400,591 shares of Class B Common Stock (2,030,591 shares after the Stock Offering) that are subject to the Voting Agreement. See "--Changes in Control." MCI and Centennial report shared voting and investment power with respect to shares held by them that are subject to the Voting Agreement. Madison Dearborn reports shared voting power with respect to shares held by it that are subject to the Voting Agreement. Prime, Austin Ventures, William Blair and Messrs. Duncan and Walp report shared voting power with respect to shares held by them that are subject to the Voting Agreement and shares held by other parties to the Voting Agreement. Prime also reports shared investment power with respect to shares held by it. BancBoston reports no voting power with respect to shares held by it that are subject to the Voting Agreement.

 (4) Represents the aggregate number of shares reported by the following group members in a Schedule 13D filed with the Securities and Exchange Commission on November 12, 1996: Prime Cable G.P., Inc., Prime Cable Growth Partners, L.P., Prime Cable Limited Partnership, Prime II Management Group, Inc., Prime II Management, Inc., Prime II Management L.P., Prime Investors, L.P., Prime Venture I Holdings, L.P., Prime Venture I, Inc. and Prime Venture II, L.P. Collectively, Prime Cable Growth Partners, L.P. and its affiliates have granted to the Underwriters an option to purchase up to 2,070,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the entire over-allotment option is exercised, the shares of Class A Common Stock held by such Selling Shareholders will decrease to 3,868,856 (8.6% of the then-outstanding

    Class A Common Stock, representing 7.9% of the total shares outstanding and 4.5% of the combined voting power of the then-outstanding Common Stock).

 (5) Includes 140,000 shares of Class A Common Stock which Mr. Duncan has the right to acquire within 60 days of May 15, 1997 by the exercise of vested stock options. Includes 95,683 shares of Class A Common Stock and 6,221 shares of Class B Common Stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 105,111 or 90,220 shares of Class A Common Stock held by the Company in treasury pursuant to the First Duncan Agreement and the Second Duncan Agreement, respectively. See "Management--Executive Compensation" and "--Employment and Deferred Compensation Agreements." Does not include 18,560 shares of Class A Common Stock or 8,242 shares of Class B Common Stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 5,760 shares of Class A Common Stock or 27,020 shares of Class B Common Stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership.

 (6) Includes 38,229 shares of Class A Common Stock and 2,408 shares of Class B Common Stock allocated to Mr. Walp under the Stock Purchase Plan. Includes 200,000 shares of Class A Common Stock held by a charitable remainder unit trust of which Mr. Walp is trustee, which shares will be sold in the Stock Offering.

 (7) Does not include shares allocated to Messrs. Duncan and Walp under the Stock Purchase Plan or shares that Mr. Duncan has the right to acquire by exercise of vested stock options. Prime Cable Growth Partners, L.P. and its affiliates have collectively granted to the Underwriters an option to purchase up to 2,070,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the entire over-allotment option is exercised, the number of shares of Class A Common Stock held by the parties to the Voting Agreement will decrease to 15,931,771 (35.3% of the then-outstanding Class A Common Stock, representing 36.5% of the total shares outstanding and 42.2% of the combined voting power of the then-outstanding Common Stock).

 (8) Voting and investment power with respect to shares held by the Stock Purchase Plan are exercised by the plan committee comprised of Manuel Hernandez, Valerie Longeski, Jimmy Sipes and Tami Graff, each of whom is an employee of the Company.

 (9) Includes 185,190 shares (150,190 shares after the Stock Offering) which Mr. Behnke has the right to acquire within 60 days of May 15, 1997 by the exercise of vested stock options. Mr. Behnke will exercise options to purchase 35,000 shares of Class A Common Stock immediately prior to the Stock Offering, which shares will be sold in the Stock Offering.

(10) Includes 76,668 shares of Class A Common Stock and 620,803 shares of Class B Common Stock held by the Estate of Bob Magness, for which Mr. Fisher is Co-Personal Representative.

(11) Mr. Garvey is a general partner of Austin Ventures, L.P. and disclaims beneficial ownership of the shares held by that partnership and other general partners of that partnership.

(12) Includes 310,000 shares of Class A Common Stock which Mr. Hughes has the right to acquire within 60 days of May 15, 1997 by the exercise of vested stock options. Includes 28,670 shares of Class A Common Stock and 2,735 shares of Class B Common Stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 7,437 shares of Class A Common Stock held in treasury by the Company pursuant to the Hughes Agreement. See "Management--Employment and Deferred Compensation Agreements."

(13) Includes 205,000 shares which Mr. Lowber has the right to acquire within 60 days of May 15, 1997 by the exercise of vested stock options. Includes 59,117 shares of Class A Common Stock (25,560 shares after the Stock Offering) and 5,996 shares of Class B Common Stock allocated to Mr. Lowber under the Stock Purchase Plan.

(14) Does not include 8,550 shares of Class A Common Stock held in trust for the benefit of Mr. Page's grandchildren of which Mr. Page disclaims beneficial ownership. The trustee of the trust is Keith Page, Mr. Page's son.

(15) Includes 116,400 shares which Ms. Tindall has the right to acquire within 60 days of May 15, 1997 by the exercise of vested stock options. Includes 37,246 shares of Class A Common Stock and 3,792 shares of Class B Common Stock allocated to Ms. Tindall under the Stock Purchase Plan.

(16) Includes 1,123,590 shares of Class A Common Stock (1,088,590 shares after the Stock Offering) which such persons have the right to acquire within 60 days of May 15, 1997 through the exercise of vested stock options. Includes 326,296 shares of Class A Common Stock (268,879 shares after the Stock Offering) and 29,307 shares of Class B Common Stock allocated to such persons under the Stock Purchase Plan. Does not include ownership of parties to the Voting Agreement other than Messrs. Duncan and Walp.

(17) Of the shares offered, 247,452 are offered by Prime Venture I Holdings, L.P., 544,295 are offered by Prime Cable Growth Partners, L.P., 445,414 shares are offered by Prime Cable Limited Partnership and 247,452 shares are offered by Prime Venture II, L.P. Prime Cable Growth Partners, L.P. and its affiliates have collectively granted to the Underwriters an option to purchase up to 2,070,000 additional shares of Class A Common Stock solely to cover over-allotments, if any.

(18) Immediately prior to the Stock Offering, TCI will exchange its Class B Common Stock for Class A Common Stock with existing holders as follows: Mr. Duncan, 220,043 shares; Mr. Fisher, 185,000 shares; and Mr. Page, 185,000 shares. As a result, TCI will not be a party to the Voting Agreement after the Stock Offering.

(19) Each of these shareholders acquired his or her shares of Class A Common Stock in connection with the Company's acquisition of the Cable Systems. See "The Company--Recent Acquisition of Cable Systems."

(20) Prime Cable Growth Partners, L.P. and its affiliates have collectively granted to the Underwriters an option to purchase up to 2,070,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the entire over-allotment option is exercised, the number of shares of Class A Common Stock held by the Voting Prime Sellers will decrease to 6,789,384 (15.0% of the then-outstanding Class A Common Stock, representing 13.8% of the total shares outstanding and 7.9% of the combined voting power of the then-outstanding Common Stock).

CHANGES IN CONTROL

    VOTING AGREEMENT. As of October 31, 1996, four principal shareholders, including two officers and directors of the Company (Messrs. Duncan and Walp, TCI and MCI) entered into the Voting Agreement with the Voting Prime Sellers through their designated agent, Prime Management. The Voting Agreement replaced a previous voting agreement among Messrs. Duncan and Walp, TCI and MCI. The Voting Agreement provides, in part, that the voting stock of the parties will be voted at shareholder meetings as a block in favor of two nominees proposed by each of MCI, TCI and the Voting Prime Sellers, and one nominee proposed by each of Messrs. Duncan and Walp. TCI expects to sell all of its shares of Common Stock in the Stock Offering. If it does so, it will no longer be subject to the Voting Agreement and each other party to the agreement will have the right to withdraw from the Voting Agreement by giving written notice to the other parties. The Company currently expects that TCI's nominees to the Board will continue as directors of Parent and that the other parties will not terminate their rights and obligations under the Voting Agreement. See "Management--Voting Agreement."

    PLEDGED ASSETS AND SECURITIES. The obligations of the Company under the Credit Facility are secured by substantially all of the assets of the Company. Upon a default by the Company under such agreements, the Company's lenders could gain control of the assets of the Company, including the capital stock of the Company's subsidiaries.

                        DESCRIPTION OF CREDIT FACILITIES

    The Company's Existing Credit Facilities consist of the $62.5 million Telephony Credit Facility, under which $29.0 million was available for borrowing as of March 31, 1997 and the $205.0 million Cable Credit Facility, under which $39.1 million was available for borrowing as of March 31, 1997, in each case subject to compliance with restrictive covenants. The Telephony Credit Facility currently matures on July 24, 1997 but the Company has obtained a commitment on the part of its lenders to extend the maturity to December 31, 1997 if the Debt Offering is not consummated. The weighted average interest rate under the Telephony Credit Facility was 7.33% at December 31, 1996. The Telephony Credit Facility is guaranteed by the Company and is secured by all of the capital stock of GCI Communication Corp., GCI Communication Services and GCI Leasing Company (subject to the prior stock lien granted to National Bank of Alaska).

    Obligations under the Cable Credit Facility mature on September 30, 2005. The Cable Credit Facility provides for interest at the lender's prime rate plus 1.875%. At the Company's option, interest on all or a specified portion of the indebtedness may be fixed for periods ranging from one to six months based on Eurodollar rates plus 2.875%. As security for borrowings under the Cable Credit Facility, the Company has pledged substantially all of the Cable Company assets and stock of the Company's cable subsidiaries. The Company is also required to pledge the stock of any other subsidiary that it may subsequently incorporate.

    Among other restrictions, both the Telephony Credit Facility and the Cable Credit Facility restrict the payment of cash dividends, limit the use of borrowings, limit the creation of additional long-term indebtedness and the issuance of additional equity and require the maintenance of certain financial ratios. Throughout the year ending December 31, 1996 the Company was in full compliance with all terms of the Telephony Credit Facility and the Cable Credit Facility. See "Risk Factors--Substantial Leverage; Ability to Service Debt," "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    The Debt Offering is contingent on the Company refinancing its Existing Credit Facilities with the Credit Facility, a new and enlarged single senior credit agreement, on or before closing of the Debt Offering. If the Debt Offering is not consummated, the Company will not immediately refinance its Existing Credit Facilities. The Company has formed a new subsidiary, Holdings, to be the obligor under the Credit Facility and expects that the Company will guarantee the obligations of Holdings. The Company expects that the aggregate principal amount available to be borrowed under the Credit Facility will be up to $300.0 million if both Offerings are consummated or not less than $200.0 million if only the Debt Offering is consummated. The Company anticipates that the Credit Facility will be secured by substantially all of the assets of the Company and that it will restrict the payment of cash dividends, limit borrowings, limit the incurrence of additional long-term indebtedness and the issuance of additional equity and require the maintenance of certain financial ratios.

                          DESCRIPTION OF CAPITAL STOCK

    THE FOLLOWING SUMMARY DESCRIPTION OF THE CAPITAL STOCK OF THE COMPANY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE COMPANY'S RESTATED ARTICLES OF INCORPORATION AND ITS REVISED BYLAWS, BOTH OF WHICH ARE INCORPORATED HEREIN BY REFERENCE.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The Company's authorized capital stock consists of 50.0 million shares of Class A Common Stock, 10.0 million shares of Class B Common Stock, and 1.0 million shares of undesignated preferred stock, no par value. As of May 15, 1997, there were 38,164,553 shares of Class A Common Stock and 4,071,490 shares of Class B Common Stock issued and outstanding. After giving effect to the Stock Offering, there will be 45,164,553 shares of Class A Common Stock and 4,071,490 shares of Class B Common Stock issued and outstanding. As of the date of this Prospectus, there are no shares of preferred stock designated or issued.

    The number of authorized but unissued shares of Class A Common Stock as of the date of this Prospectus, net of shares reserved for issuance upon exercise of options and conversion of outstanding shares of Class B Common Stock, is approximately 5.2 million. Upon the consummation of the Stock Offering, the Company will be required to issue approximately 7.0 million shares of Class A Common Stock. In order to make available for issuance an additional 1.8 million shares of Class A Common Stock in addition to the 5.2 million shares currently available, certain holders of options to acquire an aggregate of approximately
1.8 million shares of Class A Common Stock have agreed not to exercise those options until such time as the Company's shareholders have approved an increase in the amount of authorized but unissued Class A Common Stock. The foregoing agreements require the Company to use its best efforts to obtain shareholder approval to increase its authorized Class A Common Stock as promptly as practicable, but not before its next annual meeting expected to be in October 1997.

COMMON STOCK

    The Class A Common Stock and Class B Common Stock are identical in all respects except that holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to ten votes per share. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors. Cumulative voting for directors is not permitted.

    The rights of the holders of Common Stock discussed herein are subject to any rights that the Board may hereafter confer on holders of preferred stock, which rights may adversely affect the rights of holders of Common Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights, except that holders of each outstanding share of Class B Common Stock may convert such shares into shares of Class A Common Stock on a one-for-one basis.

    All outstanding shares of Class A Common Stock and Class B Common Stock are, and the shares of Class A Common Stock to be issued in the Stock Offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

    The Board may, without further action by the Company's shareholders, issue shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences, and limitations of each series. Holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could have the effect of decreasing the market price of the Common Stock. Issuance of preferred stock could also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of preferred stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Restated Articles of Incorporation provide for the indemnification to the full extent permitted by, and in the manner permissible under, the laws of the State of Alaska and any other applicable laws, of any person who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, other than an action by or in the right of the Company, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Restated Articles of Incorporation provide that these requirements are deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while those requirements of the Articles are in effect. The Company had not as of the date of this Prospectus entered into any express agreement with its officers and directors setting forth these terms of indemnification. In addition to providing indemnification for non-derivative action that is similar to the indemnification in the Restated Articles, the Company's revised Bylaws further provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another enterprise.

    The Bylaws provide that, unless otherwise ordered by a court, indemnification will only be made by the Company upon a determination by (i) a majority of the disinterested directors of the Board, (ii) a majority vote of shareholders or (iii) independent legal counsel that such indemnification is proper because the person to be indemnified met the applicable standard of conduct. The Bylaws also provide, in accordance with Alaska law, that indemnification will not be made by the Company in respect of any claim, issue, or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Company, except to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. The Bylaws also provide that to the extent a director, officer, employee, or agent of the Company has been successful in his or her defense of an action for which he or she is entitled to indemnification, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense. The Bylaws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not the Company would have the power to indemnify that person against such liability under provisions of the Bylaws.

POTENTIAL ANTI-TAKEOVER EFFECT OF THE RESTATED ARTICLES OF INCORPORATION AND
  BYLAWS OF THE COMPANY

    The Restated Articles of Incorporation and revised Bylaws of the Company contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. These provisions also are intended to help ensure that the Board, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

    The Restated Articles of Incorporation provide for a board of directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board in a relatively short period of time. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of the Board. Such a delay may help ensure that the Board and the shareholders, if confronted with an unsolicited proposal by a shareholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be in the best interests of the shareholders.

    The overall effect of these provisions, as well as the ability of the Board to issue preferred stock, may be to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board and management may be rendered more difficult. Further, this may have an adverse effect on the ability of shareholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock. See "Risk Factors--Concentration of Stock Ownership" and "--Anti-Takeover Considerations."

TRANSFER AGENT

    The transfer agent and registrar for the Class A Common Stock and the Class B Common Stock is Chase Mellon Shareholder Services, with offices in San Francisco, California.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of a substantial amount of Common Stock, or the perception that such sales may occur, could adversely affect the market price of the Common Stock. Several of the Company's principal shareholders hold a significant portion of Common Stock, and a decision by one or more of these shareholders to sell their shares could adversely affect the market price of the Common Stock.

    Upon completion of the Offerings, the Company will have approximately 45,164,553 shares of Class A Common Stock and 4,071,490 shares of Class B Common Stock outstanding. Upon completion of the Stock Offering, all of the Company's outstanding Common Stock will be freely tradeable under the Securities Act of 1933 (the "Securities Act"), except shares of Common Stock held by affiliates of the Company and shares of Common Stock which are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act ("Rule 144"), which the Company estimates to be as many as

19,403,018 shares, and shares of Common Stock held by former affiliates of the Cable Systems within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145") which could be as many as 10,534,982 shares (or 8,464,982 shares if the Underwriters' over-allotment option is exercised in full). The Rule 145 restrictions that are applicable to shares of Class A Common Stock received by affiliates of the owners of the Cable Systems in connection with the Company's acquisition of the Cable Systems expire on October 31, 1997. Shares of Common Stock acquired directly or indirectly from the issuer or an affiliate of the issuer in transactions not involving any public offering are "restricted securities" within the meaning of Rule 144. Holders of restricted shares generally will be entitled to sell their shares in the public securities market without registration under the Securities Act to the extent permitted by Rule 144 promulgated under the Securities Act or pursuant to an exemption under the Securities Act. In general, under Rule 144 as currently in effect, any holder, including an affiliate of the Company, of restricted securities as to which at least one year has elapsed since the later of the date of the acquisition of such restricted securities from the Company or from an affiliate is entitled to sell, within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Shares of Common Stock held by affiliates which are not restricted securities are also subject to these restrictions on the amount of securities that may be sold. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned restricted securities for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the limitations described above. Although shares of Common Stock held by MCI, the Prime Sellers and the shareholders of Alaska CableVision, Inc. may be subject to restrictions on resale under Rule 144 or Rule 145, these parties have been granted registration rights with respect to such shares which, if exercised by them, would permit them to sell those shares free of the restrictions imposed by Rule 144 and Rule
145. See "Principal and Selling Shareholders" and "Certain Transactions--Registration Rights Agreements."

    The Company and each of its directors and executive officers and certain selling shareholders have entered into "lock-up" agreements with the Underwriters, providing that, subject to certain exceptions, they will not, for a period of 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Class A Common Stock or any securities convertible into, or exchangeable for, shares of Class A Common Stock, provided that the Company may issue and sell shares of Class A Common Stock pursuant to the Stock Purchase Plan. See "Underwriting."

    As of May 15, 1997, there were outstanding options to purchase 2,593,790 shares of Class A Common Stock, 2,408,600 of which were granted under the Stock Option Plan. All of the 2,408,600 shares of Class A Common Stock issuable upon the exercise of options granted under the Stock Option Plan have been registered by the Company under the Securities Act on Form S-8.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the underwriting agreement among the Company, the Selling Shareholders and the Underwriters (the "Underwriting Agreement"), the Company and the Selling Shareholders have agreed to issue and sell to the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation and Schroder Wertheim & Co. Incorporated are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company and the Selling Shareholders the aggregate number of shares of Class A Common Stock set forth opposite its name below:

                                                                                                       NUMBER OF
UNDERWRITER                                                                                             SHARES
---------------------------------------------------------------------------------------------------  -------------
Salomon Brothers Inc ..............................................................................
Donaldson, Lufkin & Jenrette Securities Corporation................................................
Schroder Wertheim & Co. Incorporated...............................................................

                                                                                                     -------------
                                                                                                        13,800,000
                                                                                                     -------------
                                                                                                     -------------

    In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of Class A Common Stock offered hereby (other than those subject to the over-allotment option described below) if any such shares are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

    The Company has been advised by the Representatives that the several Underwriters propose initially to offer the shares of Class A Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess
of $   per share. The Underwriters may allow, and such dealers may reallow, a
concession not in excess of $   per share to certain other dealers. At the
public offering, the public offering price and such concessions may be changed.

    Certain Selling Shareholders have granted the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to 2,070,000 additional shares of Class A Common Stock to cover over-allotments, if any, at the price to the public set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, in whole or in part, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the option shares as the number of shares of Class A Common Stock to be purchased by such Underwriter in the above table bears to the total number of shares of Class A Common Stock offered by the Underwriters hereby.

    The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, and contribute to payments the Underwriters may be required to make in respect thereof.

    The Company, its directors and officers, the Selling Shareholders and certain other shareholders have each agreed with the Underwriters that they will not offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce an offering of, any shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock for a period of 180 days from the date of this Prospectus, without the prior written consent of Salomon Brothers Inc.

    In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain, or otherwise affect the market price of the Class A Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, as amended, pursuant to which such persons may bid for or purchase Class A Common Stock for the purposes of stabilizing their market price. The Underwriters also may create a short position for their respective accounts by selling more Class A Common Stock in connection with this Offering than they are committed to purchase from the Company, and in such case may purchase shares of Class A Common Stock in the open market following completion of this Offering to cover all or a portion of such short position. In addition, Salomon Brothers Inc, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements between the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this Offering) for the account of the Underwriters, the selling concession with respect to Class A Common Stock that is distributed in this Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the shares of Class A Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the Class A Common Stock and certain other legal matters in connection with the Class A Common Stock offered hereby are being passed upon for the Company by Wohlforth, Argetsinger, Johnson & Brecht, a Professional Corporation, Anchorage, Alaska, and by Sherman & Howard L.L.C., Denver, Colorado, special counsels for the Company. Paul, Hastings, Janofsky & Walker LLP, New York, New York has acted as legal counsel to the Underwriters in connection with the Offerings.

                                    EXPERTS

    The consolidated financial statements and schedule of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included in this Prospectus and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, which, as to the year ended December 31, 1996, are based in part on the report of Ernst & Young LLP, independent auditors, (whose report covers the consolidated financial statements of GCI Cable, Inc, (a subsidiary of the Company) and its subsidiaries, as of December 31, 1996 and for the period from inception (April 12, 1996) to December 31, 1996, which are not included separately herein), given upon the authority of said firms as experts in accounting and auditing.

    The financial statements of Prime Cable of Alaska, L.P. as of December 31, 1995 and 1994 and for each of the two years in the period ended December 31, 1995, and the combined financial statements of the Alaskan Cable Network as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

    The audited financial statements of Alaska Cablevision at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Carl & Carlsen, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") and in accordance therewith is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the
Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information filed electronically by the Company, and can be found at http:\\www.sec.gov.

    The Class A Common Stock is designated a national market system stock on Nasdaq. The Class B Common Stock is traded in the over-the-counter market. Reports, proxy statements and other information concerning the Company can be inspected at the offices of Nasdaq located at 1735 K Street, N.W., Washington, D.C. 20006.

    The Company has filed a Registration Statement with the Commission with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not include all of the information set forth in the Registration Statement and the exhibits and schedules thereto, as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Registration Statement, including any amendments, schedules and exhibits filed or incorporated by reference as a part of it, is available for inspection and copying as set forth above. Statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.

                           INCORPORATION BY REFERENCE

    The following documents are specifically incorporated by reference in this
Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 (Commission File No. 0-15279); and

    2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus.

    Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in it (or in any other subsequently filed document that is or is deemed to be incorporated by reference) modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Prospectus except as so modified or superseded.

    All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN THIS REGISTRATION STATEMENT OR DELIVERED WITH IT. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY ANY PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM INVESTOR RELATIONS DEPARTMENT, GENERAL COMMUNICATION, INC., 2550 DENALI STREET, SUITE 1000, ANCHORAGE, ALASKA 99503-2781 (TELEPHONE NO. 907/265-5628).

                                    GLOSSARY

    APUC -- The Alaska Public Utilities Commission.

    ATU -- The Anchorage Telephone Utility, a public utility and local telephone exchange owned by the Municipality of Anchorage and the largest municipally-owned LEC in the country.

    AVERAGE MONTHLY REVENUE PER EQUIVALENT BASIC SUBSCRIBER -- Total subscriber revenues for the year from the sale of cable television services divided by average total equivalent basic subscribers divided by 12.

    BASIC PENETRATION -- Equivalent basic subscribers divided by homes passed.

    BST -- Basic tier of cable services.

    CAP (COMPETITIVE ACCESS PROVIDER) -- A company that provides its customers with an alternative to the local exchange company for local transport of private line and special access telecommunications services.

    CENTRAL OFFICES -- The switching centers or central switching facilities of the local exchange companies.

    COLOCATION -- The ability of a CAP such as the Company to connect its network to the LECs central offices. Physical colocation occurs when a CAP places its network connection equipment inside the local exchange company's central offices. Virtual colocation is an alternative to physical colocation pursuant to which the LEC permits a CAP to connect its network to the LEC's central offices on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

    CPST -- Cable programming service tier.

    DAMA -- Demand assigned multiple access.

    DBS -- Direct broadcast satellite television.

    DEDICATED -- Telecommunications lines reserved for use by particular customers.

    DIALING PARITY -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation and the ability of customers to dial the same number of digits on a competitor's network as on the LEC's network.

    DIGITAL -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously viable analog signal. The precise digital numbers minimize distortion in the case of audio transmission.

    DS3 --Digital signal level 3, a 44.736 megabits per second digital transmission facility.

    EBITDA -- Consists of earnings before interest (net), income taxes, depreciation, amortization, and other income (expense). EBITDA is a measure commonly used in the telecommunications and cable television industries to analyze companies on the basis of operating performance. It is not a measure of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity.

    EQUIVALENT BASIC SUBSCRIBERS -- A number representing the sum of (a) residential customers receiving at least the entry level of cable television service offered by a system ("Basic Service") at the system's standard residential rate for Basic Service plus (b) for customers receiving Basic Service under bulk billing arrangements at a rate less than the system's standard residential rate for Basic Service (including multi-unit residential complexes, hotels, motels and hospitals), the number derived by dividing the monthly amount billed to all such subscribers for Basic Service by the monthly standard residential rate for Basic Service.

    GTEOC -- GTE Operating Companies.

    HOMES PASSED -- Dwellings and commercial establishments that are or can be connected to the distribution system of a cable system without further extension of the transmission lines of that cable system.

    HSD -- Home satellite dish earth stations.

    INTERCONNECTION -- Interconnection of facilities between or among local exchange carriers, including potential physical colocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

    INTERLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

    INTRALATA -- Telecommunications services originating and terminating within the same LATA.

    ISDN -- Integrated services digital network.

    LATA (LOCAL ACCESS AND TRANSPORT AREA) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state.

    LFA -- Local franchising authority.

    LOCAL EXCHANGE -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

    LEC (LOCAL EXCHANGE CARRIER) -- A company providing local telephone services.

    LONG DISTANCE CARRIERS (INTEREXCHANGE CARRIERS) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

    MAN -- Metropolitan area network.

    MMDS -- Multichannel, multipoint distribution service.

    MTS -- Message toll service.

    NPT -- New product tier.

    OVS -- Open video system.

    PACS -- Personal access communications system.

    PCS (PERSONAL COMMUNICATION SERVICE) -- A telephone service with respect to which a telephone number or numbers are assigned to a person rather than to a fixed location thereby allowing that person to receive and make calls from any location within the area serviced by the personal communication service.

    PEG -- Public access, educational and government.

    POP -- The estimates of the 1995 population of a Metropolitan Statistics Area for which the FCC licensed communications systems or a Rural Service Area for which the FCC licensed communications systems, as derived from the 1995 population estimates prepared by Strategic Mapping, Inc.

    PREMIUM PENETRATION -- Premium service units divided by equivalent basic subscribers.

    PREMIUM SERVICE UNITS -- Premium programming services selected by and sold to subscribers on an la carte or packaged basis for monthly fees in addition to the fee for Basic Service.

    SMATV -- Satellite master antenna television.

    SS7 -- Signaling system number 7.

    SSP -- Service switching point, an SS7 network element.

    SWITCH -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

    SWITCHED ACCESS TRANSPORT SERVICES -- Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier pop.

    SWITCHED TRAFFIC -- Telecommunications traffic along the public switched network. This traffic is generally switched at the LEC's central offices.

    TRS -- Telephone relay services.

    UNBUNDLED ACCESS -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

    VSAT --Very small aperture terminal.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
COMPANY
  Independent Auditors' Report--KPMG Peat Marwick LLP......................................................        F-2
  Report of Independent Auditors--Ernst & Young LLP........................................................        F-3
  Consolidated Balance Sheets as of December 31, 1995 and 1996 and March 31, 1997 (unaudited)..............        F-4
  Consolidated Statements of Operations for the years ended December 31, 1994, 1995 and 1996 and the
    three-month periods ended March 31, 1996 and 1997 (unaudited)..........................................        F-6
  Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1995 and 1996 and
    the three-month periods ended March 31, 1996 and 1997 (unaudited)......................................        F-7
  Consolidated Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996 and for the
    three-month periods ended March 31, 1996 and 1997 (unaudited)..........................................        F-8
  Notes to Consolidated Financial Statements...............................................................        F-9
PRIME CABLE
  Report of Independent Auditors--Ernst & Young LLP........................................................       F-35
  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited)............................       F-36
  Statements of Operations for the years ended December 31, 1994 and 1995 and for the six-month periods
    ended June 30, 1995 and 1996 (unaudited)...............................................................       F-37
  Statements of Changes in Partners' Capital Deficiency for the years ended December 31, 1994 and 1995.....       F-38
  Statements of Cash Flows for the years ended December 31, 1994 and 1995 and for the six-month periods
    ended June 30, 1995 and 1996 (unaudited)...............................................................       F-39
  Notes to Financial Statements............................................................................       F-40
  MD&A Discussion regarding Prime Cable....................................................................       F-49
ALASKAN CABLE NETWORK (Combined for Alaskan Cable/Fairbanks, Alaskan Cable/Juneau, and Alaskan
  Cable/Ketchikan)
  Report of Independent Auditors--Ernst & Young LLP........................................................       F-52
  Combined Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited)...................       F-53
  Combined Statements of Income for the years ended December 31, 1993, 1994 and 1995 and for the six-month
    periods ended June 30, 1995 and 1996 (unaudited).......................................................       F-54
  Combined Statements of Shareholders' Equity for the years ended December 31, 1993, 1994 and 1995.........       F-55
  Combined Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the
    six-month periods ended June 30, 1995 and 1996 (unaudited).............................................       F-56
  Notes to Combined Financial Statements...................................................................       F-57
  MD&A Discussion regarding Alaskan Cable Network..........................................................       F-65

                                                                                                               PAGE
                                                                                                             ---------
ALASKA CABLEVISION
  Report of Independent Auditors--Carl & Carlsen...........................................................       F-68
  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited)............................       F-69
  Statements of Income for the years ended December 31, 1993, 1994 and 1995 and for the six-month periods
    ended June 30, 1995 and 1996 (unaudited)...............................................................       F-70
  Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995..................       F-71
  Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and for the six-month
    periods ended June 30, 1995 and 1996 (unaudited).......................................................       F-72
  Notes to Financial Statements............................................................................       F-73
  MD&A Discussion regarding Alaska Cablevision.............................................................       F-76
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS OF THE COMPANY........................................       F-79

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
General Communication, Inc.:

    We have audited the accompanying consolidated balance sheets of General Communication, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of GCI Cable, Inc., a wholly owned subsidiary, which 1996 statements reflect total assets of $310 million and total revenues of $9.5 million of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for GCI Cable, Inc., is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Communication, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ KPMG PEAT MARWICK LLP

Anchorage, Alaska
February 21, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
GCI Cable, Inc. and Subsidiaries

    We have audited the consolidated balance sheet of GCI Cable, Inc. and Subsidiaries as of December 31, 1996 and the related consolidated statements of operations, shareholder's equity and cash flows for the period from inception (April 12, 1996) to December 31, 1996 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GCI Cable, Inc. and Subsidiaries at December 31, 1996, and the consolidated results of their operations and their cash flows for the period from inception (April 12, 1996) to December 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Austin, Texas
February 14, 1997

                 (This page has been left blank intentionally.)

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   ASSETS
                                                                          (UNAUDITED)
                                                                           MARCH 31,        DECEMBER 31,
                                                                             1997         1996        1995
                                                                          -----------  -----------  ---------
                                                                                (AMOUNTS IN THOUSANDS)
Current assets:
  Cash and cash equivalents.............................................   $   4,730        13,349      4,017
                                                                          -----------  -----------  ---------
  Receivables:
    Trade...............................................................      27,815        27,953     21,737
    Other...............................................................       1,803         1,412        253
                                                                          -----------  -----------  ---------
                                                                              29,618        29,365     21,990
  Less allowance for doubtful receivables...............................         776           597        295
                                                                          -----------  -----------  ---------
    Net receivables.....................................................      28,842        28,768     21,695
                                                                          -----------  -----------  ---------
  Prepaid and other current assets......................................       2,288         2,236      1,566
  Deferred income taxes, net (note 7)...................................         871           835        746
  Inventories...........................................................       1,666         1,589        991
  Notes receivable (note 4).............................................         330           325        167
                                                                          -----------  -----------  ---------
    Total current assets................................................      38,727        47,102     29,182
                                                                          -----------  -----------  ---------
Property and equipment, at cost (notes 6, 9, 10 and 11)
  Land and buildings....................................................         692           692         73
  Telephony distribution systems........................................      90,256        81,414     67,434
  Cable television distribution systems.................................      53,250        52,284          0
  Transportation equipment..............................................       1,072         1,064          0
  Support equipment.....................................................      20,559        19,994     11,610
  Property and equipment under capital leases...........................       2,030         2,030      2,030
                                                                          -----------  -----------  ---------
                                                                             167,859       157,478     81,147
  Less amortization and accumulated depreciation........................      45,770        41,497     33,789
                                                                          -----------  -----------  ---------
    Net property and equipment in service...............................     122,089       115,981     47,358
  Construction in progress..............................................      19,901        20,770      3,096
                                                                          -----------  -----------  ---------
    Net property and equipment..........................................     141,990       136,751     50,454
Notes receivable (note 4)...............................................       1,344         1,016        904
Intangible assets, net of amortization (notes 2 and 5)..................     249,243       250,920      3,125
Transponder deposit (note 13)...........................................       9,100         9,100          0
Deferred loan costs, net of amortization................................         759           900        110
Other assets, at cost, net of amortization..............................       1,715         1,546        990
                                                                          -----------  -----------  ---------
    Total assets........................................................   $ 442,878       447,335     84,765
                                                                          -----------  -----------  ---------
                                                                          -----------  -----------  ---------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                          (UNAUDITED)
                                                                           MARCH 31,        DECEMBER 31,
                                                                             1997         1996        1995
                                                                          -----------  -----------  ---------
                                                                                (AMOUNTS IN THOUSANDS)
Current liabilities:
  Current maturities of long-term debt (note 6).........................   $  31,938        31,969      1,689
  Current maturities of obligations under capital leases (note 11)......          74            71        282
  Accounts payable......................................................      22,320        23,677     16,861
  Accrued payroll and payroll related obligations.......................       3,679         3,830      2,108
  Accrued liabilities...................................................       4,269         4,173      1,134
  Accrued income taxes (note 7).........................................           0             0        547
  Accrued interest......................................................         351         2,708        132
  Subscriber deposits and deferred revenues.............................       3,444         3,449      1,317
                                                                          -----------  -----------  ---------
    Total current liabilities...........................................      66,075        69,877     24,070
  Long-term debt, excluding current maturities (note 6).................     180,873       191,273      8,291
  Obligations under capital leases, excluding current maturities (note
    11).................................................................           0             0         26
  Obligations under capital leases due to related parties, excluding
    current maturities (notes 10 and 11)................................         655           675        739
  Deferred income taxes, net (note 7)...................................      34,020        33,720      7,004
  Other liabilities.....................................................       2,160         2,236      1,619
                                                                          -----------  -----------  ---------
    Total liabilities...................................................     283,783       297,781     41,749
                                                                          -----------  -----------  ---------
Stockholders' equity (notes 2, 3, 6, 7 and 8):
Common stock (no par):
  Class A. Authorized 50,000,000 shares; issued and outstanding
    36,586,973 and 19,680,199 shares at December 31, 1996 and 1995,
    respectively........................................................     123,498       113,421     13,912
  Class B. Authorized 10,000,000 shares; issued and outstanding
    4,074,028 and 4,175,434 shares at December 31, 1996 and 1995, respectively; convertible on a share-per-share basis into Class A
    common stock........................................................       3,432         3,432      3,432
  Less cost of 199,081 and 122,611 Class A common shares held in
    treasury at December 31, 1996 and 1995, respectively................      (1,039)       (1,010)      (389)
Paid-in capital.........................................................       4,247         4,229      4,041
Retained earnings.......................................................      28,957        29,482     22,020
                                                                          -----------  -----------  ---------
    Total stockholders' equity..........................................     159,095       149,554     43,016
                                                                          -----------  -----------  ---------
Commitments and contingencies (notes 11 and 13).........................
      Total liabilities and stockholders' equity........................   $ 442,878       447,335     84,765
                                                                          -----------  -----------  ---------
                                                                          -----------  -----------  ---------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                         (UNAUDITED)
                                                      THREE MONTHS ENDED                YEARS ENDED
                                                     --------------------  -------------------------------------
                                                          MARCH 31,                    DECEMBER 31,
                                                       1997       1996        1996         1995         1994
                                                     ---------  ---------  -----------  -----------  -----------
                                                           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Revenues (notes 9 and 10):
  Telecommunication services.......................  $  39,225     37,969      155,419      129,279      116,981
  Cable services...................................     13,656     --            9,475            0            0
                                                     ---------  ---------  -----------  -----------  -----------
    Total revenues.................................     52,881     37,969      164,894      129,279      116,981
Cost of sales and services.........................     27,168     21,302       92,664       72,091       63,877
Selling, general and administrative expenses.......     16,301     10,833       46,412       37,691       33,468
Depreciation and amortization......................      6,120      1,887        9,409        5,993        6,639
                                                     ---------  ---------  -----------  -----------  -----------
    Operating income (note 9)......................      3,292      3,947       16,409       13,504       12,997
Interest expense, net (notes 3 and 6)..............      3,949        260        3,719          903        1,316
                                                     ---------  ---------  -----------  -----------  -----------
    Net earnings before income taxes...............       (657)     3,687       12,690       12,601       11,681
Income tax expense (notes 3 and 7).................       (132)     1,550        5,228        5,099        4,547
                                                     ---------  ---------  -----------  -----------  -----------
    Net earnings...................................  $    (525)     2,137        7,462        7,502        7,134
                                                     ---------  ---------  -----------  -----------  -----------
                                                     ---------  ---------  -----------  -----------  -----------
    Net earnings per common share..................  $   (0.01       0.09         0.27         0.31         0.30
                                                     ---------  ---------  -----------  -----------  -----------
                                                     ---------  ---------  -----------  -----------  -----------
Weighted average number of shares of common stock
  equivalents outstanding..........................     43,167     24,854       27,668       24,426       24,083
                                                     ---------  ---------  -----------  -----------  -----------
                                                     ---------  ---------  -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                       SHARES OF                                      CLASS A
                                                                      COMMON STOCK          CLASS A      CLASS B      SHARES
                                                                ------------------------    COMMON       COMMON       HELD IN
(AMOUNTS IN THOUSANDS)                                            CLASS A      CLASS B       STOCK        STOCK      TREASURY
                                                                -----------  -----------  -----------  -----------  -----------
Balances at December 31, 1993.................................      19,001        4,114    $  13,470        3,432         (328)
Net earnings..................................................      --           --           --           --           --
Class B shares converted to Class A...........................           9           (9)      --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares issued under stock option plan.........................          72       --               96       --           --
Shares issued under warrant agreement, net....................         254       --              185       --           --
Shares issued and issuable under officer stock option
  agreements..................................................         281           74           79       --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at December 31, 1994.................................      19,617        4,179       13,830        3,432         (328)
Net earnings..................................................      --           --           --           --           --
Class B shares converted to Class A...........................           3           (3)      --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares purchased and held in Treasury.........................      --           --           --           --              (61)
Shares issued under stock option plan.........................          40       --               82       --           --
Shares issued and issuable under officer stock option
  agreements..................................................          20       --           --           --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at December 31, 1995.................................      19,680        4,176       13,912        3,432         (389)
Net earnings..................................................      --           --           --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares issued under stock option plan.........................           1       --                1       --           --
Shares issued and issuable under officer stock option
  agreements..................................................      --           --           --           --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at March 31, 1996 (unaudited)........................      19,681        4,176       13,913        3,432         (389)
Net earnings (Unaudited)......................................      --           --           --           --           --
Class B shares converted to Class A...........................         102         (102)      --           --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Shares issued to MCI..........................................       2,000       --           13,000       --           --
Shares issued pursuant to acquisitions, net of costs totaling
  $432........................................................      14,723       --           86,278       --           --
Shares purchased and held in Treasury.........................      --           --           --           --             (621)
Shares issued under stock option plan.........................          81       --              230       --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at December 31, 1996.................................      36,587        4,074      113,421        3,432       (1,010)
Net Loss (Unaudited)..........................................
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................      --           --           --           --           --
Class B shares converted to Class A...........................           3           (3)      --           --           --
Shares issued upon conversion of convertible note.............       1,538       --            9,983       --           --
Shares purchased and held in Treasury.........................      --           --           --           --              (29)
Shares issued under stock option plan.........................          31       --               94       --           --
                                                                -----------       -----   -----------       -----   -----------
Balances at March 31, 1997 (unaudited)........................      38,159        4,071    $ 123,498        3,432       (1,039)
                                                                -----------       -----   -----------       -----   -----------
                                                                -----------       -----   -----------       -----   -----------

                                                                  PAID-IN     RETAINED
(AMOUNTS IN THOUSANDS)                                            CAPITAL     EARNINGS
                                                                -----------  -----------
Balances at December 31, 1993.................................       3,252        7,384
Net earnings..................................................      --            7,134
Class B shares converted to Class A...........................      --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................         371       --
Shares issued under stock option plan.........................      --           --
Shares issued under warrant agreement, net....................      --           --
Shares issued and issuable under officer stock option
  agreements..................................................          18       --
                                                                     -----   -----------
Balances at December 31, 1994.................................       3,641       14,518
Net earnings..................................................      --            7,502
Class B shares converted to Class A...........................      --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................         397       --
Shares purchased and held in Treasury.........................      --           --
Shares issued under stock option plan.........................      --           --
Shares issued and issuable under officer stock option
  agreements..................................................           3       --
                                                                     -----   -----------
Balances at December 31, 1995.................................       4,041       22,020
Net earnings..................................................      --            2,137
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................          16       --
Shares issued under stock option plan.........................      --           --
Shares issued and issuable under officer stock option
  agreements..................................................           1       --
                                                                     -----   -----------
Balances at March 31, 1996 (unaudited)........................       4,058       24,157
Net earnings (Unaudited)......................................      --            5,325
Class B shares converted to Class A...........................      --           --
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................         171       --
Shares issued to MCI..........................................      --           --
Shares issued pursuant to acquisitions, net of costs totaling
  $432........................................................      --           --
Shares purchased and held in Treasury.........................      --           --
Shares issued under stock option plan.........................      --           --
                                                                     -----   -----------
Balances at December 31, 1996.................................       4,229       29,482
Net Loss (Unaudited)..........................................                     (525)
Tax effect of excess stock compensation expense for tax
  purposes over amounts recognized for financial reporting
  purposes....................................................          18       --
Class B shares converted to Class A...........................      --           --
Shares issued upon conversion of convertible note.............      --           --
Shares purchased and held in Treasury.........................      --           --
Shares issued under stock option plan.........................      --           --
                                                                     -----   -----------
Balances at March 31, 1997 (unaudited)........................       4,247       28,957
                                                                     -----   -----------
                                                                     -----   -----------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          UNAUDITED
                                                     THREE MONTHS ENDED                YEARS ENDED
                                                          MARCH 31,                   DECEMBER 31,
                                                    ---------------------  -----------------------------------
                                                       1997       1996         1996        1995        1994
                                                    ----------  ---------  ------------  ---------  ----------
                                                                      (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings....................................  $     (525)     2,137         7,462      7,502       7,134
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization.................       5,979      1,887         9,409      5,993       6,639
    Amortization of deferred loan costs...........         141          0            63        230         100
    Deferred income tax expense...................         264         13         2,252      1,017       1,588
    Deferred compensation and
      compensatory stock options..................         (18)       143           619        433         343
    Disposals of property and equipment...........           0          0            30        170           0
    Bad debt expense, net of write-offs...........         179        (37)          (34)      (114)       (312)
    Other noncash income and expense items........          16        (11)          (42)       354         (36)
    Change in operating assets and liabilities
      (note 3)....................................      (4,196)    (1,773)        2,612     (1,307)      3,063
                                                    ----------  ---------  ------------  ---------  ----------
Net cash provided by operating activities.........       1,840      2,359        22,371     14,278      18,519
                                                    ----------  ---------  ------------  ---------  ----------
Cash flows from investing activities:
  Acquisitions of businesses, net of cash acquired
    (notes 2 and 3)...............................           0          0       (72,818)         0           0
  Purchases of property and equipment.............      (9,529)    (6,950)      (38,642)    (8,938)    (10,604)
  Purchases of other assets including long-term
    deposits......................................         197        (45)      (10,959)      (510)     (1,110)
  Proceeds from the sale of investment security...           0          0             0        832           0
  Notes receivable issued.........................        (337)      (130)         (515)      (251)       (339)
  Payments received on notes receivable...........           4          2           288        184          10
  Restricted cash investments.....................           0          0             0          0         684
                                                    ----------  ---------  ------------  ---------  ----------
Net cash used in investing activities.............     (10,059)    (7,123)     (122,646)    (8,683)    (11,359)
                                                    ----------  ---------  ------------  ---------  ----------
Cash flows from financing activities:
  Long-term borrowings............................      10,000      3,300       208,000          0           0
  Repayments of long-term borrowings and capital
    lease obligations.............................     (10,448)      (485)       (5,039)    (2,824)     (8,494)
  Proceeds from common stock issuance.............          77          1        13,231         82         360
  Purchase of treasury stock......................         (29)         0          (621)       (61)          0
  Retirement of bank debt assumed.................           0          0      (105,200)         0           0
  Payment of deferred loan costs..................           0          0          (764)      (424)          0
                                                    ----------  ---------  ------------  ---------  ----------
  Net cash provided (used) by financing
    activities....................................        (400)     2,816       109,607     (3,227)     (8,134)
                                                    ----------  ---------  ------------  ---------  ----------
Net increase (decrease) in cash and cash
  equivalents.....................................      (8,619)    (1,948)        9,332      2,368        (974)

Cash and cash equivalents at beginning of
  period..........................................      13,349      4,017         4,017      1,649       2,623
                                                    ----------  ---------  ------------  ---------  ----------
  Cash and cash equivalents at end of period......  $    4,730      2,069        13,349      4,017       1,649
                                                    ----------  ---------  ------------  ---------  ----------
                                                    ----------  ---------  ------------  ---------  ----------

          See accompanying notes to consolidated financial statements.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(L)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

    (a)  ORGANIZATION

    General Communication, Inc. ("GCI"), an Alaska corporation, was incorporated in 1979. GCI Communication Corp. ("GCC"), an Alaska corporation, is a wholly owned subsidiary of GCI and was incorporated in 1990. GCI Communication Services, Inc. ("Communication Services"), an Alaska corporation, is a wholly-owned subsidiary of GCI and was incorporated in 1992. GCI Leasing Co., Inc. ("Leasing Company"), an Alaska corporation, is a wholly-owned subsidiary of Communication Services and was incorporated in 1992. GCI and GCC are engaged in the transmission of interstate and intrastate private line and switched message long distance telephone service between Anchorage, Fairbanks, Juneau, and other communities in Alaska and the remaining United States and foreign countries. GCC also provides northbound services to certain common carriers terminating traffic in Alaska and sells and services dedicated communications systems and related equipment. Communication Services provides private network point-to-point data and voice transmission services between Alaska, Hawaii and the western contiguous United States. Leasing Company owns and leases capacity on an undersea fiber optic cable used in the transmission of interstate private line and switched message long distance services between Alaska and the remaining United States and foreign countries.

    Cable television services are provided through GCI Cable, Inc. and through its ownership in Prime Cable of Alaska L.P. ("Prime"), and through GCI Cable, Inc.'s wholly owned subsidiaries GCI Cable/ Fairbanks, Inc., and GCI Cable/Juneau, Inc. (collectively "GCI Cable" or "Cable Companies"). GCI Cable, Inc. and its subsidiaries are Alaska corporations and were incorporated in 1996. GCI Cable, Inc. is a wholly-owned subsidiary of GCI. Prime is a limited partnership organized under the laws of the state of Delaware whose partnership interests are wholly owned by GCI Cable, Inc.

    (b)  PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of GCI, its wholly-owned subsidiaries GCC, Communication Services, GCI Cable, and Communication Services' wholly owned subsidiary Leasing Company (collectively "the Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

    (c)  NET EARNINGS PER COMMON SHARE

    Primary earnings per common share are determined by dividing net earnings by the weighted number of common and common equivalent shares outstanding:

                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Weighted average common shares outstanding.....................     26,498     23,723     23,199
Common equivalent shares outstanding...........................      1,170        703        884
                                                                 ---------  ---------  ---------
                                                                    27,668     24,426     24,083
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The difference between shares for primary and fully diluted earnings per share was not significant in any period presented.

    (d)  CASH AND CASH EQUIVALENTS

    Cash equivalents consist of short-term, highly liquid investments which are readily convertible into cash.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(L)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)
    (e)  INVENTORIES

    Inventory of merchandise for resale and parts is stated at the lower of cost or market. Cost is determined using the first-in, first-out method for parts and the specific identification method for equipment held for resale.

    Cable television inventories are carried at the lower of cost (weighted average unit cost) or market.

    (f)  PROPERTY AND EQUIPMENT

    TELECOMMUNICATIONS PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Construction costs of transmission facilities are capitalized. Equipment financed under capital leases is recorded at the lower of fair market value or the present value of future minimum lease payments. Construction in progress represents distribution systems and support equipment not placed in service on December 31, 1996; management intends to place this equipment in service during 1997.

    The Company's investment in jointly owned earth station assets on Adak Island, Alaska is stated at cost and is depreciated on a straight-line basis over lives ranging from 10 to 12 years. Revenues derived from customers whose service transits the joint facilities are recognized based upon the level of service and supporting facilities that are provided by each owner.

    Depreciation and amortization is computed on a straight-line basis based upon the shorter of the lease term or the estimated useful lives of the assets ranging from 3 to 20 years for distribution systems and 5 to 10 years for support equipment. Amortization of equipment financed under capitalized leases is included in depreciation expense.

    Repairs and maintenance are charged to operations, and renewals and additions are capitalized. Gains or losses are recognized at the time of ordinary retirements, sales or other dispositions of property.

    CABLE TELEVISION PROPERTY AND EQUIPMENT

    Cable television equipment depreciation is computed by the straight-line method over the estimated useful lives of the assets. The composite method and a 10 year life are used for cable television distribution systems. Under the composite method, proceeds from the retirement of cable television distribution system assets are credited to the allowance for depreciation. Gains or losses on disposition of property, plant and equipment (other than cable television distribution systems) are credited or charged to income. Maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized.

    (g)  OTHER ASSETS

    Intangible assets are valued at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value.

    Goodwill represents the excess of cost over fair value of net assets acquired and is being amortized on a straight-line basis over periods of 20 to 40 years. Goodwill and certificates of operating rights arising

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(L) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) from the 1996 acquisition of the Cable Companies are amortized using the straight line method over forty years.

    Other assets, excluding deferred loan costs, certificates of operating rights and goodwill, are recorded at cost and are amortized on a straight-line basis over 2 to 15 years.

    The cost of the Company's PCS license and related financing costs have been capitalized as a long-term other asset. Once the associated assets are placed into service, the recorded cost of the license will begin being amortized over a 40 year period using the straight line method.

    (h)  DEFERRED LOAN COSTS

    Debt issuance costs are deferred and amortized using the straight-line method, which approximates the interest method, over the term of the related debt.

    (i)  REVENUE FROM SERVICES AND PRODUCTS

    Revenues generated from long distance telecommunication services are recognized when the services are provided. Revenues from the sale of equipment are recognized at the time the equipment is delivered or installed. Service revenues are derived primarily from maintenance contracts on equipment and are recognized on a prorated basis over the term of the contract.

    Cable television and private line telecommunication revenues are generally billed in advance and are recognized as the associated service is provided.

    Other revenues are recognized when the service is provided.

    (j)  ADVERTISING EXPENSE

    The Company expenses advertising costs as incurred. Advertising expenses were approximately $3,061,000, $1,924,000 and $796,000 for 1996, 1995 and 1994,
respectively.

    (k)  INTEREST EXPENSE

    Interest costs incurred during the construction period of significant capital projects are capitalized. Interest capitalized by the Company totaled $1,034,000, $112,000, and $0 during the years ended December 31, 1996, 1995, and
1994.

    (l)  INCOME TAXES

    Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable earnings in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized to the extent that the benefits are more likely to be realized than not.

    (m)  STOCK OPTION PLAN

    Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(L) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED) January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    (n)  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (o)  CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash, temporary investments, and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions. At December 31, 1996, substantially all of the Company's cash balances were invested in short-term liquid money instruments. Though limited to one geographical area, the concentration of credit risk with respect to the Company's receivables is minimized due to the large number of customers, individually small balances, short payment terms and required deposits.

    (p)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

    (q)  RECLASSIFICATIONS

    Reclassifications have been made to the 1994 and 1995 financial statements to make them comparable with the 1996 presentation.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(2)  ACQUISITION OF CABLE TELEVISION SYSTEMS

    Effective October 31, 1996, following shareholder and regulatory approvals, the Company completed the acquisition of seven Alaska cable television companies ("Cable Systems"). Under the terms of the transactions, accounted for using the purchase method, the final purchase price was $280.1 million, which was the aggregate value for all the Cable Systems and included certain transaction and financing costs. The purchase price included issuance of 14.7 million shares of GCI's class A common stock and cash, debt assumption and issuance of subordinated notes. Financing for the transactions resulted from borrowings under a new $205 million bank credit facility and from additional capital provided from the sale of two million shares of GCI's Class A common stock to MCI Telecommunications Corporation for $6.50 per share.

    Acquisition costs totaling $304.4 million were allocated to tangible and identifiable intangible assets and liabilities based upon fair market values. Approximately $206.5 million was allocated to the certificate of operating rights and approximately $42.4 was allocated to goodwill.

    Various tax attributes of Prime gave rise to a deferred tax liability (see
Note 7) of $24.4 million recorded by the Company as a result of the acquisition.

    During January 1997, holders of the GCI subordinated notes exercised a conversion option which allowed them to exchange their notes for GCI Class A common shares at a predetermined conversion price of $6.50 per share. As a result, the note holders will receive a total of 1,538,457 shares of GCI Class A common stock. As of January 1997, 1,415,385 shares were issued for the converted notes. The remaining shares will be issued upon release of the related notes still held in escrow (see below).

    The final closing required approval of the Alaska Public Utilities Commission (APUC), which was granted on September 23, 1996. The APUC approval included several conditions placed on the transfer, such as continuing the existing conditions requiring provision of public access channels and requiring the cable operations to file annual income and operating statements.

    In connection with the Acquisitions, GCI placed 1,093,750 shares of GCI Class A common stock, $800,000 of GCI subordinated notes, and $150,000 cash into an indemnity escrow account. The various selling entities collectively placed the same amounts in escrow. Upon satisfactory completion of the indemnity period (180 days after each closing), the escrowed amounts will be returned to GCI and the various sellers.

    The following table sets forth for the periods indicated, in comparative columnar form, unaudited pro forma operating data and pro forma per-share data for the Company including operating data for Prime Cable of Alaska L.P., Alaska Cablevision, Inc., and Alaskan Cable companies. Results of operations and per share data, where applicable, is provided for the following items: (1) total revenues; (2) earnings before extraordinary items; (3) cumulative effect of accounting changes; and (4) net earnings. The pro forma information shown gives effect to the cable company acquisitions as if they had occurred as of the beginning of the periods presented. Company common stock issued pursuant to the cable company acquisitions is valued at approximately $5.89 per share (the trading price for the shares on the dates surrounding the announcement of the transactions) for purposes of the pro forma presentation below.

    The pro forma financial data are unaudited and are not necessarily indicative of the results of operations of the Company that would have occurred had the cable company acquisitions been

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(2) ACQUISITION OF CABLE TELEVISION SYSTEMS (CONTINUED) completed as of the beginning of the earliest periods presented or of the future results of operations of the Company.

                                                                        YEARS ENDED
                                                                        DECEMBER 31,
                                                                   ----------------------
                                                                      1996        1995
                                                                   -----------  ---------
                                                                   (AMOUNTS IN THOUSANDS
                                                                      EXCEPT PER SHARE
                                                                          AMOUNTS)
Total revenues...................................................  $   210,762    182,308
Net earnings.....................................................  $     6,700      5,918
Net earnings per common share....................................  $      0.16       0.14
Shares used in computation.......................................       41,604     41,149

(3)  CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES

    Changes in operating assets and liabilities consist of (in thousands):

                                                  (UNAUDITED)
                                               THREE MONTHS ENDED
                                                   MARCH 31,           YEARS ENDED DECEMBER 31,
                                              --------------------  -------------------------------
                                                1997       1996       1996       1995       1994
                                              ---------  ---------  ---------  ---------  ---------
                                                             (AMOUNTS IN THOUSANDS)
(Increase) decrease in trade receivables....  $     138     (2,089)    (4,604)    (4,701)        63
(Increase) decrease in other receivables....       (391)        20       (134)       (32)       (91)
(Increase) decrease in prepaid and other
 current assets.............................        (52)      (374)      (467)      (222)       312
(Increase) decrease in inventory............        (77)       (34)       412       (317)       (38)
(Increase) in income taxes receivable.......          0          0     (1,026)         0          0
Increase (decrease) in accounts payable.....     (1,357)       (22)     5,517      5,020      1,434
Increase (decrease) in accrued
 liabilities................................         96        (69)       914        423        195
Increase (decrease) in accrued payroll and
 payroll related obligations................       (151)        73      1,723     (1,928)     1,238
Increase (decrease) in accrued income
 taxes......................................          0        917       (547)       330        163
Increase in accrued interest................     (2,357)        10      2,188         31         14
Increase (decrease) in deferred revenues....         (5)      (120)        (4)       220        (90)
(Decrease) in components of other
 liabilities................................        (40)       (85)    (1,360)      (131)      (137)
                                              ---------  ---------  ---------  ---------  ---------
                                              $  (4,196)    (1,773)     2,612     (1,307)     3,063
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(3) CONSOLIDATED STATEMENTS OF CASH FLOWS SUPPLEMENTAL DISCLOSURES (CONTINUED) Acquisitions of businesses, net of cash acquired for the year ended December
31, 1996 consists of (in thousands):

Fair value of assets acquired...................................  $ 304,441
Bank debt and net working capital deficit assumed...............   (110,538)
Common stock issued to sellers..................................    (86,710)
Convertible, subordinated debt issued to sellers................    (10,000)
Net deferred income tax liability...............................    (24,375)
                                                                  ---------
Net cash used to acquire business...............................  $  72,818
                                                                  ---------
                                                                  ---------

    Income taxes paid totaled $0 and $633,000 for the three months ended March 31, 1997 and 1996, respectively, (unaudited) and $4,361,000, $3,752,000 and
$2,796,000 during 1996, 1995 and 1994, respectively.

    Interest paid totaled approximately $6,300,000 and $407,000 for the three months ended March 31, 1997 and 1996, respectively, (unaudited) and ($2,657,000, $1,227,000 and $1,525,000 during 1996, 1995 and 1994, respectively.

    The Company recorded $18,000 and $16,000 for the three months ended March 31, 1997 and 1996, respectively, (unaudited) and $187,000, $397,000 and $371,000 in 1996, 1995 and 1994, respectively, in paid-in capital in recognition of the income tax effect of excess stock compensation expense for tax purposes over amounts recognized for financial reporting purposes.

    The holders of $10 million of convertible notes exercised their conversion rights in January 1997 resulting in the exchange of such notes for 1,538,457 shares of the Company's Class A common stock.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(4)  NOTES RECEIVABLE

    A summary of notes receivable follows:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1996       1995
                                                                             ---------  ---------
                                                                                 (AMOUNTS IN
                                                                                  THOUSANDS)
Note receivable from officer bearing interest at the rate paid by the
 Company on its senior indebtedness, secured by GCI Class A common stock, due on the 90th day after termination of employment or July 30, 1998,
 whichever is earlier......................................................  $     500        500

Note receivable from officer bearing interest at 10%, secured by Company stock; payable in equal annual installments of $36,513 through August 26,
 2004......................................................................        224        224

Notes receivable from officers and others bearing interest at 7% to 10%, unsecured and secured by Company common stock, shares of other common
 stock and equipment; due on demand and through August 26, 2004............        488        261
                                                                             ---------  ---------

Total notes receivable.....................................................      1,212        985

Less current portion.......................................................       (325)      (167)

Plus long-term accrued interest............................................        129         86
                                                                             ---------  ---------

                                                                             $   1,016        904
                                                                             ---------  ---------
                                                                             ---------  ---------

(5)  INTANGIBLE ASSETS

    Intangible assets consist of the following:

                                                                               DECEMBER 31,
                                                                          ----------------------
                                                                             1996        1995
                                                                          -----------  ---------
                                                                               (AMOUNTS IN
                                                                                THOUSANDS)
Certificates of operating rights........................................  $   206,492          0
Goodwill................................................................       44,347      1,983
PCS license and related costs...........................................        1,913      1,802
Other intangibles.......................................................          121        439
                                                                          -----------  ---------
                                                                              252,873      4,224
Less amortization.......................................................        1,953      1,099
                                                                          -----------  ---------
Intangible assets, net..................................................  $   250,920      3,125
                                                                          -----------  ---------
                                                                          -----------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(6)  LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1996        1995
                                                                       -----------  ---------
                                                                       (AMOUNTS IN THOUSANDS)
Senior loan (a)......................................................  $   175,900  $       0
Credit Agreement (b).................................................       30,100      1,000
Convertible, subordinated notes (c)..................................       10,000          0
Undersea Fiber and Equipment Loan Agreement (d)......................        6,886      8,271
Financing Obligation (e).............................................          356        709
                                                                       -----------  ---------
                                                                           223,242      9,980
Less current maturities..............................................       31,969      1,689
                                                                       -----------  ---------
Long-term debt, excluding current maturities.........................  $   191,273  $   8,291
                                                                       -----------  ---------
                                                                       -----------  ---------

    (a) GCI Cable entered into a credit facility totaling $205 million ("Senior Loan") effective October 31, 1996, associated with the acquisition of the cable companies. Loans (advances) made pursuant to the Senior Loan mature on September 30, 2005 or such earlier date as payment of the loans are due, whether by acceleration or otherwise.

       The Senior Loan provides for interest at the bank's prime rate plus 1.875%. At GCI Cable's option, interest on all or a specified portion of the indebtedness may be fixed for periods ranging from one to six months based on Eurodollar rates plus 2.875%. Upon the request of GCI Cable and the approval of the banks, the period of a Eurodollar advance can be extended beyond six months. The interest rates under the new agreement are subject to reductions of up to 1.75% per annum if certain financial tests are met. GCI Cable is required to pay a commitment fee equal to 0.50% per annum on the unused portion of the commitment. In addition, if the obligations under the Senior Loan are not repaid in full on or before September 30, 1997, GCI Cable has agreed to pay an additional fee of $712,500. Interest and fees are payable quarterly.

       The Senior Loan facility contains, among others, covenants requiring maintenance of specific levels of operating cash flow to indebtedness and to interest expense. The Senior Loan facility includes limitations on acquisitions and additional indebtedness, and prohibits any direct or indirect distribution, dividend, redemption or other payment to any person on account of any general or limited partnership interest in, or shares of capital stock or other securities of GCI Cable or any of its subsidiaries. GCI Cable was in compliance with all credit agreement covenants during the period commencing October 31, 1996 (date of the Senior Loan) through December 31, 1996.

       While GCI Cable may elect at any time to reduce amounts due and available under the loan agreement, a mandatory prepayment is required each May, beginning in May 2000, if, for the prior year ended December 31, GCI Cable's Operating Cash Flow (defined as net income before extraordinary items and gains and losses on asset sales, plus interest expense, depreciation, amortization, bank fees, deferred management fees, expenses and other amounts deferred under the management agreement, income tax expense and other non-cash expenses) exceeds payments made for cash interest expense, permanent prepayments of principal amounts outstanding under the loan agreement, bank fees, cash income tax payments, capital expenditures, amounts previously deferred under the management agreement

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(6)  LONG-TERM DEBT (CONTINUED)
       and capital lease obligations. GCI Cable is required to make a prepayment in the amount of 50% of such excess. Additionally, a mandatory prepayment may be required in the event of asset sales (other than dispositions of obsolete inventory and equipment in the ordinary course of business) or the issuance of capital stock or other debt or equity securities. All such mandatory prepayments permanently reduce the amounts due and available under the loan commitment.

       The loan agreement is collateralized by essentially all of GCI Cable Inc.'s assets as well as a pledge of GCI Cable's stock by GCI.

       In connection with the funding of the loan agreement, GCI Cable Inc. paid bank fees and other expenses of approximately $764,000, which will be amortized to interest expense over the life of the agreement.

    (b) GCI entered into a new $62.5 million interim telephony credit facility with its senior lender during April 1996. The interim facility replaced in its entirety the prior senior facility described in the Company's December 31, 1995 Form 10-K. The new facility allows the Company to invest up to $60 million in capital expenditures through the first quarter of 1997. The Company plans to restructure the facility prior to its maturity on April 25, 1997. Since the entire facility matures within the twelve-month period ending December 31, 1997, the outstanding balance at December 31, 1996 is included in current maturities of long-term debt.

       The interim facility provides for interest (7.33% weighted average interest rate at December 31, 1996), among other options, at LIBOR plus 1.75% to 2.25%, depending on the Company's leverage ratio as defined in the agreement. A fee of 0.50% per annum is assessed on the unused portion of the facility.

       $3.4 million of the facility has been used to provide a letter of credit to secure payment of certain access charges associated with the Company's provision of telecommunications services within the state of Alaska.

       The interim facility contains, among others, covenants requiring maintenance of specific levels of operating cash flow to indebtedness and to interest expense. The credit agreement includes limitations on acquisitions and additional indebtedness, and prohibits payment of dividends, other than stock dividends. The Company was in compliance with all credit agreement covenants during the period commencing April (date of the new interim credit facility) through December 31, 1996.

       Security for the credit agreement includes a pledge of the stock of GCC and Communication Services, and a first lien on substantially all of GCC's assets. GCI and its subsidiaries, Communication Services and Leasing Company, are liable as guarantors.

       The Company extended the maturity date of its $62.5 million interim telephony credit facility during April 1997. The interim facility matures in July 1997 and is expected to be extended further or refinanced prior to that time. Since the facility matures within the twelve-month period ending March 31, 1998, the outstanding balance at March 31, 1997 is included in current maturities of long-term debt (unaudited).

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(6)  LONG-TERM DEBT (CONTINUED)
       In June, 1993, the Company entered into a two-year interest rate swap agreement with a bank whereby the rate on $18,200,000 of debt (reduced by $422,500 per quarter beginning July 1, 1993) was fixed at 4.45% plus applicable margins. The interest effect of the difference between the fixed rate and the three-month LIBOR rate was either added to or served to reduce interest expense depending on the relative interest rates. The agreement expired June 30, 1995.

    (c) GCI issued subordinated notes totaling $10 million in connection with the acquisitions described in Note 2. The notes bear simple, non compounding interest at the lowest allowable rate of the Internal Revenue Service under imputed interest rules in effect at closing. The notes are subordinated to all of the Company's senior indebtedness. During January 1997, the holders of the GCI subordinated notes exercised a conversion option which allowed them to exchange their notes for GCI Class A common shares at a predetermined conversion price of $6.50 per share. As a result, the former note holders received 1,538,457 shares of GCI Class A common stock.

    (d) On December 31, 1992, Leasing Company entered into a $12,000,000 loan agreement, of which approximately $9,000,000 of the proceeds were used to acquire capacity on the undersea fiber optic cable linking Seward, Alaska and Pacific City, Oregon. Concurrently, Leasing Company leased the capacity under a ten year all events, take or pay, contract to MCI, who subleased the capacity back to the Company. The lease and sublease agreements provide for equivalent terms of 10 years and identical monthly payments of $200,000. The proceeds of the lease agreement with MCI were pledged as primary security for the financing. The loan agreement provides for monthly payments of $170,000 including principal and interest through the earlier of January 1, 2003, or until repaid. The loan agreement provides for interest at the prime rate plus one-quarter percent. Additional collateral includes substantially all of the assets of Leasing Company including the fiber capacity and a security interest in all of its outstanding stock. MCI has a second position security interest in the assets of Leasing Company.

    (e) As consideration for MCI's role in enabling Leasing Company to finance and acquire the undersea fiber optic cable capacity described at note 6(d) above, Leasing Company agreed to pay MCI $2,040,000 in 60 monthly payments of $34,000. For financial statement reporting purposes, the obligation has been recorded at its remaining present value, using a discount rate of 10% per annum. The agreement is secured by a second position security interest in the assets of Leasing Company.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(6)  LONG-TERM DEBT (CONTINUED)
    As of December 31, 1996 maturities of long-term debt including mandatory reductions of loan commitments pursuant to the Company's Senior Loan were as follows (in thousands):

YEAR ENDING DECEMBER 31,
1997.............................................................................  $    31,969
1998.............................................................................        1,647
1999.............................................................................        6,917
2000.............................................................................        4,497
2001.............................................................................        5,125
2002 and thereafter..............................................................      163,087
                                                                                   -----------
                                                                                       213,242

Subordinated debt converted into GCI Class A common stock in January 1997........       10,000
                                                                                   -----------
                                                                                   $   223,242
                                                                                   -----------
                                                                                   -----------

(7)  INCOME TAXES

    Total income tax expense (benefit) for the years ended December 31, 1996, 1995 and 1994 were allocated as follows:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Earnings from continuing operations............................  $   5,228  $   5,099  $   4,547
Stockholders' equity, for stock option compensation expense for tax purposes in excess of amounts recognized for financial
 reporting purposes............................................       (187)      (397)      (371)
                                                                 ---------  ---------  ---------
                                                                 $   5,041  $   4,702  $   4,176
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    Income tax expense consists of the following:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Current tax expense:
  Federal taxes................................................  $   2,292  $   3,077  $   2,604
  State taxes..................................................        684      1,005        355
                                                                 ---------  ---------  ---------
                                                                     2,976      4,082      2,959
                                                                 ---------  ---------  ---------
Deferred tax expense:
  Federal taxes................................................      1,734        780        816
  State taxes..................................................        518        237        772
                                                                 ---------  ---------  ---------
                                                                     2,252      1,017      1,588
                                                                 ---------  ---------  ---------
                                                                 $   5,228  $   5,099  $   4,547
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(7) INCOME TAXES (CONTINUED)

    Total income tax expense differed from the "expected" income tax expense determined by applying the statutory federal income tax rate of 34% as follows:

                                                                           YEARS ENDED
                                                                          DECEMBER 31,
                                                                 -------------------------------
                                                                   1996       1995       1994
                                                                 ---------  ---------  ---------
                                                                     (AMOUNTS IN THOUSANDS)
Expected statutory tax expense.................................  $   4,314      4,284      3,971
State income taxes, net of federal benefit.....................        793        820        742
Income tax effect of goodwill amortization, nondeductible
  expenditures and other items, net............................         55         41          0
Change in valuation allowance..................................       (225)      (200)         0
Other..........................................................        291        154       (166)
                                                                 ---------  ---------  ---------
                                                                 $   5,228      5,099      4,547
                                                                 ---------  ---------  ---------
                                                                 ---------  ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are presented below.

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
                                                                               (AMOUNTS IN
                                                                                THOUSANDS)
Net current deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful
    accounts.............................................................  $      98        119
  Compensated absences, accrued for financial reporting purposes.........        380        400
  Workers compensation and self insurance health reserves, principally
    due to accrual for financial reporting purposes......................        243        183
  Other..................................................................        114        133
                                                                           ---------  ---------
    Total gross current deferred tax assets..............................        835        835
    Less valuation allowance.............................................          0         89
                                                                           ---------  ---------
    Net current deferred tax assets......................................  $     835        746
                                                                           ---------  ---------
                                                                           ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(7) INCOME TAXES (CONTINUED)

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------
                                                                               (AMOUNTS IN
                                                                                THOUSANDS)
Net long-term deferred tax assets:
  Net operating loss carryforwards.......................................  $  23,507          0
  Deferred compensation expense for financial reporting purposes in
    excess of amounts recognized for tax purposes........................        617        587
  Employee stock option compensation expense for financial reporting
    purposes in excess of amounts recognized for tax purposes............        198        206
  Sweepstakes award in excess of amounts recognized for tax purposes.....        211        215
  Other..................................................................        197        261
                                                                           ---------  ---------
    Total gross long-term deferred tax assets............................     24,730      1,269
    Less valuation allowance.............................................      8,129        136
                                                                           ---------  ---------
    Net long-term deferred tax assets....................................     16,601      1,133
                                                                           ---------  ---------
Net long-term deferred tax liabilities:
  Plant and equipment, principally due to differences in depreciation....     50,163      7,997
  Other..................................................................        158        140
                                                                           ---------  ---------
    Total gross long-term deferred tax liabilities.......................     50,321      8,137
                                                                           ---------  ---------
  Net combined long-term deferred tax liabilities........................  $  33,720      7,004
                                                                           ---------  ---------
                                                                           ---------  ---------

    In conjunction with the acquisition of the Cable Companies the Company incurred a net deferred income tax liability of $24,375,000 which is net of gross deferred tax assets of $23,253,000 and a valuation allowance of $8,129,000.

    The valuation allowance for deferred tax assets was $8,129,000, $225,000 and $425,000 as of December 31, 1996, 1995 and 1994, respectively.

    Tax benefits associated with recorded deferred tax assets, net of valuation allowances, are considered to be more likely than not realizable through taxable income earned in carryback years, future reversals of existing taxable temporary differences, and future taxable income exclusive of reversing temporary differences and carryforwards. The amount of deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

    At December 31, 1996, the Company has tax net operating loss carryforwards of approximately $58,475,000 which will begin expiring in 2004 if not utilized. The Company's utilization of these carryforwards is subject to certain limitations pursuant to section 382 of the Internal Revenue Code. A valuation allowance of $8,129,000 was recognized to offset the deferred tax assets related to these carryforwards due to uncertainty regarding realizability. If realized, the tax benefit for the carryforwards offset by the

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES valuation allowance will be applied to reduce goodwill and other non-current intangibles, and then applied to reduce income tax expense.

    The Company's U.S. income tax return for 1993 was selected for examination by the Internal Revenue Service during 1995. The examination commenced during the fourth quarter of 1995 and was completed during the second quarter of 1996. The Company received a no change letter upon completion of the examination.

(8) STOCKHOLDERS' EQUITY

    COMMON STOCK

    GCI's Class A common stock and Class B common stock are identical in all respects, except that each share of Class A common stock has one vote per share and each share of Class B common stock has ten votes per share. In addition, each share of Class B common stock outstanding is convertible, at the option of the holder, into one share of Class A common stock.

    After the transaction described in Note 2, MCI owns a total of 8,251,509 shares of GCI's Class A and 1,275,791 shares of GCI's Class B common stock which on a fully diluted basis represented approximately 23% and 31% of the issued and outstanding shares of the respective class at December 31, 1996.

    After the transaction described in Note 2, the owners of the cable television properties acquired in 1996 own a total of 14,723,077 shares of GCI's Class A common stock which on a fully diluted basis represented approximately 40% of the issued and outstanding Class A common shares at December 31, 1996.

    STOCK WARRANTS

    On May 18, 1994 an officer of the Company exercised warrants. In exchange for $114, the Company issued 160,297 and 74,028 shares of GCI Class A and Class B common stock, respectively.

    Pursuant to the terms of a stock appreciation right granted in 1988, the Company issued to its former senior lender warrants to acquire 1,021,373 shares of GCI Class A common stock for $.85669 per share. Warrants to purchase 600,000 shares of Class A common stock were exercised in April and May, 1991, an additional 168,085 were exercised in September, 1991 and the remaining warrants to purchase 253,288 shares were exercised in September and October, 1994.

    STOCK OPTION PLAN

    In December 1986, GCI adopted a Stock Option Plan (the "Option Plan") in order to provide a special incentive to officers, non-employee directors, and employees by offering them an opportunity to acquire an equity interest in GCI. The Option Plan provides for the grant of options for a maximum of 3,200,000 shares of GCI Class A common stock, subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations or certain other changes in corporate structure or capitalization. If an option expires or terminates, the shares subject to the option will be available for further grants of options under the Option Plan. The Option Plan is administered by GCI's Board of Directors or a committee of disinterested persons.

    The Option Plan provides that all options granted under the Option Plan must expire not later than ten years after the date of grant. If at the time an option is granted the exercise price is less than the market value of the underlying common stock, the "in the money" amount at the time of grant is expensed ratably over the vesting period of the option. Options granted pursuant to the Option Plan are

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(8) STOCKHOLDERS' EQUITY (CONTINUED)
only exercisable if at the time of exercise the option holder is an employee or non-employee director of GCI.

    Information for the years 1994, 1995 and 1996 with respect to the Plan follows:

                                                                    WEIGHTED
                                                                     AVERAGE       RANGE OF
                                                                    EXERCISE       EXERCISE
                                                        SHARES        PRICE         PRICES
                                                      -----------  -----------  --------------
Outstanding at December 31, 1993....................    1,823,658   $    2.87    $0.75-$4.00
                                                      -----------
  Granted...........................................      --                          --
  Exercised.........................................      (72,459)  $    2.39    $0.75-$3.00
  Forfeited.........................................      (21,500)                  $4.00
                                                      -----------
Outstanding at December 31, 1994....................    1,729,699   $    2.88    $0.75-$4.00
                                                      -----------
  Granted...........................................      610,000                   $4.00
  Exercised.........................................      (40,000)  $    2.06    $1.87-$2.25
  Forfeited.........................................      (11,500)                  $4.00
                                                      -----------
Outstanding at December 31, 1995....................    2,288,199   $    3.19    $0.75-$4.00
                                                      -----------
  Granted...........................................      321,000   $    5.79    $3.75-$6.50
  Exercised.........................................      (82,291)  $    2.80    $0.75-$4.00
  Forfeited.........................................      (79,785)  $    3.11    $0.75-$4.50
                                                      -----------
Outstanding at December 31, 1996....................    2,447,123   $    3.54    $0.75-$6.50
                                                      -----------
                                                      -----------
Available for grant at December 31, 1996............      108,338
                                                      -----------
                                                      -----------

    The options expire at various dates through December 2006. At December 31, 1996 and 1995, the weighted-average remaining contractual lives of options outstanding were 6.73 and 7.15 years, respectively.

    At December 31, 1996 and 1995, the number of options exercisable was 1,275,903 and 986,999, respectively, and the weighted-average exercise price of those options was $2.85 and $2.56, respectively.

    The per share weighted-average fair value of stock options granted during 1996 was $3.50 for compensatory options and $2.28 for non-compensatory options; for 1995, the per share weighted-average fair value of non-compensatory stock options granted was $1.62. The amounts were determined as of the options' grant dates using a qualified binomial option-pricing model with the following weighted-average assumptions: 1996--risk-free interest rate of 6.3% and an expected life of eight years; 1995--risk-free interest rate of 6.25% and an expected life of eight years.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    Had compensation cost for the Company's 1995 and 1996 grants for stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share would approximate the pro forma amounts below (in millions except per share data):

                                                                        AS REPORTED   PRO FORMA
                                                                        -----------  -----------
1995:
  Net earnings........................................................   $   7,502    $   7,438
  Net earnings per common share.......................................   $    0.31    $    0.30

1996:
  Net earnings........................................................   $   7,462    $   7,322
  Net earnings per common share.......................................   $    0.27    $    0.26

    Pro forma net income reflects only options granted in 1996 and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

    STOCK OPTIONS NOT PURSUANT TO A PLAN

    In June 1989, an officer was granted options to acquire 100,000 Class A common shares at $.75 per share. The options vested in equal annual increments over a five-year period and expire February, 1999.

    The Company entered into an incentive agreement in June 1989 with an officer providing for the acquisition of 85,190 remaining shares of Class A common stock of the Company for $.001 per share exercisable through June 16, 1997. The shares under the incentive agreement vested in equal annual increments over a three-year period.

    CLASS A COMMON SHARES HELD IN TREASURY

    The Company acquired 105,111 shares of its Class A common stock in 1989 for approximately $328,000 to fund a deferred bonus agreement with an officer of the Company. The agreement provides that the balance is payable after the later of
a) termination of employment or b) six months after the effective date of the agreement. In September 1995 and July 1996, the Company acquired a total of 93,970 additional shares of Class A common stock for approximately $672,000 to fund additional deferred compensation agreements for two of its officers.

    EMPLOYEE STOCK PURCHASE PLAN

    In December 1986, GCI adopted an Employee Stock Purchase Plan (the "Plan") qualified under Section 401 of the Internal Revenue Code of 1986 (the "Code"). The Plan provides for acquisition of the Company's Class A and Class B common stock at market value. The Plan permits each employee of GCI and affiliated companies who has completed one year of service to elect to participate in the Plan. Eligible employees may elect to reduce their compensation in any even dollar amount up to 10% of such compensation up to a maximum of $9,500 in 1996; they may contribute up to 10% of their compensation with after-tax dollars, or they may elect a combination of salary reductions and after-tax contributions.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(8) STOCKHOLDERS' EQUITY (CONTINUED)
    GCI may match employee salary reductions and after tax contributions in any amount, elected by GCI each year, but not more than 10% of any one employee's compensation will be matched in any year. The combination of salary reductions, after tax contributions and GCI matching contributions cannot exceed 25% of any employee's compensation (determined after salary reduction) for any year. GCI's contributions vest over six years. Prior to July 1, 1995 employee and GCI contributions were invested in GCI common stock and employee contributions received up to 100% matching, as determined by the Company each year, in GCI common stock. Beginning July 1, 1995 employee contributions may be invested in GCI common stock, MCI common stock, Tele-Communications, Inc. common stock or various mutual funds. Such employee contributions invested in GCI common stock receive up to 100% matching, as determined by the Company each year, in GCI common stock. Employee contributions invested in other than GCI common stock receive up to 50% matching, as determined by the Company each year, in GCI common stock. The Company's matching contributions allocated to participant accounts totaled approximately $1,013,000, $864,000 and $792,000 for the years ended December 31, 1996, 1995, and 1994, respectively. The Plan may, at its discretion, purchase shares of common stock from the Company at market value or may purchase GCI common stock on the open market.

(9) INDUSTRY SEGMENTS DATA

    The Company is engaged in the provision or sale of services and products in three principal industries: (1) long-distance telecommunication services ("long-distance services"), (2) cable television services, and, on a pre-operating basis, (3) local telecommunication services ("local services").

                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                              1996        1995       1994
                                                           -----------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS)
Net sales
  Long-distance services.................................  $   155,419    129,279    116,981
  Cable television services..............................        9,475          0          0
                                                           -----------  ---------  ---------
    Total net sales......................................  $   164,894    129,279    116,981
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Operating income
  Long-distance services.................................  $    15,083     13,504     12,997
  Cable television services..............................        2,196          0          0
  Local services.........................................         (870)         0          0
                                                           -----------  ---------  ---------
    Total operating income...............................  $    16,409     13,504     12,997
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Identifiable assets
  Long-distance services.................................  $   133,780     81,377     72,744
  Cable television services..............................       62,039          0          0
                                                           -----------  ---------  ---------
    Total identifiable assets............................  $   195,819     81,377     72,744
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------
Capital expenditures
  Long-distance services.................................  $    37,793      8,938     10,604
  Cable television services..............................          849          0          0
                                                           -----------  ---------  ---------
    Total capital expenditures...........................  $    38,642      8,938     10,604
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(9) INDUSTRY SEGMENTS DATA (CONTINUED)

                                                                     DECEMBER 31,
                                                           ---------------------------------
                                                              1996        1995       1994
                                                           -----------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS)
Depreciation and amortization expense
  Long-distance services.................................  $     7,189      5,993      6,639
  Cable television services..............................        2,220          0          0
                                                           -----------  ---------  ---------
    Total depreciation and amortization expense..........  $     9,409      5,993      6,639
                                                           -----------  ---------  ---------
                                                           -----------  ---------  ---------

    Reclassifications have been made to 1995 and 1994 data to make them comparable with the 1996 presentation. Intersegment sales approximate market and are not significant. Identifiable assets are assets associated with a specific industry segment. Revenues derived from leasing operations are allocated to the message and data transmission services segment. Long-distance services includes equipment sales and service which were previously reported as a separate segment.

    The Company provides message telephone service to MCI and Sprint, major customers (see Note 10). The Company earned revenues pursuant to a contract with Sprint totaling approximately $18,781,000, $14,885,000 and $12,412,000 for the years ended December 31, 1996, 1995 and 1994 respectively. Amounts receivable from Sprint totaled $1,683,000 and $2,362,000 at December 31, 1996 and 1995, respectively.

(10) RELATED PARTY TRANSACTIONS

    Pursuant to the terms of a contract with MCI, a major shareholder of the Company (see note 8), the Company earned revenues of approximately $29,208,000, $23,939,000 and $19,512,000 for the years ended December 31, 1996, 1995 and
1994, respectively. Amounts receivable from MCI totaled $5,252,000 and $4,256,000 at December 31, 1996 and 1995, respectively. The Company paid MCI for distribution of its traffic in the lower 49 states totaling approximately $12,224,000, $12,556,000 and $10,252,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

    The Company entered into a long-term capital lease agreement in 1991 with the wife of the Company's president for property occupied by the Company. The lease is guaranteed by the Company. The lease term is 15 years with monthly payments increasing in $800 increments at each two year anniversary of the lease. Monthly lease costs will increase to $16,800 effective October 1997. If the owner sells the premises prior to the end of the tenth year of the lease, the owner will rebate to the Company one-half of the net sales price received in excess of $900,000. If the property is not sold prior to the tenth year of the lease, the owner will pay the Company the greater of one-half of the appreciated value of the property over $900,000, or $500,000. The leased asset was capitalized in 1991 at the owner's cost of $900,000 and the related obligation was recorded in the accompanying financial statements.

    The Cable Company is a party to a Management Agreement with Prime II Management, L.P. ("PMLP"). Certain of the Prime sellers are affiliated with PMLP. The Management Agreement expires on October 31, 2005, however, it will be terminated earlier upon loss of a license to operate the systems, sale of the systems, breach of contract, or upon exercise of an option to terminate the Management Agreement by PMLP or GCI Cable any time after October 31, 1998. Under the terms of the Management Agreement, PMLP manages the operations of the acquired cable television systems for fees of $1,000,000 in the first year, $750,000 in the second year, and $500,000 thereafter (unless the agreement

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(10) RELATED PARTY TRANSACTIONS (CONTINUED) is terminated as outlined above) and reimbursement for certain expenses. The fees and reimbursed expenses are payable on a monthly basis. Under the terms of the bank loan agreement (Note 6), the Cable Company must defer payment of management fees if it fails to meet certain financial ratio covenants. Any deferred fees bear interest at a rate of 17.5% per annum. In connection with the agreement, the Cable Company incurred approximately $197,000 in management fees and reimbursable expenses for the period ended December 31, 1996.

(11) LEASES

    The Company leases business offices, has entered into site lease agreements and uses certain equipment and satellite transponder capacity pursuant to operating lease arrangements. Rental costs under such arrangements amounted to approximately $7,364,000, $4,353,000 and $4,258,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

    A summary of future minimum lease payments for all leases as of December 31, 1996 follows:

YEAR ENDING DECEMBER 31:                                                   OPERATING    CAPITAL
------------------------------------------------------------------------  -----------  ---------
                                                                          (AMOUNTS IN THOUSANDS)
1997....................................................................   $  10,772         194
1998....................................................................       8,211         202
1999....................................................................       4,990         204
2000....................................................................       3,283         211
2001....................................................................       1,870         214
2002 and thereafter.....................................................       2,568       1,265
                                                                          -----------  ---------
  Total minimum lease payments..........................................   $  31,694       2,290
                                                                          -----------
                                                                          -----------
  Less amount representing interest.....................................                  (1,544)
Less current maturities of obligations under capital leases.............                     (71)
                                                                                       ---------
Subtotal--long-term obligations under capital leases....................                     675
Less long-term obligations under capital leases due to related parties,
  excluding current maturities..........................................                    (675)
                                                                                       ---------
Long-term obligations under capital leases,excluding current
  maturities............................................................               $       0
                                                                                       ---------
                                                                                       ---------

    The leases generally provide that the Company pay the taxes, insurance and maintenance expenses related to the leased assets.

    It is expected that in the normal course of business, leases that expire will be renewed or replaced by leases on other properties.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(12) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS No. 107") requires disclosure of the fair value of financial instruments for which it is practicable to estimate that value. SFAS No. 107 specifically excludes certain items from its disclosure requirements. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts at December 31, 1996 and 1995 for the Company's financial assets and liabilities approximate their fair values.

(13) COMMITMENTS AND CONTINGENCIES

    DEFERRED COMPENSATION PLAN

    During 1995, the Company adopted a non-qualified, unfunded deferred compensation plan to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. The Company may, at its discretion, contribute matching deferrals equal to the rate of matching selected by the Company. Participants immediately vest in all elective deferrals and all income and gain attributable thereto. Matching contributions and all income and gain attributable thereto vest over a six-year period. Participants may elect to be paid in either a single lump sum payment or annual installments over a period not to exceed 10 years. Vested balances are payable upon termination of employment, unforeseen emergencies, death and total disability. Participants are general creditors of the Company with respect to deferred compensation plan benefits. Compensation deferred pursuant to the plan totaled $222,000 and $340,000 as of December 31, 1996 and 1995, respectively.

    SATELLITE TRANSPONDERS

    The Company entered into a purchase and lease-purchase option agreement in August 1995 for the acquisition of satellite transponders to meet its long-term satellite capacity requirements. The balance payable upon expected delivery of the transponders in 1998 is dependent upon a number of factors. The Company does not expect the remaining balance payable at delivery to exceed $41 million.

    SELF-INSURANCE

    The Company is self-insured for losses and liabilities related primarily to health and welfare claims up to predetermined amounts above which third party insurance applies. A reserve of $450,000 was recorded at December 31, 1996 to cover estimated reported losses, estimated unreported losses based on past experience modified for current trends, and estimated expenses for investigating and settling claims. Actual losses will vary from the recorded reserve. While management uses what it believes is pertinent information and factors in determining the amount of reserves, future additions to the reserves may be necessary due to changes in the information and factors used.

    LITIGATION

    The Company is involved in various lawsuits and legal proceedings which have arisen in the normal course of business. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position of the Company.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(13) COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CABLE SERVICE RATE REREGULATION

    Beginning in April 1993, the Federal Communications Commission ("FCC") adopted regulations implementing the Cable Television Consumer Protection and Competition Act of 1992 ("The Cable Act of 1992"). Included are rules governing rates charged by cable operators for the basic service tier, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). Generally, the regulations require affected cable systems to charge rates for regulated services that have been reduced to prescribed benchmark levels, or alternatively, to support rates using costs-of-service methodology.

    The regulated services rates charged by the Company may be reviewed by the State of Alaska, operating through the Alaska Public Utilities Commission ("APUC") for basic service, or by the FCC for cable programming service. Refund liability for basic service rates is limited to a one year period. Refund liability for cable programming service rates may be calculated from the date a complaint is filed with the FCC until the rate reduction is implemented.

    In order for the State of Alaska to exercise rate regulation authority over the Company's basic service rates, 25% of a systems' subscribers must request such regulation by filing a petition with the APUC. At December 31, 1996, the State of Alaska has rate regulation authority over the Juneau system's basic service rates. (The Juneau system serves 9% of the Company's total basic service subscribers at December 31, 1996.) Juneau's current rates have been approved by the APUC and there are no other pending filings with the APUC, therefore, there is no refund liability for basic service at this time.

    Complaints by subscribers relating to cable programming service rates were filed with, and accepted by, the FCC for certain franchise areas, however, PCOA's filings made in response to those complaints related to the period prior to July 15, 1994 were approved by the FCC. Therefore, the potential liability for cable programming service refunds would be limited to the period subsequent to July 15, 1994 for these areas. Management of the Company believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Company is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Company to make refunds and/or to be in default of certain debt covenants.

    In February 1996, a telecommunications bill was signed into federal law which impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. Management of the Company believes the bill will not have a significant adverse impact on the financial position or results of operations of the Company.

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(14) SUPPLEMENTARY FINANCIAL DATA

    The following is a summary of unaudited quarterly results of operations for the years ended December 31, 1996 and 1995.

                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
1996                                                          QUARTER    QUARTER    QUARTER    QUARTER     YEAR
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total revenues.............................................  $  37,969     37,199     38,664     51,062    164,894
Net earnings...............................................  $   2,137      2,150      2,140      1,035      7,462
Net earnings per share.....................................  $    0.09       0.09       0.09       0.02       0.27


                                                               FIRST     SECOND      THIRD     FOURTH      TOTAL
                           1995                               QUARTER    QUARTER    QUARTER    QUARTER     YEAR
-----------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Total revenues.............................................  $  29,693     31,860     33,363     34,363    129,279
Net earnings...............................................  $   1,607      1,836      2,252      1,807      7,502
Net earnings per share.....................................  $    0.07       0.08       0.09       0.07       0.31

(15) SUPPLEMENTAL FINANCIAL INFORMATION

                                                                                              1997
                                                                         ----------------------------------------------
(UNAUDITED)                                                               LONG--
THREE-MONTHS ENDED MARCH 31,                                             DISTANCE     CABLE       LOCAL      COMBINED
                                                                         ---------  ---------  -----------  -----------
                                                                                     (AMOUNTS IN THOUSANDS)
Revenues:
  Telecommunication revenues...........................................  $  39,225     --          --           39,225
  Cable revenues.......................................................     --         13,656      --           13,656
                                                                         ---------  ---------         ---   -----------
      Total revenues...................................................     39,225     13,656      --           52,881
Cost of sales and services:
  Distribution costs and costs of services.............................     23,884     --             118       24,002
  Programming and copyright costs......................................     --          3,166      --            3,166
                                                                         ---------  ---------         ---   -----------
      Total cost of sales and services.................................     23,884      3,166         118       27,168
Selling, general and administrative expenses:
  Operating and engineering............................................      2,792     --          --            2,792
  Cable television, including management fees of $271..................     --          4,368      --            4,368
  Sales and communications.............................................      2,864     --              50        2,914
  General and administrative...........................................      4,887     --             369        5,256
  Legal and regulatory.................................................        351     --              97          448
  Bad debts............................................................        426         97      --              523
Depreciation and amortization..........................................      2,623      3,497      --            6,120
                                                                         ---------  ---------         ---   -----------
      Operating income (loss)..........................................  $   1,398      2,528        (634)       3,292
                                                                         ---------  ---------         ---   -----------
                                                                         ---------  ---------         ---   -----------

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

(15) SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                            1996                         1995       1994
                                       ----------------------------------------------  ---------  ---------
                                         LONG-                                           LONG-      LONG-
                                       DISTANCE     CABLE       LOCAL      COMBINED    DISTANCE   DISTANCE
                                       ---------  ---------  -----------  -----------  ---------  ---------
                                                          (AMOUNTS
                                                       IN THOUSANDS)
Revenues:
  Telecommunication revenues.........  $ 155,419          0           0      155,419     129,279    116,981
  Cable revenues.....................          0      9,475           0        9,475           0          0
                                       ---------  ---------         ---   -----------  ---------  ---------
    Total revenues...................    155,419      9,475           0      164,894     129,279    116,981
                                       ---------  ---------         ---   -----------  ---------  ---------
Cost of sales and services:
  Distribution costs and costs of
    services.........................     90,597          0           0       90,597      72,091     63,877
  Programming and copyright costs....          0      2,067           0        2,067           0          0
                                       ---------  ---------         ---   -----------  ---------  ---------
    Total cost of sales and
      services.......................     90,597      2,067           0       92,664      72,091     63,877
Selling, general and administrative
  expenses:
  Operating and engineering..........      9,095          0          92        9,187       9,182      7,607
  Cable television, including
    management fees of $197..........          0      2,992           0        2,992           0          0
  Sales and communications...........     13,013          0          28       13,041       9,865      7,040
  General and administrative.........     17,349          0         316       17,665      15,645     16,658
  Legal and regulatory...............      1,357          0         434        1,791       1,540      1,334
  Bad debts..........................      1,736          0           0        1,736       1,459        829
  Depreciation and amortization......      7,189      2,220           0        9,409       5,993      6,639
                                       ---------  ---------         ---   -----------  ---------  ---------
    Operating income (loss)..........  $  15,083      2,196        (870)      16,409      13,504     12,997
                                       ---------  ---------         ---   -----------  ---------  ---------
                                       ---------  ---------         ---   -----------  ---------  ---------

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Prime Cable of Alaska, L.P.

    We have audited the accompanying balance sheets of Prime Cable of Alaska, L.P. (the Partnership) as of December 31, 1995 and 1994, and the related statements of operations, changes in partners' capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prime Cable of Alaska, L.P. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                  /s/ ERNST & YOUNG LLP

Austin, Texas
March 18, 1996, except for the
  last paragraph of Note 7, as to
  which the date is September 9, 1996

                          PRIME CABLE OF ALASKA, L.P.

                                 BALANCE SHEETS

                                ASSETS (NOTE 6)

                                                                            (UNAUDITED)         DECEMBER 31,
                                                                              JUNE 30,    ------------------------
                                                                                1996         1995         1994
                                                                            ------------  -----------  -----------
                                                                                        (IN THOUSANDS)
Cash and cash equivalents.................................................   $      803   $     9,477  $     8,375
Accounts receivable, net (Note 4).........................................          956         1,221        1,204
Prepaid expenses..........................................................          196           166          227
Inventories...............................................................          854           833          324
Property, plant and equipment, at cost:
  Cable television distribution systems...................................       69,695        68,090       63,819
  Transportation equipment................................................          910           848          775
  Furniture and fixtures..................................................        2,306         1,864        1,760
  Land and buildings......................................................          487           487          487
                                                                            ------------  -----------  -----------
                                                                                 73,398        71,289       66,841
  Less accumulated depreciation...........................................      (45,770)      (42,114)     (34,975)
                                                                            ------------  -----------  -----------
    Net property, plant and equipment.....................................       27,628        29,175       31,866
Intangible assets, net (Note 5)...........................................       28,397        33,080       42,447
Deferred debt issuance costs, net.........................................        2,209           125          832
Other assets..............................................................          181            64           28
                                                                            ------------  -----------  -----------
    Total assets..........................................................   $   61,224   $    74,141  $    85,303
                                                                            ------------  -----------  -----------
                                                                            ------------  -----------  -----------

                            LIABILITIES AND PARTNERS' CAPITAL DEFICIENCY

Accounts payable..........................................................   $      583   $       773  $       809
Accounts payable, affiliates..............................................          907           186          124
Accrued interest..........................................................        2,061         1,368        1,311
Other accrued expenses....................................................        2,086         1,639        1,656
Subscriber deposits and unearned income...................................        2,060         2,043        1,796
Term debt (Note 6)........................................................      103,000        82,565       84,065
Subordinated debt (Note 7)................................................        4,320        34,041       27,689
                                                                            ------------  -----------  -----------
    Total liabilities.....................................................      115,017       122,615      117,450
                                                                            ------------  -----------  -----------

Commitments and Contingencies (Notes 7 and 9)

Partners' capital deficiency (Note 7):
  General partners........................................................        9,000         9,000        9,000
  Limited partners........................................................       36,000        36,000       36,000
Accumulated deficit.......................................................      (98,793)      (93,474)     (77,147)
                                                                            ------------  -----------  -----------
    Total partners' capital deficiency....................................      (53,793)      (48,474)     (32,147)
                                                                            ------------  -----------  -----------
    Total liabilities and partners' capital deficiency....................   $   61,224   $    74,141  $    85,303
                                                                            ------------  -----------  -----------
                                                                            ------------  -----------  -----------

                     The accompanying notes are an integral
                       part of the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

                            STATEMENTS OF OPERATIONS

                                                                      (UNAUDITED)
                                                                       SIX MONTHS                YEARS
                                                                     ENDED JUNE 30,        ENDED DECEMBER 31,
                                                                 ----------------------  ----------------------
                                                                    1996        1995        1995        1994
                                                                 ----------  ----------  ----------  ----------
                                                                                 (IN THOUSANDS)
Revenues.......................................................  $   17,276  $   16,100  $   32,594  $   30,599

Operating expenses:
  Cable television system expenses.............................       8,668       8,150      16,264      14,911
  Management fees and expenses (Note 9)........................         924         817       1,674       1,671
  Depreciation and amortization................................       8,410       8,208      16,487      16,944
  Provision for inventory obsolescence.........................      --          --          --              35
                                                                 ----------  ----------  ----------  ----------
Loss from operations...........................................        (726)     (1,075)     (1,831)     (2,962)

Interest income................................................         131         207         460         285
Interest expense...............................................      (4,736)     (5,349)    (14,960)     (9,035)
Gain (loss) on disposal of assets..............................          12           4           4         (15)
                                                                 ----------  ----------  ----------  ----------
Net loss.......................................................  $   (5,319) $   (6,213) $  (16,327) $  (11,727)
                                                                 ----------  ----------  ----------  ----------
                                                                 ----------  ----------  ----------  ----------

                      The accompany notes are an integral
                       part of the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

             STATEMENTS OF CHANGES IN PARTNERS' CAPITAL DEFICIENCY

                                                                                 GENERAL      LIMITED
                                                                                 PARTNERS    PARTNERS      TOTAL
                                                                                ----------  -----------  ----------
                                                                                          (IN THOUSANDS)
Balances, January 1, 1994.....................................................  $  (20,420)  $  --       $  (20,420)
  Net loss for the year ended December 31, 1994...............................     (11,727)     --          (11,727)
                                                                                ----------       -----   ----------
Balances, December 31, 1994...................................................     (32,147)     --          (32,147)
  Net loss....................................................................     (16,327)     --          (16,327)
                                                                                ----------       -----   ----------
Balances, December 31, 1995...................................................     (48,474)     --          (48,474)
  Net loss (unaudited)........................................................      (5,319)     --           (5,319)
                                                                                ----------       -----   ----------
Balances, June 30, 1996 (unaudited)...........................................  $  (53,793)  $  --       $  (53,793)
                                                                                ----------       -----   ----------
                                                                                ----------       -----   ----------

                     The accompanying notes are an integral
                       part of the financial statements.

                           PRIME CABLE OF ALASKA L.P.

                            STATEMENTS OF CASH FLOWS

                                                                       (UNAUDITED)
                                                                        SIX MONTHS             YEARS ENDED
                                                                      ENDED JUNE 30,           DECEMBER 31,
                                                                  ----------------------  ----------------------
                                                                     1996        1995        1995        1994
                                                                  -----------  ---------  ----------  ----------
                                                                                  (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................  $    (5,319) $  (6,213) $  (16,327) $  (11,727)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation and amortization...............................        8,410      8,208      16,487      16,944
    Amortization of deferred debt issuance costs................          170        352         708         500
    Deferred interest on subordinated debt......................          401        985       6,352       1,802
    Provision for inventory obsolescence........................      --          --          --              35
    (Gain) loss on disposal of assets...........................          (12)        (4)         (4)         15
                                                                  -----------  ---------  ----------  ----------
                                                                        3,650      3,328       7,216       7,569
  Net decrease (increase) in accounts receivable, prepaid
    expenses and other assets...................................          118        338           8        (355)
  Net increase (decrease) in accounts payable, accounts
    payable-affiliates, accrued interest, other accrued
    expenses, and subscriber deposits and unearned income.......        1,688        (14)        313       1,236
                                                                  -----------  ---------  ----------  ----------
  Net cash provided by operating activities.....................        5,456      3,652       7,537       8,450
                                                                  -----------  ---------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, plant and equipment and inventories.....       (2,201)    (2,821)     (4,988)     (4,021)
  Proceeds from sale of assets..................................           12         54          54          10
                                                                  -----------  ---------  ----------  ----------
  Net cash used in investing activities.........................       (2,189)    (2,767)     (4,934)     (4,011)
                                                                  -----------  ---------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank debt borrowings............................      105,000     --          --          --
  Repayment of term debt........................................      (84,565)    --          (1,500)     (4,330)
  Prepayment of subordinated debt...............................      (30,122)    --          --          --
  Increase in deferred debt issuance cost.......................       (2,254)    --              (1)       (646)
                                                                  -----------  ---------  ----------  ----------
  Net cash used in financing activities.........................      (11,941)    --          (1,501)     (4,976)
                                                                  -----------  ---------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............       (8,674)       885       1,102        (537)
  Cash and cash equivalents, beginning of period................        9,477      8,375       8,375       8,912
                                                                  -----------  ---------  ----------  ----------
  Cash and cash equivalents, end of period......................  $       803  $   9,260  $    9,477  $    8,375
                                                                  -----------  ---------  ----------  ----------
                                                                  -----------  ---------  ----------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash interest paid............................................  $     3,472  $   3,912  $    7,843  $    6,330
                                                                  -----------  ---------  ----------  ----------
                                                                  -----------  ---------  ----------  ----------

                     The accompanying notes are an integral
                       part of the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

    Prime Cable of Alaska, L.P. (the "Partnership"), a Delaware limited partnership, was formed on January 30, 1989 to acquire and operate cable television systems serving the municipality of Anchorage and its environs, Fort Richardson, Elmendorf Air Force Base, the city of Bethel and its environs, and the city of Kenai and the Kenai Peninsula Borough, all in the state of Alaska (the "Alaska Systems"). The Partnership was capitalized with contributions totaling $9,000,000 from the general partners, Prime Cable Fund I, Inc., Prime Cable Fund II, Inc. and Prime Cable Fund III, Inc., and contributions from the limited partners, Alaska Cable Inc. ("Alaska Cable"), Prime Cable Growth Partners, L.P. and Prime Venture I Holdings, L.P. in the amounts of $23,000,000, $11,000,000 and $2,000,000, respectively.

    The partnership agreement calls for losses to be allocated 97% to the general partners and 3% to the limited partners until the general partners' capital accounts have been reduced to zero. Thereafter, losses are allocated entirely to the limited partners until sufficient losses have been allocated to reduce limited partner capital accounts to zero. Finally, remaining losses are allocated to the general partners.

    Profits will be allocated first to those partners with capital account deficits, in proportion to their respective deficit balances. Second, profits will be allocated to all partners based on respective capital contributions until the capital accounts have been restored to the amount of each partner's capital contribution less any distributions. Profits in excess of capital contributions less distributions remaining from the sale of all, or substantially all, of the assets of the Partnership will be allocated to the partners in proportion to their respective capital contributions after first being reduced by amounts paid to the corporate limited partner and to the subordinate debt holders as described in Note 7.

    As of June 30, 1995 certain shareholders of Alaska Cable can require the sale of the Partnership for any reason.

    The Partnership has a $10 investment, representing a .165% limited partnership capital interest in Prime Video, L.P. ("PVLP"). PVLP was organized to acquire, develop and operate Blockbuster Video Superstores, and has 19 stores in operation at December 31, 1995. The Partnership's investment is accounted for using the cost method, the results of which do not differ significantly from the equity method. Through December 1995, the Partnership has received distributions totaling $7,000 from PVLP.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    INVENTORIES

    Inventories are carried at the lower of cost (weighted average unit cost) or market.

    PROPERTY, PLANT AND EQUIPMENT

    Depreciation is computed by the straight-line method over the estimated useful lives of the assets. The composite method and a ten year life are used for cable television distribution systems. Under the composite method, proceeds from the retirement of cable television distribution system assets are credited to the allowance for depreciation. Gains or losses on disposition of property, plant and equipment (other than cable television distribution systems) are credited or charged to income. Maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized.

                          PRIME CABLE OF ALASKA, L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS

    Excess cost over net assets acquired arising from the acquisition of cable television systems is being amortized by the straight line method over ten years. Other intangible assets, including subscriber lists and a Certificate of Operating Rights, are being amortized by the straight line method over their useful lives ranging from ten to eleven years.

    It is the Partnership's policy to value intangible assets at the lower of unamortized cost or fair value. Management reviews the valuation and amortization of intangible assets on a periodic basis, taking into consideration any events or circumstances which might result in diminished fair value.

    DEFERRED DEBT ISSUANCE COSTS

    Debt issuance costs are deferred and amortized by the straight-line method, which approximates the interest method, over the term of the related debt.

    REVENUE RECOGNITION

    Revenues are generally billed in advance and are recognized as the cable service is provided.

    ADVERTISING EXPENSE

    The Partnership expenses advertising costs as incurred. Advertising expenses, net of reimbursements, were approximately $660,000 and $674,000 for 1995 and 1994, respectively.

    INCOME TAXES

    The Partnership as an entity pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners in the manner specified in the partnership agreement.

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Partnership to concentrations of credit risk are primarily cash, temporary investments, and accounts receivable. Excess cash is invested in high quality short-term liquid money instruments issued by highly-rated financial institutions. At December 31, 1995, substantially all of the Partnership's cash balances were invested in short-term liquid money instruments. Though limited to one geographical area, the concentration of credit risk with respect to the Partnership's receivables is minimized due to the large number of customers, individually small balances, short payment terms and required deposits.

    STATEMENTS OF CASH FLOWS

    For purposes of the Statements of Cash Flows, the Partnership considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents.

                          PRIME CABLE OF ALASKA, L.P.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. ACQUISITION OF CABLE TELEVISION SYSTEMS

    On June 30, 1989, the Partnership acquired the Alaska Systems for an aggregate purchase price including acquisition expenses of $143,843,000. For financial statement purposes, the acquisition was accounted for using the purchase method with the acquisition cost allocated to the tangible and identifiable intangible assets based upon current fair market values. The allocation resulted in an excess of cost over net assets acquired of $24,204,000.

    On October 1, 1989, the cable television system in the Eaglewood subdivision of Anchorage was acquired by the Partnership for $541,000, including acquisition expenses. The acquisition was accounted for as a purchase transaction with the acquisition cost allocated to the tangible and identifiable intangible assets of the system based upon current fair market values. This allocation resulted in an excess of cost over net assets acquired of $217,000.

4. ACCOUNTS RECEIVABLE

    Accounts receivable consisted of the following (thousands of dollars):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1995       1994
                                                                           ---------  ---------
Accounts receivable, trade...............................................  $   1,333  $   1,402
Accounts receivable, other...............................................        117         69
Less allowance for doubtful accounts.....................................       (229)      (267)
                                                                           ---------  ---------
Accounts receivable, net of allowance....................................  $   1,221  $   1,204
                                                                           ---------  ---------
                                                                           ---------  ---------

                          PRIME CABLE OF ALASKA, L.P.

5. INTANGIBLE ASSETS

    Intangible assets consisted of the following (thousands of dollars):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1995        1994
                                                                       ----------  ----------
Subscriber list......................................................  $   34,821  $   34,821
Certificate of Operating Rights......................................      29,019      29,019
Excess of acquisition costs over net assets acquired.................      24,421      24,421
Other intangibles....................................................       5,775       5,775
                                                                       ----------  ----------
                                                                           94,036      94,036
Less accumulated amortization........................................     (60,956)    (51,589)
                                                                       ----------  ----------
Intangible assets, net...............................................  $   33,080  $   42,447
                                                                       ----------  ----------
                                                                       ----------  ----------

6. BANK DEBT

    Bank debt consisted of the following (thousands of dollars):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1994
                                                                         ---------  ---------
Bank credit agreement:
  Tranche A Note.......................................................  $  65,065  $  66,565
  Tranche B Note.......................................................     17,500     17,500
                                                                         ---------  ---------
                                                                         $  82,565  $  84,065
                                                                         ---------  ---------
                                                                         ---------  ---------

    The rates of interest on amounts outstanding under the bank loan agreement at December 31, 1995 were fixed under three-month Eurodollar contracts at 7.2% and 7.9% for the Tranche A Note and the Tranche B Note, respectively.

    On March 7, 1996, the Partnership consummated a new bank loan agreement using the proceeds to pay off all amounts outstanding under the previous bank credit agreement and subordinated notes (Note 7). The Partnership has $125,000,000 available under the new loan agreement, with borrowings bearing interest at the bank's prime rate plus 2%. At the Partnership's option, all or a specified portion of the indebtedness may be fixed for periods ranging from one month to one year based on Eurodollar rates plus 3%. The interest rates under the new agreement are subject to reductions of up to 1.75% per annum if certain financial tests are met. The Partnership is required to pay a commitment fee equal to .5% per annum on the unused portion of the commitment, and an agency fee of $50,000 per year. Interest and fees are payable quarterly.

                          PRIME CABLE OF ALASKA, L.P.

6. BANK DEBT (CONTINUED)
    Beginning June 30, 1998, the loan commitment is reduced at the end of each calendar quarter through March 31, 2005 as follows:

                                                                QUARTERLY REDUCTION
                                                                OF LOAN COMMITMENT
                                                               ---------------------
1998.........................................................     $     4,166,667
1999.........................................................     $     3,125,000
2000.........................................................     $     3,125,000
2001.........................................................     $     3,125,000
2002.........................................................     $     4,687,500
2003.........................................................     $     4,687,500
2004.........................................................     $     6,250,000
2005.........................................................     $    12,500,000

    While the Partnership may elect to reduce amounts due and available under the loan agreement through prepayments of not less than $1,000,000, a mandatory prepayment is required each May, beginning in May 1999, if, for the prior year ended December 31, the Partnership's Operating Cash Flow (defined as net income before extraordinary items and gains and losses on asset sales, plus interest expense, depreciation, amortization, bank fees, deferred management fees, expenses and other amounts deferred under the management agreement (Note 8), income tax expense, partnership expenses not to exceed $75,000 per annum, and other non-cash expenses) exceeds payments made for cash interest expense, permanent prepayments of principal amounts outstanding under the loan agreement, bank fees, cash income tax payments, capital expenditures, amounts previously deferred under the management agreement, and capital lease obligations. The Partnership is required to make a prepayment in the amount of 50% of such excess. Additionally, a mandatory prepayment may be required in the event of asset sales (other than dispositions of obsolete inventory and equipment in the ordinary course of business), the issuance of partnership interests or other debt or equity securities, or in the event of certain changes in ownership of the Partnership. All such mandatory prepayments permanently reduce the amounts due and available under the loan commitment.

    The loan agreement is collateralized by essentially all of the Partnership's assets, the general partners' interests in the Partnership, and a pledge by PMLP of its rights under the management agreement. The loan agreement imposes numerous requirements and restrictions, including limitations on indebtedness, payments, purchases and capital expenditures. In addition, certain financial ratios must be maintained.

    In connection with the initial funding under the March 7, 1996 loan agreement, the Partnership paid bank fees of approximately $2,144,000, which will be amortized to interest expense over the life of the agreement. Additional bank fees equal to .5% of the commitment are due upon the occurrence of certain changes in ownership of the Partnership, but in no event later than September 7, 1997.

                          PRIME CABLE OF ALASKA, L.P.

7. SUBORDINATED DEBT

    Subordinated debt consisted of the following (thousands of dollars):

                                                                             DECEMBER 31,
                                                                         --------------------
                                                                           1995       1994
                                                                         ---------  ---------
Subordinated notes:
Original principal amount outstanding..................................  $  20,000  $  20,000
Deferred interest......................................................     14,041      7,689
                                                                         ---------  ---------
                                                                         $  34,041  $  27,689
                                                                         ---------  ---------
                                                                         ---------  ---------

    On June 30, 1989, the Partnership entered into an investment agreement to issue subordinated notes with an original principal amount of $20,000,000. The notes bear interest at 12.25%, with 7.25% payable quarterly and the remainder deferred. Interest deferred each quarter bears interest at 12.25% and is payable at maturity.

    On March 7, 1996, the Partnership used $30,387,000 in proceeds from the bank loan agreement (Note 6) to prepay in full the amounts outstanding under the subordinated notes. The investment agreement remained in force.

    Under the investment agreement, the subordinated debt holders also were issued profit participation rights entitling them to receive the Profit Participation Amount (defined as 13.6284% multiplied by the excess of the fair market value of the Partnership over the sum of (1) the $45,000,000 original equity contributed to the Partnership, reduced by distributions, plus (2) the amount of the tax allocation to the corporate limited partner which provides the corporate limited partner an after-tax return equivalent to the other limited partners). The holders of profit participation rights have right of first refusal on a portion of the issuance of additional partnership interests by the Partnership.

    The holders of the profit participation rights may elect at any time to put all or any portion of their rights to the Partnership. In the event that the Partnership is unable to purchase their rights, the holders can require the liquidation of the Partnership. At any time after June 30, 1996, but prior to June 30, 1998, the Partnership may, by notice to the holders, require them to sell all or any portion of their profit participation rights to the Partnership. Under the put and call agreements, the purchase price of the rights shall be based on the Profit Participation Amount multiplied by the percentage of rights sold. Any payments to the holders of the profit participation rights are subordinate to payment of amounts due under the new March 7, 1996 bank loan agreement (Note 6).

    At each balance sheet date, management of the Partnership estimates fair market value of the Partnership to determine the Profit Participation Amount. Based upon such estimates, the Partnership recorded a liability of $4,320,000 to the holders of the profit participation rights in 1995. This amount was charged to interest expense and recorded as additional deferred interest on the subordinated debt in the financial statements for 1995, which have been restated to include this expense and liability. Such amount will be paid upon the sale of the partnership interests (see Note 9).

                          PRIME CABLE OF ALASKA, L.P.

8. COMMITMENTS AND CONTINGENCIES

    LEASE ARRANGEMENTS

    The Partnership, as an integral part of its operations, has entered into operating lease contracts for microwave service, pole use and office space. The approximate minimum aggregate rentals under such leases (exclusive of minimum pole rentals of approximately $142,000 per year) at December 31, 1995, are as follows: 1996, $462,000; 1997, $454,000; 1998, $451,000; 1999, $471,000; 2000,
$486,000 and $332,000 thereafter. Rent expense was $571,000, $556,000, and
$460,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

    MANAGEMENT AGREEMENT

    The Partnership is a party to a management agreement with PMLP, an affiliate of the general partners. Under the terms of the management agreement, PMLP manages all aspects of the daily operations of the cable television systems. In consideration for its services to the Partnership, PMLP receives annual fees equal to 5% of the gross revenues of the Partnership and is reimbursed for certain expenses incurred in connection with the services provided. Under the terms of the March 7, 1996 bank loan agreement (Note 6), the Partnership will defer payment of the 5% fees until October 1, 1996. The deferred fees bear interest at a rate of 17.5% per annum, and may be paid to PMLP upon the achievement of certain financial ratios. In addition, the terms of the bank loan agreement restrict payments to PMLP in the event of a default under the credit agreement.

    In connection with the agreement, the Partnership incurred $1,674,000, $1,671,000, and $1,542,000, in management fees and reimbursable expenses for the years ended December 31, 1995, 1994 and 1993, respectively.

    EMPLOYEE BENEFIT PLAN

    The Partnership participates with other affiliated entities in a defined contribution pension plan covering substantially all full-time employees who have completed one year of service. The plan is subject to the provisions of Internal Revenue Code Sec. 401(k). Contributions by the Partnership are determined as a percent of each participating employee's contributions and are at the discretion of the plan's sponsor, PMLP. Partnership contributions totaled $33,000, $29,000, and $21,000, for fiscal years 1995, 1994 and 1993, respectively.

    LITIGATION

    The Partnership is involved in various lawsuits and legal proceedings which have arisen in the normal course of business, including the following: Two former employees filed separate lawsuits related to the Partnership's employment practices, with claims for damages aggregating approximately $650,000, with one action including an unspecified claim for punitive damages. Two suits have been filed against the Partnership related to automobile accidents, one making damage claims aggregating approximately $550,000, the other claiming damages in an unspecified amount. However, any damages ultimately assessed or settlements negotiated under these two automobile accident claims will be paid by the Partnership's insurance carrier. While the ultimate results of these matters cannot be predicted with certainty, management does not expect them to have a material adverse effect on the financial position or results of operations of the Partnership, and therefore no provision for liability has been made in the financial statements.

                          PRIME CABLE OF ALASKA, L.P.

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CABLE SERVICE RATE REREGULATION

    On April 1, 1993, the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Partnership implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 6%.

    On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Partnership elected to file cost-of-service showings with the FCC where required. Management of the Partnership believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with the 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.

    The regulated services rates charged by the Partnership may be reviewed by the State of Alaska under certain conditions (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. In order for the State of Alaska to exercise rate regulation authority over the Partnership's basic service rates, 25% of the Alaska Systems' subscribers must request such regulation by filing a petition with the State of Alaska. At December 31, 1995, the State of Alaska does not have rate regulation authority over the Partnership's basic service rates, and therefore there is no refund liability for basic service at this time. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. Complaints by subscribers have been filed with, and accepted by, the FCC for certain franchise areas. However, the Partnership's filings made in response to those complaints related to the period prior to July 15, 1994 have been approved by the FCC; therefore, the potential liability for cable programming service refunds would be limited to the period subsequent to July 15, 1994 for these areas. Management of the Partnership believes that the potential for any refund liability for cable programming service is remote, and therefore no provision has been made in the financial statements for such refunds.

    Management of the Partnership believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Partnership is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Partnership to make refunds and/ or to be in default on certain debt covenants.

    In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. The impact of the new bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Partnership.

                          PRIME CABLE OF ALASKA, L.P.

9. SUBSEQUENT EVENT

    The Partners of the Partnership have signed a letter of intent to sell the Partnership to General Communication, Inc. (GCI). GCI is a telecommunications company providing long distance services in Alaska. A definitive agreement is expected to be signed in the second quarter of 1996. Under the terms of the letter of intent, the non-corporate partners would sell their partnership interests, the shareholders of the corporate partners would exchange their corporate shares, and the holders of the profit participation rights (see Note
7) would receive settlement of the Profit Participation Amount, all for a total consideration of 11.8 million shares of GCI common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION FOR PRIME CABLE

    Prime management's discussion of the financial condition of Prime must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Prospectus.

    TWO YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, the Prime Cable passed more than 106,000 homes and served more than 53,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwelling units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 63,000 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $32.6 million and $30.6 million during the years ended December 31, 1995 and 1994 respectively. The 6.5% growth in 1995 as compared to 1994 resulted primarily from increases in the number of subscribers, primarily as a result of additional homes passed and increases in the number of subscriptions for services. Approximately $356,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented in January, 1995. Average monthly revenue per account was approximately $40.17 and $39.92 in 1995 and 1994, respectively, representing an increase of approximately 0.6%. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Cable television system expenses, representing costs directly attributable to providing cable services to customers, increased 9.1% in 1995 as compared to 1994. The increases result from increased business activity resulting from the growth in the number of subscribers and increased programming costs.

    Prime pays management fees plus associated reimbursable expenses under the present Prime management agreement with its manager. The management fee is based on a percentage of gross revenues. Management fees and reimbursable expenses for the each of the years ended December 31, 1995 and 1994 were $1.7 million.

    EBITDA as a percentage of revenues decreased from 45.7% to 45.0% during the year ended December 31, 1995 compared to the corresponding period of 1994. The decrease was primarily caused by an increase in cable television system expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Depreciation and amortization expense was $16.5 million and $16.9 million for the years ended December 31, 1995 and 1994, respectively. The 1995 decrease as compared to 1994 resulted from certain tangible and intangible assets becoming fully amortized.

    Interest expense was $15.0 million and $9.0 million for the years ended December 31, 1995 and 1994, respectively. The increases, except for that described below, were primarily attributable to increases in interest rates throughout the period and amortization of additional deferred loan costs related to amendments of Prime's prior agreement. Approximately $4.4 million of the 1995 increase results from accrual of the December 31, 1995 profit participation amount (equity participation interest) as further described in Note 7 to Prime's accompanying December 31, 1995 financial statements.

    Prime, as a partnership entity, pays no income taxes, although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flows through" to the individual partners.

    Certain of Prime's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities decreased $913,000 to $7.54 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from increases in interest expense.

    Cash used in investing activities increased $923,000 to $4.93 million for the year ended December 31, 1995 compared to the corresponding period of 1994, primarily due to expenditures related to plant upgrades in 1995.

    Cash used in financing activities decreased from $4.98 million to $1.5 million for the year ended December 31, 1995 compared to the corresponding period of 1994 related primarily to reduced debt repayment in 1995 as compared to 1994.

    Prime's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Prime spent $5.0 million during 1995 on capital expenditures and currently intends to spend approximately $4.6 million in 1996 for capital expenditures, including $820,000 to extend its service areas.

    On March 7, 1996, Prime consummated the bank credit agreement using the proceeds to pay off all amounts outstanding under the previous bank credit agreement and subordinated notes. Prime has up to $125 million available under the commitment in the new loan agreement, with available borrowing levels based on debt to operating cash flow ratios as specified in the loan agreement. Borrowings bear interest at the bank's prime rate plus 2%.

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    As of June 30, 1996, the Prime Cable passed more than 107,000 homes and served more than 52,000 residential subscribers and 12,000 non-standard residential and business connections, including individual dwellings units in apartment complexes and hotels which are billed under bulk billing arrangements. Prime had approximately 51,000 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $17.3 million for the six months ended June 30, 1996, and $16.1 million for the six months ended June 30, 1995. The 7.3% growth for the six months results primarily from increases in the number of subscribers as a result of additional homes passed and increases in the number of subscriptions for services as well as a rate increase implemented effective December 15, 1995. Average monthly revenue per account was approximately $42.17 and $40.67 for the six months ended June 30, 1996 and 1995, respectively. This represents an increase of approximately 3.7% for the six months ended June 30, 1996 compared to the corresponding periods of 1995. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Cable television system expenses, representing costs directly attributable to providing cable services to customers, increased 6.4% for the six months ended June 30, 1996 compared to the corresponding periods of 1995. This resulted from increased business activity attributed to growth in the number of subscribers and increased programming costs.

    Prime paid management fees plus associated reimbursable expenses under a management agreement. Management fees and reimbursable expenses were $924,000 and $817,000 for the six months ended June 30, 1996 and 1995, respectively.

    EBITDA increased to 44.5% from 44.3% for the 6 months ended June 30, 1996 compared to the corresponding period of 1995. The increases were primarily caused by an increase in cable television system gross margin resulting from the December 15, 1995 rate increase to subscribers.

    Depreciation and amortization expense was $8.4 million and $8.2 million for the six months ended June 30, 1996 and 1995, respectively. The increase results from additional purchases of property, plant and equipment.

    Interest expense totaled $4.7 million and $5.4 million for the six months ended June 30, 1996 and 1995, respectively. The 1996 decrease was primarily attributable to lower total borrowings and lower effective interest rates in 1996 compared to 1995.

    Prime, as a partnership entity, pays no income taxes although it is required to file federal and state income tax returns for informational purposes only. All income or loss "flow through" to the individual partners.

    Certain of Prime's expenses, such as those for wages and benefits, equipment repair and replacement and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities increased $1.8 million for the six months ended June 30, 1996, compared to the corresponding period of 1995. The increase results primarily from a timing difference in the payment of interest expense, the deferral of payment of management fees and from increased revenues attributable to increased subscriber counts and a December 15, 1995 rate increase.

    Cash used in investing activities decreased $578,000 to $2.2 million for the six months ended June 30, 1996, compared to the corresponding period of 1995. The decrease results primarily from decreased capital expenditures related to improvements to the cable television system and decreases in the purchase of addressable converters.

    Cash used in financing activities totaled $11.9 million for the six months ended June 30, 1996 resulting from the repayment of current debt and previously outstanding debts and payments of deferred debt issuance costs in excess of the initial draw on the bank credit agreement.

    Prime's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Prime spent $2.2 million during the first six months of 1996 on capital expenditures and currently intends to spend approximately $4.6 million in 1996 for capital expenditures, including $820,000 to extend its plant to new service areas.

    The bank credit agreement was consummated in March, 1996. Prime has up to $125 million available under the commitment in the new loan agreement, with available borrowing levels based on debt to operating cash flow ratios as specified in the loan agreement. Based on Prime's operating cash flow for the quarter ending June 30, 1996, Prime could have borrowed up to approximately $112.3 million without being in default at June 30, 1996. Borrowings bear interest at the bank's prime rate plus 2%.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Alaskan Cable Network

    We have audited the accompanying combined balance sheets of the Alaskan Cable Network (see Note 1) as of December 31, 1995 and 1994, and the related combined statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Alaskan Cable Network at December 31, 1995 and 1994, and the combined results of its operations, and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                  /S/ ERNST & YOUNG LLP

Woodland Hills, California

February 9, 1996 except for
  Note 13, as to which the date is
  March 14, 1996

                             ALASKAN CABLE NETWORK

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                              (UNAUDITED)       DECEMBER 31,
                                                                                JUNE 30,    --------------------
                                                                                  1996        1995       1994
                                                                              ------------  ---------  ---------
                                                                                        (IN THOUSANDS)
Cash and cash equivalents...................................................   $    1,015   $   3,905  $   6,153
Trade accounts receivable, less allowance for doubtful accounts of $102 in
  1996, $95 in 1995, $82 in 1994............................................        1,402       1,537      1,366
Property, plant and equipment, net..........................................       10,909      12,144     14,161
Intangible assets, net......................................................        5,244       6,908     10,027
Due from affiliates.........................................................          639      --          1,673
                                                                              ------------  ---------  ---------
Total Assets................................................................   $   19,209   $  24,494  $  33,380
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------

                                      LIABILITIES AND SHAREHOLDER'S EQUITY

Line of credit..............................................................   $    3,000   $   8,000  $  --
Accounts payable............................................................          305         615        390
Accrued compensation and benefits...........................................          425         331        381
Other accrued liabilities...................................................          885         775      1,445
Deferred revenue............................................................        1,152       1,211      1,128
Due to affiliates...........................................................       --              64     --
                                                                              ------------  ---------  ---------
Total liabilities...........................................................        5,767      10,996      3,344
                                                                              ------------  ---------  ---------

Commitments and contingencies

Shareholder's equity:
  Common Stock..............................................................            3           3          3
  Additional paid-in-capital................................................       14,458      14,478     31,936
  Accumulated deficit.......................................................       (1,019)       (983)    (1,903)
                                                                              ------------  ---------  ---------
Total shareholder's equity..................................................       13,442      13,498     30,036
                                                                              ------------  ---------  ---------
Total liabilities and shareholder's equity..................................   $   19,209   $  24,494  $  33,380
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                         COMBINED STATEMENTS OF INCOME

                                                                (UNAUDITED)
                                                              SIX MONTHS ENDED             YEARS ENDED,
                                                                  JUNE 30,                 DECEMBER 31,
                                                            --------------------  -------------------------------
                                                              1996       1995       1995       1994       1993
                                                            ---------  ---------  ---------  ---------  ---------
                                                                               (IN THOUSANDS)
Cable television service revenue..........................  $   7,442  $   7,224  $  14,515  $  13,883  $  14,142
Operating expenses:
  Cost of revenues........................................      2,485      2,374      4,702      4,467      4,350
  Selling, general and administrative.....................      1,515      1,450      3,005      2,808      3,063
  Depreciation and amortization...........................      3,113      3,034      6,176      6,092      6,362
                                                            ---------  ---------  ---------  ---------  ---------
Income from operations....................................        329        366        632        516        367
Other income (expense):
  Loss on disposal of assets..............................         (6)        (2)    --         --         (2,687)
  Interest income, net....................................       (374)        55         80        235         46
                                                            ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and cumulative effect of
  change in accounting principle..........................        (51)       419        712        751     (2,274)
Benefit (provision) for income taxes......................         15         16        208         (9)       622
                                                            ---------  ---------  ---------  ---------  ---------
Income (loss) before cumulative effect of
  change in accounting principle..........................        (36)       435        920        742     (1,652)
Cumulative effect of change in accounting principle.......     --         --         --         --           (622)
                                                            ---------  ---------  ---------  ---------  ---------
Net income (loss).........................................  $     (36) $     435  $     920  $     742  $  (2,274)
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY

                                                                             ADDITIONAL
                                                                  COMMON      PAID-IN     ACCUMULATED
                                                                   STOCK      CAPITAL       DEFICIT       TOTAL
                                                                -----------  ----------  -------------  ----------
                                                                                  (IN THOUSANDS)
Balance at December 31, 1992..................................   $       3   $   32,161    $    (371)   $   31,793
Dividends paid................................................      --             (112)      --              (112)
Net income, year ended December 31, 1993......................      --           --           (2,274)       (2,274)
                                                                     -----   ----------  -------------  ----------
Balance at December 31, 1993..................................           3       32,049       (2,645)       29,407
Decrease in paid-in-capital...................................      --             (113)      --              (113)
Net income, year ended December 31, 1994......................      --           --              742           742
                                                                     -----   ----------  -------------  ----------
Balance at December 31, 1994..................................           3       31,936       (1,903)       30,036
Dividend to JKCI..............................................      --          (18,195)      --           (18,195)
Net income....................................................      --           --              920           920
                                                                     -----   ----------  -------------  ----------
Capital Contribution by JKCI..................................      --              737       --               737
                                                                     -----   ----------  -------------  ----------
Balance at December 31, 1995..................................           3       14,478         (983)       13,498
                                                                     -----   ----------  -------------  ----------
Net loss (unaudited)..........................................      --           --              (36)          (36)
Decrease in additional paid-in capital (unaudited)............      --              (20)      --               (20)
                                                                     -----   ----------  -------------  ----------
Balance at June 30, 1996 (unaudited)..........................   $       3   $   14,458    $  (1,019)   $   13,442
                                                                     -----   ----------  -------------  ----------
                                                                     -----   ----------  -------------  ----------

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                       COMBINED STATEMENTS OF CASH FLOWS

                                                             (UNAUDITED)
                                                           SIX MONTHS ENDED              YEARS ENDED
                                                               JUNE 30,                  DECEMBER 31,
                                                         --------------------  --------------------------------
                                                           1996       1995        1995       1994       1993
                                                         ---------  ---------  ----------  ---------  ---------
                                                                             (IN THOUSANDS)
OPERATING ACTIVITIES
Net income (loss)......................................  $     (36) $     435  $      920  $     742  $  (2,274)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Provision (credit) for uncollectible accounts
    receivable.........................................          7         14          13        (13)        55
  Loss on disposal of assets...........................          6          2          20         39      2,687
  Depreciation and amortization........................      3,113      3,034       6,176      6,092      6,362
  Changes in operating assets and liabilities:
    Trade accounts receivable..........................        128         13        (184)       (11)       160
    Intangible and other assets........................         (4)       155        (146)      (206)         3
    Accounts payable...................................       (310)       (86)        225       (219)       (44)
    Accrued compensation and benefits and other accrued
      liabilities......................................        204         61          17       (156)       414
    Deferred revenue...................................        (59)        15          83         11        (36)
                                                         ---------  ---------  ----------  ---------  ---------
Net cash provided by operating activities..............      3,049      3,643       7,124      6,279      7,327
INVESTING ACTIVITIES
Additions to property, plant and equipment.............       (216)      (275)       (914)    (1,170)    (6,005)
                                                         ---------  ---------  ----------  ---------  ---------
Net cash used in investing activities..................       (216)      (275)       (914)    (1,170)    (6,005)
FINANCING ACTIVITIES
Borrowings on line of credit...........................      6,000     --           8,000     --         --
Repayment of line of credit............................    (11,000)    --          --         --         --
Change in due from affiliates..........................       (703)     1,628       1,737     (1,673)    --
Decrease in paid-in-capital............................        (20)    --          --           (113)    --
Dividends paid to Jack Kent Cooke Incorporated.........     --         (9,700)    (18,195)    --           (112)
                                                         ---------  ---------  ----------  ---------  ---------
Net cash used in financing activities..................     (5,723)    (8,072)     (8,458)    (1,786)      (112)
                                                         ---------  ---------  ----------  ---------  ---------
Net increase (decrease) in cash and cash equivalents...     (2,890)    (4,704)     (2,248)     3,323      1,210
Cash and cash equivalents at beginning of period.......      3,905      6,153       6,153      2,830      1,620
                                                         ---------  ---------  ----------  ---------  ---------
Cash and cash equivalents at end of period.............  $   1,015  $   1,449  $    3,905  $   6,153  $   2,830
                                                         ---------  ---------  ----------  ---------  ---------
                                                         ---------  ---------  ----------  ---------  ---------
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
    Interest...........................................  $  --      $  --      $   --      $  --      $  --
    Income taxes.......................................  $  --      $  --      $        3  $      45  $  --
Supplemental disclosure of noncash financing
  activities:
  In 1995, JKCI forgave $737 of liabilities owed by the
    Company

                            See accompanying notes.

                             ALASKAN CABLE NETWORK

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1995

1. ORGANIZATION AND BASIS OF PRESENTATION

    The combined financial statements of the Alaskan Cable Network (ACN or the Company) include the operations of cable television systems of Alaskan Cable Network/Fairbanks, Inc., Alaskan Cable Network/Juneau, Inc. and Alaskan Cable Network/Ketchikan, Sitka, Inc. for the years ended December 31, 1995, 1994 and 1993. Each of the entities comprising ACN is wholly-owned by Jack Kent Cooke Incorporated (JKCI). Prior to April 30, 1992, these companies were wholly-owned subsidiaries of Cooke Media Group Inc. (CMG), a wholly owned subsidiary of JKCI. In connection with an agreement with an unrelated party for the sale of CMG and certain other JKCI operations, the cable television systems comprising ACN were transferred to JKCI. This transaction was accounted for as a transfer among companies under common control, and therefore, was recorded at CMG's historical cost basis.

    Cable television operations generate revenue through the use of property and equipment and, therefore, have few current assets, as the expression is defined in terms of a one-year operating cycle. Accordingly, the Company does not identify current assets and current liabilities separately in the accompanying combined balance sheets.

    The Company's operations are regulated by the Federal Communications Commission and certain other state and local authorities.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

    In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) 109, "Accounting for Income Taxes". The Company adopted the provisions of the new standard in its financial statements on January 1, 1993. The cumulative effect as of January 1, 1993, due to the adoption of SFAS No. 109, was an expense for income taxes of $622,000 for the year ended December 31, 1993.

    Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts, and the tax bases of existing assets and liabilities. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Prior to the adoption of SFAS No. 109, income tax expense was determined using the deferred method. Under the deferred method, deferred taxes were recognized using the tax rate applicable to the year of calculation and were not adjusted for subsequent changes in tax rates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH EQUIVALENTS

    The Company considers all highly liquid investments with initial maturities of three months or less when acquired as cash equivalents.

    CONCENTRATION OF CREDIT RISK

    The Company derives its revenues from thousands of customers located principally in four cities in Alaska. None of the individual customer accounts receivable balances are material. Customers are billed monthly, 15 days in advance of the beginning of the service period. Invoices are generally due at the

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) beginning of the service period. The Company generally does not require collateral and losses on uncollectible receivables have been within management's expectations.

    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost. Depreciation and amortization is provided on the straight-line method over the estimated useful lives, which are generally as follows:

Buildings and improvements..........................  19 to 40 years
Cable television systems............................   8 to 10 years
Machinery and equipment.............................   8 to 10 years

    INTANGIBLE AND OTHER ASSETS

    Intangible assets are recorded at cost and are amortized using the straight-line method over their estimated useful lives, principally 7 to 12 years. The cost in excess of fair value of net assets of purchased businesses is amortized using the straight-line method over forty years. The carrying value of the cost in excess of fair value of net assets of purchased businesses is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates the cost in excess of fair value of the net assets of purchased businesses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of this asset is reduced by the estimated shortfalls of cash flows.

    REVENUE RECOGNITION

    Revenues are generally billed in advance and are deferred until cable service is provided.

    ESTIMATES USED IN THE PREPARATION OF THE COMBINED FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results inevitably will differ from those estimates and such differences may be material to the financial statements.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1994 and 1993 financial statements to conform to the 1995 presentation.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

3. PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment consists of the following (in thousands):

                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                         1995         1994
                                                                      -----------  -----------
Land................................................................  $        20  $        20
Buildings and improvements..........................................          294          270
Cable television systems............................................       27,354       26,743
Machinery and equipment.............................................        1,399        1,399
Construction in progress............................................          637          441
                                                                      -----------  -----------
                                                                           29,704       28,873
Less accumulated depreciation.......................................      (17,560)     (14,712)
                                                                      -----------  -----------
                                                                      $    12,144  $    14,161
                                                                      -----------  -----------
                                                                      -----------  -----------

    The Company recorded depreciation expense of $2,911,000, $2,871,000 and $3,040,000 in 1995, 1994 and 1993, respectively.

4. INTANGIBLE AND OTHER ASSETS

    Intangible and other assets consist of the following (in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1995        1994
                                                                       ----------  ----------
Subscriber lists.....................................................  $   26,666  $   26,666
Franchise rights.....................................................       5,609       5,609
Cost in excess of fair value of purchased businesses (goodwill)......       2,209       2,209
Other assets.........................................................       1,334       1,188
                                                                       ----------  ----------
                                                                           35,818      35,672
Less accumulated amortization........................................     (28,910)    (25,645)
                                                                       ----------  ----------
                                                                       $    6,908  $   10,027
                                                                       ----------  ----------
                                                                       ----------  ----------

5. LINE OF CREDIT

    On June 27, 1995, the Company entered into a $30 million line of credit agreement with a bank. Borrowings under the line of credit are collateralized by all of the Company's common stock and bear interest, at the Company's option, at the prime rate or the interbank offered rate plus 1% (7.5% at December 31, 1995). If the aggregated borrowings exceed $25 million, the interest rate, at the Company's option, on the amount in excess of $25 million is based on the prime rate plus .75% or the interbank offered rate plus 2%. The line of credit agreement expires on June 30, 1997. There were $8 million in borrowings outstanding under this agreement at December 31, 1995.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

5. LINE OF CREDIT (CONTINUED)
    The line of credit agreement places certain restrictions on the Company, including limitations on liens, disposition of assets, loans, investments, capital expenditures, and requires compliance with certain financial covenants.

6. INCOME TAXES

    The Company utilizes the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    Temporary differences arise primarily from differences in depreciation and amortization for financial statement and income tax purposes, and unused net operating loss carryforwards.

    Significant components of the Company's deferred tax liabilities and assets are as follows (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------
Deferred tax liabilities:
  Depreciation and amortization.........................................  $  --      $     377
Deferred tax assets:
  Net operating loss carryforwards......................................      2,085      2,679
  Depreciation and amortization.........................................        434     --
  Accrued sick leave pay................................................         49         48
  Accrued vacation pay..................................................         39         37
  Allowance for loss on receivables.....................................         35         35
  Tax credit carryforward...............................................         19         19
                                                                          ---------  ---------
  Total deferred tax assets.............................................      2,661      2,818
  Valuation allowance for deferred tax assets...........................     (2,661)    (2,441)
                                                                          ---------  ---------
Net deferred tax assets.................................................     --            377
                                                                          ---------  ---------
Net deferred taxes......................................................  $  --      $  --
                                                                          ---------  ---------
                                                                          ---------  ---------

    Management has determined, based on the Company's historical operating results, the potential impact of deregulation in the cable television industry, and the ability of other JKCI entities to utilize the Company's net operating loss carryforwards, that it is more likely than not that the deferred tax asset will not be realized prior to expiration. The Company will continue to assess the need for a valuation allowance based on future operating results and facts and circumstances at the time.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

6. INCOME TAXES (CONTINUED)
    The reconciliation of income tax computed at the U.S. federal statutory tax rate to the provision (benefit) for income taxes for the years ended December 31 is as follows:

                                                          1995         1994         1993
                                                       -----------  -----------  -----------
U.S. federal income tax rate.........................       34.0%        34.0%       (34.0)%
State income tax refunds, net of federal tax
  benefit............................................      (29.0)       --           --
Benefit of alternative minimum tax loss
  carryforwards......................................      --           (36.0)       --
Benefit of net operating loss carryforwards..........      (72.0)       --           --
Forgiveness of debt income...........................       35.0        --           --
Amortization of cost in excess of fair value of net
  assets of purchased businesses.....................        3.0          3.0          1.0
Alternative minimum tax..............................      --            (1.0)       --
Reduction of taxes provided in prior years...........      --            (1.0)       --
Net operating losses not providing current tax
  benefit............................................      --           --             6.0
Other--net...........................................      --             2.0        --
                                                           -----        -----        -----
                                                           (29.0)%        1.0%       (27.0)%
                                                           -----        -----        -----
                                                           -----        -----        -----

    At December 31, 1995, the company has unused net operating loss carryforwards for federal and state income tax purposes of approximately $4.5 million and $5.9 million, respectively. The federal and state net operating loss carryforwards expire in years 2006 through 2009.

    A consolidated federal tax return is filed by JKCI. The Company has a tax sharing arrangement with JKCI requiring that the Company provide for income taxes as if it were a separate taxable entity. Under the arrangement, the Company will receive benefit for its operating losses only in years when it has taxable income. Such benefit will be reduced to the extent that the Company's operating losses have been utilized by affiliated companies in the consolidated tax return. Management believes the recorded provision (benefit) for income taxes is not materially different than the amounts that would be recorded if the Company were a stand-alone entity.

7. RETIREMENT PLANS

    An affiliate of the Company sponsors a 401(k) savings plan (the Plan) which covers most non-union full-time employees of the Company, who may elect to contribute from 2% to 16% of their compensation to the Plan. The Company recognized expenses for matching contributions in the amount of $24,000, $16,000 and $18,000 in 1995, 1994 and 1993, respectively.

    The company contributes to a union-sponsored defined benefit pension plan. Such contribution expense totaled $130,000, $123,000 and $135,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

8. SHAREHOLDER'S EQUITY

    Common Stock consists of the following:

$1.00 par value, shares authorized, issued and outstanding:
  Alaskan Cable Network, Inc..................................    200 shares
  Alaskan Cable Network/Fairbanks, Inc........................  1,000 shares
  Alaskan Cable Network/Juneau Holdings, Inc..................    200 shares
  Alaskan Cable Network/Ketchikan-Sitka, Inc..................  1,000 shares
  Alaskan Cable Network/Juneau, Inc...........................  540.5 shares

    The accumulated deficit reflects the Company's operating results subsequent to the sale of the cable television systems to JKCI discussed in Note 1.

9. ADVERTISING COSTS

    The Company expenses all advertising costs as incurred. Advertising costs were $113,000, $98,000 and $131,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and were recorded as part of selling, general and administrative expenses.

10. COMMITMENTS AND CONTINGENCIES

    LEASES

    The Company leases certain facilities and equipment primarily under operating leases which expire on various dates through 2001. Future minimum rental payments as of December 31, 1995 under noncancellable operating leases are as follows (in thousands):

1996.........................................................  $     127
1997.........................................................         99
1998.........................................................         71
1999.........................................................         64
2000.........................................................         21
Thereafter...................................................          9
                                                               ---------
                                                               $     391
                                                               ---------
                                                               ---------

    Rent expense was $433,000, $391,000 and $373,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    CABLE SERVICE RATE REREGULATION

    On April 1, 1993 the Federal Communications Commission ("FCC") adopted rules governing rates charged by cable operators for the basic service tier of channels, the installation, lease and maintenance of equipment (such as converter boxes and remote control units) used by subscribers to receive this tier, and for cable programming services other than programming offered on a per-channel or per-program basis (the "regulated services"). To comply with the regulations, the Company implemented various subscriber service and rate changes effective September 1, 1993. These changes resulted in a reduction of total monthly revenue of approximately 10.5%.

    On March 30, 1994, the FCC released revisions to its April 1, 1993 rate regulations. The revisions required cable operators to implement additional rate rollbacks using complex benchmark calculations, or alternatively, to justify higher rates based on a cost-of-service showing. The Company elected to file cost-of-service showings with the FCC where required. Management of the Company believes that rates in effect at March 1994 were supportable under the cost-of-service rules, and therefore, no rate rollbacks were implemented in connection with the 1994 FCC revisions. Subsequent rate adjustments have been made utilizing cost-of-service methodology with adjustments as provided by FCC rules.

    The regulated service rates charged by the Company may be reviewed by the State of Alaska under certain conditions (for basic service) or the FCC (for cable programming service). Refund liability for basic service rates is limited to a one-year period. In order for the State of Alaska to exercise rate regulation authority over the Company's basic service rates, 25% of each systems' subscribers must request such regulation by filing a petition with the State of Alaska. In July 1990, the Alaskan Public Utilities Commission instituted rate regulation over the Juneau operations for their basic cable service and installation. At December 31, 1995, the State of Alaska does not have rate regulation authority over the other three locations comprising the Alaskan Cable Network over their basic service rates, and therefore there is no refund liability for basic service at this time. Furthermore, since the rate regulation at the Juneau facility began in 1990, no refund liability exists for this location as of December 31, 1995. Refund liability for cable programming service rates may be calculated from the date a complaint alleging an unreasonable rate for cable programming service is filed with the FCC until the rate reduction is implemented. There have been no complaints filed with the FCC for these certain franchise areas.

    Management of the Company believes that it has complied in all material respects with the provisions of the FCC rules and regulations and that the Company is, therefore, not liable for any refunds. Accordingly, no provision has been made in the financial statements for any potential refunds. The FCC rules and regulations are, however, subject to judgmental interpretations, and the impact of potential rate changes or refunds ordered by the FCC could cause the Company to make refunds.

    In February 1996, a telecommunications bill was signed into federal law which significantly impacts the cable industry. Most notably, the bill allows cable system operators to provide telephony services, allows telephone companies to offer video services, and provides for deregulation of cable programming service rates by 1999. The impact of the new bill cannot be determined at this time, but it is not expected to have a significant adverse impact on the financial position or results of operations of the Company.

                             ALASKAN CABLE NETWORK

                               DECEMBER 31, 1995

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LITIGATION

    The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, based in part on the opinion of the Company's legal counsel, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations, or cash flows of the Company.

11. RELATED PARTY TRANSACTION

    The Company makes advances to/borrows from an affiliate at interest rates of 6.97% per annum during 1995, ranging from 3.91% to 5.49% per annum during 1994, and ranging from 3.88% to 4.28% per annum during 1993. Net interest income related to these advances was $7,000, $127,000 and $16,000 for the years ended December 31, 1995, 1994 and 1993, respectively. Such advances/borrowings are payable on demand.

    Certain executive officers of JKCI and Tower Media Inc., an affiliate of the Company, perform services for the Company. No allocations to the Company were made for such services performed by JKCI, as the amounts were immaterial, during 1995, 1994 and 1993. Management fees of $225,000, $233,000 and $202,000 for
1995, 1994 and 1993, respectively, were paid to Tower Media Inc. for accounting and administrative services rendered on behalf of the Company. The Company believes the management fees paid to Tower Media Inc. are at least as favorable as the cost of similar services from unrelated third parties. JKCI administers a health insurance plan for the Company's employees at JKCI's cost. The Company then reimburses JKCI for the cost of the service provided.

12. FAIR VALUES OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

        CASH AND CASH EQUIVALENTS; The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

        LINE OF CREDIT; The carrying amounts of the Company's borrowings under its line of credit agreement approximate their fair value as a result of the variable interest rate that is adjusted monthly.

        DUE FROM AFFILIATES; The carrying amount of the due from (to) affiliates approximates its fair value as a result of being payable on demand and the immateriality of the outstanding borrowings.

13. SUBSEQUENT EVENT

    On March 14, 1996, the Company signed a letter of intent to sell all of its assets to General Communication, Inc. The selling price is in excess of the net book value of the Company's assets at December 31, 1995. The closing of the sale is subject to the execution of a definitive Asset Purchase Agreement and may be subject to regulatory approval.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION FOR ALASKAN CABLE

    Alaskan Cable management's discussion of the financial condition of Alaskan Cable must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Prospectus.

    THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, Alaskan Cable's cable systems passed more than 42,300 homes and served more than 25,900 residential subscribers. Alaskan Cable had approximately 15,780 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $14.5 million, $13.9 million and $14.1 million during the years ended December 31, 1995,1994 and 1993, respectively. The 4.6% growth in 1995 as compared to 1994 resulted primarily from increases in regulated service rates implemented January 1, 1995. The 1.8% decrease in 1994 as compared to 1993 resulted primarily from the subscriber rate reductions implemented September 1, 1993. Average monthly revenue per account was approximately $48.00, $45.75 and $47.75 in 1995, 1994 and 1993,
respectively, representing an increase (decrease) of approximately 4.9% and (4.2%) in 1995 and 1994, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Direct operating expenses, representing costs directly attributable to providing cable services to customers, increased 5.3% in 1995 as compared to 1994 and increased 2.7% in 1994 as compared to 1993. The increases result from increased business activity resulting from the growth in the number of subscribers and increased programming costs.

    EBITDA as a percentage of revenues decreased from 47.6% to 46.9% during the year ended December 31, 1995 compared to the corresponding period of 1994. The decrease was primarily caused by an increase in cost of revenues and selling, general and administrative expenses that on a percentage basis exceeded the corresponding increase in revenues. EBITDA as a percentage of revenues increased from 28.6% to 47.6% during the year ended December 31, 1994 compared to the corresponding period of 1993. The increase was primarily caused by a loss on disposal of assets in 1993 offset by a net decrease in cost of revenues, selling, general and administrative expenses, depreciation and amortization expenses that on a percentage basis exceeded the corresponding decrease in revenues as affected by the approximate 10.5% rate reduction described above.

    Depreciation and amortization expense was $6.2 million, $6.1 million and $6.4 million for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 results from continued cable television build-out expenditures, and the amortization of line of credit deferred loan expenses. The 1994 decrease as compared to 1993 results from disposal of old cable television systems in 1993 whose original construction costs were higher than the expenditures made to rebuild the system.

    Income tax (provision) benefit totaled $208,000, ($9,000) and $622,000 in 1995, 1994 and 1993, respectively, resulting from the application of statutory income tax rates to net earnings or loss before income taxes. Alaskan Cable experienced income (loss) before income taxes and cumulative effect of change in accounting principle of $712,000, $751,000 and ($2,274,000) for the years ended December 31, 1995, 1994, and 1993, respectively.

    In light of Alaskan Cable's history of losses prior to 1994, the potential negative impact of recent deregulation in the cable television industry, and the ability of other Jack Kent Cooke Incorporated entities to utilize Alaskan Cable's net operating loss carryforwards, management established a valuation allowance for $2.7 million as of December 31, 1995.

    Alaskan Cable adopted Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), Accounting for Income Taxes on January 1, 1993. The cumulative effect adjustment recorded in 1993 due to adoption of SFAS 109 totaled $622,000.

    Certain of Alaskan Cable's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities increased $800,000 to $7.1 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from increased net income of $178,000 and $444,000 resulting from a $225,000 increase in accounts payable in 1995 compared to a $219,000 decrease in 1994. Cash provided by operating activities decreased $1.0 million to $6.3 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease resulted primarily from cash used for the acquisition of other assets and payments of accrued liabilities.

    Cash used in investing activities decreased $256,000 to $914,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. Cash used in investing activities decreased $4.8 million to $1.2 million for the year ended December 31, 1994 compared to the corresponding period of 1993. Both decreases result primarily from reduced capital expenditures related to purchases of property, plant and equipment.

    Cash used in financing activities increased from $1.8 million to $8.5 million for the year ended December 31, 1995 compared to the corresponding period of 1994 related primarily to the excess of dividends paid over borrowings in 1995 as compared to 1994. Cash used in financing activities increased from $112,000 to $1.8 million for the year ended December 31, 1994 compared to the corresponding period of 1993 primarily due to increased loans to affiliates.

    Alaskan Cable's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Alaskan Cable spent $914,000 during 1995 on capital expenditures, and currently intends to spend approximately $400,000 in 1996 for capital expenditures, including $70,000 to extend its plant to new service areas.

    SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    As of June 30, 1996, Alaskan Cable's systems passed more than 42,720 homes and served more than 25,426 residential subscribers. Alaskan Cable had approximately 20,310 subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $7.4 million and $7.2 million during the six-month periods ended June 30, 1996 and 1995, respectively. The revenue growth in 1996 as compared to 1995 resulted primarily from rate increases for services. Average monthly revenue per account for the six months ended June 30, 1996 and 1995, was approximately $48.83 and $46.17, respectively, representing increases of 5.8%. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals.

    Direct operating expenses, representing costs directly attributable to providing cable services to customers, increased 4.7% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. 1996 increases resulted from increased business activity from increased services and increased programming costs. Selling, general and administrative operating expenses increased 4.5% for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. 1996 increases resulted from increased business activity from increased services.

    Depreciation and amortization expense totaled $3.1 million and $3.0 million for the six-month periods ended June 30, 1996 and 1995, respectively. The 1996 increases as compared to 1995 is primarily the result of the amortization of deferred loan expenses pertaining to the line of credit reflected in the first six months of 1996.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities decreased $594,000 to $304,900 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting from decreased net income of $471,000 and a net use of cash resulting from changes in operating assets and liabilities in 1996 as compared to 1995.

    Cash used in investing activities decreased from $275,000 to $216,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting from reduced capital expenditures for property, plant and equipment in 1996 as compared to 1995.

    Cash used in financing activities decreased from $8.1 million to $5.7 million for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. For 1996, increases in cash from line of credit borrowings in 1996 totaling $6.0 million were offset by repayments of line of credit borrowings totaling $11.0 million. For 1995, dividends paid of $9.7 million were offset by reduced loan repayments from affiliates of $2.3 million.

    Alaskan Cable's primary need for capital has been to finance plant extensions, rebuilds and upgrades and to add addressable converters to certain cable systems. Alaskan Cable currently intends to spend approximately $400,000 in 1996 for capital expenditures, including $70,000 to extend its plant to new service areas.

    EBITDA as a percentage of revenues decreased from 47.1% to 46.2% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The 1996 decrease was primarily caused by increases in cost of revenues and selling, general and administrative expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Income from operations before net interest income (expense) and income taxes totaled $109,000 and $194,000 for the quarters ended June 30, 1996 and 1995, respectively and totaled $329,000 and $366,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The 1996 decreases as compared to 1995 were due primarily to increased operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Certain of Alaskan Cable's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

                         REPORT OF INDEPENDENT AUDITORS

To The Stockholders
Alaska Cablevision, Inc.
Kirkland, Washington

We have audited the accompanying balance sheets of Alaska Cablevision, Inc. as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Alaska Cablevision, Inc. at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                    /s/ CARL & CARLSEN

February 27, 1996
Seattle, Washington

                            ALASKA CABLEVISION, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                   (UNAUDITED)             DECEMBER 31,
                                                                     JUNE 30,     ------------------------------
                                                                       1996            1995            1994
                                                                  --------------  --------------  --------------
Cash............................................................  $      614,411  $      525,734  $      118,856
Subscriber receivables..........................................         100,157         113,651         102,740
Advances to affiliates..........................................          70,650           5,846           1,475
Other receivables...............................................           3,443           8,406         127,381
Prepaid assets..................................................          49,984          34,196          24,510
Property, plant and equipment, less accumulated depreciation of
  $8,296,801 (1996), $8,635,146 (1995) and $8,464,628 (1994)....       2,496,739       2,493,956       2,138,843
Excess of cost over fair value of net tangible assets of systems purchased, less amortization of $363,150 (1996), $401,602
  (1995) and $388,785 (1994)....................................         111,110         123,927         149,562
                                                                  --------------  --------------  --------------
                                                                  $    3,446,494  $    3,305,716  $    2,663,367
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                             LIABILITIES AND STOCKHOLDERS' DEFICIT

Accounts payable................................................  $      205,737  $       99,458         125,801
Accrued interest................................................          57,810          53,659          37,718
Accrued taxes and expenses......................................         191,404         320,755         246,517
Deferred revenues...............................................          23,882          27,193          26,999
Loans payable to bank...........................................       3,695,079       3,695,079       3,421,629
Note payable to stockholder.....................................         300,000         300,000         300,000
Notes payable to former stockholders............................       1,563,887       1,673,155       1,879,888
                                                                  --------------  --------------  --------------
  Total liabilities.............................................       6,037,799       6,169,299       6,038,552
                                                                  --------------  --------------  --------------
Stockholders' Deficit
  Common stock ($1.00 par value), including consideration paid in excess of stated value. Authorized 20,000 shares; issued and outstanding 10,000 at June 30, 1996 and December 31,
    1995, and 1994. ............................................          12,624          12,624          12,624
  Treasury stock, 3,400 and 3,000 shares at June 30, 1996 and
    December 31, 1995, respectively.............................      (4,500,000)     (4,500,000)     (4,500,000)
  Retained earnings.............................................       1,896,071       1,623,793       1,112,191
                                                                  --------------  --------------  --------------
  Total stockholders' deficit...................................      (2,591,305)     (2,863,583)     (3,375,185)
                                                                  --------------  --------------  --------------
Commitments and contingencies
                                                                  $    3,446,494  $    3,305,716  $    2,663,367
                                                                  --------------  --------------  --------------
                                                                  --------------  --------------  --------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                              STATEMENTS OF INCOME

                                                (UNAUDITED)
                                              SIX MONTHS ENDED
                                                  JUNE 30,                     YEARS ENDED DECEMBER 31,
                                        ----------------------------  -------------------------------------------
                                            1996           1995           1995           1994           1993
                                        -------------  -------------  -------------  -------------  -------------
Revenues
  Cable television fees...............  $   3,006,745  $   2,969,030  $   5,920,057  $   5,708,842  $   5,660,189
                                        -------------  -------------  -------------  -------------  -------------
Operating Expenses
  Salaries and wages..................        451,898        392,373        840,031        917,223        786,391
  Payroll taxes and employee
    benefits..........................        102,658         97,656        216,597        210,962        181,521
  Program fees........................        491,789        475,923        950,778        908,770        821,037
  Copyright fees......................         20,818         22,845         40,345         38,874         28,515
  Maintenance, parts and supplies.....         44,768         50,236        114,318        134,893        116,740
  Bad debts...........................         23,115         12,461         45,201         33,376         32,320
  Insurance...........................         18,320         16,589         34,175         27,258         29,867
  Business and property taxes.........         15,876         24,479         25,481         24,511          8,567
  Rentals.............................         84,921         72,126        144,292        135,674        129,521
  Travel..............................          8,026         23,433         54,505         82,790         42,161
  Telephone and utilities.............         65,494         61,468        127,535        109,123        112,939
  Vehicle expense.....................         22,002         18,915         44,322         40,433         40,858
  Computer services...................         23,556         23,189         46,298         41,358         45,110
  Postage and freight.................         21,701         22,055         47,543         42,259         46,551
  Office expense......................         28,480         27,463         58,200         56,611         49,013
  Advertising and sales expense.......         34,679         21,948         66,262         63,306         56,276
  Other operating expenses (net)......            770            664         (2,906)        35,570         24,162
  Depreciation and amortization.......        236,907        209,998        420,001        313,615        435,113
  Corporate administration............        239,413        246,295        483,801        276,190        291,454
  Management fees (Note 6)............        183,944        217,227        400,075        571,357        567,017
                                        -------------  -------------  -------------  -------------  -------------
                                            2,119,135      2,037,343      4,156,851      4,064,153      3,845,133
                                        -------------  -------------  -------------  -------------  -------------
    Operating income..................        887,610        931,687      1,763,213      1,644,689      1,815,056
                                        -------------  -------------  -------------  -------------  -------------
Other Income (Expense)
  Interest expense....................       (202,998)      (269,923)      (485,508)      (418,301)      (468,240)
  Interest income.....................          3,372             22       --               13,446          6,105
  Income (loss) from disposition of
    assets............................       --             --                7,431        (47,532)       (33,135)
  Other (net).........................        (42,118)      --              (79,475)      --               (1,739)
                                        -------------  -------------  -------------  -------------  -------------
                                             (241,744)      (259,901)      (507,552)      (452,387)      (491,009)
                                        -------------  -------------  -------------  -------------  -------------
Net income............................  $     645,866  $     661,786  $   1,205,651  $   1,192,302  $   1,318,047
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------
Net income per common share...........  $       97.86  $       94.54  $      172.24  $      170.33  $      188.29
                                        -------------  -------------  -------------  -------------  -------------
                                        -------------  -------------  -------------  -------------  -------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          COMMON                      RETAINED
                                                                           STOCK    TREASURY STOCK    EARNINGS
                                                                         ---------  --------------  -------------
Balance, December 31, 1993.............................................     12,624      (4,500,000)       570,778
Net income, year ended December 31, 1994...............................     --            --            1,192,302
Distributions to stockholders..........................................     --            --             (650,889)
                                                                         ---------  --------------  -------------
Balance, December 31, 1994.............................................     12,624      (4,500,000)     1,112,191
Net income.............................................................     --            --            1,205,651
Distributions to stockholders..........................................     --            --             (694,049)
                                                                         ---------  --------------  -------------
Balance, December 31, 1995.............................................  $  12,624  $   (4,500,000) $   1,623,793
Net income (unaudited).................................................     --            --              645,866
Distributions to stockholders..........................................     --            --             (373,588)
                                                                         ---------  --------------  -------------
Balance, June 30, 1996 (unaudited).....................................  $  12,624  $   (4,500,000) $   1,896,071
                                                                         ---------  --------------  -------------
                                                                         ---------  --------------  -------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                            STATEMENTS OF CASH FLOWS

                                                     (UNAUDITED)
                                              SIX MONTHS ENDED JUNE 30,
                                                                                      YEARS ENDED DECEMBER 31,
                                             ----------------------------  ----------------------------------------------
                                                 1996           1995            1995            1994            1993
                                             ------------  --------------  --------------  --------------  --------------
Cash Flows From Operating Activities
  Net income...............................  $    645,866  $      661,786  $    1,205,651  $    1,192,302  $    1,318,047
  Noncash items included in net income
    Depreciation and amortization..........       236,907         209,998         420,001         313,615         435,113
    (Gain) loss from disposition of
      assets...............................       --             --                (7,431)         47,532          33,135
    Net increase in advances to
      affiliates...........................       (64,804)        (49,851)         (4,371)        382,241        (267,771)
    Net decrease in subscriber receivables,
      other receivables and prepaid
      assets...............................         2,669         105,827          98,378         (16,093)        (13,965)
    Net increase (decrease) in payables,
      accrued expenses and deferred
      revenues.............................       (18,921)         36,452          64,030          56,365          (9,390)
                                             ------------  --------------  --------------  --------------  --------------
      Net cash provided by operating
        activities.........................       801,717         964,212       1,776,258       1,975,962       1,495,169
                                             ------------  --------------  --------------  --------------  --------------
Cash Flows From Investing Activities
  Additions to property, plant and
    equipment..............................      (226,872)       (441,255)       (757,062)     (1,118,183)       (337,164)
  Proceeds from sale of assets.............       --             --                15,014           9,038           2,795
                                             ------------  --------------  --------------  --------------  --------------
      Net cash used by investing
        activities.........................      (226,872)       (441,255)       (742,048)     (1,109,145)       (334,369)
                                             ------------  --------------  --------------  --------------  --------------
Cash Flows From Financing Activities
  Proceeds from senior debt borrowings.....       --            3,695,079       3,695,079        --              --
  Increase (decrease) in loans due to
    affiliate..............................       --           (3,421,629)     (3,421,629)         46,102        (256,923)
  Repayment on notes due to former
    stockholders...........................      (109,269)       (101,446)       (206,733)       (191,928)       (178,184)
  Repayment on other borrowings............        (3,311)         (1,447)       --              --                (1,932)
  Distributions to stockholders............      (373,588)       (348,027)       (694,049)       (650,889)       (736,100)
                                             ------------  --------------  --------------  --------------  --------------
      Net cash used by financing
        activities.........................      (486,168)       (177,470)       (627,332)       (796,715)     (1,173,139)
                                             ------------  --------------  --------------  --------------  --------------
Net increase in cash.......................        88,677         345,487         406,878          70,102         (12,339)
Cash Balance
  Beginning of period......................       525,734         118,856         118,856          48,754          61,093
                                             ------------  --------------  --------------  --------------  --------------
  End of period............................  $    614,411  $      464,343  $      525,734  $      118,856  $       48,754
                                             ------------  --------------  --------------  --------------  --------------
                                             ------------  --------------  --------------  --------------  --------------
Supplemental Information
  Interest paid............................  $    248,700  $      288,544  $      469,567  $      421,793  $      471,541
                                             ------------  --------------  --------------  --------------  --------------
                                             ------------  --------------  --------------  --------------  --------------

                            See accompanying notes.

                            ALASKA CABLEVISION, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) AFFILIATION--The Company is affiliated with Rock Associates, Inc. through common ownership and management.

    (b) FINANCIAL STATEMENT PRESENTATION--The accompanying balance sheet is presented in an unclassified format as allowed in the Statement of Position on Accounting by Cable Television Companies issued by the American Institute of Certified Public Accountants. Revenues of cable television systems are derived through use of plant and equipment and have few assets that can be defined in terms of a one-year operating cycle. Management believes this format is the most meaningful presentation of its financial position.

    (c) OPERATIONS--The Company is engaged in providing cable television to various communities located in the State of Alaska.

    (d) REVENUE RECOGNITION--Revenues billed in advance for cable services are deferred and recorded as income in the month in which the services are rendered.

    (e) INCOME TAXES--The Company, with the consent of its shareholders, has elected to have its income reported directly by the shareholders under provisions of Sub-chapter S of the Internal Revenue Code.

    (f) PLANT AND EQUIPMENT--Depreciation is computed substantially on the straight-line basis for financial statement purposes over the estimated useful lives of the assets:

Cable distribution systems........................     7 - 10 years
Headend and satellite receiving equipment.........     7 - 10 years
Buildings.........................................    10 - 31 years
Transportation equipment..........................      3 - 7 years
Other equipment and fixtures......................     5 - 10 years

Maintenance and repairs are charged to expense as incurred.

    (g) INTANGIBLE ASSETS--The excess cost over fair value of net tangible assets of systems acquired is primarily assignable as cost of franchise rights, and is being amortized on a straight-line method over their respective expected useful lives, but none in excess of twenty years. The carrying value of the cost in excess of fair value of net assets of purchased business is reviewed if the facts and circumstances suggest that it may be impaired. If this review indicates the cost in excess of fair value of the net assets of purchased businesses will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying value of this asset is reduced by the estimated shortfalls of cash flows.

    (h) EMPLOYEE BENEFITS PLAN--The Company has adopted a profit sharing and employee savings plan under Section 401(K) of the Internal Revenue Code. This plan allows eligible employees to defer up to 15% of their compensation on a pre-tax basis through contributions to the savings plan. The Company contributed $.50 in 1995, 1994 and 1993 for every dollar the employees contributed up to 5% of compensation, which amounted to $14,117, $10,253 and $11,848 respectively.

    (i) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the

                            ALASKA CABLEVISION, INC.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2--PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost, and categorized as follows:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1995            1994
                                                               --------------  --------------
Buildings, including leasehold improvements..................  $      194,578  $      157,778
Cable distribution systems, including connect drops and
  converters.................................................       7,188,764       6,900,036
Headend and satellite equipment..............................       2,734,119       2,649,779
Transportation equipment.....................................         346,507         322,047
Other equipment and fixtures.................................         494,616         406,010
                                                               --------------  --------------
                                                               $   10,958,584  $   10,435,650
                                                               --------------  --------------
                                                               --------------  --------------

NOTE 3--LOANS PAYABLE TO BANK

    Rock Associates, Inc. owed Provident National Bank and The Bank of California, N.A. the combined amount of $36,260,000 as of December 31, 1994. These combined borrowings, covered by a Term Loan Agreement, were collateralized principally by the capital stock and assets of Rock Associates, Inc. and its affiliates (see Note 1). Rock Associates, Inc. in turn loaned the Company portions of the bank borrowings. Note payable to stockholder was also subordinated in favor of Rock Associates, Inc.'s liability to the banks. This debt was paid in full on February 28, 1995.

    At December 31, 1995, loans payable to bank were covered by a Senior Reducing Revolving Credit Loan Agreement between Rock Associates, Inc. and Alaska Cablevision, Inc., co-borrowers, and PNC Bank, National Association. Proceeds of the new loan agreement dated February 28, 1995, were used primarily to refinance existing senior debt and to provide funds for cable plant expansion.

    Subject to various terms and conditions, including minimum required quarterly annualized cash flow ratios to aggregate bank debt, the bank will lend up to $6,400,000 on a revolving loan basis until December 31, 1997. Interest is payable quarterly at either of two floating rates of interest. The first rate will be the higher of the bank's prime rate or the Federal Funds rate plus 1/2%. The second rate will be LIBOR rate plus 1 1/2%. The balance of loans payable to bank is due at maturity, which is December 31, 1997.

    Borrowings under the loan agreement are collateralized principally by the capital stock and assets of the co-borrowers. Note payable to stockholder is subordinated in favor of the Company's liability to the bank.

NOTE 4--NOTES PAYABLE TO FORMER STOCKHOLDERS

    The notes due to former shareholders of Alaska Cablevision, Inc. originally totaling $1,650,000 call for quarterly installments of $73,625 including interest at 7 1/2% per annum. These notes are due in full on

                            ALASKA CABLEVISION, INC.

NOTE 4--NOTES PAYABLE TO FORMER STOCKHOLDERS (CONTINUED)
January 1, 1997. Notes totaling $600,000 are due August 30, 1996, repayable in quarterly installments of interest only at 9% per annum. All notes are subordinated to senior bank debt.

NOTE 5--NOTE PAYABLE TO STOCKHOLDER

    The note due to stockholder is a demand note with interest payable quarterly at a rate equal to the weighted average rate paid by Alaska Cablevision, Inc. on its senior bank debt. The note is subordinated to senior bank debt.

NOTE 6--RELATED PARTY TRANSACTION

    As described in Note 1, Rock Associates, Inc. provides significant services to the Company. By agreement, the charge for overall management services is presently based on a percentage of the Company's operating revenues. The management fee percentage was 6%-10%, 10% and 10% for the year ended December 31, 1995, 1994 and 1993, respectively. In 1994 and 1993 Rock Associates, Inc. also provided administration support to the Company. Corporate administration charges are actual costs incurred. In 1995 all administration was performed by the Company.

NOTE 7--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. The fair value of the Company's assets, which are primarily cash and accounts receivable, and the Company's liabilities approximate their carrying value. The fair value of any off-balance sheet commitments is immaterial.

NOTE 8--COMMITMENTS AND CONTINGENCIES

    Minimum annual rental commitments at December 31, 1995 under operating leases are approximately as follows:

Year Ended December 31:
  1996...................................................  $  99,000
  1997...................................................  $  73,000
  1998...................................................  $  45,000
  1999...................................................  $  42,000
  2000...................................................  $  43,000
  Thereafter.............................................  $ 160,000

NOTE 9--SUBSEQUENT EVENT

    On March 14, 1996, the Company entered into a letter of intent to sell its operating assets to General Communication, Inc. The total sales price is $26,650,000, of which $16,650,000 is payable in cash at closing and $10,000,000 is payable in convertible subordinated debt. The sale is expected to close by the end of 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATION FOR ALASKA CABLEVISION

    Alaska Cablevision management's discussion of the financial condition of Alaska Cablevision must be addressed in the context of regulatory changes in the form of the 1996 Telecom Act, the 1992 Cable Act, and the Communications Act discussed elsewhere in this Prospectus.

    THREE YEARS ENDED DECEMBER 31, 1995

    As of December 31, 1995, Alaska Cablevision's cable systems passed more than 10,860 homes and served more than 7,735 residential subscribers and over 100 business subscribers. Alaska Cablevision had approximately 7,875 residential subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $5.9 million, $5.7 million and $5.7 million during the years ended December 31, 1995, 1994 and 1993, respectively. The 3.7% growth in 1995 as compared to 1994 resulted primarily from modest incremental growth in the number of subscribers and increases in regulated service rates. Approximately $171,000 of the growth in 1995 revenues was due to increases in regulated service rates implemented November 1, 1994 and November 1, 1995. The 0.88% increase in 1994 as compared to 1993 resulted primarily from additional revenues resulting from a 4.6% increase in the number of subscribers offset by the subscriber rate reductions implemented in September 1993 and July 1994. Average monthly revenue per account was approximately $60.83, $61.17 and $64.75 in 1995, 1994 and 1993, respectively, representing decreases of approximately 0.6% and 5.5% in 1995 and 1994, respectively. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals and advertising revenues.

    Programming and copyright costs directly attributable to providing cable services to customers increased 4.6% in 1995 as compared to 1994 and increased 11.5% in 1994 as compared to 1993. The increases result from increased business activity from growth in the number of subscribers, increased program offerings and increased programming rates.

    Depreciation and amortization expense was $420,000, $314,000 and $435,000 for the years ended December 31, 1995, 1994 and 1993, respectively. The 1995 increase as compared to 1994 results from additional depreciation resulting from increased capital expenditures in 1995 and 1994. The 1994 decrease as compared to 1993 result from certain tangible and intangible assets becoming fully amortized.

    EBITDA as a percentage of revenues increased from 34.3% to 36.9% during the year ended December 31, 1995 compared to the corresponding period of 1994. The increase is primarily a result of a reduction in management fees charged by Rock Associates, Inc. from $571,000 to $400,000. EBITDA as a percentage of revenues decreased from 39% to 34.3% during the year ended December 31, 1994 compared to the corresponding period of 1993. The decrease was primarily caused by an increase in programming costs and operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Certain of Alaska Cablevision's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Cash provided by operating activities decreased approximately $200,000 to $1.8 million for the year ended December 31, 1995 compared to the corresponding period of 1994 resulting primarily from the net effect of the following: (1) the decrease (receipt) of advances to affiliates in 1994; (2) the decrease (receipt) of other receivables in 1995; and
(3) the increase in operating income in 1995. Cash provided by operating activities increased $500,000 to $2.0 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The increase resulted primarily from the net effect of the following: (1) a decrease in advances to affiliates in 1994 as compared to an increase in 1993; (2) an increase in accounts payable and accrued expenses in 1994 compared to 1993; and (3) a decrease in operating income from 1993 to 1994.

    Cash used in investing activities decreased $367,000 to $742,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. The 1995 decrease results primarily from reduced capital expenditures related to purchases of property, plant and equipment. Cash used in investing activities increased $775,000 to $1.1 million for the year ended December 31, 1994 compared to the corresponding period of 1993. The 1994 increase results primarily from increased capital expenditures related to purchases of property, plant and equipment.

    Cash used in financing activities decreased from $797,000 to $627,000 for the year ended December 31, 1995 compared to the corresponding period of 1994. The 1995 decrease resulted from $3.7 million of borrowings from Alaska Cablevision's new senior revolving credit loan agreement which was used to payoff $3.6 million in loans from affiliates and notes due to former stockholders. Cash used in financing activities decreased from $1.2 million to $797,000 for the year ended December 31, 1994 compared to the corresponding period of 1993 related primarily to a net decrease in the pay-down of loans from
affiliates and reduced stockholder distributions of       .

    Alaska Cablevision's primary need for capital has been to finance plant rebuilds and upgrades, channel additions and service vehicles. Alaska Cablevision spent $757,000 during 1995 on capital expenditures and currently intends to spend approximately $525,000 in 1996 for capital expenditures, including $75,000 to extend its plant to new service areas. The recorded cost of assets disposed of totaled approximately $234,000, $583,000 and $501,000 in 1995, 1994 and 1993, respectively. 1995 disposals resulted from the replacement of vehicles and upgraded plant and headend equipment. 1994 and 1993 disposals resulted primarily from the write-off of converters and inside the home cable wiring resulting from certain provisions of the 1992 Cable Act affecting the pricing of converter rentals and ownership of inside the home cable wiring.

    On February 28, 1995, Alaska Cablevision and Rock Associates, Inc., as co-borrowers, entered into a new $6.4 million senior reducing revolving credit loan agreement with a bank. Borrowings under the agreement are collateralized by all of Alaska Cablevision's common stock and assets and bear interest, at Alaska Cablevision's option, at (1) the higher of the bank's prime rate or the federal funds rate plus 1/2%, or (2) the LIBOR rate plus 1-1/2%. The agreement expires December 31, 1997.

    SIX-MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1995

    As of June 30, 1996, Alaska Cablevision's cable systems passed more than 11,000 homes and served more than 7,500 residential subscribers and over 1,500 business subscribers. Alaska Cablevision had approximately 7,650 residential subscriptions to premium service units.

    RESULTS OF OPERATIONS. Revenues totaled $3.0 million during each of the six-month periods ended June 30, 1996 and 1995. Average monthly revenue per account was approximately $62.00 and $61.17 during the six-month periods ended June 30, 1996 and 1995, respectively, representing an increase of approximately 1.4%. Revenues were primarily generated from subscription fees, installation charges, and subscriber cable equipment rentals and advertising revenues.

    Programming and copyright costs increased 2.5% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995 due to increased business activity from growth in the number of subscribers, increased program offerings and increased programming rates.

    Depreciation and amortization expense was approximately $237,000 and $210,000 for the six-month periods ended June 30, 1996 and 1995, respectively. The increase in the six-month period ended June 30, 1996 as compared to the same period of 1995 results from additional depreciation resulting from capital expenditures during 1996 and a full year of depreciation in 1996 on 1995 capital expenditures as compared to a partial year of depreciation in 1995.

    EBITDA as a percentage of revenues decreased from 38.5% to 37.4% during the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The decrease is primarily a result of expenses associated with the sale of Alaska Cablevision's assets as described below and an increase in programming costs and operating expenses that on a percentage basis exceeded the corresponding increase in revenues.

    Certain of Alaska Cablevision's expenses, such as those for wages and benefits, equipment repair and replacement, and billing and marketing generally increase with inflation.

    LIQUIDITY AND CAPITAL RESOURCES. Sources of cash during the first six months of 1996 included Alaska Cablevision's operating activities which generated positive cash flow of $802,000 net of changes in the components of working capital. Cash provided by operating activities decreased $162,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995 resulting primarily from the net effect of the decrease (receipt) of subscriber receivables, other receivables and prepaid assets in 1995 and the decrease (payment) of payables, accrued expenses and deferred revenues in 1996.

    Cash used in investing activities decreased $214,000 to $227,000 for the six-month period ended June 30, 1996 compared to the corresponding period of 1995. The 1995 decrease results primarily from reduced capital expenditures related to purchases of property, plant and equipment.

    Cash used in financing activities totaled $486,000 and $177,000 during the six-month periods ended June 30, 1996 and 1995, respectively. Uses of cash in 1996 resulted primarily from repayment on notes due to former stockholders of $109,000 and distributions to stockholders of $374,000. Uses of cash in 1995 resulted primarily from repayment on notes due to former stockholders of $101,000 and distributions to stockholders of $348,000. Proceeds from a new senior revolving credit loan agreement totaling $3.7 million were used in 1995 to payoff $3.4 million in loans from affiliates.

    Alaska Cablevision's primary need for capital has been to finance plant rebuilds and upgrades, channel additions and service vehicles. Alaska Cablevision spent $227,000 during for the six-month period ended June 30, 1996 on capital expenditures and currently intends to spend approximately $525,000 in 1996 for capital expenditures, including $75,000 to extend its plan to new service areas. The recorded cost of assets disposed of totaled approximately $54,000 for the six-month period ended June 30, 1996 resulting from the replacement of vehicles and corporate office equipment.

    On February 28, 1995, Alaska Cablevision and Rock Associates, Inc., as co-borrowers, entered into a new $6.4 million senior reducing revolving credit loan agreement with a bank. Borrowings under the agreement are collateralized by all of Alaska Cablevision's common stock and assets and bear interest, at Alaska Cablevision's option, at (1) the higher of the bank's prime rate or the federal funds rate plus 1/2%, or (2) the LIBOR rate plus 1-1/2%. The agreement expires December 31, 1997.

    PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)

    GENERAL. The following unaudited pro forma combined statement of operations has been prepared to reflect the acquisition of the cable systems by the Company. The results of operations for McCaw/Rock Homer and McCaw/Rock Seward have not been included as they are not significant to the acquisition. The acquisition was accounted for using the purchase method of accounting.

    The unaudited pro forma combined statement of operations for the year ending December 31, 1996 gives effect to the acquisition as if it occurred as of the beginning of the year presented and combines (1) the Company's (excluding cable operations) historical income for the year ended December 31, 1996, and (2) cable operations which consist of Prime's, Alaska Cablevision's and Alaskan Cable's historical statements of operations for the ten months ended October 31, 1996 and GCI Cable's historical statement of operations for the two months ended December 31, 1996.

    The unaudited pro forma combined condensed statement of operations does not purport to represent what the Company's results of operations would actually have been had the acquisition occurred at the beginning of the year presented, or to project any future results of operations of the Company. The pro forma adjustments are based on available information and upon assumptions that the Company's management believes are reasonable under the circumstances. These adjustments are directly attributable to the acquisition indicated and are expected to have a continuing impact on the results of operations of the Company.

    The pro forma combined statement of operations should be read in conjunction with the historical financial statements and notes thereto of the Company, Prime, Alaska Cablevision, and Alaskan Cable.

                          GENERAL COMMUNICATION, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                  ($ IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                              COMPANY         CABLE       PRO FORMA     PRO FORMA
                                                          (WITHOUT CABLE)  (COMBINED)    ADJUSTMENTS     AMOUNTS
                                                          ---------------  -----------  -------------  -----------
Telecommunciation services..............................    $   155,419             0             0       155,419
Cable services..........................................              0        55,343             0        55,343
                                                          ---------------  -----------  -------------  -----------
    Total revenues......................................        155,419        55,343             0       210,762
Cost of sales and services..............................         90,597        13,583             0       104,180
Selling, general and administrative expenses (1)........         43,420        17,098        (1,363)       59,155
Depreciation and amortization (2).......................          7,189        22,005        (8,640)       20,553
                                                          ---------------  -----------  -------------  -----------
    Operating income....................................         14,213         2,657        10,003        26,873
Interest expense, net (3)...............................          1,223        10,918         3,370        15,511
Other income (expense)..................................              0            33             0            33
                                                          ---------------  -----------  -------------  -----------
    Net earnings (loss) before income taxes.............         12,990        (8,228)         6633        11,395
Income tax expense (4)..................................          5,318           (63)         (560)        4,695
                                                          ---------------  -----------  -------------  -----------
    Net earnings (loss).................................    $     7,672        (8,165)        7,193         6,700
                                                          ---------------  -----------  -------------  -----------
                                                          ---------------  -----------  -------------  -----------
    Earnings per share common share.....................                                                     0.16
                                                                                                       -----------
                                                                                                       -----------
    Weighted average shares                                                                                41,604
                                                                                                       -----------
                                                                                                       -----------
EBITDA (5)                                                                                                 47,427
                                                                                                       -----------
                                                                                                       -----------

ADJUSTMENTS.

    The pro forma adjustments to the unaudited pro forma combined statement of operations for the year ended December 31, 1996 are as follows:

(1) Pursuant to the Prime Management Agreement, Prime has agreed to oversee, manage and supervise the development and operation of the Cable Systems. The Company has agreed to pay Prime $1.0 million for these services in year one of the agreement. Accordingly, the historical management fees are eliminated from selling, general and administrative expenses and $1.0 million of management fees included.

(2) Represents adjustments to depreciation and amortization expense resulting from the adjusted carrying values, and lives of tangible and intangible assets. Goodwill, certificates of operating rights and PCS license are being amortized over 40 years.

(3) Elimination of historical interest expense incurred by the Cable Systems with interest accrued on GCI Cable debt of $175.9 million as if it was outstanding for the entire year at 8.12%.

(4) Income tax expense is computed using the Company's consolidated effective tax rate for 1996 of 41.2%

(5) EBITDA consists of earnings before interest (net), income taxes, depreciation, amortization and other income (expense).

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATES AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION.

                                 --------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          -----
Prospectus Summary...................................           4
Risk Factors.........................................          14
The Company..........................................          22
Use of Proceeds......................................          25
Capitalization.......................................          26
Price Range of Common Stock and Dividend Policy......          27
Selected Consolidated Financial Data.................          28
Selected Unaudited Combined Historical and Pro Forma
  Cable System Financial and Operating Data..........          29
Selected Cable Company Financial Data................          31
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................          33
Business.............................................          47
Management...........................................          79
Certain Transactions.................................          88
Principal and Selling Shareholders...................          93
Description of Credit Facilities.....................          97
Description of Capital Stock.........................          98
Shares Eligible for Future Sale......................         100
Underwriting.........................................         102
Legal Matters........................................         103
Experts..............................................         103
Available Information................................         104
Incorporation by Reference...........................         104
Glossary.............................................         105
Index to Financial Statements........................         F-1

13,800,000 SHARES

GENERAL COMMUNICATION, INC.

CLASS A COMMON STOCK
(NO PAR VALUE)

                                     [LOGO]

SALOMON BROTHERS INC

DONALDSON, LUFKIN & JENRETTE
        SECURITIES CORPORATION

SCHRODER WERTHEIM & CO.

PROSPECTUS

DATED                , 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    All of the expenses of the offering of the Class A Common Stock are to be borne by the Company. These expenses will include the following, subject to future contingencies:

Accounting Fees*..............................................  $
Costs of Printing*............................................  $
Legal Fees*...................................................  $
Registration/Filing Fees
  Securities Act of 1933......................................  $ 32,611.65
  Blue Sky Compliance*........................................  $
NASD Filing Fee...............................................  $ 11,261.84
Nasdaq Application Fee........................................  $
Transfer Agent and Registrar Fees.............................  $
Miscellaneous*................................................  $
                                                                -----------
    TOTAL                                                       $
                                                                -----------
                                                                -----------

------------------------

*   Estimates

    The Company intends to pay all expenses of registration, issuance and distribution, excluding Underwriters' discounts and commissions, with respect to the shares being sold by the Selling Shareholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's Restated Articles of Incorporation provide for the indemnification to the full extent permitted by, and in the manner permissible under, the laws of the State of Alaska and any other applicable laws, of any person who is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative, other than an action by or in the right of the Company, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Restated Articles of Incorporation provide that these requirements are deemed to be a contract between the Company and each director and officer who serves in such capacity at any time while those requirements of the Articles are in effect. The Company had not as of the date of this Prospectus entered into any express agreement with its officers and directors setting forth these terms of indemnification. In addition to providing indemnification for non derivative actions that is similar to the indemnification in the Restated Articles, the Company's revised Bylaws further provide for indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of or arising from the fact that the person is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another enterprise.

    The Bylaws provide that, unless otherwise ordered by a court, indemnification will only be made by the Company upon a determination by (i) a majority of the disinterested directors of the Board, (ii) a majority vote of shareholders or (iii) independent legal counsel that such indemnification is proper because the person to be indemnified met the applicable standard of conduct. The Bylaws also provide, in accordance with Alaska law, that indemnification will not be made by the Company in respect of any claim, issue, or matter as to which the person has been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Company, except to the extent that the court in which the action or suit was brought determines upon application that, despite the adjudication of liability, in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnification for such expenses that the court considers proper. The Bylaws also provide that to the extent a director, officer, employee, or agent of the Company has been successful in his or her defense of an action for which he or she is entitled to indemnification, that person will be indemnified against expenses and attorney fees actually and reasonably incurred in connection with the defense. The Bylaws also provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company or who is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that status, whether or not the Company would have the power to indemnify that person against such liability under provisions of the Bylaws.

ITEM 16.  EXHIBITS.

    See Exhibit Index and Financial Statement Schedules at the end of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

    (1) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) The undersigned Registrant hereby undertakes insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (3) The undersigned registrant hereby undertakes that:

        (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Municipality of Anchorage, State of Alaska, on May 29, 1997.

                                              GENERAL COMMUNICATION, INC.
                                              (Registrant)

                                              By:                   /s/ RONALD A. DUNCAN
                                                         -----------------------------------------
                                                                      Ronald A. Duncan
                                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned officers and directors of General Communication, Inc., do hereby constitute and appoint Ronald A. Duncan and John M. Lowber, and each of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for each of us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as each of us might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                         NAME                                            TITLE                         DATE
------------------------------------------------------  ---------------------------------------  ----------------

                 /s/ RONALD A. DUNCAN                   Director, Chief Executive Officer and
     -------------------------------------------          President (Principal Executive           May 29, 1997
                   Ronald A. Duncan                       Officer)

                  /s/ JOHN M. LOWBER
     -------------------------------------------        Chief Financial Officer                    May 29, 1997
                    John M. Lowber                        (Principal Financial Officer)

                 /s/ ALFRED J. WALKER
     -------------------------------------------        Chief Accounting Officer                   May 29, 1997
                   Alfred J. Walker                       (Principal Accounting Officer)

                  /s/ CARTER F. PAGE
     -------------------------------------------        Chairman of the Board                      May 29, 1997
                    Carter F. Page                        and Director

                  /s/ ROBERT M. WALP
     -------------------------------------------        Vice Chairman of the Board                 May 29, 1997
                    Robert M. Walp                        and Director

                 /s/ DONNE F. FISHER
     -------------------------------------------        Director                                   May 29, 1997
                   Donne F. Fisher

                /s/ JOHN W. GERDELMAN
     -------------------------------------------        Director                                   May 29, 1997
                  John W. Gerdelman

     -------------------------------------------        Director                                   May 29, 1997
                   Larry E. Romrell

                /s/ JAMES M. SCHNEIDER
     -------------------------------------------        Director                                   May 29, 1997
                  James M. Schneider

                /s/ JEFFERY C. GARVEY
     -------------------------------------------        Director                                   May 29, 1997
                  Jeffery C. Garvey

                         NAME                                            TITLE                         DATE
------------------------------------------------------  ---------------------------------------  ----------------

               /s/ WILLIAM P. GLASGLOW
     -------------------------------------------        Director                                   May 29, 1997
                  William P. Glasgow

                   /s/ DONALD LYNCH
     -------------------------------------------        Director                                   May 29, 1997
                     Donald Lynch

                                 SCHEDULE VIII

                  GENERAL COMMUNICATION, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                             ADDITIONS            DEDUCTIONS
                                                                     --------------------------  -------------
                                                       BALANCE AT     CHARGED TO                  WRITE-OFFS
                                                      BEGINNING OF    PROFIT AND                    NET OF       BALANCE AT
DESCRIPTION                                               YEAR           LOSS          OTHER      RECOVERIES     END OF YEAR
----------------------------------------------------  -------------  -------------  -----------  -------------  -------------
                                                                              (AMOUNTS IN THOUSANDS)
Year ended December 31, 1996:
  Allowance for doubtful receivables................    $     295          1,736           354(1)       1,788           597
                                                            -----          -----           ---         -----            ---
                                                            -----          -----           ---         -----            ---
Year ended December 31, 1995:
  Allowance for doubtful receivables................    $     409          1,459        --             1,573            295
                                                            -----          -----           ---         -----            ---
                                                            -----          -----           ---         -----            ---
Year ended December 31, 1994:
  Allowance for doubtful receivables................    $     721            829        --             1,141            409
                                                            -----          -----           ---         -----            ---
                                                            -----          -----           ---         -----            ---

------------------------

(1) Allowance for doubtful receivables acquired pursuant to the Cable Company acquisitions described in footnote (2) to the Company's consolidated financial statements.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.     DESCRIPTION                                                                                        PAGE
---------  -----------------------------------------------------------------------------------------------  ---------
 1.1       Underwriting Agreement*........................................................................
 3.1       Restated Articles of Incorporation of the Company(1)...........................................
 3.2       Bylaws of the Company(1).......................................................................
 5.1       Opinion of Wohlforth, Argetsinger, Johnson & Brecht, A Professional Corporation*...............
 5.2       Opinion of Sherman & Howard L.L.C.*............................................................
 9.1       Voting Agreement dated October 31, 1996, among Prime II Management L.P., as agent for the
           Voting Prime Sellers, MCI Telecommunications Corporation, Ronald A. Duncan, Robert M. Walp and
           TCI GCI, Inc.(12)..............................................................................
10.1       Credit Facility*...............................................................................
10.2       Registration Rights Agreement, dated as of January 18, 1991, between General Communication,
           Inc. and WestMarc Communications, Inc.(2)......................................................
10.3       Employee stock option agreements issued to individuals Spradling, O'Hara, Strid, Behnke,
           Lewkowski and Snyder(3)........................................................................
10.4       Registration Rights Agreement, dated October 31, 1996, between General Communication, Inc. and the Prime Sellers(12)..........................................................................
10.5       Registration Rights Agreement, dated October 31, 1996, between General Communication, Inc., and
           Alaskan Cable Network/Fairbanks, Inc. ("ACNFI"), Alaskan Cable Network/Juneau, Inc. ("ACNJI"),
           Alaskan Cable Network/Ketchikan-Sitka, Inc. ("ACNKSI") and Jack Kent Cooke, Inc.(12)...........
10.6       Registration Rights Agreement, dated October 31, 1996, between General Communication, Inc., and the owners of Alaska Cablevision, Inc.(12).....................................................
10.7       Lease agreement between GCI Communication Services, Inc. and National Bank of Alaska Leasing
           Corporation dated January 15, 1992(4)..........................................................
10.8       Westin Building Lease(5).......................................................................
10.9       Duncan and Hughes Deferred Bonus Agreements (6)................................................
10.10      Compensation Agreement between General Communication, Inc. and William C. Behnke dated January
           1, 1997.*
10.10      Order approving Application for a Certificate of Public Convenience and Necessity to operate as a Telecommunications (Intrastate Interexchange Carrier) Public Utility within Alaska(3)........
10.11      1986 Stock Option Plan, as amended(4)..........................................................
10.12      Loan agreement between National Bank of Alaska and GCI Leasing Co., Inc. dated December 31,
           1992(4)........................................................................................
10.13      Pledge and Security Agreement between National Bank of Alaska and GCI Communication Services,
           Inc. dated December 31, 1992(4)................................................................
10.14      Lease Agreement between MCI Telecommunications Corporation and GCI Leasing Co., Inc. dated
           December 31, 1992(4)...........................................................................
10.15      Sublease Agreement between MCI Telecommunications Corporation and General Communication, Inc.
           dated December 31, 1992(4).....................................................................
10.16      Assistance Agreement between MCI Telecommunications Corporation and GCI Leasing Co., Inc. dated
           December 31, 1992(4)...........................................................................
10.17      Letter of intent between MCI Telecommunications Corporation and General Communication, Inc.
           dated December 31, 1992(7).....................................................................
10.18      MCI Carrier Agreement between MCI Telecommunications Corporation and General Communication,
           Inc. dated January 1, 1993(8)..................................................................

10.19      Contract for Alaska Access Services Agreement between MCI Telecommunications Corporation and
           General Communication, Inc. dated January 1, 1993(8)...........................................
10.20      Promissory Note Agreement between General Communication, Inc. and Ronald A. Duncan, dated
           August 13, 1993(9).............................................................................
10.21      Deferred Compensation Agreement between General Communication, Inc. and Ronald A. Duncan, dated
           August 13, 1993(9).............................................................................
10.22      Pledge Agreement between General Communication, Inc. and Ronald A. Duncan, dated August 13,
           1993(9)........................................................................................
10.23      Revised Qualified Employee Stock Purchase Plan of General Communication, Inc.(10)..............
10.24      Summary Plan Description pertaining to the Revised Qualified Employee Stock Purchase Plan of
           General Communication, Inc.(10)................................................................
10.25      The GCI Special Non-Qualified Deferred Compensation Plan(11)...................................
10.26      Transponder Purchase Agreement for Galaxy X between Hughes Communications Galaxy, Inc. and GCI
           Communication Corp.(11)........................................................................
10.27      Equipment Purchase Agreement between GCI Communication Corporation and Scientific-Atlanta,
           Inc.(11).......................................................................................
10.28      Management Agreement, between Prime II Management, L.P., and GCI Cable, Inc., dated October 31,
           1996(12).......................................................................................
10.29      Third Amended and Restated Credit Agreement, dated as of October 31, 1996, between GCI
           Communication Corp., and NationsBank of Texas, N.A.(13)........................................
10.30      Loan Agreement among GCI Cable, Inc., as Borrower; Toronto-Dominion (Texas), Inc., et al., as
           of October 31, 1996(13)........................................................................
10.31      Licenses(5)....................................................................................
           214 Authorization
           International Resale Authorization
           Digital Electronic Message Service Authorization
           Fairbanks Earth Station License
           Fairbanks (Esro) Construction Permit for P-T-P
           Microwave Service
           Fairbanks (Polaris) Construction Permit for P-T-P
           Microwave Service
           Anchorage Earth Station Construction Permit
           License for Eagle River P-T-P Microwave Service
           License for Juneau Earth Station
           Issaquah Earth Station Construction Permit
10.32      ATU Interconnection Agreement*
10.33      First Amendment to Third Amended and Restated Credit Agreement entered into among GCI
           Communication Corp., NationsBank of Texas, N.A., Toronto Dominion (Texas), Inc., Credit
           Lyonnais New York Branch, and National Bank of Alaska(15)......................................
10.34      Commitment to extend the Third Amended and Restated Credit Agreement entered into among GCI
           Communication Corp., NationsBank of Texas, N.A., Toronto Dominion (Texas), Inc., Credit
           Lyonnais New York Branch, and NationsBank of Alaska.*
10.35      Securities Purchase and Sale Agreement, dated May 2, 1996, among General Communication, Inc., and the Prime Sellers(12)
10.36      Agreement and Plan of Merger of ACI with and into GCI Cable, Inc., dated October 31, 1996(12)
10.37      Certificate of Merger Merging ACI into GCI Cable, Inc. (filed in Delaware on October 31,
           1996)(12)

10.38      Articles of Merger between GCI Cable, Inc., and ACI (filed in Delaware on October 31, 1996)(12)
10.39      Agreement and Plan of Merger of PCFI with and into GCI Cable, Inc., dated October 31, 1996(12)
10.40      Certificate of Merger Merging PCFI into GCI Cable, Inc. (filed in Delaware on October 31,
           1996)(12)
10.41      Articles of Merger between GCI Cable and PCFI (for filing in Alaska)(12)
10.42      Asset Purchase Agreement, dated April 15, 1996, among General Communication, Inc., ACNFI, ACNJI and ACNKSI(12)
10.43      Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and Alaska
           Cablevision, Inc.(12)
10.44      Asset Purchase Agreement, dated May 10, 1996, among General Communication, Inc., and McCaw/Rock
           Homer Cable System, J.V.(12)
10.45      Asset Purchase Agreement, dated May 10, 1996, between General Communication, Inc., and
           McCaw/Rock Seward Cable System, J.V.(12)
10.46      Amendment No. 1 to Securities Purchase and Sale Agreement, dated October 31, 1996, among
           General Communication, Inc., and the Prime Sellers Agent(13)
10.47      First Amendment to Asset Purchase Agreement, dated October 30, 1996, among General
           Communication, Inc., ACNFI, ACNJI and ACNKSI(13)
10.48      Amendment to Revised Qualified Employee Stock Purchase Plan of General Communication, Inc.*
10.49      Agreement Regarding Exchange of Shares*
10.50      Form of Agreement Waiving Right to Exercise Stock Options*
10.51      Form of Indenture relating to the Notes (including Form of Note)*..............................
21.1       Subsidiaries of the Company....................................................................
23.1       Consent of KPMG Peat Marwick LLP (Accountant for Company)......................................
23.2       Consent of Ernst & Young LLP (Accountants for Prime for 1994 and 1995 and accountants for
           Alaskan Cable for 1993, 1994 and 1995..........................................................
23.3       Consent of Carl & Carlsen (Accountant for Alaska Cablevision)..................................
23.4       Consent of Wohlforth, Argetsinger, Johnson & Brecht, A Professional Corporation................
23.5       Consent of Sherman & Howard L.L.C..............................................................
24.1       Power of Attorney (included with the signature page to the Registration Statement).............
99.1       Additional Exhibits............................................................................
           The Articles of Incorporation of GCI Communication Corp.(2)
           The By-laws of GCI Communication Corp.(2)
           The Articles of Incorporation of GCI Communication Services, Inc.(4)
           The By-laws of GCI Communication Services, Inc.(4)
           The By-laws of GCI Leasing Co., Inc.(4)
           The Articles of Incorporation of GCI Leasing Co., Inc.(4)
99.2       The By-Laws of GCI Cable, Inc.(14).............................................................
99.3       The Articles of Incorporation of GCI Cable, Inc.(14)...........................................
99.4       The By-Laws of GCI Cable / Fairbanks, Inc.(14).................................................
99.5       The Articles of Incorporation of GCI Cable / Fairbanks, Inc.(14)...............................
99.6       The By-laws of GCI Cable / Juneau, Inc.(14)....................................................
99.7       The Articles of Incorporation of GCI Cable / Juneau, Inc.(14)..................................
99.8       The By-laws of GCI Cable Holdings, Inc.(14)....................................................
99.9       The Articles of Incorporation of GCI Cable Holdings, Inc.(14)..................................
99.10      The By-laws of GCI, Inc........................................................................

99.11      The Articles of Incorporation of GCI, Inc.
99.12      The By-laws of GCI Holdings, Inc.*
99.13      The Articles of Incorporation of GCI Holdings, Inc.*

------------------------

*    To be filed by amendment.

(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1994.

(2) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1990.

(3) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1991.

(4) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1992.

(5) Incorporated by reference to the Company's Registration Statement on Form 10 (File No. 0-15279), mailed to the Securities and Exchange commission on December 30, 1986.

(6) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1989.

(7) Incorporated by reference to the Company's Current Report on Form 8-K dated January 13, 1993.

(8) Incorporated by reference to the Company's Current Report on Form 8-K dated June 4, 1993.

(9) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.

(10) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

(11) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

(12) Incorporated by reference to the Company's Annual Report on Form S-4 Registration Statement dated October 4, 1996.

(13) Incorporated by reference to the Company's Current Report on Form 8-K dated November 13, 1996.

(14) Incorporated by reference to the Company's Annual Report on Form 10K for the year ended December 31, 1996.

(15) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1997.